As filed with the Securities and Exchange Commission on May 29, 2024.

Registration No. [___]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM F-1
REGISTRATION STATEMENT

Under
the Securities Act of 1933

___________________

leddartech holdings inc.
(Exact Name of Registrant as specified in its charter)

___________________

Canada	7372	98-1776150
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LeddarTech Holdings Inc.

4535, boulevard Wilfrid-Hamel, Suite 240

Québec G1P 2J7, Canada

(418) 653-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________

LeddarTech USA Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington DE 19801

(418) 653-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

John T. Blatchford Christopher G. Barrett Vedder Price P.C. 222 North LaSalle Street Chicago, IL 60601 Tel: (312) 609-7500	Pierre-Yves Leduc Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor Montréal, Québec H3B 3V2 Tel: (514) 397-3000

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 29, 2024

PRELIMINARY PROSPECTUS

Up to 20,000,000 Common Shares

This prospectus relates to the offer and sale from time to time by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), of up to 20,000,000 of the common shares, without par value (the “Common Shares”), of LeddarTech Holdings Inc., a company incorporated under the laws of Canada (“we” or the “Company”). The Common Shares included in this prospectus consist of (i) up to 19,836,637 Common Shares that we may, in our discretion, elect to issue and sell to Yorkville (the “SEPA Advance Shares”), from time to time after the date of this prospectus, pursuant to a Standby Equity Purchase Agreement we entered into with Yorkville on April 8, 2024 and that became effective on April 15, 2024, as may be amended (the “SEPA”) and (ii) 163,363 Common Shares that we issued to Yorkville on May 1, 2024 in satisfaction of an upfront commitment fee under the SEPA (the “SEPA Commitment Shares” and, together with the SEPA Advance Shares, the “SEPA Shares”). As of the date of this prospectus, we have not issued any Common Shares to Yorkville pursuant to an Advance (as defined below). See “Committed Equity Financing” for a description of the SEPA and “Selling Securityholder” for additional information regarding Yorkville.

The up to 20,000,000 Common Shares offered pursuant to this registration statement by Yorkville represent approximately 67.9% of our total outstanding 29,450,282 Common Shares as of May 28, 2024. We have also registered 10,833,333 First Shelf Primary Shares (as defined herein) to be issued by us upon exercise of Public Warrants (as defined herein) at $11.17 per share, as may be adjusted, pursuant to the First Registration Statement (as defined herein) and 40,582,699 First Shelf Secondary Shares (as defined herein) offered by the Selling Securityholders (as defined herein) named in the First Registration Statement. Accordingly, sales of our Common Shares pursuant to the First Registration Statement and this registration statement could be significant, relative to our current total outstanding Common Shares, and could have adverse effects on the market for our Common Shares, including increasing volatility, limiting the availability of an active market and/or resulting in a significant decline in the public trading price. Despite any potential adverse effects, the Selling Securityholders and Yorkville may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices at which they purchased the respective securities. See “Risk Factors — Risks Related to Ownership of Our Securities.”

Assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, the Company has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. We will initiate each sale under the SEPA (an “Advance”), if any, by delivering a written request for such sale (an “Advance Notice”) to Yorkville. The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of an Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the applicable Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville; provided, further, that we are subject to certain caps on the amount of Common Shares that we may sell on any single day. The timing, frequency, and the price at which we issue Common Shares will depend on a variety of factors to be determined by us from time to time, which may include, among other things, market conditions, the trading price of our Common Shares and determinations by us as to the appropriate sources of funding for our business and operations. In accordance with our obligations under the SEPA, we have filed this registration statement with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act of 1933, as amended (the “Securities Act”) the resale by Yorkville of the SEPA Shares.

Our registration of the securities covered by this prospectus does not mean that Yorkville will offer or sell any of the SEPA Shares. Yorkville may offer, sell or distribute all or a portion of their SEPA Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of SEPA Shares by Yorkville pursuant to this prospectus. However, we may receive up to US$50.0 million in aggregate gross proceeds from sales of our SEPA Shares to Yorkville that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the SEPA. We will bear all costs, expenses and fees in connection with the registration of the SEPA Shares. Yorkville will bear all selling and other expenses, if any, attributable to sales of the Common Shares registered herein.

If any underwriters, dealers or agents are involved in the sale of any of the Common Shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. No Common Shares may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such Common Shares. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We provide more information about how Yorkville may sell or otherwise dispose of our Common Shares in the section entitled, “Plan of Distribution.”

Our Common Shares are currently listed on the Nasdaq Global Market under the symbol “LDTC”. On May 28, 2024, the last reported sale price of our Common Shares as reported on the Nasdaq Global Market was US$2.20 per Common Share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in the section titled “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated _______________, 2024

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You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor Yorkville, have authorized any other person to provide you with different or additional information. Neither we, nor Yorkville, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. Yorkville is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor Yorkville have taken any action to permit a public offering of these securities outside the United States of America (“U.S.” or the “United States”) or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

IMPORTANT INFORMATION ABOUT IFRS

Our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this prospectus as “IFRS.”

INDUSTRY AND MARKET DATA

The industry and market data relating to our business included in this prospectus is based on our internal estimates and research, as well as publications, research, surveys and studies conducted by independent third parties not affiliated to us. Industry publications, studies and surveys generally state that they were prepared based on sources believed to be reliable, although there is no guarantee of accuracy. While we believe that each of these studies and publications is reliable, we have not independently verified the market and industry data provided by third-party sources. In addition, while we believe our internal research is reliable, such research has not been verified by any independent source. We note that assumptions underlying industry and market data are subject to risks and uncertainties, including those discussed under “Forward-Looking Statements” and “Risk Factors” of this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We and our subsidiaries and affiliates own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their respective businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks, including, but not limited to, LeddarVision™, LeddarSense™ and VayaVision™. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

FREQUENTLY USED TERMS

As used in this prospectus, unless the context otherwise requires or indicates otherwise, references to “we,” “us,” “our,” or the “Company” refer to LeddarTech Holdings Inc., a company incorporated under the laws of Canada, and its consolidated subsidiaries; references to “LeddarTech” refer to LeddarTech Inc., our predecessor company prior to the consummation of the Business Combination.

In this document:

“Amalgamation” means the amalgamation of Prospector Canada and NewCo in accordance with the terms of the Arrangement.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Prospector and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Business Combination” means the transactions contemplated by the BCA.

“BCA” means the Business Combination Agreement, dated as June 12, 2023, as amended as of September 25, 2023, and as may be further amended, by and among Prospector, LeddarTech and NewCo.

“CBCA” means the Canada Business Corporations Act.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any person(s) that are affiliates or that are acting as a group, directly or indirectly, acquires or otherwise purchases (i) another person or any of its affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, or (b) that results, directly or indirectly, in the shareholders of a person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such person (or any successor or parent company of such Person) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Company Earnout Non-Voting Special Shares and the Company Common Shares issuable upon conversion thereof) (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Class A Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the Class A Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the Class A Non-Voting Special Shares in the capital of the Company.

“Class B Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class B Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class B Non-Voting Special Shares in the capital of the Company.

“Class C Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class C Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class C Non-Voting Special Shares in the capital of the Company.

“Class D Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class D Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class D Non-Voting Special Shares in the capital of the Company.

“Class E Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the Class 999,963 E Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class E Non-Voting Special Shares in the capital of the Company.

“Class F Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class F Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class F Non-Voting Special Shares in the capital of the Company.

“Closing” means the consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, on December 21, 2023.

“Common Shares” or “Company Common Shares” means the common shares of the Company, without par value.

“Company Earnout Non-Voting Special Shares” means, collectively, the Company’s Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares.

“Continuance” means the continuance of Prospector from the Cayman Islands under the Companies Act to Canada as a corporation existing under the CBCA.

“Director Awards” means the outstanding restricted stock units and stock options held by directors of the Company.

“First Registration Statement” means the registration statement on Form F-1 (File No. 333-277045), as amended, that registers the issuance of Common Shares upon the exercise of our Public Warrants and the resale of Common Shares by, among others, the Sponsor, certain directors and officers of LeddarTech and the Company and certain lenders, which was declared effective by the SEC on May 8, 2024.

“First Shelf Primary Shares” means the 10,833,333 Common Shares issuable upon exercise of the Public Warrants and registered under the First Registration Statement.

“First Shelf Secondary Shares” means the 40,582,699 Common Shares registered under, and offered by the Selling Securityholders named in, the First Registration Statement.

“Incentive Plan” means the Omnibus Incentive Plan substantially in the form attached as Exhibit E to the BCA, subject to any amendments or variations to which the Company and Prospector may mutually agree.

“IQ” means Investissement Québec, a legal person established under the Act Respecting Investissement Québec, acting as agent for the government of Québec as part of the Fonds de développement économique and Fonds Propre.

“LeddarTech Holders” means the prior shareholders of LeddarTech that are holders of Common Shares in connection with the Business Combination.

“Legacy Director Warrants” means the privately placed warrants held by certain individuals, including certain current Company directors, who served as directors of the Company’s predecessor, LeddarTech Inc.

“Legacy SPAC Warrants” means the outstanding Prospector Warrants assumed by the Company that became warrants of the Company upon the consummation of the Business Combination, which are comprised of the Private Placement Warrants together with the Public Warrants.

“Lender Warrants” means privately placed warrants held by certain Selling Securityholders other than Sponsor.

“Nasdaq” means the Nasdaq Global Market.

“NewCo” means LeddarTech Holdings Inc. prior to the Amalgamation.

“PIPE Financing” means the PIPE Investors’ purchase of secured convertible notes of LeddarTech in accordance with the terms of the Subscription Agreement, in an aggregate principal amount of at least US$43,000,000.

“PIPE Investors” means those certain investors, including Sponsor and an affiliate of the Sponsor, who have entered into the Subscription Agreement to purchase convertible notes of LeddarTech in the PIPE Financing.

“Plan of Arrangement” means the plan of arrangement (including the Business Combination) in substantially the form attached as Annex C to the prospectus forming a part of the registration statement on Form F-4, filed by the Company with the SEC on November 29, 2023.

“Private Placement Warrants” means the Prospector Warrants purchased by Sponsor in the IPO.

“Prospector” means Prospector Capital Corp., a Cayman Islands exempted company.

“Prospector Canada” means Prospector as it will exist under the laws of Canada following the Continuance.

“Prospector Class A Shares” means Prospector’s Class A ordinary shares, US$0.0001 par value.

“Prospector Class B Holders” means the holders of Prospector Class B Shares immediately prior to the Business Combination.

“Prospector Class B Shares” means Prospector’s Class B ordinary shares, US$0.0001 par value.

“Prospector Non-Redeeming Shareholder” means each holder of a Prospector Class A Share that elects not to participate in the Prospector Shareholder Redemption.

“Prospector Shareholder Redemption” means the redemption of Prospector Class A Shares on the terms and subject to the conditions set forth in Prospector’s governing documents.

“Prospector Warrants” means each warrant to purchase one Prospector Class A Share at an exercise price of US$11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement and Sponsor Letter Agreement, and shall include the Prospector Vesting Sponsor Warrants.

“Public Warrants” means the publicly traded Legacy SPAC Warrants.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Securityholders” means, as applicable, the selling securityholders named in the First Registration Statement.

“SEPA” means the Standby Equity Purchase Agreement entered into by the Company and Yorkville on April 8, 2024 and effective on April 15, 2024.

“SEPA Advance Shares” means the up to 19,836,637 Common Shares the Company has the right to issue and sell to Yorkville under the SEPA.

“SEPA Commitment Shares” means the 163,363 Common Shares issued to Yorkville in satisfaction of the upfront commitment fee under the SEPA.

“SEPA Shares” means the SEPA Advance Shares together with the SEPA Commitment Shares.

“Sponsor” means Prospector Capital Sponsor, LLC, a Cayman Islands limited liability company.

“Subscription Agreement” means the Subscription Agreement, dated as of June 12, 2023 and amended as of October 30, 2023, among LeddarTech Inc. and the PIPE Investors.

“Trading Day” means any day on which Company Common Shares are actually traded on the principal securities exchange or securities market on which Company Common Shares are then traded.

“Trust Account” means the trust account which held the proceeds of Prospector’s initial public offering,

“Warrant Agreement” means the Warrant Agreement, dated as of January 7, 2021, by and between Prospector and Continental Stock Transfer & Trust Company, as trustee, as amended by the Warrant Amendment Agreement and Form of Warrant Certificate, dated as of December 21, 2023, by and among Prospector Capital Corp., LeddarTech Holdings Inc. and Continental Stock Transfer & Trust Company.

“Warrant Exercise Price Adjustment” means the adjustment of the Warrant exercise price from US$11.50 per Warrant to US$11.17 per Legacy SPAC Warrant, as more fully described under “Description of Securities — Legacy SPAC Warrants — Adjustment to Warrant Exercise Price Following Consummation of Business Combination.”

“Yorkville” means YA II PN, Ltd.

References to “dollar,” “USD,” and “US$” are to U.S. dollars and references to “$,” “C$” and “Cdn. $” are to Canadian dollars.

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EXCHANGE RATE INFORMATION

The following table sets forth, for the periods presented, the rates of exchange of one United States dollar, expressed in Canadian dollars, (i) the high and low exchange rates during each period, (ii) the average of the exchange rates on the last day of each month during each period, and (iii) the exchange rate at the end of each period. These rates are based on the data published by the Bank of Canada.

	High	Low	Average	End
Year ended December 31, 2021	$1.2942	$1.2040	$1.2535	$1.2678
Year ended December 31, 2022	$1.3856	$1.2451	$1.3011	$1.3544
Year ended December 31, 2023	$1.3875	$1.3128	$1.3497	$1.3226
January 2024	$1.3522	$1.3316	$1.3425	$1.3397
February 2024	$1.3574	$1.3404	$1.3501	$1.3570
March 2024	$1.3626	$1.3457	$1.3539	$1.3510
April 2024	$1.3826	$1.3527	$1.3675	$1.3780
May 2024 (through May 28)	$1.3731	$1.3599	$1.3667	$1.3646

All information in this table is based on the daily average exchange rate published by the Bank of Canada on each business day by 4:30 PM ET.

On May 28, 2024, the daily average exchange rate published by the Bank of Canada was US$1.00 equals $1.3646. The U.S./Canadian dollar exchange rate has varied significantly over the last several years, and investors are cautioned that the exchange rates presented here are historical and are not indicative of future exchange rates.

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially the section titled “Risk Factors” and the financial statements and related notes thereto. Some of the statements in this prospectus constitute forward-looking statements that involve significant risks and uncertainties. See “Forward-Looking Statements” for more information.

As used in this prospectus, unless the context otherwise requires or indicates, references to “we,” “us,” “our,” “NewCo,” “LeddarTech” and the “Company,” at all times prior to consummation of the Business Combination, refer to LeddarTech Inc. and its consolidated subsidiaries, and at all time following consummation of the Business Combination, refer to LeddarTech Holdings Inc., a corporation existing under the laws of Canada, and its consolidated subsidiaries.

Our Company

The Company is at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to improve safety and quality of life for travelers, commuters, workers and mobility industry professionals by enabling applications that reduce traffic congestion, minimize the risk of road accidents and improve the overall safety and efficiency of road transport. We pursue our mission by developing innovative artificial intelligence (“AI”) based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of next generation of automotive advanced driver assistance systems (“ADAS”) and autonomous driving (“AD”) systems.

Founded in 2007 as LeddarTech Inc., the Company is an automotive software company headquartered in Quebec City Canada, with other main development centers in Montréal, Toronto and Tel Aviv and business development offices in various locations around the world.

We offer a crucial piece of the software stack for ADAS and AD applications, which provides vehicles with environmental models of their surroundings. This software-only solution seeks to solve the limitations in currently used systems, such as their inability to scale up efficiently and cost-effectively to the level of safety required to adhere to new regulations and meet consumers’ expectations. Our software achieves this by providing an innovative environmental sensing software solution based on what is called “AI-based low-level” sensor fusion and perception, which is sensor and processor-agnostic. We have been developing and refining this innovative software solution for seven years and, as a result, have built a strong and defendable IP and technology moat that is recognized by industry leaders and that we believe has given us a first-mover market advantage. Our main target markets are automotive ADAS and AD applications for original equipment manufacturers (“OEMs”) and automotive system integrators that are direct suppliers to OEMs (“Tier 1” suppliers).

Prior to 2020, we focused our business on software and signal processing for smart sensing solutions, and revenue came primarily from the sale of hardware modules and components for the ADAS market, which generally relied on object-level fusion. Recognizing the limitations of current object-level sensor fusion technology and the potential of AI-based LLF software, in 2020 we identified and acquired a 60% controlling interest in VayaVision, an Israeli company that had developed a low-level sensor fusion and perception software stack that was very complementary to our developed software. As more fully described below, LeddarTech acquired the remaining 40% of VayaVision in November 2023, following which VayaVision became a wholly-owned subsidiary of LeddarTech. In 2022, we made the strategic decision to divest our hardware business of modules and components to focus solely on fusion and perception software centered on AI-based LLF for ADAS and AD. Our LiDAR components business was discontinued in late 2022 and we are in the process of winding down our hardware modules business through a last-time buy process. We are retaining the IP related to these businesses for future licensing opportunities only. In connection with our transition to an exclusive focus on fusion and perception software, we have reduced headcount by approximately 70 employees who were engaged primarily in engineering, system architecture, applications and product management functions related to our modules and components businesses, and we are selling remaining inventory and have recognized restructuring and other charges. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring Activities.” To date, we have not generated any material revenue under our new business model.

We believe that we are the first company to demonstrate an automotive-embedded, AI-based low-level sensor fusion and perception product. Our leadership is reflected in industry awards from CES Innovation Awards, TECH.AD Detroit, and Konnect Cariad, and our first-mover position is evidenced by substantial foundational intellectual property.

Led by a team with deep experience and expertise in artificial intelligence, machine learning and automotive software development, we developed the LeddarVision™ LLF and perception software stack, which we believe enables higher performance and lower-cost ADAS for the automotive industry and automated operations for off-road vehicles. As of October 2023, we are in various stages of discussion with vehicle makers and ADAS/AD system and component suppliers and system integrators, covering more than 30 design win opportunities in automotive and off-road markets, some of whom are actively evaluating LeddarVision™ towards making a formal selection for their programs or end customer programs. We have publicly announced strategic collaborations with two Tier 1 suppliers in the automotive industry, Trimble Inc. (“Trimble”) and FICOSA ADAS S.L. (“Ficosa”). The collaboration with Trimble aims for our fusion software to be deployed in offroad and commercial vehicle applications, in order to provide operator assistance and safety function automation. Trimble has recently completed an agreement to transfer its precision agricultural technology business (the division with which LeddarTech has a strategic collaboration) to a joint venture with AGCO Corp, forming PTx Trimble, LLC. AGCO owns 85% of the joint venture, with Trimble retaining the remaining 15%. It is not clear at this time how the change in ownership of this business will affect LeddarTech’s strategic collaboration. The collaboration with Ficosa aims for our fusion and perception software to be deployed in production vehicles for in-development passenger vehicle parking applications starting in 2027. See “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with two Tier 1 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

Leveraging the advantages of LLF, LeddarTech delivers high perception performance with nearly 2x range and greater reliability, at a nearly 30-40% lower sensor cost, than current object-level fusion alternatives adopted today. Because LeddarTech’s LLF and perception software stack is centralized, sensor agnostic and scalable, it provides OEMs and Tier 1 suppliers a range of cost saving and design-flexibility benefits, including, but not limited to, the following:

•        reduced costs by allowing use of fewer and less expensive sensors, which no longer require integrated software;

•        allowing inter-operability of sensors, thereby reducing dependency on single suppliers for sensors with integrated software;

•        operability with varying numbers and types (camera, radar, LiDAR, sonar) of sensors, allowing for efficient use of a single software platform across multiple vehicle makes and models, which gives OEMs the ability to change or upgrade sensors without major recoding and AI retraining of fusion software;

•        reduced processing requirements and greater processor flexibility, which lowers costs and power consumption, increasingly important features for electric vehicles; and

•        capability for “over-the-air” and “backwards compatible” upgrades to meet evolving regulatory requirements and consumer demand.

We believe that the industry’s evolution to accident avoidance will be powered by AI-based low-level sensor fusion and perception technology. That shift is underway, and our software solution is well-positioned to drive vehicle manufacturers’ successful transition towards “software defined vehicles.”

Our Strengths and Strategy

We believe the following strengths position us for continued leadership in, and to capitalize on the opportunities for, providing sensor fusion and perception software solutions to the automotive ADAS and AD market:

•        Higher performance than competing solutions.    As the market demand grows for safer and more efficient ADAS and AD solutions, LeddarTech’s disruptive AI-based LLF and perception software solution differentiates itself in the market through several years of investments in a low-level fusion solution, rather than legacy object-level fusion. LeddarTech’s solution is hardware independent and software-only. OEMs and Tier 1 and Tier 2 suppliers are increasingly requiring LLF, which favorably positions LeddarTech. LeddarVision software processes sensor data at a low-level, before filtering, to efficiently achieve a more reliable understanding of the vehicle’s environment required for navigation decision making and safer driving. Low-level sensor fusion utilizes all the raw information output from each sensor without filtering at the sensor level for better and more reliable operation. As a result, this low-level sensor data fusion and perception solution provides superior performance, surpassing object-level fusion limitations in adverse scenarios like occluded objects, objects separation, camera/radar false alarms, blinding light (e.g., sun, tunnel) or distance/heading estimation.

•        Lower costs than object-level fusion alternatives.    LeddarTech’s LLF and perception software stack requires fewer sensors and lower computing requirements, and provides sensor cost savings of up to 30-40% in comparison to object-level fusion. In contrast to object-level fusion’s reliance on a high number of sensors, which number is expected to increase with the complexity of the driving automation level, by combining the raw data from all sensors through a unified software platform that reuses trained algorithms, LLF delivers higher performance, such as nearly doubling the effective range, with fewer and less expensive sensors.

•        Decoupling of perception software from sensors hardware.    Hardware dependence of current perception software means that any change in sensor position or characteristics requires significant perception software recoding, training and testing to achieve required performance and safety. By decoupling its AI-based LLF and perception software from hardware vendors (sensors and computing), LeddarTech provides an architecturally light solution, with shorter development cycles, less data collection and AI retraining for OEM’s and lower costs than heavier architectures (e.g., multiple software stacks to maintain, train, verify, validate and certify).

•        Standard, scalable solutions.    LeddarTech’s AI-based and software-only solution seeks to solve the limitation in currently used systems that are unable to scale efficiently either across features, sensors and sensor positions that vary across brands and models, or up to the level of sensory awareness required to adhere to new regulations and meet consumers’ expectations. LeddarTech’s standard, hardware-independent solutions integrate well with different models and numbers of sensors. This results in a single software platform capable of serving multiple brands and models, minimizing customization efforts. Thus, LeddarTech offers flexibility to work with the sensor and computing platforms that best meet the needs and interests of customers, with computing, maintenance, sensor and processor costs expected to be nearly 50% lower than those of current entry-level systems.

•        Strong and defendable IP moat and recognized global leadership.    LeddarTech has invested extensively in automotive software for over a decade and has developed significant IP and expertise, including over 150 patent applications (80 granted) that cover the spectrum from localization and tracking to signal acquisition, and from fusion and perception to upsampling algorithms that leverage the most advanced automotive AI software to efficiently reconstruct a high-definition, unified 3D model with context-aware algorithms. Significant investments have been made in data collection, annotation and associated tools, including dedicated test and data collection vehicles to support the training of deep neural nets for object classification. Our extensive IP portfolio and long-term research and investment contributes to limit development costs and accelerate time-to-market. LeddarTech also developed the models to calibrate, unfold and match the data from multiple sensors. Our first-mover position is reinforced by substantial foundational intellectual property. Leading companies in the ADAS and autonomous driving industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch, ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art and we believe our portfolio to be fundamental to the field of ADAS and autonomous driving. We believe LeddarTech is the first to demonstrate an automotive-embedded, low-level sensor fusion product. Additionally, the automotive industry has affirmed our technical innovation and leadership with multiple industry awards, including, but not limited to, the following:

•        CES Innovation Award, 2023 Consumer Technology Association, in recognition of LeddarTech’s innovative contributions to automotive sensing and perception technologies;

•        First Prize, Sensor Fusion and Perception Category, 2022 Tech.AD Detroit, in recognition of LeddarVision™’s 3D Environment Simulation Dashboard that enables customers to experience the company’s LeddarVision™ technology demonstrated in real-world scenarios; and

•        Winner, Volkswagen Group Innovation Tel Aviv 2022 Konnect and CARIAD Startup Challenge, in recognition of its sensor fusion and perception technology, with CARIAD expressing enthusiasm for working with LeddarTech to create an AI safety-related proof of concept.

Recent Developments

Closing of the Business Combination

On June 12, 2023, NewCo entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among NewCo, Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech.

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and NewCo completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and NewCo amalgamated (the “Prospector Amalgamation” and Prospector Canada and NewCo as so amalgamated, “AmalCo”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), AmalCo acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of AmalCo having a negotiated aggregate equity value of US$200 million (valued at US$10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional AmalCo “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and AmalCo amalgamated (the “Company Amalgamation” and LeddarTech and AmalCo as so amalgamated, the “Company”); and

•        in connection with the Company Amalgamation, the securities of AmalCo converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.”

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of approximately US$44.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The final tranche of the PIPE Financing closed on the Closing Date after the Business Combination.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value US$0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately US$10.93 per share, or a total of approximately US$9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination (the “Prospector Share Dividend”). The Prospector Share Dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

On the Closing Date, the following securities issuances were made by the Company to Prospector’s securityholders following the SPAC Redemption and in connection with the above-referenced share distribution: (i) each outstanding Prospector Class A Share was exchanged for one Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes (A) 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination (the “Prospector Private Warrants”) and (B) Prospector Warrants that were listed on The Nasdaq Stock Market LLC (the “Prospector Public Warrants”), was assumed by the Company and became a warrant of the Company (“Legacy SPAC Warrant”). At such time, the Prospector Private Warrants became the “Private Placement Warrants” and the Prospector Public Warrants became the “Public Warrants.”

On the Closing Date, following the SPAC Redemption and the foregoing issuances, LeddarTech’s shareholders immediately prior to the consummation of the Business Combination, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

On December 22, 2023, the Common Shares and Warrants became listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “LDTC” and “LDTCW”, respectively.

Adjustment to Warrant Exercise Price

On February 9, 2024, after considering the effects of the Prospector Share Dividend and in accordance with the terms of the Warrant Agreement, the Company adjusted the exercise price of the Warrants to US$11.17 per share from US$11.50 per share. The adjustment to the warrant exercise price was based on an opinion from an investment banking firm of recognized national standing, as required by the Warrant Agreement. See “Description of Securities — Legacy SPAC Warrants — Adjustment to Warrant Exercise Price Following Consummation of Business Combination.”

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. We will initiate each Advance, if any, by delivering an Advance Notice to Yorkville. The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of an Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the applicable Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville; provided, further, that we are subject to certain caps on the amount of Common Shares that we may sell on any single day. The timing, frequency, and the price at which we issue Common Shares are subject to market prices and management’s decision to sell Common Shares, if at all. In accordance with our obligations under the SEPA, we have filed this registration statement with the SEC to register under the Securities Act the resale by Yorkville of the SEPA Shares. For more information, see “Committed Equity Financing.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•        not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•        reduced disclosure obligations regarding executive compensation; and

•        not being required to hold a non-binding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

The Company will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of US$1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than US$1.0 billion in non-convertible debt in the prior year period, (iii) the last day of the fiscal year following the fifth anniversary of the Prospector’s initial public offering, or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and shares of common equity securities held by non-affiliates of US$700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act, for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

We are also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 12. You should carefully consider such risks before deciding to invest in our securities. These risks are discussed more fully in the section titled “Risk Factors.”

Corporate Information

LeddarTech Holdings Inc. was incorporated on April 12, 2023 under the laws of Canada as a corporation solely for the purpose of effectuating the Business Combination, which was consummated on December 21, 2023. It is governed by Articles of Amalgamation dated December 21, 2023.

Our principal executive office is located at 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada and our phone number is (418) 653-9000. Our agent for service of process in the United States is LeddarTech USA Inc. located at 1209 Orange Street Wilmington DE 19801.

Our principal website address is http://www.leddartech.com. The information contained on or accessible through our website does not form a part of, and is not incorporated by reference into, this prospectus.

Summary Terms of the Offering

The summary below describes the principal terms of this offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Common Shares and other securities. See “Frequently Used Terms” for definitions of capitalized terms used herein and not otherwise defined.

Securities that may be offered and sold from time to time by Yorkville	up to 20,000,000 Common Shares, including the SEPA Advance Shares that we may elect, in our discretion, to issue to Yorkville under the SEPA from time to time and the issued SEPA Commitment Shares.
Offering prices

The securities offered pursuant to this prospectus by Yorkville may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as Yorkville may determine. See “Plan of Distribution.”

Common Shares issued and outstanding	29,450,282 Common Shares (as of May 28, 2024).
Common Shares to be issued and outstanding after giving effect to the issuance of Common Shares registered hereunder	49,286,919 Common Shares (as of May 28, 2024).

Common Shares to be issued and outstanding after giving effect to the issuance of Common Shares registered hereunder and assuming exercise, vesting, conversion and resale of all shares that may be resold under the First Registration Statement

77,273,181 Common Shares (as of May 28, 2024).
Dividend policy

We currently intend to retain future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on its our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. See “Dividend Policy.”

Use of proceeds

We will not receive any proceeds from the resale of Common Shares included in this prospectus by Yorkville. However, we may receive up to US$50.0 million in aggregate gross proceeds under the SEPA from issuances of Common Shares that we may elect to make to Yorkville pursuant to the SEPA, if any, from time to time in our discretion. As of the date of this prospectus, we are unable to estimate the actual amount of proceeds that we may receive under the SEPA, as it will depend on a number of factors, including the frequency and prices at which we issue Common Shares to Yorkville, market conditions and the trading price of our Common Shares, our ability to meet the conditions set forth in the SEPA, and determinations by us as to the appropriate sources of funding for our company and our operations.

We expect to use 10% of the gross proceeds that we receive from issuances of our Common Shares to Yorkville, if any, under the SEPA to repay indebtedness under the Desjardins Credit Facility (which indebtedness bears interest based on the Canadian prime rate of 7.0%, plus 9.00%) and to use the balance of the proceeds to cover transaction expenses and for working capital and general corporate purposes. See “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions — Desjardins Credit Facility” and “Risk Factors — Risks Relating to this Offering — Our management team will have broad discretion over the use of the net proceeds from our sale of Common Shares to Yorkville, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.”

Market for our Common Shares	Our Common Shares are listed on Nasdaq under the symbol “LDTC”.
Risk factors

Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 12 of this prospectus for a description of certain of the risks you should consider before investing in our Common Shares.

Selected Consolidated Historical and Other Financial Information

The following table sets forth selected historical financial information derived from LeddarTech’s audited consolidated financial statements included elsewhere in this prospectus for the years ended September 30, 2023, 2022 and 2021 and LeddarTech’s unaudited financial statements included elsewhere in this prospectus as of and for the six months ended March 31, 2024 and 2023. The selected historical financial information in the following tables is presented in Canadian dollars and in accordance with IFRS. The unaudited condensed financial data presented have been prepared on a basis consistent with LeddarTech’s audited financial statements. You should read the following selected financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Six Months Ended 03/31/24	Six Months Ended 03/31/23	Year Ended 9/30/23	Year Ended 9/30/22	Year Ended 9/30/21
Statement of Loss Data:
Revenue	3,562,243	2,731,232	7,447,177	8,766,121	8,231,326
Cost of sales	2,094,685	4,143,708	7,521,845	5,310,718	5,258,390
Operating expenses	77,085,226	31,165,051	52,425,422	87,343,977	42,299,162
Other income:
Grant revenue	(90,065)	(119,280)	(377,080)	(435,448)	(2,164,794)
Finance income	(242,666)	(68,090)	(223,594)	(40,251)	(3,454)
Finance costs	2,318,678	2,436,306	9,116,399	6,878,810	4,055,230
Loss (gain) on revaluation of instruments carried at fair value	(1,078,597)	—	21,100	(7,129,238)	13,881,042
Gain on lease modification	(205,966)	—
Capitalized borrowing costs	(3,870,571)	(1,593,514)	(3,898,829)	(6,994,197)	(6,304,340)
Foreign exchange loss (gain)	(80,903)	213,067	224,057	(2,749,505)	67,083
Finance income, net	2,318,678	2,436,306	(698,601)	(10,034,381)	11,695,561
Net loss	(77,863,292)	(34,894,553)	(51,424,409)	(73,418,745)	(48,856,993)
Net loss attributable to:
Non-controlling interests	(302,312)	(2,207,680)	(3,432,312)	(4,099,897)	(1,897,955)
Equity holders of the parent	(77,560,980)	(32,686,873)	(47,992,097)	(69,318,848)	(46,959,038)

As at	03/31/24	9/30/23
Balance Sheet Data:
Cash	14,322,794	5,056,040
Trade receivable and other receivables	2,519,673	3,689,475
Government assistance and R&D tax credits receivable	886,851	2,179,423
Inventories	1,787,446	1,246,946
Prepaid expenses	4,355,070	1,325,991
Property and equipment	1,618,277	2,071,457
Right-of-use assets	2,474,243	3,180,318
Intangible assets	56,185,756	45,838,108
Prepaid financing fees	—	264,523
Goodwill	7,318,126	7,318,126
Total Assets	91,468,236	72,170,407
Accounts payable and accrued liabilities	13,759,327	13,570,905
Provisions	—	878,144
Conversion option	3,396,826	737,974
Warrant liability	2,914,346	—
Lease liabilities	2,987,640	3,781,233
Long-term debt	74,191,479	47,725,583
Redeemable stock options	—	6,102,496
Government grant liabilities	1,599,105	1,468,296
Total Liabilities	98,848,723	74,264,631
Total Shareholders’ Equity (deficiency)	7,380,487	(2,094,224)
Total Liabilities and Shareholders’ Equity	91,468,236	72,170,407
	Six Months Ended 03/31/24	Six Months Ended 03/31/23	Year Ended 9/30/23	Year Ended 9/30/22
Statement of Cash Flows Data:
Cash Flows used in operating activities	(32,271,562)	(19,780,692)	(36,651,124)	(38,126,897)
Cash Flows used in investing activities	(4,885,976)	(6,027,975)	(11,172,500)	(12,000,742)
Cash Flows (used) from financing activities	46,575,384	(2,765,143)	21,248,280	73,947,590

Risk Factors

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes before you decide to purchase our securities. If any of the events described below occur, our business and financial results could be materially adversely affected. This could cause the trading price of our securities to decline, perhaps significantly, and you therefore may lose all or part of your investment. The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in the Company. Additional risks and uncertainties not currently known to us or which we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations.

References in this section to “we,” “us,” “our,” the “Company” or “LeddarTech” refer to LeddarTech Inc. and its subsidiaries prior to the consummation of the Business Combination, and LeddarTech Holdings Inc. and its subsidiaries subsequent to consummation of the Business Combination, unless the context otherwise requires or indicates otherwise.

Risks Related to Our Business

LeddarTech’s recent transition from a sensory hardware-focused development business model to a sensory software-focused development business model means that effectively we are a “pre-revenue” business, and the transition makes evaluating LeddarTech’s business and future prospects difficult and may increase the risk of your investment.

In fiscal year 2022, LeddarTech transitioned its business activities into an automotive software business model pursuant to which it is developing and marketing raw data fusion and perception software solutions. Prior to this transition in its business plan, LeddarTech’s costs and revenues were principally related to the development, production and sale of hardware and sensor components. LeddarTech has a limited operating history under this new business model, and is operating in a rapidly evolving market. As a result, there is limited historical financial information that investors can use in evaluating LeddarTech’s business, strategy, operating plan, results, and prospects. Furthermore, LeddarTech has not yet successfully commercialized its software solutions.

We have an unproven business model in a new market and face significant challenges in a rapidly evolving industry. LeddarTech’s prospects may be considered speculative and any failure to commercialize LeddarTech’s strategic plans would have an adverse effect on LeddarTech’s operating results and business, harm LeddarTech’s reputation and could result in substantial liabilities that exceed LeddarTech’s resources.

We have a limited operating history under LeddarTech’s new unproven business model and LeddarTech’s operations are subject to all of the risks inherent in the establishment of a new business enterprise, including a lack of operating history under LeddarTech’s new business model. We cannot be certain that LeddarTech’s business strategy will be successful or that we will be solvent at any particular time. LeddarTech’s likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any company. If we fail to address any of these risks or difficulties adequately, LeddarTech’s business will likely suffer. Because of the numerous risks and uncertainties associated with developing and commercializing LeddarTech’s raw data fusion and perception software solutions, we are unable to predict the extent of any future losses or when we will become profitable, if ever. We may never become profitable and you may never receive a return on an investment in LeddarTech’s securities. An investor in LeddarTech’s securities must carefully consider the substantial challenges, risks and uncertainties inherent in the attempted development and commercialization of procedures and products in the sensory software industries. We may never successfully commercialize LeddarTech’s LeddarVision™ solutions and LeddarTech’s business may fail.

We have incurred significant operating losses and net cash outflows since inception, and it is uncertain when, if ever, we will generate meaningful revenue and profitability under LeddarTech’s new business model.

LeddarTech had an accumulated deficit of $556.3 million as at March 31, 2024, and, for the six month periods ended March 31, 2024 and March 31, 2023 incurred a net loss of $77.9 million and $34.9 million, respectively, and for the fiscal years ended September 30, 2023 and September 30, 2022, incurred a net loss of $51.4 million and $73.4 million, respectively. LeddarTech realized net cash outflows related to operating and investing activities for the six month period ended March 31, 2024 of $32.3 million and $4.9 million, respectively, and for the six month period ended March 31, 2023 of $19.8 million and $6.0 million, respectively. For the fiscal year ended

September 30, 2023, LeddarTech realized net cash outflows amounting to $36.7 million and $11.2 million, respectively, and for the fiscal year ended September 30, 2022, amounting to $38.1 million and $12.0 million, respectively. As of March 31, 2024, after giving effect to the completion of the PIPE Financing and the Business Combination, the Company had approximately $74.2 million of indebtedness outstanding. See “Selected Unaudited Pro Forma Condensed Consolidated Financial Information.” The Company is currently dependent on its shareholders and lenders to fund its operations, including the development of its technology. We have devoted most of LeddarTech’s financial resources to research and development activities. We expect to continue to incur substantial and increased expenses, losses and negative cash flows as we expand our development activities and progress with the commercialization of our products.

We have not achieved any OEM design wins, and while we have invested significant time, funds and efforts seeking OEM and Tier 1 selection of our solutions, our solutions ultimately may not be chosen for use in production models. If we fail to achieve OEM design wins after incurring substantial expenditures in these efforts, our future business, results of operations and financial condition would be adversely affected.

We invest significant effort and money developing our sensory software solutions to support ADAS or AD applications, developed by OEMs or automotive system integrators that are direct suppliers to OEMs (“Tier 1” suppliers), which we intend to be incorporated in one or more specific vehicle models to be produced by the OEMs. We refer to the selection by a Tier 1 supplier of our software for inclusion in such ADAS or AD applications, for the purposes of submitting such applications to an OEM, as a “Tier 1 design and integration win.” We use the term “OEM design win” to refer to the selection by an OEM of our software, whether directly from us for integration in the ADAS or AD applications developed by the OEM, or through selection of a Tier 1 supplier’s ADAS or AD application integrating our software, for incorporation in specific vehicle models with identified SOPs. There is no assurance that a Tier 1 design and integration win will develop into an OEM design win.

We could expend significant resources pursuing, but fail to achieve, either a Tier 1 design and integration win or an OEM design win. While we are in various stages of discussion with Tier 1 suppliers and OEMs, we have not yet achieved an OEM design win, and there is no assurance that these assessments will result in either a Tier 1 design and integration win or an OEM design win in the future.

After an OEM design win, it is typically difficult for a product or technology that did not receive the design win to displace the winner until the OEM issues a new request for quotation because an OEM will generally not change complex technology already integrated in its systems until a vehicle model is revamped. In addition, the firm with the winning design may have an advantage with the OEM going forward because of the established relationship between the winning firm and the OEM, which would make it more difficult for that firm’s competitors to win the designs for other production models. If we fail to win a significant number of OEM design competitions in the future, then our business, results of operations, and financial condition would be adversely affected.

Because we have not yet achieved an OEM design win, we cannot be certain as to our revenue model and anticipated pricing terms, whether royalty fees on a per unit basis, fees for engineering services and software licensing, data streams and other revenue sources. Additionally, future contracts with OEMs and Tier 1 suppliers may have certain contractual rights to cancel or delay their orders under certain circumstances. Such cancelations or delays could materially and adversely affect our ability to generate revenue (which could in turn affect our ability to raise needed capital on reasonable terms), diminish supplier or customer willingness to enter into transactions with us and have other adverse effects that may decrease our long-term viability. If our products are not successfully developed or commercialized, including because of a lack of capital, if we do not achieve broad market acceptance of our products and services, or if we cannot agree on attractive pricing terms with our target customers, we will not achieve profitability and our business may fail.

Even if we achieve OEM design wins, prospective customers may not purchase our solutions in any certain quantity, at any certain price or at all, and there may be significant delays between the time we achieve either a Tier 1 design and integration win or an OEM design win and the time a contract for production is agreed to and we are able to realize revenue. Any failure to obtain OEM and Tier 1 customers for our solutions and services, whether following Tier 1 design and integration wins, OEM design wins or otherwise, would materially adversely affect our business, results of operations and financial condition.

If we achieve an OEM design win, any resulting contracts with customers may not require them to purchase our solutions in any certain quantity or at any certain price, and our sales could be less than we forecast if a vehicle model for which we achieved an OEM design win is unsuccessful (including for reasons unrelated to our solutions), if an OEM decides to discontinue or reduce production of a vehicle model or of the use of our solutions in a vehicle model, or if we face downward pricing pressure. As a result, achieving OEM design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional OEM design wins. Moreover, pricing estimates are made at the time of a request for quotation by an OEM, so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initially expected. We may also face pricing pressures from our customers as a result of their restructuring, consolidation, and cost-cutting initiatives or as a result of increased competition. As a particular solution matures and unit volumes increase, we also generally expect its average selling price to decline. If we are not able to introduce solutions with additional features and functionality at higher price points to offset price reductions, then our business, results of operations, and financial condition would be adversely affected.

Furthermore, our solutions are technologically complex, incorporate many technological innovations, and are typically subject to significant safety testing, and OEMs generally must make significant commitments of resources to test and validate our solutions before including them in any particular vehicle model. Our low-level sensor fusion and perception technology controls supports ADAS and autonomous driving solutions control of various vehicle functions including engine, transmission, safety, steering, navigation, acceleration, and braking and therefore must be integrated effectively with the other systems of the vehicle developed by the OEM, our Tier 1 customers, and other suppliers, and we may be unable to achieve the requisite level of interoperability in a vehicle model for our solutions to be implemented even after an OEM design win. We expect the integration cycles of our solutions with new OEMs to be approximately one to three years after an OEM design win, depending on the OEM and the complexity of the solution. These integration cycles result in our investment of resources prior to realizing any revenue from a vehicle model. An OEM may choose to cancel production of the vehicle model for which we achieved the OEM design win or cancel or postpone the vehicle model.

In connection with any OEM design wins, we would expect to receive preliminary estimates from OEMs of their anticipated production volumes for the models relating to those design wins. Those estimates may be revised significantly by the OEMs, potentially multiple times, and may not be representative of future production volumes associated with those OEM design wins, which could be significantly higher or lower than estimated. Furthermore, long development cycles or vehicle model cancellations or postponements would adversely affect our business, results of operations, and financial condition.

Our financial statements contain disclosure regarding the significant doubt about our ability to continue as a going concern. Our ability to execute our business plan, to fund our operations and to continue as a going concern depends on our ability to raise capital and the continuous support of our creditors.

Prior to 2022, we had been focused on research and development activities with a view to developing advanced detection and ranging systems and solutions based on light (“LiDAR”). As of March 31, 2024, we had an accumulated deficit of approximately $556.3 million. We do not know whether or when we will become profitable. Our losses have resulted principally from disbursements made in development and discovery activities. The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2023 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We expect to continue to incur losses for the foreseeable future.

LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.

LeddarTech has limited sources of liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and our historical combined financial statements and the accompanying notes included elsewhere in this prospectus.

If LeddarTech does not raise additional capital in sufficient amounts LeddarTech will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations.

The Company has developed a flexible and scalable cost management plan to be implemented to the extent deemed necessary and appropriate so that LeddarTech can maintain operating costs at targeted levels (through strict cost control and budgeting discipline) to ensure operating costs will not exceed anticipated available liquidity. The cost management plan includes the possibility of significant reduction in product development expenditures, significant headcount reductions, and compensation adjustments. The extent to which the cost management plan would need to be implemented will be dependent upon several factors, including scope and terms of any forbearance agreement, waiver, amendment to, or relief from, the minimum cash covenant applicable to LeddarTech and the amount and extent to which the Company is able to raise additional capital in a timely manner, if at all.

It is expected that LeddarTech will need to implement the cost management plan to some degree if it is not successful in its efforts to raise additional capital, and depending on the level of relief from the minimum cash covenant LeddarTech is able to negotiate with its lender. Implementation of the cost management plan, if necessary, may materially adversely affect LeddarTech in a number of ways, and would exacerbate risks to which LeddarTech is already subject. For example, a reduction in product development expenditures and headcount reductions may materially limit LeddarTech’s ability to complete, test and offer to the market a comprehensive suite of integrated features and services, and if LeddarTech is only able to offer a limited suite of features and services, it will be less likely to realize the full revenue and profitability potential of its solutions and less able to effectively compete in its targeted markets. Implementation of the cost management plan may also significantly reduce the number of Tier 1 and OEM customers that LeddarTech would be able to support, which in turn would be expected to have a material adverse effect on its revenue and potential profitability. See “— Any significant reduction in headcount as part of the Implementation of the Company’s cost management plan may have a material adverse effect on LeddarTech’s operations and future prospects” and “— We operate in a highly competitive, dynamic and rapidly changing market and compete against a large number of established competitors and new market entrants, some of whom have substantially greater resources.” Implementation of the cost management plan also may adversely affect LeddarTech’s ability to retain skilled software engineers and other key employees. See “— If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.” Further, a reduction in headcount across LeddarTech may adversely affect LeddarTech’s ability to timely prepare and publish accurate financial information, develop effective internal controls over financial reporting and remediate existing significant deficiencies and material weaknesses (or identify significant deficiencies and material weaknesses in the future). See “— Risks Related to this Offering and Ownership of Our Securities — We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future.” In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses.

LeddarTech’s liquidity position will be further constrained by the requirement to maintain a minimum cash balance of at least $5.0 million. If LeddarTech is not able to maintain compliance with the minimum cash balance requirements, its debt obligations may be declared due and payable at a time when LeddarTech does not have sufficient resources to repay such debt obligations.

Pursuant to the terms of the Desjardins Credit Facility, LeddarTech is required to maintain a minimum cash balance of $5.0 million.

LeddarTech may be unable to comply with the minimum cash balance requirement, absent an agreement by the lender to further amend, waive or otherwise provide relief from this minimum cash covenant, unless it raises additional capital and/or implements its cost management plan. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such minimum cash balance requirements, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $59.4 million aggregate principal amount of indebtedness of LeddarTech (including the convertible notes issued in the PIPE Financing) would also be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment.

Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on LeddarTech’s operations and future prospects.

Pursuant to the Company’s cost management plan, in the event the Company does not raise sufficient additional capital, we expect that LeddarTech will reduce its employee headcount. Such headcount reduction would result in a substantial decrease in the number of Company employees to the extent the cost management plan is fully implemented. The extent of any headcount reduction will be based primarily on management’s assessment of available liquidity, key operating and business needs, and prevailing conditions at the time. Any significant reduction in headcount has the potential to materially adversely affect our operations and future operating results, including by:

•        delaying our ability to timely deliver operational software solutions to our target customers;

•        impairing our ability to obtain requisite industry certifications, which would then need to be obtained by the Tier 1 or OEM customer;

•        restricting our ability to calibrate and configure our software solutions for more than one set of sensor types, which may make our solutions less appealing to our customers and delay our ability to sell our software solutions to a broad range of Tier 1 and OEM customers;

•        delaying our ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions without additional software capabilities being added to our solutions, which we would be unable to do on the same time frame as if we had not reduced our headcount; and

•        further limiting our revenue opportunities due to the fact that a reduced headcount would constrain our ability to service a desired number of Tier 1 and OEM customers.

Each of these potential consequences of any headcount reductions could adversely affect the marketability of our software solutions and the timing and extent of our ability to generate revenue. Additionally, significant headcount reductions may adversely impact our accounting and finance function, and make it more difficult to remediate existing significant deficiencies and material weaknesses. Reductions in headcount also will result in immediate severance and other cash costs, which could be significant and may therefore reduce the effectiveness and objectives of our cost management plan in the short-term. Realization of any of these consequences of a headcount reduction could materially adversely affect our business, results of operations, and financial condition.

We invest significantly in research and development, and to the extent our research and development efforts are unsuccessful, our competitive position would be negatively impacted and our business, results of operations and financial condition would be adversely affected.

To compete successfully, we must maintain successful research and development efforts, develop new solutions, and improve our existing solutions, all ahead of competitors. We are focusing our research and development efforts across several key emerging technologies, including computer vision, software-defined radar and solid-state LiDAR, low-level sensor fusion, and the LeddarVision™ Front — Entry-Level, LeddarVision™ Premium Surround and LeddarVision™ Parking systems. These are ambitious initiatives, and we cannot guarantee that all of these efforts will deliver the benefits we anticipate or be homologated as expected. We must make research and development investments based on our views of the most promising approaches to address future customer needs in rapidly evolving markets, and we cannot be certain that we will target out research and development investments appropriately, or correctly anticipate the manner in which these markets will evolve. To the extent our research and development efforts do not produce timely improvements in utility, accuracy, safety, cost and operational efficiency, our competitive position will be harmed. We do not expect all of our research and development investments to be successful. Some of our efforts to develop and market new solutions may fail, and the solutions we invest in and develop may be rejected by regulators or may not be well received by customers, who may adopt competing technologies. We make significant investments in research and development, and our investments at times may not contribute to our future operating results for several years, if at all, and such contributions at times may not meet our expectations or even cover the costs of such investments, which would adversely affect our business, results of operations, and financial condition.

We have incurred material charges in connection with our decision to exit our modules and components business, and may incur additional charges related to the related exit activities in the future.

In connection with the Company’s transition to a pure-play automotive software business model, the Company is exiting its modules and components business. In connection with this decision, the Company incurred restructuring costs of approximately $1.5 million during the six-month period ended March 31, 2023. Furthermore, after the review of revenues forecasts on certain remaining programs divested following this transition, a write-down on inventories of $0.4 million and an onerous contract net loss of $1.7 million were recognized during the same period compared to $0.6 million and nil for the six-month period ended March 31, 2024.

Our historical financial information, historical financial results and operating and business history, which were achieved under our prior sensory hardware-focused business model, may not be representative of our future results under a sensory software-focused business model.

The historical combined financial information included in this prospectus may not be meaningful to an understanding of our results of operations, financial position, and cash flows in the future or what they would have been had we been pursuing our sensory software-focused business model strategy during the years presented. Our historical financial data presented in this prospectus includes costs of our business under our prior sensory hardware-focused business strategy, which may not, however, reflect the expenses we would have incurred had we pursued our current sensory software-focused business model during the years presented. Actual costs that may have been incurred if we had pursued our sensory software-focused business model would depend on a number of factors, including the extent of research and development costs, data acquisition and storage costs, and other strategic decisions. We have provided pro forma financial information that gives effect to the Business Combination, the PIPE Financing and the use of net proceeds from the PIPE Financing, as further described under “Unaudited Pro Forma Condensed Combined Financial Information.” The pro forma financial information included in this prospectus is also not representative of our results had we been pursuing our sensory software-focused business model during the periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Unaudited Pro Forma Condensed Consolidated Financial Information” and our historical combined financial statements and the accompanying notes included elsewhere in this prospectus.

If we determine that our goodwill or intangible assets have become impaired, we could incur significant charges that would have a material adverse effect on our results of operations and financial condition.

As of March 31, 2024, the amounts of goodwill and intangible assets on our consolidated balance sheet subject to future impairment testing were $7.3 million and $56.2 million, respectively. Pursuant to IAS 36, we capitalize costs for product development projects. Initial capitalization of costs is based on management’s judgment that the Company can demonstrate the existence of a market for the product developed and that it will have the technical and financial capacity to complete the project until commercialization. Therefore, we conduct regular tests to determine if impairment has occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of intangible assets and the implied fair value of the intangible assets in the period the determination is made. This testing of intangible assets for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions; changes in business operations; changes in competition; or potential changes in the price of Common Shares and LeddarTech’s market capitalization. Changes in these factors, or changes in actual performance compared with estimates of our future performance, could affect the fair value of goodwill or other intangible assets, which may result in an impairment charge. We cannot accurately predict the amount or timing of any impairment of assets. Should the value of our goodwill or other intangible assets become impaired, we could incur significant charges that would have a material adverse effect on our results of operations and financial condition.

If we are unable to develop and introduce new solutions and improve existing solutions in a cost-effective and timely manner, then our competitive position would be negatively impacted and our business, results of operations, and financial condition would be adversely affected.

Our business, results of operations, and financial condition depend on our ability to complete development of our raw data fusion and perception software solutions for the automotive market and to develop and introduce new and enhanced solutions that incorporate and integrate the latest technological advancements in sensing and perception technologies, software and hardware, and camera, radar, LiDAR, mapping, and AI technologies to satisfy evolving customer, regulatory, and safety rating requirements. For example, we will need to complete the development in a cost-effective manner of new generations of our LeddarVision™ Front — Entry-Level and LeddarVision™ Surround View Solution, each of which are important components of our planned approach to address the ADAS consumer and off-road vehicle markets. This prospectus contains descriptions of our current expectations regarding the time frame in which we expect to have our software solutions deployed by our Tier 1 customers. These time periods are subject to significant uncertainty. We may encounter significant unexpected technical and production challenges, or delays in completing the development of these and other solutions and ramping production in a cost-efficient manner. The development of these and other new and enhanced solutions requires us to invest resources in research and development and also requires that we:

•        design innovative, accurate, and safety- and comfort-enhancing functions that differentiate our solutions from those of our competitors;

•        continuously improve the reliability of, and reduce and ultimately remove the requirement for human intervention with, our ADAS and autonomous driving technology;

•        cooperate effectively on new designs and development with our customers, suppliers and partners;

•        respond effectively to technological changes and product announcements by our competitors; and

•        adjust to changing customer requirements, market conditions, and regulatory and rating standards quickly and cost-effectively.

If we must significantly reduce our operating costs, we could experience delays in completing development of our solutions. If there are delays in, or if we fail to complete when expected or at all, our existing and new development programs, we may not be able to satisfy our customers’ requirements, achieve either Tier 1 design and integration wins or OEM design wins with our target customers, or achieve market acceptance of our solutions, and our business, results of operations, and financial condition would be adversely affected.

We operate in a highly competitive, dynamic and rapidly changing market and compete against a large number of established competitors and new market entrants, some of whom have substantially greater resources.

The markets for sensing technology applicable to the ADAS and AD industries are highly competitive, dynamic and rapidly changing. Our future success will depend on our ability to remain a leader in our targeted markets by continuing to develop and protect from infringement low-level sensor fusion and perception software in a timely manner and to stay ahead of existing and new competitors. Our competitors are numerous and they compete with us directly by offering sensor software and indirectly by attempting to solve some of the same challenges with different technology. We face competition from sensor fusion and perception software companies, Tier 1 suppliers and other technology and automotive supply companies, and OEMS, and most of our principal competitors have significantly greater resources than we do. In the automotive market, our competitors have commercialized both LiDAR and non-LiDAR-based ADAS technology that has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing ADAS and autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, research and development and other resources. Some of our existing and prospective customers in the ADAS and AD markets have announced development efforts or made acquisitions directed at creating their own sensing technologies, which would compete with our solutions. We cannot be certain how close these competitors may be to commercializing autonomous driving systems or novel ADAS applications.

If our target customers purchase a competing solution from any of our competitors, it may be difficult to displace such competitor with our solutions until the OEM issues a new request for quotation because an OEM will generally not change complex technology already integrated in its systems until a vehicle model is revamped. Accordingly, it is important that the Company achieve both Tier 1 design and integration wins and OEM design wins with its target customers quickly. If we must significantly reduce our operating costs, we could experience delays in completing development of our solutions, and suffer significant competitive disadvantage.

Additionally, increased competition may result in pricing pressure and reduced margins and may impede our ability to increase the sales of our products or cause us to lose market share, any of which will adversely affect our business, results of operations and financial condition.

We expect that a substantial portion of future revenue will come from a small number of OEMs and Tier 1 customers, and the loss of or a significant reduction in sales to, one or more of major Tier 1 customers and/or the discontinued incorporation of our solutions by one or more major OEMs in their vehicle models, would materially adversely affect our business, results of operations and financial condition.

We seek to supply OEMs with the LeddarVision™ platform directly or through our arrangements with Tier 1 suppliers, which are direct suppliers to OEMs. See “— Even if we achieve OEM design wins, prospective customers may not purchase our solutions in any certain quantity, at any certain price or at all, and there may be significant delays between the time we achieve either a Tier 1 design and integration win or an OEM design win and the time a contract for production is agreed to and we are able to realize revenue. Any failure to obtain OEM and Tier 1 customers for our solutions and services, whether following Tier 1 design and integration wins, OEM design wins or otherwise, would materially adversely affect our business, results of operations and financial condition.”

We believe our business, results of operations, and financial condition for the foreseeable future will likely depend on sales to a relatively small number of Tier 1 customers and the incorporation of our solutions by a relatively small number of OEMs in their vehicle models. In the future, our target OEM and Tier 1 customers may decide not to purchase our solutions or may alter their purchasing patterns, and OEMs may discontinue incorporation of our solutions in their vehicle models, including as a result of a transition to in-house solutions or solutions provided by our competitors, or their individual or aggregate production levels may decline due to a number of factors, including supply chain challenges and macroeconomic conditions. Further, the amount of revenue attributable to any single OEM or Tier 1 customer, or our OEM and Tier 1 customer concentration generally, may fluctuate in any given period. In the event we achieve OEM design wins in the future, the loss of one or more key OEM or Tier 1 customers, a reduction in sales to any key OEM or Tier 1 customer, the discontinued or decreased incorporation of our solutions by a key OEM, or our inability to attract new significant Tier 1 customers and OEMs would negatively impact our revenue and adversely affect our business, results of operations, and financial condition.

We have entered into strategic collaborations, but not yet signed commercial agreements, with two Tier 1 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.

We are in various stages of discussion with Tier 1 suppliers and OEMs, covering more than 30 design win opportunities. As a result of such discussions, we have publicly announced strategic collaborations with Trimble Inc. (“Trimble”) and FICOSA ADAS S.L. (“Ficosa”), each a leading Tier 1 supplier in the automotive industry. Trimble has recently completed an agreement to transfer its precision agricultural technology business (the division with which LeddarTech has a strategic collaboration) to a joint venture with AGCO Corp, forming PTx Trimble, LLC. AGCO owns 85% of the joint venture, with Trimble retaining the remaining 15%. It is not clear at this time how the change in ownership of this business will affect LeddarTech’s strategic collaboration. See “Business.” We have not yet entered into commercial agreements with any Tier 1 supplier or OEM, and there is no assurance that these strategic collaborations will result in either commercial agreements or OEM design wins.

In the event we execute commercial agreements with prospective customers, such agreements may have contractual rights to cancel or delay orders, or the time frame for development and integration of our software may be extended beyond the timing provided for in such agreements, potentially resulting in the agreements expiring without generating revenue or achieving OEM design wins. Any subsequent renegotiation of such agreements may result in terms less favorable to us. Such cancelations, delays, expirations and renegotiations could materially and adversely affect our ability to generate revenue (which could in turn affect our ability to raise needed capital on reasonable terms), diminish supplier or customer willingness to enter into transactions with us and have other adverse effects that may decrease our long-term viability. See “— We have not achieved any OEM design wins, and while we have invested significant time, funds and efforts seeking OEM and Tier 1 selection of our solutions, our solutions ultimately may not be chosen for use in production models. If we fail to achieve OEM design wins after incurring substantial expenditures in these efforts, our future business, results of operations and financial condition would be adversely affected.”

Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

Our products are designed to function as part of a system, and therefore are to be integrated with other sensing technologies, software products and customer applications. Required integration efforts can be time consuming and costly and there is no guarantee that results will be satisfactory to the end customer. These challenges are even more present in the automotive sector where components are subject to as much as several years of product and design validation before they are fitted into a vehicle program. While the Company expects to work with system integrators which lend their experience to these workstreams, there is no guarantee that unforeseen delays or setback would not arise that would impair our ability to launch with key programs across our sectors of focus.

Our business may suffer from claims relating to, among other things, actual or alleged defects in our solutions. If our solutions actually or allegedly fail to perform as expected, publicity related to these claims could harm our reputation and decrease demand for our solutions or increase regulatory scrutiny of our solutions.

Our software products are complex and, from time to time, have had, and could have or could be alleged to have, defects in design, security vulnerabilities or other errors, failures, or other issues of not functioning in accordance with their specifications or as expected. Some errors or defects in our solutions have been, and could be, initially undetected and only discovered after they have been tested, commercialized, and deployed by customers. Alleged or actual defects in any of our solutions could result in adverse publicity for us, warranty claims, litigation against us, legal expenses and damages, our customers never being able to commercialize technology incorporating our solutions, negative publicity for our customers, and other consequences. Errors, defects, or security vulnerabilities could result in serious injury to or death of the end users of vehicles incorporating our solutions, or those in the surrounding area, including as a result of traffic accidents and collisions. If that is the case, we would incur significant additional development costs and product recall, repair, or replacement costs.

If any of our solutions are or are alleged to be defective, we may be required to participate in a recall involving such solutions. Each vehicle manufacturer has its own practices regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process, OEMs may look to their direct and indirect suppliers for contribution when faced with recalls and product liability claims. OEMs also require their suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which we supply products to a Tier 1 customer or OEM, a vehicle manufacturer may attempt to hold us responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties when the OEM asserts that the solution supplied did not perform as warranted. Our potential liability may increase to the extent that OEMs increasingly purchase our products directly, as opposed to incorporating our solutions through indirect purchases from our Tier 1 customers. Product liability, warranty, and recall costs would have an adverse effect on our business, results of operations, and financial condition. In addition, product liability claims present the risk of protracted litigation, legal fees, and diversion of management’s attention from the operation of our business, even if our defense of these claims is ultimately successful.

Furthermore, the automotive industry in general is subject to significant litigation claims due to the potentially severe consequences of traffic collisions or other accidents. As a provider of solutions related to, among other things, preventing traffic collisions and other accidents, we could be subject to litigation for traffic collisions or other accidents, even if our solutions or their features or the failure thereof did not cause any particular traffic collision or accident. We expect in the future that our technology will be involved in accidents resulting in death or personal injury, and such accidents where our solutions or their features are involved may be the subject of significant public attention. There also remains significant uncertainty in the legal implications to providers of emerging ADAS and AD technologies of traffic collisions or other accidents involving such technologies, particularly given variations in legal and regulatory regimes that are emerging in different jurisdictions, and we may become liable for losses that exceed the current industry norms as the regulatory and legal landscape develops.

Publicity regarding claims involving our solutions can also have an adverse effect on our reputation and the reputation for low-level sensor fusion technology, and the ADAS and AD solutions utilizing such technology, which could decrease consumer demand for vehicles incorporating these technologies. Further, enhanced publicity surrounding such claims may also increase the regulatory scrutiny of our platforms, which could have a material adverse effect on our ability to complete our business plans.

Although we intend to use disclaimers, limitations of liability, and similar provisions in our agreements with our customers, there is no assurance that any or all of these provisions will prove to be effective barriers to product liability claims. In addition, although we intend to procure and maintain product liability insurance in respect of our software solutions, there is no assurance that such insurance will be adequate to cover any or all of our potential losses as a result of large deductibles and broad exclusions. The cost of such insurance may substantial, and there can be no assurance that such insurance will be available in adequate amounts or on acceptable terms, or at all. Our insurers may also discontinue our insurance coverage, and we may be unable to find replacement insurance on acceptable terms, or at all.

If we are unable to overcome our limited sensory fusion solutions sales history and are unable establish and maintain confidence in our long-term business prospects among our customer prospects and within our industry or are subject to negative publicity, then our future business, results of operations and financial condition would be adversely affected.

OEMs and Tier 1 customers may be less likely to purchase our sensor fusion solutions if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term.

Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among OEMs, Tier 1 customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as customer unfamiliarity with low-level sensor fusion solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of ADAS and autonomous vehicles or our other services and our production and sales performance compared with market expectations.

We are highly dependent on the services of our senior executive officers and loss of key personnel could impair our success.

We are highly dependent on our senior executive officers, including Frantz Saintellemy, our President and Chief Executive Officer. Mr. Saintellemy and other members of our executive team are highly active in our management and allocate a significant amount of time to our company. The loss of Messrs. Saintellemy or other members of our executive team would adversely affect our business because their loss could make it more difficult to, among other things, compete with other market participants, manage our research and development (“R&D”) activities and retain existing customers or cultivate new ones, particularly if any such departure occurs while LeddarTech is operating under its cost management plan. Negative public perception of, or negative news related to, Mr. Saintellemy and other members of our executive team may adversely affect our brand, relationship with customers or standing in the industry.

If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

Hiring and retaining qualified executives, developers, engineers, technical staff, and sales representatives are critical to our business. The competition for highly skilled employees in our industry is increasingly intense. Competitors for technical talent increasingly seek to hire our employees. Changes in the interpretation and application of employment-related laws to our workforce practices may also result in increased operating costs and less flexibility in how we meet our changing workforce needs. To help attract, retain, and motivate qualified employees, we intend to use employee incentives such as share-based awards. Our employee hiring and retention also depend on our ability to build and maintain a diverse and inclusive workplace culture and be viewed as an employer of choice. If our share-based or other compensation programs and workplace culture cease to be viewed as competitive, our ability to attract, retain, and motivate employees would be weakened, which would harm our results of operations. Equity compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses, which we expect to increase over time. Moreover, sustained declines in our stock price can reduce the retention value of our share-based awards. If we do not effectively hire, onboard, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

Unplanned changes in our management team can also disrupt our business. Our management and senior leadership team has significant industry experience, and their knowledge and relationships would be difficult to replace. Leadership changes may occur from time to time, and we cannot predict whether significant unplanned resignations will occur or whether we will be able to recruit qualified personnel. In addition, the relationships and reputation that members of our management and key leadership have established and maintain with our target Tier 1 and OEM customers contribute to our ability to maintain strong relationships with key partners and to identify new business opportunities.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible shareholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

To date, we have limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.

Continued pricing pressures and customer cost reduction initiatives may result in lower than anticipated margins, or losses, which may adversely affect our business.

Cost-cutting initiatives adopted by our customers often result in increased downward pressure on pricing. We expect that our agreements with customers may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, our customers may reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. We expect to be subject to substantial continuing pressure from customers and suppliers to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as customers pursue restructuring, consolidation and cost-cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.

The Company will need to raise additional funds to meet its capital requirements, and such funds may not be available on commercially reasonable terms, or at all, which could materially and adversely affect LeddarTech’s business, results of operations or financial condition and its ability to continue as a going concern.

LeddarTech will need to raise additional capital to, among other things, conduct research and development, and to complete development, testing, qualification, and marketing of its solutions, including its Surround View Solution (LVS-2+). If LeddarTech is not successful in raising additional capital, it is expected that it will need to implement a cost management plan that could have a number of material adverse effects on its business, operations and profitability. See “— LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.” LeddarTech’s future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates. LeddarTech may seek equity or debt financing to finance a portion of its future capital expenditures. Such financing might not be available to it in a timely manner or on terms that are acceptable, or at all.

LeddarTech’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of its business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to it. In particular, recent disruptions in the financial markets and volatile economic conditions could affect its ability to raise capital. LeddarTech’s future capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute its shareholders. The issuance of debt securities and incurrence of additional indebtedness would result in increased debt service obligations. Holders of any debt securities or preferred shares will have rights, preferences and privileges senior to those of holders of its Common Shares in the event of liquidation. Any financial or other restrictive covenants from any debt securities would restrict its operations or its ability to pay dividends to its shareholders.

It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales.

On April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares over the course of 36 months after the date of the SEPA. We generally have the right to control the timing and amount of any sales of our Common Shares to Yorkville under the SEPA. Sales of our Common Shares, if any, to Yorkville under the SEPA will depend upon, among other things, market conditions, the trading price of our Common Shares, determinations by us as to the appropriate sources of funding for our business and operations, and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the Common Shares that may be available for us to sell to Yorkville pursuant to the SEPA.

Because the per-share price of any Common Shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of our Common Shares at the time we elect to sell such Common Shares, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Common Shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Common Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under SEPA. However, the SEPA has been negotiated so that Yorkville would always purchase our Common Shares pursuant to its terms at a discount to market and, accordingly, our shareholders may not experience a similar rate of return on any Common Shares purchased by them on the open market, which would not have the benefit of any such discounts. Any such at-the-market purchases may make it harder for our shareholders to profit from their investments in our Company, when compared to Yorkville or otherwise.

Moreover, although the SEPA provides that we may sell up to an aggregate of US$50.0 million of our Common Shares to Yorkville, 20,000,000 Common Shares are being registered for resale under this registration statement, 19,836,637 of which are SEPA Advance Shares and 163,363 of which are SEPA Commitment Shares that have already been issued to Yorkville. If we elect to sell to Yorkville all of the 19,836,637 SEPA Advance Shares being registered for resale under this registration statement, depending on the market price of our Common Shares prior to each Advance made pursuant to the SEPA, the actual gross proceeds from the sale of all such shares may be substantially less than the US$50.0 million available to us under the SEPA, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to Yorkville under the SEPA more than the 19,836,637 SEPA Advance Shares being registered for resale under this registration statement in order to receive aggregate gross proceeds equal to US$50.0 million under the SEPA, we will need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional Common Shares we wish to sell from time to time under the SEPA, which the SEC must declare effective before we sell such Common Shares. Any issuance and sale by us under the SEPA of Common Shares in addition to the 20,000,000 Common Shares being registered for resale by Yorkville under this registration statement could cause additional dilution to our shareholders.

Yorkville will not be required to purchase any SEPA Shares if such sale would result in Yorkville’s beneficial ownership exceeding 9.99% of the then issued and outstanding Common Shares. Our inability to access a part or all of the amount available under the SEPA, in the absence of any other financing sources, could have a material adverse effect on our business. For more information, see “Committed Equity Financing.”

Our management will have broad discretion over the use of the net proceeds from our sale of Common Shares pursuant to the SEPA, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of Common Shares pursuant to the SEPA, if any, and we could use such proceeds for purposes other than those currently contemplated. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity to vote on or otherwise determine how or whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

We are affected by fluctuations in currency exchange rates, including those in connection with recent inflationary trends in the United States of America (“United States” or “U.S.”), Canada, and globally.

We are exposed to adverse as well as beneficial movements in currency exchange rates. Our functional currency is the Canadian dollar, and we incur financial expenses in connection with fluctuations in value due to foreign exchange differences between our monetary assets and liabilities denominated in U.S. dollars and other currencies. Our financial results are reported in Canadian dollars and a substantial portion of our payroll and other operating expenses are accrued in New Israel Shekels and U.S. dollars. A weakened Canadian dollar will increase the cost of expenses such as payroll, utilities, tax, marketing expenses, and capital expenditures. We anticipate that we will realize a substantial portion of our revenue in U.S. dollars. A decline in the value of the U.S. dollar relative to the Canadian dollar could adversely affect our reported revenue. Changes in exchange rates would adversely affect our business, results of operations, and financial condition.

Global or regional conditions can adversely affect our business, results of operations, and financial condition.

We have testing, research and development, sales and other operations in several other countries, and some of our business activities are concentrated in one or more geographic areas. As a result, our business, operating results, and financial condition, including our ability to test, design, develop, or sell products, and the demand for our solutions, are at times adversely affected by a number of global and regional factors outside of our control.

Adverse changes in global or regional economic conditions periodically occur, including recession or slowing growth, changes, or uncertainty in fiscal, monetary, or trade policy, higher interest rates, tighter credit, inflation, lower capital expenditures by businesses including on IT infrastructure, increases in unemployment and lower consumer confidence and spending. Adverse changes in economic conditions can significantly harm demand for our solutions and make it more challenging to forecast our operating results and make business decisions, including regarding prioritization of investments in our business. An economic downturn or increased uncertainty may also lead to increased credit and collectability risks, higher borrowing costs or reduced availability of capital markets, reduced liquidity, adverse impacts on our suppliers, failures of counterparties including financial institutions and insurers, asset impairments and declines in the value of our financial instruments.

Additionally, VayaVision Sensing Ltd. (“VayaVision”), our subsidiary that conducts a substantial portion of our research and development activities, is located in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as incidents of terror activities and other hostilities, and a number of state and non-state actors have publicly committed to its destruction. Political, economic and security conditions in Israel could directly affect our operations. We could be adversely affected by hostilities involving Israel, including acts of terrorism or any other hostilities involving or threatening Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation or a significant downturn in the economic or financial condition of Israel. The current hostilities between Israel and Hamas, and any escalation of such hostilities, as well as any future armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and could harm our results of operations. In connection with the current hostilities with Hamas, Israel has called up 360,000 reservists, including a number of VayaVision’s employees. The call-up of reservists, and any additional call-up in the future, could also negatively affect our business, and harm our results of operations.

Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli companies, companies with large Israeli operations and others doing business with Israel and Israeli companies. The boycott, restrictive laws, policies or practices directed towards Israel, Israeli businesses or Israeli citizens could, individually or in the aggregate, have a material adverse effect on our business in the future.

We can be adversely affected by other global and regional factors that periodically occur, including:

•        geopolitical and security issues, such as armed conflict and civil or military unrest, political instability, human rights concerns and terrorist activity;

•        natural disasters, public health issues (including the COVID-19 pandemic) and other catastrophic events;

•        inefficient infrastructure and other disruptions, such as supply chain interruptions and large-scale outages or unreliable provision of services from utilities, transportation, data hosting or telecommunications providers;

•        formal or informal imposition of new or revised export, import or doing-business regulations, including trade sanctions, tariffs, and changes in the ability to obtain export licenses, which could be changed without notice; government restrictions on, or nationalization of, our operations in any country, or restrictions on our ability to repatriate earnings from a particular country;

•        adverse changes relating to government grants, tax credits or other government incentives, including more favorable incentives provided to competitors;

•        differing employment practices and labor issues;

•        ineffective legal protection of our intellectual property rights in certain countries;

•        local business and cultural factors that differ from our current standards and practices;

•        continuing uncertainty regarding social, political, immigration and tax and trade policies; and

•        fluctuations in the market values of any of our investments, which can be negatively affected by liquidity, credit deterioration or losses, interest rate changes, financial results, political risk, sovereign risk, or other factors.

Catastrophic events can adversely affect our business, results of operations, and financial condition.

Our operations and business, and those of our customers and direct and indirect vendors and suppliers of OEMs, can be disrupted by natural disasters, industrial accidents, public health issues (including the COVID-19 pandemic), cybersecurity incidents, interruptions of service from utilities, transportation, telecommunications or information technology systems and networks (“IT systems”) providers, production equipment failures or other catastrophic events. For example, we have at times experienced disruptions in our production processes as a result of power outages, improperly functioning equipment, and disruptions in supply of raw materials or components, including due to cybersecurity incidents affecting our suppliers. Global climate change can result in certain natural disasters occurring more frequently or with greater intensity, such as drought, wildfires, storms, sea-level rise, and flooding. The long-term effects of climate change on the global economy and the IT industry in particular are unclear, but could be severe.

Catastrophic events could make it difficult or impossible to produce or deliver products to our customers, receive production materials from our suppliers or perform critical functions, which could adversely affect our revenue and require significant recovery time and expenditures to resume operations. While we maintain business recovery plans, some of our systems are not fully redundant and we cannot be sure that our plans will fully protect us from such disruptions. Furthermore, even if our operations are unaffected or recover quickly, if our customers or suppliers cannot timely resume their own operations due to a catastrophic event, we may experience reduced or cancelled orders or disruptions to our supply chain that would adversely affect our business, results of operations, and financial condition.

Disruptions in financial markets may adversely impact the availability and cost of credit and have other adverse effects on us and the market price of our stock.

Our ability to make scheduled payments on, or to refinance, our debt obligations will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and to financial, business and other factors beyond our control. The global equity and credit markets have experienced in the past, and may experience in the future, periods of extraordinary turmoil and volatility. These circumstances may materially and adversely impact liquidity in the financial markets at times, making terms for certain financings less attractive or in some cases unavailable. Disruptions and uncertainty in the equity and credit markets, including as a result of recent bank failures and uncertainty in the banking sector generally, may negatively impact our ability to refinance existing indebtedness and access additional financing for acquisitions, development of our properties and other purposes at reasonable terms or at all, which may negatively affect our business and the market price of our Common Shares. If we are not successful in refinancing our existing indebtedness when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations. A prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing and may require us to adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of our common or preferred stock.

Risks Related to Our Intellectual Property Rights

We may not be able to adequately protect, defend or enforce our intellectual property rights, and our efforts to do so may be costly.

The success of our solutions and business depends in part on our ability to obtain patents and other intellectual property rights and to maintain adequate legal protection for our solutions in the United States, Canada and other international jurisdictions. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access, replicate or circumvent our proprietary technology and our business, results of operations, and financial condition could be adversely affected. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee invention assignment agreements, employee and third-party non-disclosure agreements and similar means, all of which provide only limited protection. We have filed for patent and trademark registration in the United States, Canada and in certain other international jurisdictions. However, effective intellectual property protection may be unavailable in some countries where we operate or seek to enforce our intellectual property rights or more limited in foreign jurisdictions relative to those protections available in the United States, or may not be applied for in one or more relevant jurisdictions. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

Our issued patents and trademarks and any pending or future patent and trademark applications that may result in issuances or registrations may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Failure to timely seek patent protection on products or technologies generally precludes us from seeking future patent protection on these products or technologies. Even if we do timely seek patent protection, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted after issuance. As a result, we may not be able to protect our proprietary rights adequately in the United States, Canada or elsewhere. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products or services, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, results of operations, and financial condition.

Despite our efforts, unauthorized parties may attempt to copy, reverse engineer, disclose, obtain, or use our technologies or systems. Our competitors may also be able to independently develop similar products or services that are competitive to ours or design around our issued patents. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude or make costlier the use of our technology. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States or other countries. We may be a party to claims and litigation as a result of alleged infringement by third parties of our intellectual property. Even when we sue other parties for such infringement, that suit may have adverse consequences for our business. Any such suit is likely to be time-consuming and expensive to resolve and may divert our management’s time and attention from our business, which could adversely affect our business, results of operations, and financial condition, and legal fees related to such litigation will increase our operating expenses and may reduce our net income. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us, alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Furthermore, any litigation initiated by us could result in a court or governmental agency invalidating or rendering unenforceable our patents or other intellectual property rights upon which the suit is based, which could adversely affect our business, results of operations, and financial condition.

We may become subject to claims and litigation brought by third parties alleging infringement by us of their intellectual property rights.

The industry in which our business operates is characterized by a large number of patents, some of which may be of questionable scope, validity, or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. In recent years, there has been significant litigation globally involving patents and other intellectual property rights.

In the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are used in the development of solutions that are similar to the solutions they were involved in developing for their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. We may also in the future be subject to claims by our suppliers, employees, consultants, or contractors asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. These claims and any resulting lawsuits, if resolved adversely to us, could subject us to significant liability for damages, impose temporary or permanent injunctions against our solutions or business operations or invalidate or render unenforceable our intellectual property. In addition, because patent applications can take many years until the patents issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our solutions may infringe. If any of our solutions infringe a third party’s patent rights, or if we wish to avoid potential intellectual property litigation on any alleged infringement relating to our solutions, we could be prevented from selling, or we could elect not to sell, such solutions unless we obtain additional intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Alternatively, we could be forced to redesign one or more of our solutions to avoid any infringement or allegations thereof. Procuring or developing substitute solutions that do not infringe could require significant effort and expense, and we may not be successful in any attempt to redesign our solutions to avoid any alleged infringement.

A successful claim of infringement against us, or our failure or inability to develop and implement non-infringing technology, or license the infringed intellectual property rights, on acceptable terms and on a timely basis, could materially adversely affect our business, financial condition, and results of operations. A party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our solutions to our customers. Additionally, we may face liability to our customers, business partners or third parties for indemnification or other remedies in the event that they are sued for infringement in connection with their use of our solutions. We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify, and hold harmless our customers, suppliers and other business partners from damages and costs which may arise from the infringement by our solutions of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Furthermore, our defense of intellectual property rights claims brought against us or our customers, business partners or other related third parties, regardless of our success, would likely be time-consuming and expensive to resolve and would divert management’s time and attention from our business, which could seriously harm our business. A claim that our solutions infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers or suppliers, may deter future customers from purchasing our solutions and could seriously harm our reputation with our customers or suppliers, as well as our reputation in the industry at large.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how that can be more difficult to protect or enforce, which could allow competitors to independently develop or commercialize superior technology, software and products.

We rely on proprietary information (such as trade secrets, know-how, and confidential information) to protect intellectual property that may not be patentable and may not be subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. Such proprietary information may be owned by us or disclosed to us by our licensors, suppliers or other third parties. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors and other third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement, or misappropriation of our proprietary information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, scientific advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in or to related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to protect and enforce our intellectual property rights. The theft or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an incident would affect our competitive position and adversely affect our business, results of operations, and financial condition.

We use certain software and data governed by open-source licenses, which under certain circumstances could adversely affect our business, results of operations, and financial condition.

Certain of our software and data, as well as that of our customers and vendors, may be derived from or otherwise incorporate so-called “open source” software and data that is generally made available to the public by its authors and/or other third parties. Some open-source software is made available under licenses that impose certain obligations on us regarding modifications or derivative works we create based upon the open-source software. These obligations may require us to make source code for the derivative works available to the public and/or license such derivative works under a particular type of license, rather than the forms of license we customarily use to protect our intellectual property. Additionally, if we combine our proprietary software with open-source software in certain manners we could be required to release the source code of our proprietary software or to make our proprietary software available under open-source licenses to third parties at little or no cost or on unfavorable license terms. In the event that the copyright holder of, or other third party that distributes, open-source software alleges that we have not complied with the terms of an open-source license, we could incur significant legal costs defending ourselves against such allegations. If such claims are successful, we could be subject to significant damages, required to release the source code that we developed using that open-source software to the public, enjoined from distributing our software and/or required to take other actions that could adversely affect our business, results of operations, and financial condition.

While we take steps to monitor the use of open-source software in our solutions, processes and technology and try to ensure that no open-source software is used in such a way as to require us to disclose the source code to the related product, processes, or technology when we do not wish to do so, such use could inadvertently occur. Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third party for our solutions, processes, or technology, we could, under certain circumstances, be required to disclose the source code to our solutions, processes, or technology. This could harm our intellectual property position and adversely affect our business, results of operations, and financial condition.

Further, the use of open-source software can lead to vulnerabilities that may make our software susceptible to attack, and although some open-source vendors provide warranty and support agreements, it is common for such software to be available “as is” with no warranty, indemnity, or support. Although we monitor our use of such open-source code to avoid subjecting our solutions to unintended conditions, such use, under certain circumstances, could materially adversely affect our business, financial condition and operating results and cash flow, including if we are required to take remedial action that may divert resources away from our development efforts.

Our subsidiary has received Israeli government grants for certain of its research and development activities and it may receive additional grants in the future. The terms of those grants restrict our ability to transfer technologies outside of Israel, and we may be required to make payments in such cases.

Our subsidiary, VayaVision, received a total of approximately $3.0 million from the Israel Innovation Authority (“IIA”), of which approximately $1.5 million is subject to royalties. We may in the future apply to receive additional grants from the IIA to support our research and development activities. With respect to such grants we are committed to pay royalties at a rate of 3% to 4% on sales proceeds up to the total amount of grants received, linked to the dollar and bearing interest at annual rates linked to a benchmark rate, with a cumulative maximum value of 50%. Even after payment in full of these amounts, we will still be required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 1984, or the “R&D Law,” and related regulations, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the R&D Law restrict the transfer outside of Israel of such know-how, and of the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. Furthermore, the IIA would impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel, including requiring retroactive redemption payments up to a maximum amount, or may not grant such approvals at all. While we have submitted a request to the IIA to permit the development work being done using aspects of technologies developed by VayaVision using IIA funding, there can be no assurance that such approvals will be granted on favorable terms, or at all. Failure to obtain such approvals could have a material adverse effect on our business, financial condition and results of operations.

In addition, the consideration available to our shareholders in a future transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA. Any such mergers require IIA approval and may require payments.

In addition to the above, any non-Israeli citizen, resident or entity that, among other things, (i) becomes a holder of 5% or more of the share capital or voting rights of VayaVision, (ii) is entitled to appoint one or more of the directors or the chief executive officer of VayaVision or (iii) serves as one of the directors or as the chief executive officer (including holders of 25% or more of the voting power, equity or the right to nominate directors in such direct holder, if applicable) is required to notify the IIA and undertake to comply with the rules and regulations applicable to the grant programs of the IIA, including the restrictions on transfer described above. Such notification will be required in connection with the investment being made by an investor. Approval for any transfer of IIA funded know-how, if requested, is within the discretion of the IIA. Furthermore, the IIA may impose conditions on any arrangement under which it permits us to transfer IIA funded know-how or manufacturing out of Israel.

Risks Related to Privacy, Data, and Cybersecurity

Interruptions to our information technology systems and networks and cybersecurity incidents could adversely affect our business, results of operations, and financial condition.

We collect and maintain information in digital form that is necessary to conduct our business, and we rely on IT systems to process, transmit, and store electronic information, and to manage or support our business and consumer facing activities. Our operations routinely involve receiving, storing, processing, and transmitting confidential or sensitive information pertaining to our business, customers, suppliers, employees, and other sensitive matters, including trade secrets, other proprietary business information, and personal information. Although we have established physical, electronic, and organizational measures designed to safeguard and secure our systems to prevent a data breach or compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for our IT systems and the processing, transmission, and storage of digital information, we cannot guarantee that such measures will be adequate to detect, prevent, or mitigate cyber incidents. The implementation, maintenance, segregation, and improvement of these measures requires significant management time, support, and cost. Moreover, there are inherent risks associated with developing, improving, expanding, and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain, and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies, or produce, sell, deliver, and service our solutions, adequately protect our intellectual property, or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations, and contracts.

We cannot be sure that the IT systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained, or expanded as planned. While cyberattacks against our third-party vendors or suppliers have not materially adversely affected us to date, future cyberattacks on such third parties may cause significant disruptions and materially adversely affect our business, results of operations, and financial condition. In addition, despite the implementation of preventative and detective security controls, such IT systems are vulnerable to damage, shutdown, or interruption from a variety of sources, including telecommunications or network failures or interruptions, system malfunction, natural disasters, terrorism, and war. Additionally, our IT systems and products may be vulnerable to malicious acts by hackers, including through use of computer viruses, malware (including ransomware), phishing attacks, or denial of service attacks.

We regularly face attempts by others to gain unauthorized access, or to introduce malicious software, to our IT systems. Individuals or organizations, including malicious hackers, state-sponsored organizations, insider threats, including employees and third-party service providers, or intruders into our physical facilities, at times may attempt to gain unauthorized access to or corrupt our IT systems, products, or services. We are a target for computer hackers and organizations that intend to sabotage, take control of, or otherwise corrupt our processes, solutions, and services. We are also a target for malicious attackers who attempt to gain access to our network or data centers or those of our suppliers, customers, partners, or end users, steal proprietary information related to our business, products, employees, suppliers, and customers, interrupt our infrastructure, systems, and services or those of our suppliers, customers, or others, or demand ransom to return control of such systems and services. Such attempts are increasing in number and in technical sophistication, and if successful, expose us and the affected parties to risk of loss or misuse of confidential or other proprietary or commercially sensitive information, compromise personal information regarding users or employees, disrupt our business operations, and jeopardize the security of our facilities. Our IT infrastructure also includes products and services provided by third parties, and these providers may experience breaches of their systems and products that impact the security of our systems and our proprietary or confidential information.

We have experienced attempted data breaches, cyberattacks, and other similar incidents, none of which have resulted in a material adverse impact to our business or operations, but there can be no guarantee we will not experience an incident that would have such an impact. Such incidents, whether or not successful, could result in our incurring significant costs related to, for example, rebuilding internal systems, writing down inventory value, implementing additional threat protection measures, providing modifications to our solutions, defending against litigation, responding to regulatory inquiries or actions, paying damages, providing customers with incentives to maintain the business relationship, or taking other remedial steps with respect to third parties, as well as reputational harm. In addition, cybersecurity threats are constantly evolving, thereby increasing the difficulty of successfully defending against them or implementing adequate preventative measures. As a result of the COVID-19 pandemic, remote work and remote access to our systems have increased significantly, which also increases our cybersecurity attack surface. There has also been an increase in cyberattack volume, frequency, and sophistication driven by the global enablement of remote workforces. We seek to detect and investigate unauthorized attempts and attacks against our network and solutions and to prevent their recurrence where practicable through changes to our internal processes and tools and changes or updates to our solutions. However, despite the implementation of preventative and detective security controls, we, and the third parties upon which we rely, remain potentially vulnerable to additional known or unknown cybersecurity threats. In some instances, we, our suppliers, our customers, and end users, can be unaware of an incident or its magnitude and effects. Even when a security breach is detected, the full extent of the breach may not be determined, and even if determined, a full investigation may require time and resources. Any actual or perceived security incident could result in, among other things, unfavorable publicity, governmental inquiry and oversight, difficulty in marketing our services, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties, including our customers, and possible financial obligations for damages related to the theft or misuse of such information or inventory, any of which would adversely affect our business, results of operations, and financial condition. The costs related to cybersecurity breaches, attacks or other similar incidents or network or computer system disruptions typically would not be fully insured or indemnified. We cannot ensure that any limitations of liability provisions in our agreements with customers, service providers and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a cybersecurity breach, attack or other similar incident.

Security breaches and other disruptions of our in-vehicle systems and related data could impact the safety of our end users and reduce confidence in us and our solutions.

Our operations are rich in technology and computing and may be exposed to risks related to the stability of the information systems, their compatibility with the scope of its operations, information security, technical failures and overload of system servers. Impairment of the stability of computer systems and inability on our part to return its systems to normal operation within a reasonable time frame, or the lack of technological ability to meet commitments or the expectations of potential customers and strategic partners, may damage our reputation and harm its business outcomes. Our low-level sensor fusion and perception solutions contain complex information technology. These solutions, as integrated in ADAS and autonomous driving technologies, may affect the control of various vehicle functions including engine, transmission, safety, steering, navigation, acceleration, and braking. Hackers may attempt in the future to gain unauthorized access to modify, alter, and use such systems to gain control of, or to change, the functionality, user interface and performance characteristics of vehicles incorporating our solutions, or to gain access to data stored in or generated by the vehicle. In addition, as we transition to offering solutions that involve cloud-based solutions, including over-the-air updates, our solutions may increasingly be subject to cyber threats. Hackers may attempt to infiltrate, steal, corrupt, or manipulate such data on the cloud, which could also result in our low-level fusion technology malfunctioning. Malicious cybersecurity attacks against our technology, utilized by in-vehicle systems that relate to automotive safety and related data, such as the data described in the preceding sentence, could potentially lead to bodily injury or death of end users, passengers, and others. Any unauthorized access to or control of vehicles incorporating our solutions or their systems could adversely impact the safety of those vehicles, or result in legal or regulatory claims or proceedings, liability, or regulatory penalties. Moreover, new laws, such as the new data law in Massachusetts that would permit third-party access to vehicle data and related systems, could expose our vehicles and vehicle systems to third-party access without appropriate security measures in place, leading to new safety and security risks, and reducing trust and confidence in our solutions. In addition, regardless of their accuracy, reports of unauthorized access to our solutions, their systems, or data, as well as other factors that may result in the perception that our solutions, their systems, or data are capable of being hacked, could harm our reputation, and adversely affect our business, results of operations, and financial condition.

Failures or perceived failures to comply with privacy, data protection, and information security requirements, or theft, loss, or misuse of personal information about our employees, customers, end users, or other third parties, or other information, could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

The theft, loss, or misuse of personal information collected, used, stored, or transferred by us to run our business could result in significantly increased business and security costs or costs related to defending legal claims. For example, data collected by the sensor of our solutions during the development cycle of a project may include personal information such as license plate numbers of other vehicles, facial features of pedestrians, appearance of individuals, GPS data, and geolocation data. Notwithstanding our efforts to protect the security and integrity of our customers’ personal information, we may be required to expend significant resources to comply with data breach requirements if, for example, third parties improperly obtain and use the personal information of our customers, or we otherwise experience a data loss with respect to customers’ personal information. A major breach of our network security and systems may result in fines, penalties, and damages, harm our reputation, and adversely affect our business, results of operations, and financial condition.

Data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which we provide services. We are subject to a variety of local, state, national and international laws, directives, and regulations that apply to the collection, use, retention, protection, security, disclosure, transfer, and other processing of personal data in the different jurisdictions in which we operate (“Data Protection Laws”). Any failure by us or our vendors or other business partners to comply with our public privacy notice or with U.S. federal, state, local, Canadian, Chinese, or other foreign or international Data Protection Laws could result in regulatory or litigation-related actions against us, legal liability, fines, damages, ongoing audit requirements, and other significant costs. Global privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. Because many Data Protection Laws are new or subject to recent revisions or updates, there is often little clarity as to their interpretation or best practices for compliance, as well as a lack of precedent for the scope of enforcement. Costs to comply with Data Protection Laws and implement related privacy and data protection measures are significant, and may require us to change our business practices and compliance manners. Any non-compliance could adversely affect our ability to collect, analyze, and store data, expose us to significant monetary penalties, damage to our reputation, result in suspension of online services or sites in certain countries, and even result in criminal sanctions. Even our inadvertent failure to comply with Data Protection Laws could result in audits, regulatory inquiries, or proceedings against us by governmental entities or other third parties. Any inability to adequately address data privacy or data protection, or other information security-related concerns, even if unfounded, to successfully negotiate privacy, data protection, or information security-related contractual terms with customers, or to comply with Data Protection Laws, could result in additional cost and liability to us, harm our reputation and brand, and could adversely affect our business, results of operations, and financial condition.

Risks Related to Our Industry

The current uncertain economic environment and inflationary conditions may adversely affect global vehicle production and demand for our solutions.

Our business depends on, and is directly affected by, the global automobile industry. Economic conditions in North America, Europe and Asia can have a large impact on the production volume of new vehicles, and, accordingly, have an impact on our revenue. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence and purchasing power, energy and fuel costs, fuel availability, environmental impact, governmental incentives, regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by our customers’ ability to continue operating in response to challenging economic conditions, such as those caused by the COVID-19 pandemic, and in response to labor relations issues and shortages, supply chain disruptions, regulatory requirements, trade agreements and other factors. Moreover, automakers continue to face supply chain shortages, and we expect that global vehicle production will not fully recover from the impact of supply chain constraints in 2023. Furthermore, current uncertain economic conditions and inflation may contribute to a reduction in consumer demand, which may reduce vehicle production over at least the next several quarters. In addition to these general economic factors, uncertainties in specific markets may further contribute to lower vehicle production. For example, the disruption by Russia of gas supplies to Western Europe could significantly impact industrial production, including vehicle production, in significant markets such as Germany. We cannot predict when the impact of these factors on global vehicle production will substantially diminish. We believe that the expected continued constraint on global automotive production resulting from supply chain shortages and the effect of economic uncertainty will limit our ability to increase our revenue. More generally, the volume of automotive production in North America, Europe, China, and the rest of the world has fluctuated, sometimes significantly, from year to year, for many reasons, and such fluctuations give rise to fluctuations in the demand for our solutions. As a result, in addition to the impact of the current uncertainties that we anticipate to impact automotive production in the near term, adverse changes in economic or market conditions or other factors, including, but not limited to, general economic conditions, the bankruptcy of any of our customers or the closure of OEM manufacturing facilities may result in a reduction in automotive sales and production, and could have an adverse effect on our business, results of operations, and financial condition.

ADAS and AD systems rely on a complex set of technologies, and there is no assurance that the rate of acceptance and adoption of these technologies will increase in the near future or that a market for fully autonomous vehicles will fully develop.

ADAS and autonomous driving systems rely on a complex set of technologies, which requires the coordinated development of sensing, mapping, object detection and classification as well as path planning and navigation. These functions and capabilities are in different stages of development, and their reliability must continue to improve in order to meet the higher standards required for autonomous driving. Sensing technology provides information to the car and includes the physical sensors, as well as object classification and perception software. In many cases, it will be sold as part of a system where it must work within the core autonomous driving platform of an original equipment manufacturer. If customer technology is not ready to be deployed in vehicle models when our sensing technology is ready for adoption, launch of production could be delayed, perhaps for a significant time period, which could materially adversely affect our business, results of operations and financial condition.

There are a number of additional challenges to autonomous driving, all of which are outside of our control, including market acceptance of autonomous driving, particularly fully autonomous driving, national or state certification requirements and other regulatory measures, concerns regarding litigation, cyber security risks, as well as a general aversion by some consumers to the idea of self-driving vehicles. There can be no assurance that the market will accept any vehicle model, including a vehicle containing our technology, in which case our future business, results of operations and financial condition could be adversely affected.

We operate in an industry that is new and rapidly evolving. The market and industry projections included in this presentation are subject to significant uncertainty. If markets for sensor fusion products develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, ADAS and autonomous driving applications require complex technology and are subject to uncertainties with respect to, among other things, the rate of consumer acceptance and the impact of current or future regulations. Because these automotive systems depend on technology from many companies in addition to ours, commercialization of some ADAS or autonomous driving solutions could be delayed or impaired on account of certain technological components of our or others not being ready to be deployed in vehicles. Regulatory, safety or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth.

This prospectus contains estimates and forecasts concerning our industry, including estimates of the growth of the market for higher levels of automation and for low-level fusion, that are based on industry publications and reports or other publicly available information as well as our internal estimates and expectations. These estimates and forecasts involve a number of assumptions and limitations, and are subject to significant uncertainty, and you are cautioned not to give them undue weight. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the included information. We have not independently verified this third-party information. Similarly, our internal estimates and forecasts are based on a variety of assumptions, including assumptions regarding market acceptance of low-level sensor fusion and perception technology, autonomous driving and ADAS and the manner in which this new and rapidly evolving market will develop. While we believe our assumptions and the data underlying our estimates and forecasts are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates and forecasts may prove to be incorrect. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, the market for our solutions may be smaller than we have estimated, our future growth opportunities and sales growth may be smaller than we estimate, and our future business, results of operations and financial condition may be adversely affected.

Our future financial performance will depend on our ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, then our solutions may not compete as effectively, if at all, and they may not be incorporated into commercialized end customer products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our solutions or the future growth of the markets in which we operate. Even if the market for low-level sensor fusion and perception technology, ADAS and autonomous driving solutions grows substantially, there is no guarantee that demand for our solutions will correlate with that growth if we fail to effectively pursue such opportunities. If demand does not develop or if we cannot accurately forecast customer demand, then the size of our prospective markets or our future business, results of operations, and financial condition would be adversely affected.

Regulatory and Compliance Risks

We are subject to a variety of laws and regulations that affect our operations and that could adversely affect our business, results of operations, and financial condition.

We are subject to laws and regulations worldwide that affect our operations and that differ among jurisdictions, including automotive safety regulations, regulations governing ADAS and autonomous driving technology, intellectual property ownership and infringement laws, tax laws, import and export regulations, anti-corruption laws, foreign exchange controls and cash repatriation restrictions, data privacy laws, competition laws, advertising regulations, employment laws, product regulations, environmental laws, health and safety requirements, consumer laws and national security laws. Compliance with such requirements can be onerous and expensive, and may otherwise adversely affect our business, results of operations, and financial condition.

Although we have policies, controls, and procedures designed to help ensure compliance with applicable laws, there can be no assurance that our employees, contractors, suppliers, or agents will not violate such laws or our policies. There may also be laws and regulations that limit the functionality of our solutions or require us to adapt our solutions to retain functionality. For example, the regulatory environment in China creates challenges for the proliferation of our solutions in that market. Due to regulations there, we also depend on our partners in China in order to collect, analyze and transmit data, and such partners may choose to cease, or be unable to, continue cooperating with us. Other countries have, or may implement, similar restrictions. Violations of these laws and regulations can result in fines, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and damage to our reputation. The automotive and technology industries are subject to intense media, political, and regulatory scrutiny, which can increase our exposure to government investigations, legal actions, and penalties.

Our business, results of operations and financial condition may be adversely affected by changes in automotive safety regulations regarding ADAS and autonomous driving, which may increase our costs or delay or halt adoption of our sensor fusion solutions.

There are a variety of international, foreign, federal, and state regulations that apply to vehicle safety that could affect the marketability of our sensor fusion solutions. Regulations relating to autonomous driving include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a human driver, and autonomous driving may never be globally approved. There has been relatively little mandatory government regulation of the self-driving industry to date. Currently, there are no Federal Motor Vehicle Safety Standards that relate to the performance of self-driving technology and no widely accepted uniform standards to certify self-driving technology and its commercial use on public roads. It is also possible that future self-driving regulations are not standardized, and our technology could become subject to differing regulations across jurisdictions. For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, which may rely in part on sensor fusion technology, and certain treaties also restrict the legality of certain higher levels of automation, while certain U.S. states have legal restrictions on automation that many other states are also considering. Such regulations continue to rapidly change, which increases the likelihood of varying complex or conflicting regulations or may limit global adoption, impede our strategy, or negatively impact our long-term expectations for our investments in these areas.

Government safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding the industry, recalls, concerns regarding safety risks of autonomous driving and ADAS, accidents involving our sensor fusion solutions or those of our competitors, domestic and foreign political developments or considerations and litigation relating to our solutions and our competitors’ products. Changes in government regulations, especially those relating to ADAS and autonomous driving, could adversely affect our business, results of operations, and financial condition.

Regulations governing the automotive industry impose stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry, including a duty to report, subject to strict timing requirements, safety defects with, or reports of injuries relating to, systems integrating our solutions and requirements that a manufacturer recall and repair vehicles that contain safety defects or fail to comply with applicable safety standards. If we do not rapidly address any safety concerns or defects involving our solutions, our business, results of operations, and financial condition would be adversely affected.

If we fail to comply with the laws and regulations relating to the collection of withholding or sales tax and payment of income taxes in the various jurisdictions in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance, which could harm our business.

By engaging in business activities in a number of jurisdictions, we become subject to various local laws and regulations, including requirements to collect withholding or sales tax within those jurisdictions, and the payment of income taxes on revenue generated from activities in those jurisdictions. A successful assertion by one or more jurisdictions that we were required to collect withholding, sales or other taxes or to pay income taxes where we did not could result in substantial tax liabilities, fees and expenses, including substantial interest and penalty charges, which could harm our business.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

A number of factors can increase our effective tax rates, which could reduce our net income, including:

•        changes in the volume and mix of profits earned and location of assets across jurisdictions with varying tax rates and the associated impacts of legislative actions affecting multi-national enterprises;

•        changes in the valuation of our deferred tax assets and liabilities, and in associated deferred tax asset valuation allowance;

•        adjustments to income taxes upon finalization of tax returns;

•        increases in expenses not deductible for tax purposes, including equity-based compensation or impairments of goodwill;

•        changes in available tax credits;

•        changes in our ability to secure new, or renew existing, tax holidays and incentives;

•        changes in U.S. federal, state, or foreign tax laws or their interpretation, including changes in the U.S. to the taxation of non-U.S. income and expenses and changes resulting from the adoption by countries of OECD recommendations or other legislative actions; and

•        changes in accounting standards.

We are subject to risks related to trade policies, sanctions, and import and export controls.

Trade policies and international disputes at times result in increased tariffs, trade barriers and other restrictions, which can increase our manufacturing costs, make our solutions less competitive, reduce demand for our solutions, limit our ability to sell to certain customers, limit our ability to procure components or raw materials or impede or slow the movement of our goods across borders. Increasing protectionism and economic nationalism may lead to further changes in trade policies and regulations, domestic sourcing initiatives, or other formal and informal measures.

Likewise, national security and foreign policy concerns may prompt governments to impose trade or other restrictions, which could make it more difficult to sell our solutions in, or restrict our access to, certain markets. In this regard, our business activities are subject to various trade and economic sanctions laws and regulations, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s sanctions programs and the Export Administration Regulations issued by the U.S. Department of Commerce. These rules may prohibit or restrict our ability to, directly or indirectly, conduct activities or dealings in or with certain countries or involving certain persons, or otherwise affect our business. New measures imposed by the United States, the European Union, or others could restrict certain of our operations and adversely affect our business, results of operations, and financial condition. Although we take steps to comply with applicable laws and regulations, our failure to successfully comply with applicable sanctions or export control rules may expose us to negative legal and business consequences, including civil or criminal penalties and government investigations.

In particular, in response to Russia’s recent invasion of Ukraine, the United States, the European Union, and several other countries are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. See “— The current conflict between Ukraine and Russia has exacerbated market instability and disrupted the global economy.”

Additionally, tensions between the United States and China have led to increased tariffs and trade restrictions, including tariffs applicable to some of our solutions, and have affected customer ordering patterns. In addition to imposing economic sanctions on certain Chinese individuals and entities, the United States has imposed restrictions on the export of U.S.-regulated products and technology to certain Chinese technology companies. It is difficult to predict what further trade-related actions governments may take, which may include trade restrictions and additional or increased tariffs and export controls imposed on short notice, and we may be unable to quickly and effectively react to or mitigate such actions.

Trade disputes and protectionist measures, or continued uncertainty about such matters, could result in declining consumer confidence and slowing economic growth or recession, and could cause our customers to reduce, cancel, or alter the timing of their purchases with us. Sustained geopolitical tensions could lead to long-term changes in global trade and technology supply chains, and decoupling of global trade networks, which could adversely affect our business, results of operations, and financial condition.

Given our international supply chain and distribution, we are subject to import and export laws of multiple countries. Failure to comply with the requirements of such laws may lead to the imposition of additional taxes or duties on imports or exports, fines, or penalties.

The current conflict between Ukraine and Russia has exacerbated market instability and disrupted the global economy.

The current conflict between Ukraine and Russia has caused uncertainty about economic and political stability, increasing volatility in the credit and financial markets and disrupting the global economy. The United States, the European Union, and several other countries are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. These measures could constrain our ability to work with Russian companies or individuals in connection with the development of our solutions in the future. These sanctions and export controls may also contribute to higher oil and gas prices and inflation, which could reduce demand in the global automotive sector and therefore reduce demand for our solutions. There is also a risk that Russia, as a retaliatory action to sanctions, may launch cyberattacks against the United States, the European Union, or other countries or their infrastructures and businesses. Additional consequences of the conflict may include diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, and various shortages and supply chain disruptions. While we do not currently directly rely on goods or services sourced in Russia or Ukraine and thus have not experienced any direct disruptions, we may experience indirect disruptions in our supply chain. Any of the foregoing factors, including developments or effects that we cannot yet predict, may adversely affect our business, results of operations, and financial condition.

Risks Related to this Offering and Ownership of Our Securities

The Company does not intend to pay cash dividends for the foreseeable future.

The Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for our Common Shares will depend in part on the research and reports that analysts publish about its business. The Company does not have any control over these analysts. If one or more of the analysts who cover the Company downgrade its Common Shares or publish inaccurate or unfavorable research about its business, the price of its Common Shares would likely decline. If few analysts cover the Company, demand for its Common Shares could decrease and its Common Share price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering the Company in the future or fail to publish reports on it regularly.

Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Common Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board of directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.

Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

The Common Shares being offered for resale by Yorkville in this prospectus and by the Selling Securityholders in the prospectus that is part of the First Registration Statement represent a substantial percentage of our outstanding Common Shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Shares to decline significantly.

This prospectus relates to the offer and sale from time to time by Yorkville of up to 20,000,000 Common Shares pursuant to the SEPA. Additionally, the prospectus that is part of the First Registration Statement relates to the offer and sale from time to time by the Selling Securityholders named in the First Registration Statement or their permitted transferees of up to 40,582,699 Common Shares, which includes (i) 22,663,638 outstanding Common Shares beneficially owned by such Selling Securityholders, (ii) up to 6,632,416 Common Shares issuable upon the exercise of Private Placement Warrants held by Sponsor; (iii) up to 2,031,250 Common Shares issuable upon conversion of Class A Non-Voting Special Shares held by Sponsor; (iv) up to 4,378,500 Common Shares issuable upon the conversion of our secured convertible notes held by the applicable Selling Securityholders; (v) up to 263,890 Common Shares issuable upon the exercise of the Lender Warrants; (vi) up to 449,013 Common Shares issuable upon the exercise of the Legacy Director Warrants; (vii) up to 71,267 Common Shares issuable upon vesting or vesting and exercise, as applicable, of Director Awards; and (viii) up to 4,092,725 Common Shares issuable upon the conversion of Company Earnout Non-Voting Special Shares.

The number of Common Shares offered for resale under the prospectus that is part of the First Registration Statement and this prospectus, together, exceeds the number of Common Shares constituting our public float, and represents approximately 158% of our public float and approximately 262% of our total outstanding 29,450,282 Common Shares as of May 28, 2024 (which 29,450,282 Common Shares includes the issuance of certain First Shelf Secondary Shares covered by the First Registration Statement), in each case assuming, under (i) the First Registration Statement, the exercise of all outstanding Public Warrants, the exercise of all outstanding Private Placement Warrants, the vesting and automatic conversion of all outstanding Class A Non-Voting Special Shares, the conversion of all of our outstanding convertible notes, the exercise, as applicable, of a portion of the Lender Warrants, the exercise, as applicable, of a portion of the Legacy Director Warrants, the vesting or vesting and exercise of all Director Awards, and the vesting and conversion of all outstanding Company Earnout Non-Voting Special Shares and (ii) under this registration statement, issuance of all 19,836,637 SEPA Advance Shares registered hereby.

Because the price-per share of any Common Shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of our Common Shares at the time we elect to sell such Common Shares, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Common Shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Common Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under SEPA.

The sale of all Common Shares offered for resale by the Selling Securityholders under the First Registration Statement and the sale by Yorkville of all Common Shares offered for resale under this registration statement, or the perception that these sales could occur, could depress the market price of our Common Shares.

Even if the trading price of our Common Shares were to continue to trade significantly below US$10.00 per share, the offering price for the units sold in the Prospector IPO, certain of the Selling Securityholders under the First Registration Statement may still have an incentive to sell our Common Shares because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices paid by such Selling Securityholders and the public trading price of our Common Shares. Additionally, the SEPA has been negotiated so that Yorkville would always purchase our Common Shares pursuant to its terms at a discount to market. Accordingly, our shareholders may not experience a similar rate of return on any Common Shares purchased by them on the open market, which would not have the benefit of any such discounts and due to differences in the purchase prices. Any such at-the-market purchases may make it harder for our shareholders to profit from their investments in our Company, when compared to those certain Selling Securityholders under the First Registration Statement, Yorkville under this registration statement or otherwise.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the SEPA, our management will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Yorkville. If and when we do elect to sell our Common Shares to Yorkville pursuant to the SEPA, after Yorkville has acquired such shares, Yorkville may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Yorkville under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future resales of Common Shares may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

Subject to certain exceptions, the PIPE Investors and LeddarTech shareholders prior to the Business Combination other than the PIPE Investors agreed not to transfer or sell their Common Shares for six months and four years, respectively, following the Closing. However, following the expiration of such lockup, the Sponsor, PIPE Investors and certain shareholders of the Company will not be restricted from selling Common Shares held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Shares. The Sponsor and the shareholders of the Company (including Common Shares issued in the PIPE Financing pursuant to the terms of the Subscription Agreement, but not including Common Shares reserved in respect of the Company Equity Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Common Shares) collectively owned approximately 69.5% of the outstanding Common Shares upon completion of the Business Combination.

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of Common Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We need to raise additional capital to address our liquidity needs and to realize our operational goals. The issuance of additional shares of the Common Shares would result in dilution of our shareholders and could have a negative impact on the market price of Common Shares.

In order to address our liquidity needs and to realize our operational goals without materially reducing our operational costs, the Company is currently seeking to raise additional capital, which may include the issuance of additional equity securities. To the extent this occurs, it could impose significant dilution on our shareholders.

Any issuances of additional Common Shares would result in dilution of our shareholders and could have a negative impact on the market price of Common Shares and our ability to obtain additional financing.

For example, on April 8, 2024, in furtherance of addressing our liquidity needs, the Company entered into the SEPA with Yorkville, pursuant to which the Company has the right from time to time to issue and sell to Yorkville, up to US$50.0 million in Common Shares over the course of 36 months after the date of the SEPA. Without giving effect to any other potential future issuance other than pursuant to the SEPA, and assuming that the issue price for such sales is US$2.20 per share (the closing price on May 28, 2024), such additional issuances would represent in the aggregate approximately 22,727,273 million additional Common Shares or approximately 77.2% of the total number of Common Shares outstanding as of May 28, 2024, after giving effect to only such issuance. The timing, frequency, and the price at which we issue Common Shares are subject to market prices and management’s decision to sell Common Shares, if at all. In accordance with our obligations under the SEPA, we have filed this registration statement with the SEC to register under the Securities Act the resale by Yorkville of any Common Shares issued pursuant to this arrangement. For more information, see “Committed Equity Financing.”

If the benefits of the Business Combination do not meet the expectations of investors, shareholders or financial analysts, the market price of the Company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline. Fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to completion of the Business Combination, there had not been a public market for the Company’s stock. The valuation ascribed to the Company’s shares in the transaction may not be indicative of the price that will prevail in the trading market. The trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in the Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Company;

•        changes in the market’s expectations about the Company’s operating results;

•        the public’s reaction to the Company’s press releases, the Company’s other public announcements and our filings with the SEC;

•        speculation in the press or investment community;

•        success of competitors;

•        the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        the Company’s ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting the Company’s business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Common Shares available for public sale;

•        any major change in the Company’s board or management;

•        sales of substantial amounts of Common Shares by the Company’s directors, officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, breakouts of pandemics and epidemics and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of its operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of the Company’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert the Company’s management’s attention and resources, and could also require the Company to make substantial payments to satisfy judgments or to settle litigation.

Recent market volatility could impact the stock price and trading volume of the Company’s securities.

The trading market for Common Shares could be impacted by recent market volatility, which volatility was greater in the technology industry. While the Company does not believe that it is more likely to be affected by market volatility than other public companies, recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Common Shares.

A possible “short squeeze” due to a sudden increase in demand of Common Shares that largely exceeds supply may lead to price volatility in Common Shares. Investors may purchase Common Shares to hedge existing exposure or to speculate on the price of Common Shares. Speculation on the price of Common Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Common Shares available for purchase, investors with short exposure may have to pay a premium to repurchase Common Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of Common Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in Common Shares that are not directly correlated to the operating performance of the Company.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Province of Québec’s securities legislation. The Exchange Act and securities laws applicable in the Province of Québec require the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that the Company did not previously incur. Our entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in the Company incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for the Company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the Company to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future.

A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the consolidated financial statements will not be prevented or detected on a timely basis. As of March 31, 2024, we identified the following material weaknesses in our internal control over financial reporting:

•        there is insufficient accounting personnel to execute the routine and non-routine accounting processes and apply segregation of duties over the execution and approval of journal entries;

•        the Company has not adequately assessed the effectiveness of its information technology controls to select and develop general control activities over technology to support its financial reporting activities. As a result, the Company places extensive reliance on spreadsheets for various financial processes, including data entries, calculations and analysis, which lack the robust controls and validation mechanisms present in an integrated financial software environment. In addition, the Company has inadequate documentation and a lack of effective review controls to validate the inputs and assumptions used in the data entries, calculations, and analysis in the spreadsheets; and

•        review controls regarding both routine accounting processes and accounting treatments for complex transactions were not designed effectively to ensure that accounting transactions are properly recognized and measured in the consolidated financial statements.

All of the above noted material weaknesses contributed to the restatement of the Company’s financial statements included in this prospectus.

We have taken steps to address these pervasive material weaknesses and expect to implement a remediation plan, which we believe will address their underlying causes. We have engaged external advisors with subject matter expertise and additional external resources to provide assistance in assessing the control environment and expect to further engage these external advisors to provide assistance with all elements of the internal controls over financial reporting program, including: performance of a risk assessment, documentation of process flows, design and remediation of internal controls, and evaluation of the design and operational effectiveness of our internal controls. We also expect to engage additional external advisors to provide assistance in the areas of information technology and financial accounting. We are evaluating the longer-term resource needs of our various financial functions.

These remediation measures may be time consuming, costly, and might place significant demands on our financial and operational resources. We have made some upgrades to our enterprise resource planning system and work on further upgrades is ongoing with the intent to further customize and enhance system functionality. Although we have made enhancements to our control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Moreover, significant operating cost reductions may materially adversely impact our accounting and finance function, and make it more difficult to remediate existing significant deficiencies and material weaknesses. We do not know the specific time frame needed to fully remediate the material weaknesses identified.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of September 30, 2023 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 of the Sarbanes-Oxley Act.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our software solutions to new and existing customers.

The Company is an emerging growth company subject to reduced disclosure requirements, and there is a risk that availing itself of such reduced disclosure requirements will make its Common Shares less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Once we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

Because the Company is a public reporting company by means other than a traditional underwritten initial public offering, our shareholders may face additional risks and uncertainties.

Because the Company is a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling Common Shares, and, accordingly, the Company’s shareholders do not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. In an underwritten initial public offering, a due diligence investigation would be conducted by an underwriter that would be subject to strict liability for any material misstatements or omissions in a registration statement.

In addition, because the Company did not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Company. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of the Company than they might if the Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Company as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for Common Shares could have an adverse effect on the Company’s ability to develop a liquid market for Common Shares.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and, as such, is exempt from certain provisions applicable to United States domestic public companies. The Company could lose its status as a foreign private issuer in the future, causing it to incur substantial costs, time and resources.

Because the Company is incorporated under the laws of Canada, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited. As a result, it may be difficult for investors to effect service of process within the United States upon the Company’s directors or officers, or enforce judgments obtained in the United States courts against the Company’s directors or officers.

As a foreign private issuer, the Company is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq listing standards.

The Company is subject to the Nasdaq corporate governance listing standards. However, the Nasdaq rules will permit a foreign private issuer like the Company to follow the corporate governance practices of the Company’s home country. Certain corporate governance practices in Canada, which is the Company’s home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, the Company will not be required to:

•        have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act); or

•        have a compensation committee and a nominating committee to be comprised solely of “independent directors.”

However, though Canada does not require a majority of independent directors, the Company has a majority of independent directors in accordance with the Nasdaq corporate governance standards. Should the Company instead rely on the “foreign private issuer” exemptions, Shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

The by-laws of the Company that are in effect designate the Superior Court of Justice of the Province of Québec, Canada and the appellate courts therefrom as the exclusive forum for certain litigation that may be initiated by the Company’s shareholders, which could limit the Company’s shareholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Our by-laws provide that, unless the Company consents in writing to the selection of an alternative forum and except as set out below, the Superior Court of Québec, Canada and the appellate courts therefrom will, to the fullest extent permitted by law be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action or proceeding asserting breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company, any action or proceeding asserting a claim arising pursuant to any provision of the Canada Business Corporations Act (the “CBCA”) or the articles or by-laws of the Company, or any action or proceeding asserting a claim related to the relationships among the Company, its affiliates and their respective shareholders, directors or officers (other than the business carried on by the Company or its affiliates).

Our by-laws provide that, notwithstanding the foregoing, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in our by-laws will not apply to actions arising under the Securities Act or the Exchange Act.

Our by-laws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Company is deemed to have notice of and consented to the provisions of the Company’s by-laws described above.

The forum selection provisions in our by-laws may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the Company’s directors, officers or other employees, which may discourage lawsuits against the Company and the Company’s directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation, memorandum and articles of association and/or equivalent constitutional documents has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our by-laws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on the Company’s business, financial conditions and results of operations.

Forward-Looking Statements

Some of the statements in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that do not directly or exclusively relate to historical facts. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not a forward-looking statement. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, but are not limited to, statements about:

•        the benefits of the Business Combination;

•        the Company’s financial performance following the Business Combination;

•        our ability to raise additional capital;

•        our ability to comply with the covenants in our debt financing agreements;

•        our ability to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, our lenders under our debt instruments;

•        changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, projects, prospects, and plans;

•        expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings; and

•        other factors discussed under the section titled “Risk Factors” beginning on page 12.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents incorporated by reference in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any such statement is based.

COMMITTED EQUITY FINANCING

On April 8, 2024, we entered into the SEPA, effective April 15, 2024, pursuant to which we, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, have the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized (the “Commitment Period”). We have the right to terminate the SEPA upon five trading days’ prior written notice to Yorkville, subject to certain conditions.

In accordance with our obligations under the SEPA, we have filed this registration statement with the SEC to register under the Securities Act the resale by Yorkville of 20,000,000 Common Shares consisting of (i) 163,363 SEPA Commitment Shares and (ii) up to 19,836,637 SEPA Advance Shares that we may elect, in our sole discretion, to issue to Yorkville, from time to time under the SEPA. We do not have the right to require Yorkville to purchase any Common Shares under the SEPA until the date on which all of the conditions to Yorkville’s Advance obligations set forth in the SEPA have been satisfied, including that this registration statement be declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after such date, we will have the right, but not the obligation, from time to time at our discretion during the Commitment Period, to require Yorkville to subscribe for a specified amount of Common Shares by delivering an Advance Notice to Yorkville.

The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of the Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville. Each Advance, if any, by the Company to Yorkville under the SEPA is subject to a maximum amount equal to (1) the greater of an amount equal to 100% of the daily trading volume of the Common Shares stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance Notice or (2) 500,000 Common Shares.

During any trading day within a Pricing Period (as defined in the SEPA), two conditions will trigger an automatic reduction to the amount of the Advance: either (i) with respect to an Option 1 Advance Notice, if the total number of Common shares traded on the applicable stock market or exchange during such Pricing Period is less than the volume threshold (as described in the SEPA), by the greater of (a) 30% of the trading volume of the Common Shares on the applicable stock market or exchange during such Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice or (ii) with respect to an Option 2 Advance Notice, if (A) VWAP of the Common Shares is below the minimum acceptable price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), by 33% (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day will be excluded from the Option 2 Pricing Period for purposes of determining the market price. Additionally, the total Common Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) will be increased by such number of Common Shares (the “Additional Shares”) equal to greater of (a) the number of Common Shares sold by Yorkville on such Excluded Day(s), if any, or (b) such number of Common Shares elected to be subscribed for by Yorkville, and the purchase price per share for each Additional Share will be equal to the minimum acceptable price in effect with respect to such Advance Notice multiplied by 97% (without any further discount), ;provided that this increase will not cause the total Advance Common Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in the SEPA. Each Advance is subject to certain limitations, including that Yorkville cannot purchase any Common Shares that would result in it beneficially owning more than 9.99% of the Company’s outstanding voting power or number of Common Shares at the time of an Advance.

We will control the timing and amount of any issuances of Common Shares to Yorkville. Actual issuances of Common Shares to Yorkville under the SEPA will depend on a variety of factors to be determined by us from time to time, including the frequency and prices at which we issue Common Shares to Yorkville, market conditions and the trading price of our Common Shares, our ability to meet the conditions set forth in the SEPA, and determinations by us as to the appropriate sources of funding for our company and our operations.

The net proceeds under the SEPA to us will depend on the frequency and prices at which we issue Common Shares to Yorkville. We expect to use 10% of the gross proceeds that we receive from issuances of our Common Shares to Yorkville, if any, under the SEPA to repay indebtedness under the Desjardins Credit Facility and to use the balance of the proceeds to cover transaction expenses and for working capital and general corporate purposes. See the section entitled “Use of Proceeds” elsewhere in this prospectus for more information.

In connection with the entry into SEPA, we paid Yorkville a structuring fee in the amount of US$25,000. In addition, in satisfaction of an upfront commitment fee of US$375,000, we have issued 163,363 SEPA Commitment Shares to Yorkville.

The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to Yorkville under the SEPA is subject to the satisfaction or waiver of certain conditions, including, among other things, the following:

•        the accuracy in all material respects of our representations and warranties included in the SEPA;

•        the issuance of the SEPA Commitment Shares to Yorkville;

•        the effectiveness of this registration statement (and any one or more additional registration statements filed with the SEC that include Common Shares that may be issued by us to Yorkville under the SEPA);

•        no Material Outside Event (as defined in the SEPA) shall have occurred or be continuing;

•        the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the SEPA to be performed, satisfied or complied with by the Company;

•        the absence of any statute, rule, regulation, executive order, decree, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the SEPA;

•        trading in our Common Shares shall not have been suspended by the SEC, Nasdaq or FINRA;

•        the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on Nasdaq shall be terminated;

•        the representations contained in the appliable Advance Notice shall be true and correct in all material respects; and

•        the Company having issued all Common Shares relating to all prior Advances.

No Short-Selling by Yorkville

Yorkville has agreed that, during the term of the SEPA, neither Yorkville nor any of its officers, or any entity managed or controlled by Yorkville, shall, directly or indirectly, engage in any short sales of our Common Shares, provided that such persons may sell Common Shares that Yorkville is unconditionally obligated to purchase pursuant to the SEPA.

Termination of the Standby Equity Agreement

Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of:

•        The first day of the month next following the 36-month anniversary of the effective date of the SEPA; or

•        The date on which Yorkville shall have made payment of Advances pursuant to the SEPA for Common Shares equal to the Commitment Amount.

We have the right to unilaterally terminate the SEPA upon five trading days’ prior written notice to Yorkville; provided that (i) there are no outstanding Advance Notices that have not been completed; and (ii) we have paid all amounts owed to Yorkville pursuant to the SEPA. The Company and Yorkville may also terminate the SEPA at any time by mutual written consent.

Effect of Issuances of Common Shares under the SEPA on our Shareholders

All Common Shares that may be issued by us to Yorkville under the SEPA that are being registered under the Securities Act for resale by Yorkville under this prospectus are expected to be freely tradable. The Common Shares being registered for resale in this offering may be issued by us to Yorkville from time to time at our discretion during the Commitment Period. The resale by Yorkville of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Shares to decline. Issuances of our Common Shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to issue to Yorkville all, some or none of the Common Shares that may be available for issuance to Yorkville pursuant to the SEPA.

If and when we do elect to issue Common Shares to Yorkville pursuant to the SEPA, Yorkville may resell all, some, or none of such Common Shares in its discretion and at different prices subject to the terms of the SEPA. As a result, investors who purchase Common Shares from Yorkville in this offering at different times will likely pay different prices for those Common Shares, and so may experience different levels of dilution and, in some cases, substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Common Shares they purchase from Yorkville in this offering as a result of future issuances made by us to Yorkville at prices lower than the prices such investors paid for their Common Shares in this offering. In addition, if we sell a substantial number of shares to Yorkville under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Because the per-share price of any Common Shares to be paid by Yorkville for the Common Shares that we may elect to issue to Yorkville under the SEPA, if any, will fluctuate based on the market prices of our Common Shares during the applicable pricing period, as of the date of this prospectus we cannot reliably predict the number of Common Shares that we will issue to Yorkville under the SEPA, the actual per-share price of any Common Shares to be paid by Yorkville for those Common Shares, or the actual gross proceeds to be raised by us from those issuances, if any.

Although the SEPA provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the SEPA, require Yorkville to purchase our Common Shares in one or more Advances under the SEPA, for a maximum aggregate purchase price of up to US$50.0 million, 20,000,000 Common Shares are being registered for resale under this registration statement, 19,836,637 of which are SEPA Advance Shares and 163,363 of which are SEPA Commitment Shares that have already been issued to Yorkville. While the market price of our Common Shares may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase price to be paid by Yorkville under the SEPA for Common Shares, if any, may also fluctuate, in order for us to receive the full amount of Yorkville’s commitment under the SEPA, it is possible that we may need to issue more than the number of Common Shares being registered for resale under this registration statement.

If it becomes necessary for us to issue and sell to Yorkville under the SEPA more than the 19,836,637 SEPA Advance Shares being registered for resale under this registration statement in order to receive aggregate gross proceeds equal to US$50.0 million under the SEPA, we will need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional Common Shares we wish to sell from time to time under the SEPA, which the SEC must declare effective before we sell such Common Shares. The number of Common Shares ultimately offered for resale by Yorkville depends upon the number of Common Shares, if any, we ultimately issue to Yorkville under the SEPA.

The issuance, if any, of Common Shares to Yorkville pursuant to the SEPA would not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders would be diluted. Although the number of Common Shares that our existing shareholders own would not decrease as a result of issuances, if any, under the SEPA, the Common Shares owned by our existing shareholders would represent a smaller percentage of our total issued Common Shares after any such issuance.

The foregoing description of the SEPA and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the SEPA, a copy of which is attached hereto as Exhibit 10.23, which is incorporated herein in its entirety by reference.

The following table sets forth the amount of gross proceeds, before deducting any discount to Yorkville or expenses payable by us, we would receive from Yorkville from our issuance of such number of Common Shares to Yorkville for a maximum aggregate Commitment Amount of US$50.0 million to Yorkville under the SEPA at varying purchase prices:

Assumed Average Purchase Price per Share	Number of Common Shares to be Issued if Full Purchase(1)		Percentage of Outstanding Common Shares After Giving Effect to the Issuance to Yorkville(2)	Gross Proceeds from the Sale of Common Shares to Yorkville Under the SEPA
$1.00	50,000,000	(3)	170.8%	$50,000,000
$2.00	25,000,000	(3)	84.9%	$50,000,000
$2.20(4)	22,727,273	(3)	77.2%	$50,000,000
$2.36(5)	21,186,441	(3)	71.9%	$50,000,000
$3.00	16,666,667		56.6%	$50,000,000
$4.00	12,500,000		42.4%	$50,000,000
$5.00	10,000,000		34.0%	$50,000,000

____________

(1)      Excluding the 163,363 Commitment Shares that we issued to Yorkville upon the execution of the SEPA. Although the SEPA provides that we may sell up to $50,000,000 of our Common Shares to Yorkville, we are only registering 20,000,000 shares under the registration statement that includes this prospectus, including the 163,363 Commitment Shares, which may or may not cover all of the shares we ultimately sell to Yorkville under the SEPA, depending on the purchase price per share. The assumed average purchase prices are solely for illustration and are not intended to be estimates or predictions of future share performance.

(2)      The denominator is based on 29,450,282 Common Shares outstanding as of May 28, 2024, adjusted to include the issuance of the number of shares set forth in the second column that we would have issued to Yorkville, assuming the average purchase price in the first column. The numerator is based on the number of Common Shares set forth in the second column.

(3)      We may not sell to Yorkville more than 19,836,637 Common Shares without amending this prospectus and the registration statement of which it forms a part.

(4)      Represents the closing price of our Common Shares on Nasdaq on May 28, 2024.

(5)      Represents the closing price of our Common Shares on Nasdaq on April 5, 2024, the trading day prior to the execution of the SEPA.

Use of Proceeds

All of the Common Shares offered by Yorkville pursuant to this prospectus will be sold by Yorkville for its own account. We will not receive any of the direct proceeds from the resale of Common Shares included in this prospectus by Yorkville. However, we may receive up to US$50.0 million in aggregate gross proceeds under the SEPA from issuances of Common Shares that we may elect to make to Yorkville pursuant to the SEPA, if any, from time to time in our discretion. As of the date of this prospectus, we are unable to estimate the actual amount of proceeds that we may receive under the SEPA, as it will depend on a number of factors, including the frequency and prices at which we issue Common Shares to Yorkville, market conditions and the trading price of our Common Shares, our ability to meet the conditions set forth in the SEPA, and determinations by us as to the appropriate sources of funding for our company and our operations. See “Committed Equity Financing” for a description of how the price at which we may issue Common Shares to Yorkville is calculated pursuant to the SEPA.

We expect to use 10% of the gross proceeds that we receive from issuances of our Common Shares to Yorkville, if any, under the SEPA to repay indebtedness under the Desjardins Credit Facility, which indebtedness bears interest based on the Canadian prime rate of 7.0%, plus 9.00%. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions — Desjardins Credit Facility”) and to use the balance of the proceeds to cover transaction expenses and for working capital and general corporate purposes.

Our expected use of net proceeds under the SEPA represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received under the SEPA, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our business plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Yorkville will pay any brokerage fees or commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred in selling the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

Dividend Policy

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on its our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

Capitalization

The following table sets forth the capitalization of the Company as of March 31, 2024.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our expected results for any future periods.

As of March 31, 2024	in Canadian dollars
Cash	$14,322,794
Other current assets	$9,549,040
Non-current assets	$67,596,402
Total assets	$91,468,236
Accounts payable and accrued liabilities	$13,759,327
Provisions	$—
Conversion option	$3,396,826
Warrant liability	$2,914,346
Current portion of lease liabilities	$941,352
Current portion of government grant liabilities	$570,069
Long-term debt	$74,191,479
Lease liabilities	$2,046,288
Government grant liabilities	$1,029,036
Total liabilities	$98,848,723
Capital Stock	$542,695,821
Reserve – warrants	$2,314,417
Reserve – stock options	$2,994,648
Other component of equity	$944,274
Deficit	$(556,329,647)
Total shareholders’ equity	$7,380,487
Total liabilities and shareholders’ equity	$91,468,236

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of SEC Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus unless otherwise defined.

The following unaudited pro forma condensed consolidated statement of loss of the Company and its consolidated subsidiaries for the year ended September 30, 2023 and for the six months ended March 31, 2024 present the combination of the financial information of Prospector, NewCo and LeddarTech, after giving effect to the Business Combination, related transactions and adjustments for other material events.

The unaudited pro forma condensed consolidated statement of loss for the year ended September 30, 2023 and for the six months ended March 31, 2024 gives pro forma effect to the Business Combination, related transactions and adjustments for other material events as if they had occurred on October 1, 2022.

The unaudited pro forma condensed consolidated financial information has been derived from, and should be read in conjunction with, the historical financial statements of LeddarTech, and the notes thereto, as well as the disclosures contained elsewhere in this prospectus.

No pro forma condensed consolidated statement of financial position is presented herein as the transaction is already reflected in the unaudited financial statements of LeddarTech Inc. as at and for the six months ended March 31, 2024.

The accounting policies used in the preparation of the unaudited pro forma condensed consolidated financial information incorporate the significant accounting policies used by LeddarTech for the respective periods in the consolidated financial statements included in this prospectus.

The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and may not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination, related transactions and adjustments for other material events occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed consolidated financial information and are subject to change as additional information becomes available and analyses are performed.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial information are based on items that are factually supportable, directly attributable to the Business Combination, related transactions and adjustments for other material events for which there are firm commitments and are expected to have a continuing impact on the unaudited pro forma condensed consolidated financial information for which completed financial effects are objectively determinable.

Description of the Business Combination, Related Transactions and Adjustments for Other Material Events

On June 12, 2023, as amended on September 25, 2023, Prospector entered into the Business Combination Agreement with LeddarTech and NewCo. Prior to the Business Combination and the payment by Prospector of a dividend of 1,338,616 Prospector Class A Shares to non-redeeming holders described below, but after final redemption by Prospector of 855,440 of its Class A ordinary shareholders, the outstanding securities of Prospector consisted of the following:

•        Prospector Class A Shares held by public shareholders — 1,338,616

•        Prospector Class B Shares held by the Sponsor — 8,125,000

•        Public Warrants (after separation — see Redemption Offer below) — 10,833,333

•        Private Placement Warrants held by the Sponsor — 5,666,667

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares exercised their right to redeem those shares for approximately US$10.93 per share, or a total of approximately US$9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and NewCo completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and NewCo amalgamated (the “Prospector Amalgamation” and Prospector Canada and NewCo as so amalgamated, “AmalCo”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), AmalCo acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of AmalCo having a negotiated aggregate equity value of US$200 million (valued at US$10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional AmalCo “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and AmalCo amalgamated (the “Company Amalgamation” and LeddarTech and AmalCo as so amalgamated, the “Company”); and

•        in connection with the Company Amalgamation, the securities of AmalCo converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.”

The ability of the Company to fulfill its obligations and finance its future activities depends on its ability to raise capital and the continuous support of its creditors. The Company has historically been successful in raising capital through issuances of equity and debt and amending or refinancing its credit facilities. However, there can be no certainty as to the ability of the Company to achieve successful outcomes to these matters. This indicates the existence of a material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern. While the Business Combination and the PIPE Financing have improved the Company’s liquidity position, unless the Company is successful in raising additional capital, these transactions do not remove substantial doubt about the ability of the Company to continue as a going concern.

Prospector Share Issuance

Prospector issued at the Closing, as a dividend, following the Prospector Shareholder Redemption and prior to the Continuance, to each holder of Prospector Class A Shares that did not participate in the redemption one additional Prospector Class A Share for each non-redeemed Prospector Class A Share.

Such additional Prospector Class A Shares were issued as a dividend in an effort to reduce redemptions in an on-going high redemption environment for special purpose acquisition company business combinations. The share dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon Closing.

Convertible Promissory Notes

On May 16, 2022, Prospector entered into a convertible promissory note with the Sponsor, pursuant to which Prospector had borrowed US$1,448,623 through the Closing Date (the “Prospector Convertible Promissory Note” or “Convertible Promissory Note — Related Party”). The Prospector Convertible Promissory Note was non-interest bearing and due on the earlier of December 31, 2023 and the date on which Prospector consummates its initial business combination. Upon the closing of the Business Combination, Prospector converted the entire balance of the Prospector Convertible Promissory Note into 965,749 warrants, at a price of US$1.50 per warrant at the option of the Sponsor. These warrants are identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a Sponsor Letter Agreement.

The Sponsor Letter Agreement provides that the Prospector Sponsor Non-Voting Special Shares, which equals twenty-five percent (25%) of the Company Shares that will be held by the Sponsor pursuant to and following the completion of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Class B Shares held by the Sponsor, and twenty-five percent (25%) of the Legacy SPAC Warrants issuable pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Warrants held by the Sponsor, will be subject to a seven-year vesting pursuant to which such Prospector Sponsor Non-Voting Special Shares will vest and convert into Common Shares of the Company and such Prospector Warrants will be deemed vested, in each case, in equal thirds upon the volume weighted average price of the Company Common Shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 Trading Days within any consecutive 30-Trading Day period commencing at least 150 days following the Closing (the “Class A Non-voting Special Shares” and “Vesting Sponsor Warrants,” respectively). The remaining seventy five percent (75%) (i) of the Company Shares that will be held by the Sponsor pursuant to and following the completion of the Business Combination Agreement and the Plan of Arrangement and (ii) the Legacy SPAC Warrants held by the Sponsor are not subject to vesting.

PIPE Financing

On June 12, 2023, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million, payable in two tranches. On October 30, 2023, LeddarTech and the PIPE Investors entered into an amendment to the Subscription Agreement, pursuant to which the PIPE Investors agreed to accelerate the timing of their purchase of a portion of the second tranche of secured convertible notes.

•        On June 13, 2023, the issuance of the Tranche A-1 Notes in the aggregate principal amount of US$21.66 million occurred in connection with the execution of the Business Combination Agreement. In addition to receiving the Tranche A-1 Notes, the PIPE Investors (the “Tranche A-1 PIPE Investors”) received warrants to acquire 595,648 Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “Tranche A-1 PIPE Warrants”), which will entitle the Tranche A-1 PIPE Investors to receive 8,052,832 Company Common Shares in connection with such Tranche A-1 PIPE Warrants upon the closing of the Business Combination.

•        On July 30, 2023, the Company issued the Tranche A-2 Notes in the aggregate principal amount of US$0.34 million. In addition to receiving the Tranche A-2 Notes, these PIPE Investors (the “Tranche A-2 PIPE Investors” and, together with the Tranche A-1 PIPE Investors, the “Tranche A PIPE Investors”) received warrants to acquire 9,354 Class D-1 preferred shares of LeddarTech (the “Tranche A-2 PIPE Warrants” and, together with the Tranche A-1 PIPE Warrants, the “Tranche A PIPE Warrants”) which will entitle the Tranche A-2 PIPE Investors to receive 124,095 Company Common Shares upon the closing of the Business Combination.

•        Pursuant to an amendment to the Subscription Agreement dated October 30, 2023, approximately US$4.1 million of Tranche B-1 Notes was issued on October 31, 2023, with the issuance of the remaining US$17.9 million Tranche B Notes (the PIPE Investors receiving such Tranche B-2 Notes, the “Tranche B-2 PIPE Investors”) upon the Closing of the Business Combination. In addition to receiving the Tranche B-1 Notes, the PIPE Investors who received the Tranche B-1 Notes (the “Tranche B-1 PIPE Investors” and, together with the Tranche A PIPE Investors and the Tranche B-2 PIPE Investors, the “PIPE Investors”) received warrants to purchase 24,323 Class D-1 Preferred Shares (the “Tranche B-1 PIPE Warrants” and, together with the Tranche A PIPE Warrants, the “PIPE Warrants”), which will entitle the Tranche B-1 PIPE Investors to receive 316,643 Company Common Shares upon the closing of the Business Combination (such transactions, the “Additional PIPE Financing”).

•        Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Company Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.5% of the 20 million Company Common Shares outstanding immediately prior to the Closing which also entitled the PIPE Investors to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares (see “Company Earnout Non-Voting Special Shares to be Issued to the Company Shareholders” below) being distributed to existing shareholders of LeddarTech.

•        The 20 million Company Common Shares outstanding immediately prior to the Closing represented the US$200 million equity value of the Company divided by a negotiated value of US$10.00 per share transaction price. Because the PIPE Investors owned approximately 42.5% of the Company Common Shares immediately prior to the Closing, the PIPE Investors were entitled to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares to be distributed to existing shareholders of LeddarTech at the Closing.

The PIPE Convertible Notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the PIPE Convertible Notes and are convertible into the number of Company Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Company Common Share. The hypothecs and the security interests in the assets of LeddarTech and the Company to secure the obligations under the PIPE Convertible Notes rank before the hypothecs securing the obligations under the IQ Loan Agreement and behind hypothecs and the security interests securing the obligations under the Desjardins Credit Facility.

Pursuant to the Business Combination Agreement, each of Prospector, LeddarTech and NewCo agreed that, if desirable, they will collaborate together so that LeddarTech may enter into subscription agreements (and/or joinders to the Subscription Agreement) to issue additional secured convertible notes.

Company Earnout Non-Voting Special Shares to be Issued to the Company Shareholders

Pursuant to the Business Combination Agreement, LeddarTech Holders were issued Company Earnout Non-Voting Special Shares consisting of the following:

•        999,963 Company Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$12.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$12.00 per Company Common Share;

•        999,963 Company Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$14.00 per Company Common Share;

•        999,963 Company Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$16.00 per Company Common Share;

•        999,963 Company Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share; and

•        999,963 Company Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share.

Notwithstanding the foregoing, if (i) there occurs any Change of Control Transaction and the applicable valuation of the Company Common Shares is less than the respective dollar values set forth above, or (ii) any Company Earnout Non-Voting Special Share is outstanding as of the seventh anniversary of the Closing, then each outstanding Company Earnout Non-Voting Special Share shall be redeemable at a redemption price equal to US$0.00000000001 per share by the Company, without any action or consent on the part of the holders thereof or any other person.

Company Omnibus Incentive Plan

Immediately prior to the Closing, the Company adopted the Incentive Plan and this plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Incentive Plan shall not exceed at any time 5,000,000 shares. The Incentive Plan will provide for the grant of unvested Company Common Shares, share options, restricted share units, deferred share units and share appreciation rights and vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Acquisition of Non-Controlling Interest

In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech consisted of 66,550 Company Common Shares, after payment of the applicable withholding tax, which entitled the shareholders to receive 5,548 Company Common Shares.

Desjardins Credit Facility

On April 5, 2023, LeddarTech entered into the Desjardins Credit Facility, which amended and restated the existing loan offer in connection with the $30.0 million Term Loan to extend the maturity to the date which is 30 months after the earlier of (i) July 31, 2023 and (ii) the closing date of the Business Combination. The Desjardins Credit Facility was further amended through the sixth amending agreement to the Desjardins Credit Facility dated as of October 31, 2023 (the “Desjardins Facility October 2023 Amendments”), and now provides for an interest rate of either the Canadian prime rate or US base rate plus 4% (a reduction from prime plus 9%). In addition, the Desjardins Facility October 2023 Amendments altered the required repayments of the Desjardins Credit Facility to the following amounts, if any:

•        100% of the cash acquired from Prospector (i.e., the cash remaining in the Prospector Trust Account at the time of the Business Combination) in excess of US$17.0 million (previously US$15.0 million);

•        100% of the net cash proceeds from the sale of assets of LeddarTech’s modules and components business units; and

•        10% of the amount raised in the PIPE Financing in excess of US$44.0 million (previously 25% in excess of US$43.0 million).

In conjunction with the Desjardins Facility October 2023 Amendments, LeddarTech issued to Desjardins warrants to purchase Company Common Shares at $0.01 per share, which warrants were assumed by the Company and have been exercised for 250,000 Company Common Shares at $0.01 per share (the “Desjardins Warrants”).

Two thirds of the 250,000 Common Shares issued upon exercise of the Desjardins Warrants remain subject to a lock-up with 83,333 Common Shares to be released on August 21, 2024 and the remaining 83,334 Common Shares to be released on December 21, 2024. The changes made to the Desjardins Credit Facility pursuant to the Desjardins Facility October 2023 Amendments have not been reflected in the pro forma financial statements.

IQ Loan Agreement Amendment

On June 12, 2023, concurrent with the PIPE Financing, LeddarTech entered into an amendment to the IQ Loan Agreement. The original interest free loan, which had a discounted value of $10.0 million as at March 31, 2023, now bears interest rate of 12%, which compounds annually as an increase to the principal amount of the IQ Loan Agreement. The IQ Loan Agreement will be repaid over a 42-month period commencing September 30, 2026.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”). Consequently, the Business Combination will be accounted for under IFRS 2, Share-Based Payment (“IFRS 2”) as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector will be treated as the “acquiree” for accounting purposes. In the accompanying unaudited pro forma condensed consolidated financial information, the net assets of Prospector were recognized at their fair value, which approximated their carrying value, and no goodwill or other intangible assets were recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., the Company Common Shares and Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector will represent a service for the listing of the Company and will be recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector.

•        LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Company with an approximately 69.5% voting interest;

•        The largest individual minority shareholder of the Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

•        Senior management of the Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

•        Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Company;

•        LeddarTech is the larger entity based on historical total assets and revenues; and

•        LeddarTech’s operations will comprise the ongoing operations of Company.

The fair value of the consideration for the acquisition of the Prospector Class A Shares will ultimately be based on the market price of the Prospector Class A Shares immediately prior to the Closing of the Business Combination. The pro forma financial information has been prepared based on the market price at Closing of $6.30 (US$4.74) per share as of December 21, 2023.

The Prospector Warrants are considered to be part of the Business Combination and are a liability assumed as part of the identifiable net assets of Prospector. The replacement of the Prospector Warrants with the Legacy SPAC Warrants is then separately accounted for under IAS 32, Financial Instruments: Presentation (“IAS 32”). The Legacy SPAC Warrants will be recorded as a liability at fair value under IFRS since they have an exercise price of US$11.17 per Company Common Share which is variable to the Company whose functional currency is the Canadian dollar. Accordingly, they are classified as a liability rather than equity as they don’t meet the “fixed for fixed” requirement under IAS 32. As it is expected that the fair value of the Prospector Warrants will have a similar fair value as the Legacy SPAC Warrants as of the Closing, no material income impact will ultimately arise from the replacement. For illustrative purposes in the unaudited pro forma condensed consolidated financial information, the assumed liability for the outstanding Prospector Warrants was determined as follows:

•        Legacy SPAC Warrants that replace the public Prospector Warrants (the “Public Warrants”) are valued at $0.10 (US$0.075) per warrant based on the December 21, 2023 trading price of the public Prospector Warrants. The ultimate accounting for the Business Combination will value the Public Warrants at the market price of the Prospector Warrants immediately prior to the Closing.

•        Legacy SPAC Warrants that replace the private Prospector Warrants, excluding the Company Vesting Sponsor Warrants (the “Private Placement Warrants”), are valued at $0.10 (US$0.075) per warrant based on the December 21, 2023 trading price of the public Prospector Warrants. The ultimate accounting for the Business Combination will value the Private Placement Warrants at the market price of the Prospector Warrants immediately prior to the Closing.

•        Company Vesting Sponsor Warrants are valued at $0.10 (US$0.075) per warrant based on the December 21, 2023 trading price of the public Prospector Warrants. The ultimate accounting for the Business Combination will value the Company Vesting Sponsor Warrants at their fair value immediately prior to the Closing.

The anticipated accounting for the Tranche B Notes of the PIPE Financing will include allocating a portion of the proceeds from Tranche B-1 to the relevant PIPE Warrants, a portion of the proceeds to the option to convert the relevant PIPE Convertible Notes into Company Common Shares and to a debt instrument with interest expense determined using the effective interest method (see note I). The Tranche B-1 PIPE Warrants were exercised by the Tranche B-1 PIPE Investors in October 2023 at their exercise price of US$0.01 per warrant in exchange for 24,323 Class D-1 Preferred Shares, which were converted to 316,643 Company Common Shares upon Closing. For illustrative purposes in the unaudited pro forma condensed consolidated financial information, the Company Common Shares issuable to such PIPE Investors have been valued at US$4.74 per share.

The Company Earnout Non-Voting Special Shares (Class B through Class F) that were distributed to existing shareholders of LeddarTech are valued at per share amounts ranging from $3.52 (US$2.65) to $5.20 (US$3.93) based on option pricing models. The Company Earnout Non-Voting Special Shares will be accounted for as a dividend-in-kind based on these estimated values.

The Desjardins Credit Facility has been reflected as a non-current liability in the unaudited pro forma condensed consolidated statement of financial position based on its contractual terms. However, the Desjardins Credit Facility, after giving effect to the Desjardins Facility October 2023 Amendments, requires continuing compliance by the Company with specified financial covenants, including maintaining a minimum balance of $5.0 million from completion of the Business Combination. The Desjardins Credit Facility also has cross default provisions. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital management.”

Basis of Pro Forma Presentation

All dollar amounts are expressed in Canadian dollars (“C$” or “$”) unless indicated otherwise noted as US$. The historical financial information of Prospector has been translated to C$ from US$ based on exchange rates disclosed in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

The following table presents summary pro forma data after giving effect to the Business Combination, related transactions and adjustments for other material events contemplated by the Business Combination Agreement, using final redemption of 855,440 Prospector Class A Shares, resulting in an aggregate payment of US$9.3 million (C$12.3 million) based on an estimated per share redemption price of US$10.93 (C$14.34) based on a pro rata portion of interest accrued on the Trust Account, out of the Trust Account.

The following summarizes the pro forma ownership of Company Common Shares following the Business Combination, related transactions and adjustments for other material events using final redemptions:

	Shares	%
Shares held by current LeddarTech shareholders(1)	11,506,430	40.0%
Shares held by PIPE Investors(2)	8,493,570	29.5%
Shares held by current Prospector Non-Redeeming Shareholders(3)	2,677,232	9.3%
Shares held by Sponsor(4)	6,093,750	21.2%

____________

(1)      Excludes securities held by Sponsor and securities issued in the PIPE Financing. Represents the 20 million Company Shares, less the 8,493,570 Company Common Shares issuable to the PIPE Investors in respect of their 629,325 Class D-1 Shares issued or issuable upon exercise of the PIPE Warrants.

(2)      Represents the Company Common Shares issuable to the PIPE Investors in respect of their 629,325 Class D-1 Shares issued or issuable upon exercise of the PIPE Warrants, including the impact of the preferential dividend from the date of issuance to the expected closing of the Business Combination. Does not include shares underlying outstanding PIPE Convertible Notes or estimated interest on PIPE Convertible Notes payable in Class D-1 Shares.

(3)      Excluding securities held by Sponsor. Gives effect to the additional 1,338,616 shares to be issued in the Prospector Share Issuance (pursuant to which Prospector will issue one additional Prospector Class A Share to each Prospector Non-Redeeming Shareholder for each non-redeemed Prospector Class A Share held by such Prospector Non-Redeeming Shareholder).

(4)      Excludes securities issued in the PIPE Financing. Represents the Company Common Shares issuable in respect of the 6,093,750 Prospector Class A Shares issuable to the Sponsor in the Prospector Share Conversion (pursuant to which each Prospector Class B Share converts into 0.75 of a Prospector Class A Share and 0.25 of a Prospector Sponsor Non-Voting Special Share).

Additional Company Common Shares could be issued in the future that would dilute the above ownership percentages:

Exercisable currently or immediately following Closing
Existing warrants held by IQ	13,890
Legacy SPAC Warrants issued in exchange for Prospector Public Warrants	10,833,333
Legacy SPAC Warrants issued in exchange for 75% of Prospector Private Placement Warrants	4,250,000
Vested Convertible Notes held by PIPE Investors(1)	4,400,106
Company Options issued in exchange for LeddarTech M-Options	18,647
Vested Legacy SPAC Warrants issued upon the conversion of Prospector Convertible Promissory Note(1)	241,437
Exercisable upon vesting
Vesting Sponsor Warrants issued in exchange for 25% of Prospector Private Placement Warrants	1,416,667
Class A Non-Voting Special Shares held by Prospector Sponsor shareholders	2,031,250
Class B to F Non-Voting Special Shares held by current LeddarTech shareholders and the PIPE Investors	5,000,000

____________

(1)      The number of instruments is adjusted to reflect the conversion of the full amount borrowed US$1,448,623 through the Closing Date.

In addition to the above, in conjunction with the Desjardins Facility October 2023 Amendments, LeddarTech issued to Desjardins the Desjardins Warrants, which warrants were assumed by the Company and have been exercised.

Certain LeddarTech transaction costs will be paid in Company Common Shares equal to the dollar value $927,360 (US$700,000) which shall be issued no earlier than 30 days and no later than 60 days following the effectiveness of the registration of such shares pursuant to a registration statement on Form F-1 (see notes 4(n) and 5(l)).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF LOSS
For the year ended September 30, 2023
(in Canadian dollars)

	Historical	Final Redemptions
	LeddarTech	Pro Forma Adjustments		Pro Forma Statement of Loss
	3(a)
Revenue	7,447,177	—		7,447,177
Cost of sales	7,521,845	—		7,521,845
Gross profit	(74,668)	—		(74,668)

Operating expenses
Marketing and product management	4,097,931	—		4,097,931
Selling	3,126,324	—		3,126,324
General and administrative	18,990,598	3,000,000	3(g)	21,990,598
Transaction costs	3,506,630			3,506,630
Stock-based compensation	2,436,974	7,363,945	3(f)	9,800,919
Research and development costs	12,719,093	—		12,719,093
Restructuring costs	1,756,433	—		1,756,433
Impairment loss related to intangible assets	5,791,439	—		5,791,439
	52,425,422	10,363,945		62,789,367
Loss from operations	(52,500,090)	(10,363,945)		(62,864,035)

Other (income) costs
Grant revenue	(377,080)	—		(377,080)
Finance costs, net	(698,601)	6,723,910	3(b)	6,641,199
		669,418	3(c)
		(53,528)	3(d)
Loss before income taxes	(51,424,409)	(17,703,745)		(69,128,154)
Income taxes	—	—		—
Net loss	(51,424,409)	(17,703,745)		(69,128,154)

Net loss attributable to:
Non-controlling interests	(3,432,312)	3,432,312	3(e)	—
Equity holders of the parent	(47,992,097)	(21,136,057)		(69,128,154)

Net loss per common share, basic and diluted	(286.33)			(2.40)
Weighted average common shares outstanding, basic and diluted	167,610			28,770,930

See accompanying notes

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF LOSS
For the six months ended March 31, 2024
(in Canadian dollars)

	Historical	Final Redemptions
	LeddarTech	Pro Forma Adjustments		Pro Forma Statement of Loss
	4(a)
Revenue	3,562,243	—		3,562,243
Cost of sales	2,094,685	—		2,094,685
Gross profit	1,467,558	—		1,467,558

Operating expenses
Marketing and product management	2,324,004			2,324,004
Selling	1,642,642			1,642,642
General and administrative	9,922,830	668,478	4(f)	10,591,308
Listing fee	59,139,572			59,139,572
Transaction costs	2,407,977			2,407,977
Stock-based compensation	(3,181,893)	(885,612)	4(e)	(4,067,505)
Research and development costs	4,830,094			4,830,094
Total operating expenses	77,085,226	(217,134)		76,868,092
Loss from operations	(75,617,668)	217,134		(75,400,534)

Other (income) costs
Grant revenue		(90,065)		(90,065)
Finance costs, net	2,318,678	1,687,836	4(b)	(3,994,489)
		(12,025)	4(c)
Loss before income taxes	(77,846,281)	(1,458,677)		(79,304,958)
Income taxes	17,011			17,011
Net loss	(77,863,292)	(1,458,677)		(79,321,969)

Net loss attributable to:
Non-controlling interests	(302,312)	302,312	4(d)

Equity holders of the parent	(77,560,980)	(1,760,989)		(79,321,969)
Net loss per common share, basic and diluted	(4.81)			(2.76)
Weighted average common shares outstanding, basic and diluted	16,110,444			28,770,930

See accompanying notes

1.      Description of the Business Combination, Related Transactions and Adjustments for Other Material Events

Prospector was a blank check company corporation incorporated as a Cayman Islands exempted company on September 18, 2020, for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination involving Prospector.

LeddarTech was incorporated under the CBCA on July 3, 2007. The Company’s head office is located at 240-4535, boul. Wilfrid-Hamel, Québec City, Québec, G1P 2J7, Canada. The Company develops services and products targeted at the ADAS market and, prior to 2022, manufactured and commercialized LiDAR for the mobility market.

The Business Combination collectively refers to:

•        the Prospector Share Conversion;

•        the Continuance;

•        the Prospector Amalgamation;

•        the Share Exchange;

•        the AmalCo Share Redemption; and

•        the Company Amalgamation.

Prospector Share Issuance

Prospector issued at the Closing, as a dividend, following the Prospector Shareholder Redemption and prior to the Continuance, to each holder of Prospector Class A Shares that did not participate in the redemption one additional Prospector Class A Share for each non-redeemed Prospector Class A Share.

Such additional Prospector Class A Shares were issued as a dividend in an effort to reduce redemptions in an on-going high redemption environment for special purpose acquisition company business combinations. The share dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon Closing.

Convertible Promissory Notes

On May 16, 2022, Prospector entered into a convertible promissory note with the Sponsor, pursuant to which Prospector had borrowed US$1,448,623 through the Closing Date (the “Prospector Convertible Promissory Note” or “Convertible Promissory Note — Related Party”). The Prospector Convertible Promissory Note was non-interest bearing and due on the earlier of December 31, 2023 and the date on which Prospector consummates its initial business combination. Upon the closing of the Business Combination, Prospector converted the entire balance of the Prospector Convertible Promissory Note into 965,749 warrants, at a price of US$1.50 per warrant at the option of the Sponsor. These warrants are identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a Sponsor Letter Agreement.

The Sponsor Letter Agreement provides that the Prospector Sponsor Non-Voting Special Shares, which equals twenty-five percent (25%) of the Company Shares that will be held by the Sponsor pursuant to and following the completion of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Class B Shares held by the Sponsor, and twenty-five percent (25%) of the Legacy SPAC Warrants issuable pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Warrants held by the Sponsor, will be subject to a seven-year vesting pursuant to which such Prospector Sponsor

Non-Voting Special Shares will vest and convert into Common Shares of the Company and such Prospector Warrants will be deemed vested, in each case, in equal thirds upon the volume weighted average price of the Company Common Shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the Closing (the “Class A Non-voting Special Shares” and “Vesting Sponsor Warrants,” respectively). The remaining seventy five percent (75%) (i) of the Company Shares that will be held by the Sponsor pursuant to and following the completion of the Business Combination Agreement and the Plan of Arrangement and (ii) the Legacy SPAC Warrants issuable pursuant to the Business Combination Agreement and the Plan of Arrangement in exchange for the Private Placement Warrants held by the Sponsor are not subject to vesting.

PIPE Financing

On June 12, 2023, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million, payable in two tranches. On October 30, 2023, LeddarTech and the PIPE Investors entered into an amendment to the Subscription Agreement, pursuant to which the PIPE Investors agreed to accelerate the timing of their purchase of a portion of the second tranche of secured convertible notes.

•        On June 13, 2023, the issuance of the Tranche A-1 Notes in the aggregate principal amount of US$21.66 million occurred in connection with the execution of the Business Combination Agreement. In addition to receiving the Tranche A-1 Notes, the PIPE Investors (the “Tranche A-1 PIPE Investors”) received warrants to acquire 595,648 Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “Tranche A-1 PIPE Warrants”), which entitled the Tranche A-1 PIPE Investors to receive 8,052,832 Company Common Shares in connection with such Tranche A-1 PIPE Warrants upon the closing of the Business Combination.

•        On July 30, 2023, the Company issued the Tranche A-2 Notes in the aggregate principal amount of US$0.34 million. In addition to receiving the Tranche A-2 Notes, these PIPE Investors (the “Tranche A-2 PIPE Investors” and, together with the Tranche A-1 PIPE Investors, the “Tranche A PIPE Investors”) received warrants to acquire 9,354 Class D-1 preferred shares of LeddarTech (the “Tranche A-2 PIPE Warrants” and, together with the Tranche A-1 PIPE Warrants, the “Tranche A PIPE Warrants”) which entitled the Tranche A-2 PIPE Investors to receive 124,095 Company Common Shares upon the closing of the Business Combination.

•        Pursuant to an amendment to the Subscription Agreement dated October 30, 2023, approximately US$4.1 million of Tranche B-1 Notes was issued on October 31, 2023, with the issuance of the remaining US$17.9 million Tranche B Notes (the PIPE Investors receiving such Tranche B-2 Notes, the “Tranche B-2 PIPE Investors”) upon the Closing of the Business Combination. In addition to receiving the Tranche B-1 Notes, the PIPE Investors who received the Tranche B-1 Notes (the “Tranche B-1 PIPE Investors” and, together with the Tranche A PIPE Investors and the Tranche B-2 PIPE Investors, the “PIPE Investors”) received warrants to purchase 24,323 Class D-1 Preferred Shares (the “Tranche B-1 PIPE Warrants” and, together with the Tranche A PIPE Warrants, the “PIPE Warrants”), which entitled the Tranche B-1 PIPE Investors to receive 316,643 Company Common Shares upon the closing of the Business Combination.

•        Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Company Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors hold approximately 42.5% of the 20 million Company Common Shares outstanding immediately prior to the Closing which entitled the PIPE Investors to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares (see “Company Earnout Non-Voting Special Shares to be Issued to the Company Shareholders” below) being distributed to existing shareholders of LeddarTech.

•        The 20 million Company Common Shares outstanding immediately prior to the Closing represented the US$200 million equity value of the Company divided by a negotiated value of US$10.00 per share transaction price. Because the PIPE Investors owned approximately 42.5% of the Company Common

Shares immediately prior to the Closing, the PIPE Investors were entitled to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares to be distributed to existing shareholders of LeddarTech at the Closing.

The PIPE Convertible Notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the PIPE Convertible Notes and are convertible into the number of Company Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Company Common Share. The hypothecs and the security interests in the assets of LeddarTech and the Company to secure the obligations under the PIPE Convertible Notes rank before the hypothecs securing the obligations under the IQ Loan Agreement and behind hypothecs and the security interests securing the obligations under the Desjardins Credit Facility.

Company Earnout Non-Voting Special Shares to be Issued to the Company Shareholders

Pursuant to the Business Combination Agreement, LeddarTech Holders were issued Company Earnout Non-Voting Special Shares consisting of the following:

•        999,963 Company Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$12.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$12.00 per Company Common Share;

•        999,963 Company Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$14.00 per Company Common Share;

•        999,963 Company Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$16.00 per Company Common Share;

•        999,963 Company Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share; and

•        999,963 Company Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share.

Notwithstanding the foregoing, if (i) there occurs any Change of Control Transaction and the applicable valuation of the Company Common Shares is less than the respective dollar values set forth above, or (ii) any Company Earnout Non-Voting Special Share is outstanding as of the seventh anniversary of the Closing, then each outstanding Company Earnout Non-Voting Special Share shall be redeemable at a redemption price equal to US$0.00000000001 per share by the Company, without any action or consent on the part of the holders thereof or any other person.

Company Omnibus Incentive Plan

Immediately prior to the Closing, the Company adopted the Incentive Plan and this plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Incentive Plan shall not exceed at any time 5,000,000 shares. The Incentive Plan will provide for the grant of unvested Company Common Shares, share options, restricted share units, deferred share units and share appreciation rights and vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Acquisition of Non-Controlling Interest

In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech consisted of 66,550 Company Common Shares, after payment of the applicable withholding tax, which entitled the shareholders to receive 5,548 Company Common Shares

2.      Basis of Presentation

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for business combinations (“Transaction Accounting Adjustments”) and permitted the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).

The Business Combination will be accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”). Consequently, the Business Combination will be accounted for under IFRS 2, Share-Based Payment (“IFRS 2”) as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector will be treated as the “acquiree” for accounting purposes. In the accompanying unaudited pro forma condensed consolidated financial information, the net assets of Prospector were recognized at their fair value, which approximated their carrying value, and no goodwill or other intangible assets were recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., the Company Common Shares and Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector will represent a service for the listing of the Company and will be recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector:

•        LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Company with an approximately 69.5% voting interest;

•        The largest individual minority shareholder of the Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

•        Senior management of the Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

•        Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Company;

•        LeddarTech is the larger entity based on historical total assets and revenues; and

•        LeddarTech’s operations will comprise the ongoing operations of Company.

The fair value of the consideration for the acquisition of the Prospector Class A Shares will ultimately be based on the market price of the Prospector Class A Shares immediately prior to the Closing of the Business Combination. The pro forma financial information has been prepared based on the market price at Closing of $6.30 (US$4.74) per share as of December 21, 2023.

The underlying principles of Release No. 33-10786 have been applied to illustrate the pro forma effects of the share-based payment and asset acquisitions arising from the Business Combination. Management of LeddarTech and Prospector (collectively “Management”) has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed consolidated financial information. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the Company reflecting the accounting for the Business Combination, related transactions and adjustments for other material events.

The unaudited pro forma condensed consolidated statement of loss for the year ended September 30, 2023 and for the six months ended March 31, 2024 has been prepared by management for the purposes of presenting the impact of the Business Combination, related transactions and adjustments for other material events, as if they had occurred on October 1, 2022.

No pro forma condensed consolidated statement of financial position is presented herein as the transaction is already reflected in the unaudited financial statements of LeddarTech Inc. as at and for the six months ended March 31, 2024.

The unaudited pro forma condensed consolidated financial information has been derived from and should be read in conjunction with:

•        the audited financial statements and related notes of LeddarTech Inc. as at and for the year ended September 30, 2023;

•        the unaudited financial statements and related notes of LeddarTech Inc. as at and for the six months ended March 31, 2024;

The unaudited pro forma condensed consolidated financial information, including the notes thereto, should be read in conjunction with the LeddarTech historical financial statements, and its management’s discussion and analysis of financial condition and results of operations contained elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information is based on assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments presented herein are preliminary and are based on available financial information and certain estimates and assumptions. Management believes that such assumptions provide a reasonable basis for presenting all the significant effects of the contemplated transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied to the unaudited pro forma condensed consolidated financial information. The actual adjustments to the consolidated financial statements of the Company will likely differ from the pro forma adjustments herein.

The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination, related transactions and adjustments for other material events, occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed consolidated financial information and are subject to change as additional information becomes available and analyses are performed.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial information are based on items that are factually supportable, directly attributable to the Business Combination, related transactions and adjustments for other material events, for which there are firm commitments and are expected to have a continuing impact on the unaudited pro forma condensed consolidated financial information for which completed financial effects are objectively determinable.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflect the Business Combination, related transactions and adjustments for other material events, are based on certain currently available information and certain assumptions and methodologies that Management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not give effect to any operating efficiencies or cost savings that may be associated with the Business Combination. Prospector and LeddarTech have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed consolidated financial information reflects the redemption of 855,440 Prospector Class A Shares, resulting in an estimated aggregate payment of US$9.3 million (C$12.3 million) based on an estimated per share redemption price of US$10.93 (C$14.34) based on a pro rata portion of interest accrued on the Trust Account, out of the Trust Account.

The following summarizes the pro forma ownership of Company Common Shares following the Business Combination, related transactions and adjustments for other material events:

	Shares	%
Shares held by current LeddarTech Shareholders(1)	11,506,378	40.0%
Shares held by PIPE Investors(2)	8,493,570	29.5%
Shares held by current Prospector Non-Redeeming Shareholders(3)	2,677,232	9.3%
Shares held by Prospector Sponsor Shareholders(4)	6,093,750	21.2%

____________

(1)      Excludes securities held by Sponsor and securities issued in the PIPE Financing. Represents the 20 million Company Shares, less the 8,493,570 Company Common Shares issuable to the PIPE Investors in respect of their 629,325 Class D-1 Shares issued upon exercise of the PIPE Warrants.

(2)      Represents the Company Common Shares issuable to the PIPE Investors in respect of their 629,325 Class D-1 Shares issued upon exercise of the PIPE Warrants, including the impact of the preferential dividend from the date of issuance to the expected closing of the Business Combination. Does not include shares underlying outstanding PIPE Convertible Notes or estimated interest on PIPE Convertible Notes payable in Class D-1 Share.

(3)      Excluding securities held by Sponsor. Gives effect to the additional 1,338,616 shares to be issued in the Prospector Share Issuance.

(4)      Excludes securities issued in the PIPE Financing. Represents the Company Common Shares issuable in respect of the 6,093,750 Prospector Class A Shares issuable to the Sponsor in the Prospector Share Conversion.

These percentages are based on the number of Prospector Class A common shares outstanding as of September 30, 2023 after giving effect to the dividend to each holder of Prospector Class A Shares that elected not to participate in the redemption of one additional Prospector Class A Share for each non-redeemed Prospector Class A Share held by such Prospector Non-Redeeming Shareholder, and do not include the impact of warrants or other dilutive instruments.

Additional Company Common Shares could be issued in the future that would dilute the above ownership percentages:

Exercisable currently or immediately following Closing
Existing warrants held by IQ	13,890
Company Public Warrants issued in exchange for Prospector Public Warrants	10,833,333
Company Private Warrants issued in exchange for 75% of Prospector Private Placement Warrants	4,250,000
Convertible Notes held by PIPE Investors(1)	4,400,106
Company Options issued in exchange for LeddarTech M-Options	18,647
Legacy SPAC Warrants issued upon the conversion of Prospector Convertible Promissory Note(1)	241,437
Exercisable upon vesting
Vesting Sponsor Warrants issued in exchange for 25% of Prospector Warrants	1,416,667
Class A Non-Voting Special Shares held by Prospector Sponsor Shareholders	2,031,250
Class B to F Non-Voting Special Shares held by current LeddarTech shareholders and PIPE Investors	5,000,000

____________

(1)      The number of instruments is adjusted to reflect the conversion of the full amount borrowed US$1,448,623 through the Closing Date.

In addition to the above, in conjunction with the Desjardins Facility October 2023 Amendments, LeddarTech issued to Desjardins the Desjardins Warrants, which warrants were assumed by the Company and were exercised for 250,000 Common Shares at $0.01 per share on May 16, 2024, which Common Shares were issued on May 28, 2024.

Certain LeddarTech transaction costs will be paid in Company Common Shares equal to the dollar value $927,360 (US$700,000), which shall be issued to no earlier than 30 days and no later than 60 days following the effectiveness of the registration of such shares pursuant to a registration statement on Form F-4 (see notes 4(n) and 5(l)).

3.      Adjustments to the Pro Forma Condensed Consolidated Statement of Loss for the Year Ended September 30, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes

(a)     Derived from the consolidated statement of loss and comprehensive loss of LeddarTech Inc. for the year ended September 30, 2023.

Pro forma Transaction Accounting Adjustments

(b)    To reflect pro forma interest expense of $6,723,910 on the PIPE Financing.

(c)     To reflect pro forma incremental interest of $669,418 resulting from the substantial modification of the IQ Loan Agreement.

(d)    To reflect pro forma interest savings of $53,528 resulting from the repayment of the Desjardins Credit Facility which requires that 100% of the cash acquired from Prospector (i.e., the cash remaining in the Prospector Trust Account at the time of the Business Combination) in excess of US$15.0 million (prior to giving effect to the Desjardins Facility October 2023 Amendments) to be used to repay the Desjardins Credit Facility upon the completion of the Business Combination.

(e)     To reflect the purchase by LeddarTech of the non-controlling interest in VayaVision.

(f)     To reflect the estimated share-based compensation expense under the Incentive Plan as if the grant of 1,438,600 options and 1,438,600 restricted share units (“RSUs”) and 733,080 performance share units (“PSUs”) was made concurrently to the Business Combination.

(g)    To reflect an adjustment to recognize $3,000,000 of general and administrative expense related to the new D&O insurance policy of LeddarTech that is required to be purchased and maintained for a period of six years pursuant to the Business Combination Agreement. The policy does not cover any claims incurred after the consummation of the Business Combination.

4.      Adjustments to the Pro Forma Condensed Consolidated Statement of Loss for the Six Months Ended March 31, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes

(a)     Derived from the consolidated statement of loss and comprehensive loss of LeddarTech Inc. for the six months ended March 31, 2024.

Pro forma Transaction Accounting Adjustments

(b)    To reflect pro forma interest expense of $1,687,836 on the PIPE Financing.

(c)     To reflect pro forma interest savings of $12,025 resulting from the repayment of the Desjardins Credit Facility which requires that 100% of the cash acquired from Prospector (i.e., the cash remaining in the Prospector Trust Account at the time of the Business Combination) in excess of US$15.0 million (prior to giving effect to the Desjardins Facility October 2023 Amendments) to be used to repay the Desjardins Credit Facility upon the completion of the Business Combination.

(d)    To reflect the purchase by LeddarTech of the non-controlling interest in VayaVision.

(e)     To reflect the estimated share-based compensation expense under the Incentive Plan as if the grant of 1,438,600 options and 1,438,600 restricted share units (“RSUs”) and 733,080 performance share units (“PSUs”) was made concurrently to the Business Combination.

(f)     To reflect an adjustment to recognize $668,478 of general and administrative expense related to the new D&O insurance policy of LeddarTech that is required to be purchased and maintained for a period of six years pursuant to the Business Combination Agreement. The policy does not cover any claims incurred after the consummation of the Business Combination.

5.      Pro forma loss per share

For purposes of the unaudited pro forma condensed consolidated financial information, the pro forma loss per share figures have been calculated using the pro forma weighted average number of Company Common Shares which would have been outstanding for the year ended September 30, 2023, assuming the completion of the Business Combination, related transactions and adjustments for other material events, on October 1, 2022.

Basic and diluted net loss per share is calculated by dividing the net loss for the period by the pro forma weighted average number of Company Common Shares that would have been outstanding during the period using the treasury stock method. The weighted average number of Common Shares was determined by taking the historical weighted average number of Company Common Shares and adjusting for the shares issued under the Business Combination, related transactions and adjustments for other material events:

	For the six months ended March 31, 2024	For the year ended September 30, 2023
Net loss	(79,321,969)	(69,128,154)
Basic and diluted weighted average number of common shares outstanding	28,770,930	28,770,930
Loss per share – basic and diluted	(2.76)	(2.40)
Company Common Shares owned by LeddarTech shareholders	19,999,948	19,999,948
Company Common Shares owned by Prospector shareholders	2,677,232	2,677,232
Company Common Shares owned by Prospector Sponsor	6,093,750	6,093,750
Total weighted average number of Company Common Shares outstanding	28,770,930	28,770,930

The effect of dilution from outstanding convertible debt and warrants were excluded from the calculation of the weighted average number of Company Common Shares for pro forma diluted loss per common share for the year ended September 30, 2023 and for the six months ended March 31, 2024 as they are antidilutive.

For the year ended September 30, 2023 and the six months ended March 31, 2024
Convertible debt	4,400,106
IQ Warrants	13,890
Legacy SPAC Warrants owned by Prospector shareholders	10,833,333
Legacy SPAC Warrants owned by Sponsor	4,250,000
Company Options issued in exchange for LeddarTech M-Options	18,647
Legacy SPAC Warrants issued upon the conversion of Prospector Convertible Promissory Note	715,749
Options granted under the Incentive Plan	845,000
RSUs and PSUs granted under the Incentive Plan	1,755,000
Vesting Sponsor Warrants issued in exchange for 25% of Prospector Private Placement Warrants	1,416,667
Class A Non-Voting Special Shares held by Prospector Sponsor Shareholders	2,031,250
Class B to F Non-Voting Special Shares held by current LeddarTech shareholders	5,000,000

Business

You should read this section in conjunction with the other sections of this prospectus, including our audited financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Company Overview

We are at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to improve safety and quality of life for travelers, commuters, workers and mobility industry professionals by enabling applications that reduce traffic congestion, minimize the risk of road accidents and improve the overall safety and efficiency of road transport. We pursue our mission by developing innovative artificial intelligence (“AI”) based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of next generation of ADAS and AD systems.

Founded in 2007, LeddarTech is an automotive software company headquartered in Quebec City Canada, with other main development centers in Montréal, Toronto and Tel Aviv and business development offices in various locations around the world.

We offer a crucial piece of the software stack for ADAS and AD applications, which provides critical information about the surroundings of the vehicle, enabling the implementation of safety features such as collision avoidance, emergency breaking or steering and driver assistance for tasks such as parking or driving in traffic jams. This software-only solution seeks to solve the limitations in currently used systems, such as their inability to scale up efficiently and cost-effectively to the level of safety required to adhere to new regulations and to meet consumers’ expectations. Our software achieves this by providing an innovative environmental sensing software solution based on what is called “AI-based low-level” sensor fusion and perception, which is sensor and processor-agnostic. We have been developing and refining this innovative software solution for seven years and, as a result, have built a strong and defendable IP and technology moat that is recognized by industry leaders and that we believe has given us a first-mover market advantage. Our main target markets are automotive ADAS and AD applications for OEM’s and automotive system integrators that are direct suppliers to OEMs (“Tier 1” suppliers).

Prior to 2020, we focused our business on software and signal processing for smart sensing solutions, and revenue came primarily from the sale of hardware modules and components for the ADAS market, which generally relied on object-level fusion. Recognizing the limitations of current object-level sensor fusion technology and the potential of AI-based LLF software, in 2020 we identified and acquired a 60% controlling interest in VayaVision, an Israeli company that had developed a low-level sensor fusion and perception software stack that was very complementary to our developed software. As more fully described below, LeddarTech acquired the remaining 40% of VayaVision in November 2023, following which VayaVision became a wholly-owned subsidiary of LeddarTech. In 2022, we made the strategic decision to divest our hardware business of modules and components to focus solely on fusion and perception software centered on AI-based LLF for ADAS and AD. Our LiDAR components business was discontinued in late 2022 and we are in the process of winding down our hardware modules business through a last-time buy process. We are retaining the IP related to these businesses for future licensing opportunities only. In connection with this transition to an exclusive focus on fusion and perception software, we have reduced headcount by approximately 70 employees who were engaged primarily in engineering, system architecture, applications and product management functions related to our modules and components businesses, and we are selling remaining inventory and have recognized restructuring and other charges. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring Activities.” To date, we have not generated any material revenue under our new business model.

We believe that we are the first company to demonstrate an automotive-embedded, AI-based low-level sensor fusion and perception product. Our leadership is reflected in industry awards from CES Innovation Awards, TECH.AD Detroit, and Konnect Cariad, and our first-mover position is evidenced by substantial foundational intellectual property.

Led by a team with deep experience and expertise in artificial intelligence, machine learning and automotive software development, we developed the LeddarVision™ LLF and perception software stack, which we believe enables higher performance and lower-cost ADAS for the automotive industry and automated operations for off-road vehicles. As of October 2023, we are in various stages of discussion with vehicle makers and ADAS/AD system and component suppliers and system integrators, covering more than 30 design win opportunities in automotive and off-road markets, some of whom are actively evaluating LeddarVision™ towards making a formal selection for their programs or end customer programs. We have publicly announced strategic collaborations with two Tier 1 suppliers in the automotive industry, Trimble Inc. (“Trimble”) and FICOSA ADAS S.L. (“Ficosa”). The collaboration with Ficosa aims for our fusion and perception software to be deployed in production vehicles for in-development passenger vehicle parking applications starting in 2027. The collaboration with Trimble aims for our fusion software to be deployed in offroad and commercial vehicle applications, in order to provide operator assistance and safety function automation. Trimble has recently completed an agreement to transfer its precision agricultural technology business (the division with which LeddarTech has a strategic collaboration) to a joint venture with AGCO Corp, forming PTx Trimble, LLC. AGCO owns 85% of the joint venture, with Trimble retaining the remaining 15%. It is not clear at this time how the change in ownership of this business will affect the Company’s strategic collaboration. See “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with two Tier 1 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

Leveraging the advantages of LLF, LeddarTech delivers high perception performance with nearly 2x range and greater reliability, at a nearly 30-40% lower sensor cost, than current object-level fusion alternatives adopted today. Because LeddarTech’s LLF and perception software stack is centralized, sensor agnostic and scalable, it provides OEMs and Tier 1 suppliers a range of cost saving and design-flexibility benefits, including, but not limited to, the following:

•        reduced costs by allowing use of fewer and less expensive sensors, which no longer require integrated software;

•        allowing inter-operability of sensors, thereby reducing dependency on single suppliers for sensors with integrated software;

•        operability with varying numbers and types (camera, radar, LiDAR, sonar) of sensors, allowing for efficient use of a single software platform across multiple vehicle makes and models, which gives OEMs the ability to change or upgrade sensors without major recoding and AI retraining of fusion software;

•        reduced processing requirements and greater processor flexibility, which lowers costs and power consumption, increasingly important features for electric vehicles; and

•        capability for “over-the-air” and “backwards compatible” upgrades to meet evolving regulatory requirements and consumer demand.

We believe that the industry’s evolution to accident avoidance will be powered by AI-based low-level sensor fusion and perception technology. That shift is underway, and LeddarTech’s software solution is well-positioned to drive vehicle manufacturers’ successful transition towards “software defined vehicles.”

Industry Overview

Today, almost 95 percent of automobile accidents are caused by human failure. Regulators have begun to mandate that vehicle manufacturers overcome human shortcomings with automated driver assistance. Additionally, the automotive industry is shifting both from warning systems to active safety systems, and from a hardware-defined to a software-defined vehicle approach, reducing development and maintenance costs, accelerating development cycles and improving ability to update vehicles sold via field updates (e.g., servicing at dealerships or wirelessly with over-the-air updates). High independence and adaptability to hardware is becoming required for greater software reuse and the ability to support a broad range of past, current and future vehicles with common software components. This approach reduces development time and related testing costs.

ADAS enables improved driver performance and increased vehicle and road safety. These systems use sensors such as radar, camera, sonar and LiDAR to detect and compensate for driver errors to prevent deaths and injuries by reducing accidents. Typical applications include adaptive cruise control, pedestrian detection and avoidance, lane departure warning and correction; traffic sign recognition; automatic emergency braking, and blind-spot detection. These systems aim to reduce traffic injuries and fatalities and warn drivers or take action on hazards they may not be aware of. Today, most ADAS applications are vision-based and may use object-level fusion, which means the perception is done separately by each sensor. The main limitation of this approach is that no single sensor possesses sufficient information to support all situations and environments and the information is filtered at the sensor level which is not available for post-detection fusion. For example, high definition (“HD”) cameras do not measure depth, while distance sensors such as LiDARs and radars lack sufficient resolution. When sensor data is not fused before the system makes a decision, the system may make that decision on limited or contradicting inputs. If an obstacle is detected by the camera but is not detected by the radar or LiDAR, the system may hesitate as to whether the vehicle should stop.

Research from the American Automobile Association (“AAA”) published in 2020 demonstrated the limitations of vision-based and object-level fusion technology. Researchers in the study examined the frequency of glitches in ADAS utilizing a course of 4,000 miles of common driving scenarios. They found that, on average, there was a malfunction in these systems every 8 miles and they often failed to meet basic requirements, such as pedestrian identification. For example, these systems failed during lane departures and impending forward collisions. In fact, 73 percent of errors that occurred on public roads were linked to lane departure or driving too close to a guardrail or the center line. We believe that vision-only and object fusion-based architectures will struggle to meet increasing automotive regulations and consumer demands at reasonable costs.

Automotive ADAS Market Overview

Governments worldwide are introducing various initiatives to enhance road safety and encourage manufacturers to take steps to ensure vehicle safety. Consumer demand for easing driving tasks and an increased focus on safety also motivates the development and deployment of more ADAS content.

The Society of Automotive Engineering (SAE) International has defined six levels of automation, from no automation (Level 0) to full automation (Level 5). ADAS technologies, which rely on human oversight and intervention, are classified as Level 1 and Level 2 automation.

SAE **J3016**™ LEVELS OF DRIVING AUTOMATION™

Learn more here: sae.org/standards/content/j3016_202104

Copyright © 2021 SAE International. The summary table may be freely copied and distributed AS-IS provided that SAE International is acknowledged as the source of the content.

	SAE LEVEL 0™	SAE LEVEL 1™	SAE LEVEL 2™	SAE LEVEL 3™	SAE LEVEL 4™	SAE LEVEL 5™
What does the human in the driver's seat have to do?	**You are driving** whenever these driver support features are engaged – even if your feet are off the pedals and you are not steering			**You are not driving** when these automated driving features are engaged – even if you are seated in "the driver's seat"		
	You must constantly supervise these support features; you must steer, brake or accelerate as needed to maintain safety			When the feature requests, you must drive	These automated driving features will not require you to take over driving	
	These are driver support features			**These are automated driving features**		
What do these features do?	These features are limited to providing warnings and momentary assistance	These features provide steering **OR** brake/ acceleration support to the driver	These features provide steering **AND** brake/ acceleration support to the driver	These features can drive the vehicle under limited conditions and will not operate unless all required conditions are met		This feature can drive the vehicle under all conditions
Example Features	• automatic emergency braking • blind spot warning • lane departure warning	• lane centering **OR** • adaptive cruise control	• lane centering **AND** • adaptive cruise control at the same time	• traffic jam chauffeur	• local driverless taxi • pedals/ steering wheel may or may not be installed	• same as level 4, but feature can drive everywhere in all conditions

Copyright © 2021 SAE International.

The market is rapidly adopting and expanding the availability of Level 2 systems, which is projected for significant growth, while Level 3 systems have more recently started to reach the market.

Object-level fusion technology and other incumbent solutions, such as camera-only based solutions, have limited ability to scale from Level 1 to Level 2 and above due to poor performance across the various road and environmental conditions and due to the prohibitive cost of increasing the number of sensors and related computing costs. Additionally, the existing ADAS object-level fusion technology suffers from hardware dependence and limited performance. Leading industry players seek sensor fusion at scale and acknowledge the benefits of AI and low-level fusion.

“We need to successfully transition from classic, object-based sensor fusion to the more advanced approach of AI-based sensor fusion.” Cristina Rico García, Ph.D., Head of Sensor Fusion at CARIAD.

“By fusing low-level detections centrally, the software can identify objects that would normally not be visible. This improves the reliability of detecting small, obscured or static targets. It also helps the system accurately identify and track multiple targets, such as those typically encountered in dense urban environments….” Aptiv, The Next-Gen ADAS Platform for Software-Defined Vehicles Whitepaper.

At the same time, major industry leaders are moving away from single sensor to multi sensor platforms, with a number of OEMs having plans to include 25 or more separate sensors in their vehicles. Multi-sensor adoption by industry leaders is expected to drive greater demand for technologically superior low-level fusion. OEMs are in fact increasingly looking to migrate to software-defined vehicles, with software-defined vehicle development estimated to generate annual savings of approximately US$16.0 billion for automotive OEMs by 2030, according to a study by Roland Berger, a global consulting firm. Accordingly, OEMs expect to invest significantly in software solutions.

We believe that object-level fusion will be unable to economically scale to meet upcoming performance requirements, and this creates a significant market opportunity as the benefits of low-level fusion increase with the complexity of the system. The Company is targeting that growing market with a view to winning OEM and Tier 1 programs to develop improved Level 2 and above ADAS systems, displacing vision-only and object fusion solutions. In 2019, 70% of vehicles sold had no automation, 21% had Level 1 systems, and 9% had Level 2 systems. By 2025, McKinsey expects the percentage of vehicles sold with Level 2 systems to increase to 43%, and by 2030, the percentage of vehicles sold with Level 2 and above systems to increase to 64%, with only 17% of vehicles sold having no automation.

This anticipated growth directly translates to the ADAS software market, which was estimated at US$15.0 billion in 2020 according to a McKinsey report and is projected to reach US$42.0 billion by 2030, representing a compound annual growth rate (CAGR) of 11%. The ADAS software market can be further broken down into sub-categories, and the following table presents the areas we are currently targeting, representing approximately US$9.0 billion of the projected US$42.0 billion total in 2030. The remaining US$33.0 billion largely represents integration, testing, and validation efforts performed by customers.

	Market Size, US$ million
Category	2020	2025	2030	2035
Sensor Fusion	292	970	1,149	2,140
Mapping & Localisation, SLAM	272	1,019	1,574	3,582
Object Detection and Classification	1,370	3,888	4,548	7,896
Path Planning	380	1,280	1,586	3,051
Total	2,314	7,157	8,857	15,240

ADAS systems have been deployed for several years already. Most car owners are already familiar with simple features like blind spot warning and front collision warning, and emergency braking, while advanced systems like Tesla’s Autopilot and GM’s Super Cruise are providing more advanced assistance features such as automated lane change, which control steering, acceleration, and braking functions of the vehicle. As highlighted by the tests performed by the AAA, however, these current systems still fail in relatively common and simple conditions. Moreover, the most advanced systems today are limited in their operating domains. For example, certain OEMs recommend car owners not to use such systems during difficult or uncertain driving conditions, such as in slippery or adverse weather conditions or when lane markings visibility is poor, among others.

LeddarTech

OBJECT FUSION IS STRUCTURALLY LIMITED

5pix/~200m
11pix/113m

Camera image (vehicles in highlighted area in the 100-200m range)

Insufficient resolution prevents identification of the car by the perception layer

The result is that the camera system alone does not include the car at 200 meters in its environmental model

SCALING OBJECT FUSION PERFORMANCE ADDS COST:

1) **Much higher resolution camera** – more expensive and requires more processor power
2) **Add a narrow FoV camera for higher resolution at 200m** – increases sensor cost and computational cost
3) **Add a high-resolution RADAR** – increases sensor set and computational cost

The challenge to improve these systems is not only technological but economical. Performance and robustness must be improved while limiting the increase in the cost of sensors and computing, which are some of the most significant costs for those systems. ADAS is also only one of several functions of the vehicle contributing to significant growth in software content. The success of vehicle manufacturers is increasingly dependent on software, which leads to greater complexity and new challenges as the industry has historically been hardware centric. Vehicle manufacturers and their suppliers must adapt quickly to develop and deploy new software-enabled products, services and the corresponding processes and infrastructure required for managing software upgrades. The industry needs to change how they design vehicles and the vehicle architectures themselves. Most vehicle manufacturers are now transitioning to a software-defined vehicle approach, where the software architecture has priority, and the hardware is designed to satisfy the software platform requirements. One of the objectives of the software-defined vehicle approach is to have much greater adaptability to different hardware components, reducing the development and maintenance cost of software-centric systems.

A secondary market that we address is off-road vehicles in industries such as agriculture, construction and mining. We estimate our addressable market to be approximately US$466.0 million by 2025 and approximately US$720.0 million by 2030 (approximately 9.1% CAGR). These markets have applications with shorter term needs for higher levels of automated driving with business cases with lower cost sensitivity to the ADAS market but which have high requirements on performance. Low-level sensor fusion similarly provides increased accuracy in understanding the environment around the vehicle and higher adaptability and flexibility. Given the good product/market fit and that we can address this market with the same base platform we are developing for the ADAS market, we are also addressing this market with a strategy to work with system integrators.

Our Products and Technology; the LeddarTech Solution

With ADAS and AD functions, reliable and accurate perception of the environment is critical to enable safe driving decisions. The information output from each sensor must be fused without filtering at the sensor level to more efficiently recreate the perceived environment and provide better and more reliable operation, The LeddarVision™ AI-based sensor fusion and perception solution provides an innovative approach to understanding the vehicle’s changing environment with LLF. The LeddarTech software solution encompasses 3D reconstruction, AI and computer vision to convert sparse data into a more precise 3D environmental model, contributing to improving the perception system’s performance.

LeddarVision™ consists of a software platform that enables multiple solutions for entry- to premium-level ADAS applications, each utilizing LeddarTech’s AI-based LLF software technology. Our software solutions combine sensor modalities, pushing the performance envelope far beyond object-fusion based ADAS solutions and increasing the effective range performance of sensors. We currently offer one solution for forward direction ADAS applications, called LeddarVision™ Front — Entry-Level (“LVF-E”). The LVF-E software product family is a comprehensive fusion and perception software stack supporting entry-level ADAS safety and highway assistance L2/L2+ applications. We also have the LeddarVision™ Surround View Solution (“LVS-2+”), which enables additional capabilities to the forward direction solutions, such as automated lane change and overtaking. A second solution for forward direction ADAS applications, called LeddarVision™ Front — High-End (“LVF-H”), is in an advanced stage of development and will be completed upon customer request, as an optional feature available with the LVS-2+ solution.

Our roadmap also includes design of parking and ADAS/AD in broad operating design domains (various weather conditions, road types and countries for example), in order to further address our customers needs. These applications are designed for the European New Car Assessment Programme’s (“EURO NCAP”) five-star rating system and General Safety Regulation 2022 (“GSR 2022”), as our OEM and Tier 1/Tier 2 target customers require. For the off-road market, we serve this segment with a versatile software base platform that will allow automated vehicle and system integrators to develop and deploy custom solutions for their end markets, providing broad access to this market without developing application-specific solutions. Our continued development of tailored software solutions will focus on high-volume automotive applications. We believe this approach allows us to address applications in both automotive and off-road markets efficiently.

LeddarVision™ Front — Entry-Level (LVF-E)

The LVF-E targets basic entry-level ADAS to premium front-view ADAS, with 1V2R (one camera + two radars) to 1V5R (one camera + five radars) sensor configuration. Relative to object level fusion, LeddarTech’s LLF software technology doubles the object detection range to over 150 meters, thus supporting GSR 2022 and EURO NCAP requirements with 1V2R configuration, consisting of a single wide FoV (120°) 1.2 Mpx resolution (or better) front camera and two short-range front corner radars. In addition, the LVF-E software stack targets low-cost electronic control units with deep-learning acceleration engines, which require a third of the processing power in comparison to standard units at a quarter of the cost. LFV-E provides the entry-level ADAS offering with the lowest sensor and hardware costs.

LVF-E implements a complete AI-based fusion and perception software stack handling sensors’ interface, calibration and synchronization, sensor fusion, object detection and classification, continuous tracking and stabilization, road model, speed traffic signs detection, vehicle odometry interface and ego-motion localization, providing a rich, real-time 3D comprehensive environmental model of the vehicle’s surroundings and application programming interface to entry-level L2/L2+ ADAS applications.

LeddarVision™ Surround View Solution (LVS-2+)

Short-range corner rear radar
R
Surround camera
V
Short-range corner rear radar
R
IMU
GPS
Wheel odo
Surround camera
V
Surround camera
V
V
3 Mpx 120° FoV front camera
Short-range corner front radar
R
Surround camera
V
R
Medium-range front radar
Short-range corner front radar
R

The LVS-2+ is a comprehensive AI-based fusion and perception software stack supporting premium surround-view L2/L2+ ADAS highway assistance and EURO NCAP and GSR 2022 safety applications. LeddarVision™ LLF and perception technology enables the implementation of entry-level to premium ADAS utilizing a single unified software architectural approach, efficiently scaling computational power with sensor additions and reducing rework efforts with sensor changes. Based on the LeddarVision™ software architecture, LVS-2+ efficiently extends the LVF front-view software product family 1VxR sensor configuration to a 5V5R (five camera and five radars) configuration, enhancing support to traffic jam assist and highway assist ADAS applications, enabling automated lane changes, overtaking and extended speed range and ACC.

LVS-2+ implements a very high-performance premium fusion and perception, positioning and prediction stack handling sensors’ interface, offline and online calibration and diagnostics, sensor synchronization, sensor fusion, object detection and classification, extended to include unclassified objects and events (e.g., drivers cutting into traffic), continuous tracking and stabilization, free space detection, road model, comprehensive traffic signs detection, highway traffic light detection, vehicle odometry interface, ego-motion localization and global localization with HD Map input. LVS-2+ also extends safety features support with trajectory prediction, perception decomposition, ODD analysis, sensor coverage, and health monitoring.

As an optional feature to the LVS-2+, upon customer request, we will complete development of a high-end ADAS to premium front-view L2/L2+ ADAS, LeddarVision™ Front — High-End (LVF-H), which supports highway assistance and EURO NCAP and GSR 2022 safety applications. In comparison to the LFV-E, among other more advanced features, the LVF-H extends the supported object detection range to over 200 meters and utilizes a higher performance camera and additional front radar. LVF-H extends the front camera-based configuration to a 1V5R configuration, having a single wide FoV (Field-of-View 120°) 3-Mpx class front camera, one medium-range front radar and four short-range front and back corner radars. The front camera and medium-range radar, when processed through our LeddarVision™, enables range extension over 200 m and ACC support up to 160 km/h. The back short-range corner radars enable support of GSR 2022 and EURO NCAP for overtaking, reverse and dooring scenarios. In addition, the highway assist features support warnings to avoid lane change collisions. Additionally, LVF-H further extends safety features support with detected objects trajectory prediction, perception decomposition, perception support to operating driving domain (“ODD”) analysis, sensor coverage and health monitoring.

3D Red, Green, Blue plus Depth (“RGBD”) Modeling

LeddarVision™ integrates raw sensor data to generate a 3D RGBD model and incorporates 3D reconstruction to enrich and add robustness to the model. In addition, sensor data is fused intelligently, adding temporal information (i.e., information from multiple frames) and more accurate representations of a single measurement (i.e., multiple measurements of a single object enable reducing the measurement error). The 3D RGBD model allows the use of different sensors’ brands, resolutions and positioning without modifying the algorithms and reduces the testing, verification and validation required for the system when using a different set of sensors.

While the LeddarVision™ low-level fusion software solutions use raw data to construct an accurate RGBD 3D point cloud, proprietary upsampling algorithms enables the software to increase the sensors’ effective resolution. This breakthrough enhances lower-cost sensors and provides a high-resolution understanding of the environment. For example, this method can be applied for low-density scanning LiDARs, enabling the use of a lower-cost scanning LiDAR, e.g., with 32 beams, instead of an expensive high-density 64-beam LiDAR, to achieve the required performance. The sample results of the 3D reconstruction algorithm for a camera and lower-cost LiDAR are shown in the below image. The top picture represents the camera-only frame, the lower left the original LiDAR point cloud and the lower right the LeddarVision™ 3D reconstruction with upsampling.

The RGBD model created through low-level fusion is sent to a state-of-the-art “RGBD object detection” module that detects 3D objects in a 4-D domain. Meanwhile, the free space and road lanes are identified and accurately modeled in three dimensions, leading to an accurate geometric occupancy grid. This bird’s-eye-view grid of the world surrounding the vehicle is more accurate than using a camera-alone estimator. In addition, the RGBD model allows very accurate key point matching in 3D space, thus enabling very accurate ego-motion estimation. The LiDAR measurements on the static objects are accumulated over time, which allows the allocation of a larger portion of the distance measurements to moving targets. The acquired LiDAR measurements are further interpolated based on similarity cues from the HD image.

With its novel approach based on artificial intelligence and proprietary IP, LeddarVision™ improves all aspects of the perception outcomes.

Ability to Add Enhanced Features

Our platform enables updates and enhancements to our software solutions, including the ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions. This ability to offer over-the-air updates to meet expanding consumer demand and evolving regulatory requirements makes our solution more attractive to our target market and may increase revenue generating opportunities for our core software solution.

Our Competitive Strengths

We believe the following strengths position the Company for continued leadership in, and to capitalize on the opportunities for, providing sensor fusion and perception software solutions to the automotive ADAS and AD market:

•        Higher performance than competing solutions.    As the market demand grows for safer and more efficient ADAS and AD solutions, LeddarTech’s disruptive AI-based LLF and perception software solution differentiates itself in the market through several years of investments in a low-level fusion solution, rather than legacy object-level fusion. LeddarTech’s solution is hardware independent and software-only. OEMs and Tier 1 and Tier 2 suppliers are increasingly requiring LLF, which favorably positions the Company. LeddarVision software processes sensor data at a low-level, before filtering, to efficiently achieve a more reliable understanding of the vehicle’s environment required for navigation decision making and safer driving. Low-level sensor fusion utilizes all the raw information output from each sensor without filtering at the sensor level for better and more reliable operation. As a result, this low-level sensor data fusion and perception solution provides superior performance, surpassing object-level fusion limitations in adverse scenarios like occluded objects, objects separation, camera/radar false alarms, blinding light (e.g., sun, tunnel) or distance/heading estimation.

•        Lower costs than object-level fusion alternatives.    LeddarTech’s LLF and perception software stack requires fewer sensors and lower computing requirements, and provides sensor cost savings of up to 30-40% in comparison to object-level fusion. In contrast to object-level fusion’s reliance on a high number of sensors, which number is expected to increase with the complexity of the driving automation level, by combining the raw data from all sensors through a unified software platform that reuses trained algorithms, LLF delivers higher performance, such as nearly doubling the effective range, with fewer and less expensive sensors.

•        Decoupling of perception software from sensors hardware.    Hardware dependence of current perception software means that any change in sensor position or characteristics requires significant perception software re-coding, training and testing to achieve required performance and safety. By decoupling its AI-based LLF and perception software from hardware vendors (sensors and computing), LeddarTech provides an architecturally light solution, with shorter development cycles, less data collection and AI retraining for OEM’s and lower costs than heavier architectures (e.g., multiple software stacks to maintain, train, verify, validate and certify).

•        Standard, scalable solutions.    LeddarTech’s AI-based and software-only solution seeks to solve the limitation in currently used systems that are unable to scale efficiently either across features, sensors and sensor positions that vary across brands and models, or up to the level of sensory awareness required to adhere to new regulations and meet consumers’ expectations. LeddarTech’s standard, hardware-independent solutions integrate well with different models and numbers of sensors. This results in a single software platform capable of serving multiple brands and models, minimizing customization efforts. Thus, LeddarTech offers flexibility to work with the sensor and computing platforms that best meet the needs and interests of customers, with computing, maintenance, sensor and processor costs expected to be nearly 50% lower than those of current entry-level systems.

•        Strong and defendable IP moat and recognized global leadership.    LeddarTech has invested extensively in automotive software for over a decade and has developed significant IP and expertise, including over 150 patent applications (80 granted) that cover the spectrum from localization and tracking to signal acquisition, and from fusion and perception to upsampling algorithms that leverage the most advanced automotive AI software to efficiently reconstruct a high-definition, unified 3D model with context-aware algorithms. Significant investments have been made in data collection, annotation and associated tools, including dedicated test and data collection vehicles to support the training of deep neural nets for object classification. Our extensive IP portfolio and long-term research and investment contributes to limit development costs and accelerate time-to-market. LeddarTech also developed the models to calibrate, unfold and match the data from multiple sensors. Our first-mover position is reinforced by substantial foundational intellectual property. Leading companies in the ADAS and autonomous driving industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch,

ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art and we believe our portfolio to be fundamental to the field of ADAS and autonomous driving. We believe LeddarTech is the first to demonstrate an automotive-embedded, low-level sensor fusion product. Additionally, the automotive industry has affirmed our technical innovation and leadership with multiple industry awards, including, but not limited to, the following:

•        CES Innovation Award, 2023 Consumer Technology Association, in recognition of LeddarTech’s innovative contributions to automotive sensing and perception technologies;

•        First Prize, Sensor Fusion and Perception Category, 2022 Tech.AD Detroit, in recognition of LeddarVision™’s 3D Environment Simulation Dashboard that enables customers to experience the Company’s LeddarVision™ technology demonstrated in real-world scenarios; and

•        Winner, Volkswagen Group Innovation Tel Aviv 2022 Konnect and CARIAD Startup Challenge, in recognition of its sensor fusion and perception technology, with CARIAD expressing enthusiasm for working with LeddarTech to create an AI safety-related POC.

Our Competition

There are two main types of competing perception solutions:    (1) vision-based, joint-hardware solutions where fusion may be done at the object level (e.g. Mobileye, Qualcomm and Nvidia) and (2) vision-based software decoupled solutions where fusion may be done on one modality and at the object level (e.g., BaseLabs, Aptiv and AutoBrains, Phantom Ai, StradVision or Helm Ai). Object-level fusion solutions are highly dependent on proprietary sensor and processor hardware developed by those companies. Many competing providers of low-level fusion software offer solutions that are essentially vision-centric systems. As the automotive industry moves toward multi-sensory low-level fusion, OEMs and Tier 1 suppliers have not yet succeeded in developing in-house solutions. As an early mover in the low-level fusion space, we believe that LeddarTech is the only company that is processor independent, sensor agnostic, and will be offering an embedded multi-sensor modality low-level fusion and perception solution integrated in low-cost automotive-grade SoCs and ECUs.

Compared to existing competing offerings we believe that we have a strong and sustainable position with a highly advanced and hardware-independent low-level fusion and perception software solution. Our solution supports vehicle manufacturers and their ADAS system suppliers in their efforts to economically increase ADAS system performance and robustness while enabling software-defined vehicle architectures that will require abstraction between the software and hardware. Our LeddarVision™ software stack is a platform offering based on a unique and proprietary AI-based low-level fusion and perception architecture that works with many sensors and can be ported to any processor in zonal or centralized ADAS and AD system implementation. LeddarVision™ has been designed to enable modularity and flexibility to vehicle manufacturers and their tiered suppliers for the development of ADAS applications that are future-proof. LeddarVision™ would support over-the-air updates and backward compatibility through a single unified software architecture for entry-level ADAS feature, premium complex ADAS and AD features, and advanced parking assist and auto-park features being developed for the next generation of vehicles.

Growth Strategies

In order to accomplish our business objective of solidifying our leading position in AI-based sensor fusion and perception solutions for the passenger and off-road vehicle markets, we pursue the following strategies:

•        Leverage competitive strengths, market growth and demand for higher performance and economical ADAS to acquire and increase partnerships with OEMs and Tier-1 suppliers, displacing vision-only and object fusion based solutions. In serving OEMs and Tier-1 suppliers with the development of ADAS, our main contribution is unique and proprietary AI-based low-level fusion and perception software stack and integration support. We believe we have significant market momentum with various OEMs and Tier-1 & 2 customers across the globe thanks to our great technology-product-market-fit. The automotive ADAS market is already thriving and growing quickly and the market pull and regulations are driving OEMs and Tier 1s to deliver improved ADAS solutions. Regulators have begun to mandate that car manufacturers overcome human shortcomings with automated driver assistance. As OEMs continue to adopt and evolve (or to “standardize”) ADAS technology for new model launches, we expect to achieve additional customers wins with our innovative LeddarVision™ AI-based fusion and perception software stack, which is well-positioned to economically address regulatory requirements and improve road safety. Once a program is awarded, the supply is guaranteed for many years as long as the corresponding vehicle models are in production. It is also common for vehicle manufacturers to reuse solutions across new vehicle models once a solution is well-proven. These factors create an attractive long-term business case for the Company while creating a compelling investment opportunity.

•        Monetize potential for significant value in data collection.    Currently, OEMs are seeking to capture enough data to shift from physical testing to a virtual testing environment (expediting development and reducing costs), and regulators have considered building safety standards emulating the aviation industry to address simulated data. AI-based LLF and perception software requires and collects more data in the validation process due to the statistical interdependency among sensors. As a market leader in AI-based LLF and perception with embedded software product available for customer integration, the Company has accumulated, and continues to accumulate, a substantial time-to-market moat. We expect this data and resulting insights to be highly valuable to OEMs, Tier 1 and 2 suppliers and many other key stakeholders in the automotive industry.

•        Leverage offroad vehicles or industrial markets.    Although the automotive ADAS market is attractive, one downside is that development cycles are longer than other markets like offroad vehicles or industrial markets. These markets are more fragmented in terms of vehicle types and tasks to be automated. However, the development cycles and time to revenue may be shorter as many applications consist of retrofitting vehicles already in operation. Additionally, many applications have less stringent regulatory environments, which allows for shorter development time. For these reasons, we are addressing offroad vehicles as a secondary market segment by servicing system integrators who can integrate our software to quickly develop tailored solutions for automating vehicles for their end customers. We have found that the core platform can be leveraged for these applications and requires limited effort to tap into this market in parallel with the automotive ADAS market.

Our ability to execute on our strategy will be adversely affected if we have to implement our cost management plan. See “Risk Factors — Risks Related to Our Business — Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on the Company’s operations and future prospects.”

Customers

Two strategic collaborations have been announced to date with Ficosa and Trimble.

LeddarTech

PRODUCTION AWARD JOURNEY WITH TIER 1s AND OEMs [1]

>15
Demand Creation
18
Early Engagement
16
Evaluation
1
Tier 1 Design and Integration Win
OEM Win
Typical Automotive Car Model Sales and Production Cycle Generates Multi-Year Revenues for Suppliers
Ramp Up Period
Prime Period
Ramp Down Period
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
Year 9
Year 10

1) Status of October 31, 2023

Ficosa is a leading global Tier 1 supplier dedicated to the research, development, production, and marketing of systems and parts for the automotive and mobility industry, with a recognized expertise in automotive vision systems, image engineering and machine vision. Ficosa offers a range of products to cover all vehicle segments, including an independent rear-view camera, independent intelligent rear-view camera, surround view system and autopark system, producing more than 8 million rear-view cameras on an annual basis globally. We have achieved a Tier 1 design and integration win (as described in “— Business Model” below) and entered into a strategic collaboration with Ficosa for the development of a smart automatic parking assistant. Through this collaboration, Ficosa will integrate the LeddarVision™ software into Ficosa’s advanced driver assistance systems (ADAS) for parking, enabling the full potential of the LeddarVision™ software to be combined with Ficosa’s leadership in cameras and vision systems in the automotive sector.

We have also entered into a strategic collaboration with Trimble. Trimble is a Tier 1 supplier developing solutions and services for agriculture, construction and mining applications that enable the next generation of autonomous functionality to improve productivity and safety. Trimble has been at the forefront of positioning innovation for over 35 years, providing automated and autonomous solutions for off-road machines such as tractors and haulers. The collaboration provides for the integration of our AI-based low-level sensor fusion and perception software platform to enable intelligent automation in complex work environments, improving autonomous machine performance for various industries. Trimble has recently completed an agreement to transfer its precision agricultural technology business (the division with which LeddarTech has a strategic collaboration) to a joint venture with AGCO Corp, forming PTx Trimble, LLC. AGCO owns 85% of the joint venture, with Trimble retaining the remaining 15%. It is not clear at this time how the change in ownership of the business will affect LeddarTech’s strategic collaboration See “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with two Tier 1 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

As of October 2023, we are also in various stages of discussion with vehicle makers and ADAS/AD system and component suppliers and system integrators, covering more than 30 design win opportunities in automotive and off-road markets, some of whom are actively evaluating our software towards making a formal selection for their programs or end customer programs.

Business Model

As a software company, the Company’s business model is unique and is intended to deliver attractive margins. The Company provides a mix of:

•        Software solutions developed and licensed for passenger, commercial and off-road vehicles.

•        Perception products developed using LeddarVision to accelerate adoption of applications for highway, city, surround and parking ADAS.

•        Data insights that are incredibly valuable to OEMs, Tier 1 and 2 suppliers and many other key stakeholders in the automotive industry.

•        Services, including adaptation and integration engineering resources and ongoing software maintenance to help customers maximize the value they see through the technology.

Our business model depends on the achievement of design wins to generate revenue. We invest significant effort and money developing our sensory software solutions to support ADAS or AD applications, developed by OEMs or Tier 1 suppliers, which will be incorporated in one or more specific vehicle models to be produced by the OEMs. We refer to the selection by a Tier 1 supplier of our software for inclusion in such ADAS or AD applications, for the purposes of submitting such applications to an OEM, as a “Tier 1 design and integration win.” We use the term “OEM design win” to refer to the selection by an OEM of our software, whether directly from us for integration in the ADAS or AD applications developed by the OEM, or through selection of a Tier 1 supplier’s ADAS or AD application integrating our software, for incorporation in specific vehicle models with identified SOPs.

We continue to develop our solutions and to engage with more than 30 Tier 1 suppliers and OEMs. As solutions become ready for commercialization, we anticipate entering into commercial agreements with Tier 1 suppliers and/or OEMs to license our solutions. The Company introduced its first software product to the market with the availability of the LeddarVision™ Front — Entry-Level, B engineering samples for customer evaluation and integration into ADAS L2/L2+ safety applications on June 28, 2023. Most recently, the company announced the availability of LeddarVision™ Surround View Solution (LVS-2+), B engineering samples for customer evaluation, at CES 2024. The LVS-2+ was developed on the Nvidia Orin embedded system, with the flexibility to be ported to other embedded platforms. At this point, we expect several of our current customer engagements will move from demand creation to deep-dive customer evaluations. We also expect to complete several proofs of concept (“POC”) and proof-of-technology (“POT) assessments with various customers out of which we expect to generate some non-recurring engineering revenues (“NRE”).

We anticipate that our future revenues will be almost entirely generated by our fusion and perception businesses, and that they will be primarily comprised of NRE revenues, software evaluation sales based on unit sales, licensing fees, royalty payments on per unit sales and maintenance fees. However, we do not anticipate generating significant revenue from our fusion and perception business until such time as we are able to enter into commercial arrangements with Tier 1 suppliers and OEMs. Key operating metrics for assessing our performance are expected to include the number and nature of commercial agreements we enter into, negotiated payment arrangements prior to our solutions being included in production vehicles, and unit sales of production vehicles incorporating our solutions. Our software licensing business model is expected to generate licensing revenue based in part upon the number of vehicles using our solutions that are sold, as well as licensing rights to data created or collected by our solutions. We anticipate that the terms and conditions of any such licensing arrangements will vary among OEMs and Tier 1 suppliers, and we are not able at this time to predict the actual terms and conditions of such commercial agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting LeddarTech’s Performance.”

LeddarTech

HIGH-MARGIN REVENUE MODEL

LeddarTech's software, IP and data offerings support high-margin revenue streams

	LeddarTech Revenue Streams	Pricing Model	Frequency & Relative Value	
Revenue Model	Engineering Services	Per project fee	One-time	$
	Software License Fee	Per project fee	One-time	$$
	Royalty Fee	Per vehicle royalty	One-time per vehicle produced	$$$
	Software Maintenance	5% of annual royalty fee revenue	Recurring	$
	Data	Upside	SaaS / recurring	TBD

Applicable to Each Customer Program in Passenger Car, Commercial Vehicle and Off-Road Vehicle Markets

Intellectual Property

A major part of the Company’s future revenue is expected to be derived from software licensing. We rely on a four-pronged approach to protect our intellectual property, which approach was formalized at the beginning of the Company. Our IP was recognized as a valuable asset from the foundation of the Company, both internally with the management team and externally with the investors. The Company’s history as a spin-off from a research center contributed to that recognition.

First, from inception we continuously maintain an innovation program and steadfastly invested in filing patent applications that would be both fundamental and discoverable. As a result, our portfolio currently comprises 153 patents in 58 families, of which 80 are granted, and 73 are pending. This portfolio has solid anteriority (starting in 2006) and coverage in eight different countries or regions (Canada, the United States, the European Union, Japan, China, Korea, India and Brazil). We have successfully asserted our patent rights against one company, Phantom Intelligence Inc., in the Federal Court of Canada. We actively monitor the landscape for potential infringements via our external IP counsel.

Second, we have expanded our IP portfolio through the strategic acquisition of companies, including VayaVision in 2020, as well as strategic IP assets. We, with the assistance of our IP counsel, have made significant investments in broadening the coverage of this portfolio, and we expect to file several divisional and continuation applications in the coming months. We also have a formal M&A process through which we periodically consider expansions to our portfolio.

Third, we actively manage our trade secrets, including software source code and datasets, through employee contracts, supplier and customer agreements and non-disclosure agreements.

Fourth, although our primary commercial model is business-to-business, we have, since the inception of the Company, aimed to create a recognizable brand identity; to that effect, we have eight registered trademarks, including “Leddar” and “LeddarTech,” registered in Canada, the United States, the European Union, the United Kingdom, Japan, China and Korea.

As a result of this methodical IP asset management program, today our patent portfolio ranks high in the influence and impact scores in patent search tools. This is due to a number of factors, including the breadth of the claims and the aforementioned anteriority, but also due to the number of citations recorded during the prosecution process of various competitor patents. As part of this process the leading companies in the ADAS and autonomous driving industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch, ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art. Because of this recognition, we consider our portfolio to be fundamental to the field of ADAS and autonomous driving.

Regulations and Safety Standards

ADAS is meant to reduce human errors that lead to vehicle accidents, with the goal of saving lives. Various regulators are charged with ensuring that such technology built into vehicles achieves this goal and does not present a hazard. These organizations are continually defining, refining, and mandating automotive testing and regulations worldwide. Therefore, car manufacturers must comply with regulatory requirements and follow relevant standards. Subsequently, the OEM imposes requirements on their suppliers, including the Company, who must be aware of the various standards and enforce them in our product development. Below are some of the key organizations involved in setting, maintaining, and in some cases, enforcing these standards.

The INVEST in America Act, passed in late 2021, requires the U.S. Department of Transportation to issue requirements and standards regarding vehicle safety technologies. The National Highway Traffic Safety Administration is a department within the US Department of Transportation, and they manage and enforce automotive-related safety standards, including those developed internally, as well as some external standards from SAE. In addition, they license foreign and domestic manufacturers to sell their vehicles within the USA, and they have the power to block the import of vehicles that do not meet the Federal Motor Vehicle Safety Standards.

Part of the United Nations, the United Nations Economic Commission for Europe fosters economic harmonization among nations. For example, in 2012, the UNECE’s World Forum for Harmonization of Vehicle Regulation established new regulations intended to improve passenger safety, including Lane Departure Warning Systems, Child Restraint Systems, and Advanced Emergency Braking Systems.

The European Commission, through its authority, plays an active role in developing the EU’s overall strategy, designing and implementing policies as well as being responsible for planning, preparing, and proposing new European laws. A significant regulation influencing ADAS is Regulation 2019/2144 of the European Parliament and of the Council of November 27, 2019, regarding approval requirements for motor vehicles and their trailers, and systems, components, and separate technical units intended for such vehicles, advancing general safety and the protection of vehicle occupants and vulnerable road users.

The EURO NCAP has a five-star rating system that ranks the safety of vehicles for the benefit of consumers and vehicle fleet managers. They derive these results by conducting tests on their own and accredited proving grounds. Their rankings from 0 to 5 stars are defined on their website:

•        0-star safety:    Meeting type-approval standards so it can legally be sold but lacking critical modern safety technology

•        1-star safety:    Marginal crash protection and little in the way of crash avoidance technology

•        2-star safety:    Nominal crash protection but lacking crash avoidance technology

•        3-star safety:    At least average occupant protection but not always equipped with the latest crash avoidance features

•        4-star safety:    Overall good performance in crash protection and all-round; additional crash avoidance technology may be present

•        5-star safety:    Overall excellent performance in crash protection and well-equipped with comprehensive and robust crash avoidance technology

The Japan Automobile Research Institute (“JARI”) is a foundation dedicated to automotive research and testing. It is responsible for drafting and promoting standards in addition to researching methods of combining automotive and information technologies. Tests are performed at JARI’s Shirosato Test Center 120 km (75 miles) northeast of Tokyo, Japan.

The China Automotive Technology and Research Center is a scientific research institute that helps China manage its automotive industry. It is now a part of State-owned Assets Supervision and Administration Commission of the State Council. Among other things, they are involved with C-NCAP, C-ECAP, and proving ground testing.

The International Organization for Standardization (“ISO”) develops and publishes international standards for various technologies, including automobiles. ISO 26262 defines a risk classification system, also known as an automotive safety integrity level (“ASIL”), for the functional safety of road vehicles. ISO 26262 defines four levels: A is the lowest level of risk, and D is the highest. Systems including airbags and anti-lock brakes get the highest level since their proper function is critical to safety, whereas less critical systems such as brake lights rate an A level. Most customers we serve are developing systems that are either ASIL C or ASIL D. Because the ASIL system is subject to some interpretation, in 2015, SAE International wrote J2980, Considerations for ISO 26262 ASIL Hazard Classification. This standard was revised in 2018. SAE J2980 provides better guidance for assessing the risks defined in ISO 26262.

We follow ISO 26262 (functional safety) and ISO 21488 (safety of the intended functionality) as automotive standards applicable to our software with regards to functional safety in the automotive industry. We also follow the Agile V-Model process and methodologies that focus on iterative software development.

We have collaboration between teams and have implemented the automotive industry-standard guidelines based on the Automotive Software Process Improvement Capability Determination (“ASPICE”), with the goal of obtaining Level 2 in 2024. Activity on ASPICE suggests that a data management process will be incorporated, and we may need to implement measures to comply with these in order to meet customer requirements. We also have an ISO 9001 certified quality management system.

To effectively develop software that adheres to automotive standards, LeddarTech developed a hybrid approach that incorporates the best practices of the methodologies. This approach includes a development process that involves continuous integration and testing, and regular communication and collaboration between the development team, product owners, and other stakeholders. In addition, using automated testing tools, code reviews, and risk assessments ensures that software is developed according to the standards and is of high quality. Regular monitoring and tracking of progress can also help identify potential issues early on, allowing for quick and efficient resolution.

Overall, an effective software development process following ISO 26262 and Agile ASPICE methodologies requires a balance between safety and agility, focusing on continuous improvement and collaboration. LeddarTech has implemented a unified process for managing functional safety, Safety of the Intended Functionality (or ISO 21448:2021) and cybersecurity to comply with applicable standards.

In terms of security, we also apply the following standards, which are relevant to our activities and may be required by our customers: ISO 27001/TiSAX (organizational security), ISO21434 (road vehicles cybersecurity), ISO 24089 (road vehicles software) and AITF 16949 (automotive quality management).

Another area of applicable regulations is data privacy. We collect data on public roads and environments, with sensors such as cameras, that capture a lot of information. Data privacy regulations vary in each jurisdiction where data collection is being conducted. For our current activities, the relevant regions are Israel, Europe and the province of Québec (Canada). In Québec Law 25 applies, Israel is subject to the Privacy Law and Protection of Privacy Regulations and Europe is subject to GDPR. We will need to assess and comply with applicable regulations in all regions we choose to collect data in the future.

Employees

As of March 31, 2024, we had approximately 150 employees across eight countries, excluding employees dedicated to hardware modules activities. At such date, we had approximately 11 employees who are dedicated to the hardware modules activities we are currently in the process of winding down. None of our employees are represented by a labor union, and we consider our employee relations to be good. To date, we have not experienced any work stoppages.

The Company is led by a seasoned management team, who have cumulated significant automotive ADAS and AD market experience and broader experience in high-tech and software-centric businesses. The Company now includes over 130 specialized engineers, scientists, and specialists in all facets of ADAS software development, ASPICE, and ISO 26262, including, but not limited to, the following:

•        a global algorithms group with machine learning and computer vision expertise dedicated to low-level fusion core platforms;

•        an expertise in software embedded in various target processors, optimization of digital signal processing, and hardware accelerators for deep neural network efficiency;

•        a dedicated team for DATA Engineering and DevOps with full CI/CD software integration and release;

•        global dedicated Test and Automation team for verification and validation; and

•        teams dedicated to data collection in Israel and Canada.

We believe that the significant investments in our technology and the expertise and experience of this team provides a significant incentive for our customers to select the Company for their systems.

We may have to engage in a significant headcount reduction if our liquidity position requires us to implement our cost management plan. See “Risk Factors — Risks Related to Our Business — Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on the Company’s operations and future prospects.”

Facilities

The Company does not own any real property. Our corporate headquarters are in Québec City, Canada, where we lease about 29,000 square feet of office and industrial space pursuant to leases that expire between 2024 and 2028. Additionally, we have an office of about 6,200 square feet in Montréal, Canada which contains R&D and G&A functions, for which the lease expires in 2024, which we are not renewing. Furthermore, we lease a garage facility in Quebec City, Canada, pursuant to a lease that expires in 2025. We lease approximately 5,000 square feet of office in Or Yehuda, Israel, which contains R&D, operations, and G&A functions to a lease expiring in 2027. We also have an R&D office in Toronto of about 3,700 square feet, for which the lease expires in 2024 and which we are not renewing. Finally, we rent a temporary office space on a month-to-month basis in and Shenzhen, China, for our local sales team. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. However, we do not consider any such claims, lawsuits, or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following management’s discussion and analysis (“MD&A”) provides information concerning the financial condition and results of operations of LeddarTech Holdings Inc. (“LeddarTech” or the “Company”) at and for the three-month and six-month periods ended March 31, 2024 and 2023 and at and for the fiscal years ended September 30, 2023, 2022 and 2021 (“FY2023,” “FY2022” and “FY2021,” respectively). This MD&A should be read in conjunction with the audited annual consolidated financial statements and the annual MD&A of the Company at and for the fiscal years ended September 30, 2023, 2022 (restated) and 2021 (restated) included in the Company’s Annual Report on Form 20-F for the year ended September 30, 2023 as filed with the U.S. Securities and Exchange Commission on January 31, 2024 (the “2023 Annual Report”), and the interim condensed consolidated financial statements of the Company at and for the three-month and six-month periods ended March 31, 2024 (“Q2-2024” and “YTD Q2-2024”, respectively) and 2023 (“Q2-2023” and “YTD Q2-2023”, respectively) (“Q2-2024 consolidated financial statements”).

The financial information reported herein have been prepared in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and is presented in Canadian dollars unless otherwise stated.

All per share amounts reflect amounts per common share and are based on unrounded amounts. Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation and certain other amounts that appear in this MD&A may similarly not sum due to rounding.

In addition to historical financial information, this MD&A contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors.” For more information about forward-looking statements, refer to section entitled “Forward-Looking Statements.”

The Company presents non-IFRS financial measures to assess operating performance. The Company presents net earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA (loss)”) and Adjusted EBITDA (loss). These non-IFRS measures do not have standardized meanings under IFRS and are not likely to be comparable to similarly designated measures reported by other corporations. The reader is cautioned that these measures are being reported in order to complement, and not replace, the analysis of financial results in accordance with IFRS. Management uses both measures that comply with IFRS and non-IFRS measures, in planning, overseeing and assessing the Company’s performance.

The terms and definitions associated with non-IFRS financial measures as well as a reconciliation to the most comparable IFRS measures are included in the Section entitled “Non-IFRS Financial Measures” in this MD&A.

Amendment and Restatement of the audited annual consolidated financial statements

Subsequent to the issuance of the audited annual consolidated financial statements for FY2022 and FY2021, errors with respect to the recognition of a government grant liability from an Israel-United States Binational Industrial Research and Development Foundation, the measurement and recognition of research and development costs and other item were identified. Accordingly, the consolidated financial statements for the FY2022 and FY2021 were restated to reflect adjustments made as a result of this correction of errors. Refer to note 2 of the audited annual consolidated financial statements of the Company for FY2023 for more details.

Company Overview

LeddarTech was formed in 2007 under the Canada Business Corporations Act (the “CBCA”) and is at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to improve safety and quality of life for travelers, commuters, workers and mobility industry professionals by enabling applications that reduce traffic congestion, minimize the risk of road accidents and improve the overall safety and efficiency of road transport. We pursue our mission by developing innovative artificial intelligence (“AI”) based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of the next generation of automotive advanced driver assistance systems (“ADAS”) and autonomous driving (“AD”) systems.

On June 12, 2023, LeddarTech Holdings Inc. (“Newco”), a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to the following section entitled “Business Combination and Public Company Costs” and to Note 3, of the Q2-2024 consolidated financial statements of the Company, for additional information on the amalgamation of the Company on December 21, 2023.

Transition to a “Pure-Play” Automotive Software Business Model

Prior to 2020, we focused our business on software and signal processing for smart sensing solutions, and our revenue came primarily from the sale of hardware and components for the ADAS market, which generally relied on object-level fusion. Recognizing the limitations of current object-level sensor fusion technology and the potential of AI-based LLF software, in 2020 we identified and acquired a 60% controlling interest in VayaVision, an Israeli company that had developed a low-level sensor fusion and perception software stack that was very complementary to our developed software. In FY2022, we made the strategic decision to divest our modules and components businesses to focus solely on fusion and perception software based on AI LLF for ADAS and AD, one line of business (a “pure-play” or “Pure Play” business model). Our Lidar components business was discontinued in late FY2022 and we are in the process of winding down our modules business. As a result of this transition, the historical combined financial information included herein may not be meaningful to an understanding of our results of operations, financial position, and cash flows in the future or what they would have been had we been pursuing our sensory software-focused business model strategy during the years presented. See “Risk Factors — Risks Related to Our Business — Our historical financial information, historical financial results and operating and business history, which were achieved under our prior sensory hardware-focused business model, may not be representative of our future results under a sensory software-focused business model.”

Business Combination and Public Company Costs

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and Newco completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and Newco amalgamated (the “Prospector Amalgamation” and Prospector Canada and Newco as so amalgamated, “Amalco”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco having a negotiated aggregate equity value of $200 million (valued at $10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional Amalco “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and Amalco amalgamated (the “Company Amalgamation” and LeddarTech and Amalco as so amalgamated, the “Company”); and

•        in connection with the Company Amalgamation, the securities of Amalco converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination”.

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of approximately US$44.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately $10.93 per share, or a total of approximately $9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination. Such distribution was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

On the Closing Date, the following securities issuances were made by the Company to Prospector’s securityholders following the SPAC Redemption and in connection with the above-referenced share distribution: (i) each outstanding Prospector Class A Share was exchanged for one Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes (A) 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination (the “Prospector Private Warrants”) and (B) Prospector Warrants that were listed on The Nasdaq Stock Market LLC (the “Prospector Public Warrants”), was assumed by the Company and became a warrant of the Company (“Legacy SPAC Warrant”). At such time, the Prospector Private Warrants became the “Private Placement Warrants” and the Prospector Public Warrants became the “Public Warrants.”

On the Closing Date, following the SPAC Redemption and the foregoing issuances, LeddarTech’s shareholders immediately prior to the consummation of the Business Combination, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

On December 22, 2023, the Common Shares and Public Warrants became listed on Nasdaq under the symbols “LDTC” and “LDTCW”, respectively. As a consequence of the Business Combination, the Company has become an SEC-registered company listed on Nasdaq, which has required the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional significant annual expenses as a public company.

Accounting Treatment

The Business Combination was accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3. Consequently, the Business Combination was accounted for under IFRS 2 as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector was treated as the “acquiree” for accounting purposes, the net assets of Prospector are recognized at their fair value, and no goodwill or other intangible assets are recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., Company Common Shares and Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector was represented a service for the listing of the Company and was recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector.

•        LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Company with an approximately 69.5% voting interest;

•        The largest individual minority shareholder of the Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

•        Senior management of the Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

•        Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Company;

•        LeddarTech is the larger entity based on historical total assets and revenues; and

•        LeddarTech’s operations comprise the ongoing operations of the Company.

Basis of presentation

The Company’s fiscal year is the twelve-month period ending September 30 of each year. LeddarTech’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). All amounts are in Canadian dollars except as otherwise indicated. See “Exchange Rate Information.” The Company operates under one operating and reportable segment.

All per share amounts reflect amounts per Common Share and are based on unrounded amounts. Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation and certain other amounts that appear in this MD&A may similarly not sum due to rounding.

LeddarTech acquired a 60% interest in VayaVision in July 2020. VayaVision’s assets, liabilities and results of operations are reflected in LeddarTech’s consolidated financial statements, with the non-controlling interests’ share of net assets and results of operations reflected on LeddarTech’s consolidated statement of financial position and consolidated statement of loss and comprehensive loss. In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech was $57,724, consisted of 66,550 Company Common Shares, after payment of the applicable withholding tax, which will entitle the shareholders to receive 5,548 Company Common Shares. The founding shareholders from whom LeddarTech purchased the majority of the remaining shares in VayaVision demanded that LeddarTech provide a tax indemnity as a condition to the purchase. LeddarTech believes the demand for a tax indemnity is without merit based on the terms and conditions of the option agreement, and at LeddarTech’s request the share transfer was recorded in VayaVision’s share registry and the Israeli Registrar of Companies. LeddarTech believes that, if the founding shareholders were to pursue a claim, it would not have a material adverse effect on the Company’s business, financial condition or results of operation. Following acquisition of the remaining 40% interest in VayaVision, none of VayaVision’s assets or results of operations from the date of acquisition will be allocated to non-controlling interest.

Financial Highlights

			Change
	Q2-2024	Q2-2023	$	%
Revenues	1,857,071	475,044	1,382,027	290.9
Gross profit (loss)	163,211	(824,719)	987,930	(119.8)
Loss from operations	(12,751,351)	(12,506,076)	(245,275)	2.0
Finance costs, net	4,741,237	1,170,870	3,570,367	304.9
Loss before income taxes	(17,402,523)	(13,557,666)	(3,844,857)	28.4
Net loss and comprehensive loss	(17,419,534)	(13,557,666)	(3,861,868)	28.5
Net loss and comprehensive loss attributable to Shareholders of the Company	(17,419,534)	(12,578,888)	(4,840,646)	38.5
Loss per share
Net loss per common share (basic and diluted)	(0.61)	(75.05)	74	(99.2)
Weighted average common shares outstanding (basic and diluted)	28,770,930	167,610	28,603,320	17,065.4
EBITDA (loss)(1)	(14,082,841)	(12,061,016)	(2,021,825)	16.8
Adjusted EBITDA (loss)(1)	(8,801,060)	(9,958,678)	1,157,618	(11.6)
			Change
	YTD Q2-2024	YTD Q2-2023	$	%
Revenues	3,562,243	2,731,232	831,011	30.4
Gross profit (loss)	1,467,558	(1,412,476)	2,880,034	(203.9)
Loss from operations	(75,617,668)	(32,577,527)	(43,040,141)	132.1
Finance costs, net	2,318,678	2,436,306	(117,628)	(4.8)
Loss before income taxes	(77,846,281)	(34,894,553)	(42,951,728)	123.1
Net loss and comprehensive loss	(77,863,292)	(34,894,553)	(42,968,739)	123.1
Net loss and comprehensive loss attributable to Shareholders of the Company	(77,560,980)	(32,686,873)	(44,874,107)	137.3
Loss per share
Net loss per common share (basic and diluted)	(4.81)	(195.02)	190	(97.5)
Weighted average common shares outstanding (basic and diluted)	16,110,444	167,610	15,942,834	9511.9
EBITDA (loss)(1)	(73,295,044)	(31,527,052)	(41,767,992)	132.5
Adjusted EBITDA (loss)(1)	(16,294,854)	(21,979,804)	5,684,950	(25.9)

____________

(1)      EBITDA (loss) and Adjusted EBITDA (loss) are non-IFRS financial measures. Refer to section entitled “Non-IFRS Financial Measures” for more details.

Key Factors Affecting LeddarTech’s Performance

Following our transition to the Pure Play automotive software business model, including the divestment of our modules and components businesses (“legacy businesses”), our revenues will no longer include revenues for the sale of LiDAR hardware and sensor components, and related servicing revenue. The revenues related to the legacy businesses represented $1.7 million for Q2-2024 compared to $0.5 million for Q2-2023, and $3.4 million for YTD Q2-2024 compared to $2.6 million for YTD Q2-2023.

Going forward, the Company’s financial position and results of operations will depend to a significant extent on our ability to (i) develop and expand commercial relationships with OEMs and Tier-1 suppliers, (ii) expand our ADAS market presence and benefit from regulatory mandates, (iii) leverage offroad vehicles and industrial markets and (iv) monetize potential for significant value in data collection. See “Business — Growth Strategies” and

“Business — Business Model.” Key factor affecting our performance are expected to include the number and nature of commercial agreements we enter into with Tier 1 suppliers and OEMs, negotiated payment arrangements prior to our solutions being included in production vehicles, and unit sales of production vehicles incorporating our solutions.

To the extent we are able to develop and expand our commercial relationships with Tier 1 suppliers and OEMs, we anticipate that our future revenues will be primarily comprised of NRE revenues from completed POC and POT assessments, software evaluation sales based on unit sales, licensing fees, royalty payments on per unit sales and maintenance fees. Our software licensing business model is expected to generate licensing revenue based in part upon the number of vehicles using our solutions that are sold, as well as licensing rights to data created or collected by our solutions.

The Company must retain a minimum cash balance of at least $5.0 million in order to comply with a minimum required unencumbered cash balance covenant under the terms of the Desjardins Credit Facility (as more fully described below). In order for the Company’s anticipated financial resources to be sufficient to meet its capital requirements for the 12 months following the date hereof, if the Company does not raise additional capital, the Company will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses. See “Risk Factors — Risks Related to Our Business — The Company has limited sources of available liquidity following completion of the Business Combination and if it does not raise additional capital is expected to operate under an alternative operating plan. If the Company does not secure additional sources of capital, it will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. A reduction in the Company’s operating costs may materially adversely affect the Company in a number of ways.”

Restructuring Activities

Discontinuance of Components and Modules Businesses.    In connection with the transition to a Pure Play automotive software business model, in FY2022 we made the strategic decision to discontinue our LiDAR components and our modules businesses. As a result of this decision, we tested our intangible assets for impairment and an impairment expense amounting to $38.2 million was recognized in FY2022, bringing the net book value of the intangible assets related to this business to approximately $2.2 million. During the FY2023, these assets were then fully impaired and in connection with this decision, we incurred restructuring costs of approximately $1.8 million, wrote down inventory by approximately $2.3 million and recorded an onerous contract loss of approximately $1.4 million. See note 4 to the audited annual consolidated financial statements of the Company for FY2023.

Potential Implementation of Cost Management Plan.    As of March 31, 2024 the Company had a cash balance of approximately $14.3 million, of which approximately $14.3 million was unrestricted. As described above and in more detail under “— Liquidity and Capital Resources” below, the Company is currently required under the Desjardins Credit Facility (described below) to maintain a minimum cash balance of at least $5.0 million. Continued compliance with the terms of the Desjardins Credit Facility may require reaching an agreement with Desjardins to obtain further relief from the current minimum cash covenant. If the Company is not successful in raising additional capital in a timely manner and in sufficient amounts, and depending on the level of relief that LeddarTech is able to negotiate with Desjardins in regards to the existing post-closing minimum cash covenant, we expect that the Company would need to implement a cost management plan as deemed necessary and appropriate so that it can manage compliance with the terms of any waiver or modified minimum cash balance requirement that it is able to negotiate with Desjardins. The company would then have to maintain operating costs at targeted levels to ensure operating costs will not exceed anticipated available liquidity. Such cost management actions may include a reduction in product development activities (a key driver of our cash expenditures), as well as potentially significant reductions in staffing and bonuses. If the cost management plan is fully implemented, we expect to incur cash charges of up to approximately $3.3 million in connection with the implementation of the cost management plan, primarily related to severance expense related to headcount reduction.

If implemented, the cost management plan is expected to focus most of the Company’s resources (financial and human) on customer acquisition and design wins based on our existing software platform and the features we have released to date and less resources on continuous product improvement or new product development. Successfully executing on our operating and cost management plans and maintaining an adequate level of liquidity, however, will be subject to various risks and uncertainties, including how successful we are at achieving design wins and production contracts, our ability to manage expenses and the availability of additional sources of funding and/or ability to refinance existing funding. Our internal forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. We expect to continue to generate significant operating losses in the foreseeable future. See “Risk Factors — Risks Related to Our Business — The Company will likely have limited sources of available liquidity following completion of the Business Combination and if it does not raise additional capital is expected to operate under an alternative operating plan. If the Company does not secure additional sources of capital, it will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. A reduction in the Company’s operating costs may materially adversely affect the Company in a number of ways.”

Components of Results of Operations

Revenues.    Historically, our revenue has been generated from the sale of products LiDAR hardware and sensor components, and related servicing revenue. Following our transition to the Pure Play automotive software business model, our revenues no longer included revenues from these businesses (legacy businesses), and we expect our revenues to be primarily comprised of non-recurring engineering revenues, software sales based on unit sales, licensing fees and maintenance fees.

Gross Profit.    Gross profit represents our total revenues, less cost of sales, which historically have consisted of materials, equipment and salaries and related expenses. Following our transition to the Pure Play automotive software business model, we expect our cost of goods sold to be primarily comprised of salaries and related expenses, data acquisition and storage fees.

Operating expenses.    Operating expenses have historically been comprised of selling, general and administrative, stock-based compensation and research and development costs. Following our transition to the Pure Play automotive software business model, we expect our operating expenses to be comprised of the same items.

Other (income) costs.    Other (income) costs historically have been comprised of grant revenue and costs. Following our transition to the Pure Play automotive software business model, we expect our Other (income) costs to be primarily comprised of the same items.

Results of Operations

Comparison of three-months and six-months periods Ended March 31, 2024 and 2023

Revenues

			Change
	Q2-2024	Q2-2023	$	%
Products	1,721,000	457,394	1,263,606	276.3
Services	136,071	17,650	118,421	670.9
Total	1,857,071	475,044	1,382,027	290.9
			Change
	YTD Q2-2024	YTD Q2-2023	$	%
Products	3,357,731	2,565,549	792,182	30.9
Services	204,512	165,683	38,829	23.4
Total	3,562,243	2,731,232	831,011	30.4

For Q2-2024, total revenues were $1.9 million, an increase of $1.4 million or 290.9% as compared to Q2-2023. This increase is mainly due to higher revenues from products of $1.3 million or 276.3% as compared to Q2-2023 and higher revenues from services of $0.1 million or 670.9%. The increase of products revenues is mainly attributable to low sales in Q2-2023 due to the delay of LeddarTech to acquire the components necessary to complete the firm orders. The increase of revenues from services of $0.1 million compared to Q2-2023 is primarily a result of higher engineering services rendered during Q2-2024 to strategic external collaborators during the process of developing our ADAS software.

For YTD Q2-2024, total revenues were $3.6 million, an increase of $0.8 million or 30.4% as compared to YTD Q2-2023. This increase is mainly due to higher revenues from products of $0.8 million as compared to YTD Q2-2023, mainly attributable to LeddarTech experiencing reduced delays in acquiring the components necessary to complete the firm orders in Q2-2024.

Revenue breakdown between the Pure Play business and the legacy businesses are as follows:

	Pure Play	Legacy Businesses	Total	Pure Play	Legacy Businesses	Total
NRE	136,071		136,071	17,650		17,650
Sales and other revenue		1,721,000	1,721,000		457,394	457,394
Total Revenue	136,071	1,721,000	1,857,071	17,650	457,394	475,044
	YTD Q2-2024			YTD Q2-2023
	Pure Play	Legacy Businesses	Total	Pure Play	Legacy Businesses	Total
NRE	204,512		204,512	165,683		165,683
Sales and other revenue		3,357,731	3,357,731		2,565,549	2,565,549
Total Revenue	204,512	3,357,731	3,562,243	165,683	2,565,549	2,731,232

Gross profit (loss)

			Change
	Q2-2024	Q2-2023	$	%
Gross profit (loss)	163,211	(824,719)	987,930	(119.8)
As a percentage of total revenues	8.8%	(173.6)%		182.4
			Change
	YTD Q2-2024	YTD Q2-2023	$	%
Gross profit (loss)	1,467,558	(1,412,476)	2,880,034	(203.9)
As a percentage of total revenues	41.2%	(51.7)%		92.9

For Q2-2024, the gross profit was $0.2 million compared to a gross loss of $0.8 million for Q2-2023. This increase of gross profit of $1.0 million or 119.8% as compared to Q2-2023 is primarily attributable to an onerous contracts loss of $0.6 million recognized in Q2-2023 and the positive impact of the increase of revenues in Q2-2024, partly offset by the write-down on inventories of $0.6 million recognized in Q2-2024.

For YTD Q2-2024, the gross profit was $1.5 million compared to a gross loss of $1.4 million for YTD Q2-2023. This increase of gross profit of $2.9 million or 203.9% as compared to YTD Q2-2023 is primarily attributable the decrease of onerous contracts loss of $2.1 million and the positive impact of the increase of revenues in YTD Q2-2024 compared to YTD Q2-2023.

Operating expenses

			Change
	Q2-2024	Q2-2023	$	%
Marketing and product management	1,125,519	1,416,839	(291,320)	(20.6)
Selling	890,138	886,783	3,355	0.4
General and administrative	5,502,593	4,450,235	1,052,358	23.6
Research and development costs	1,946,725	3,009,831	(1,063,106)	(35.3)
Stock-based compensation	2,803,357	540,920	2,262,437	418.3
Listing expenses	—	—	—	—
Transaction costs	646,230	788,776	(142,546)	(18.1)
Restructuring costs	—	587,973	(587,973)	(100.0)
Impairment loss related to intangible assets	—	—	—	—
Total	12,914,562	11,681,357	1,233,205	10.6

			Change
	YTD Q2-2024	YTD Q2-2023	$	%
Marketing and product management	2,324,004	2,246,961	77,043	3.4
Selling	1,642,642	1,963,140	(320,498)	(16.3)
General and administrative	9,922,830	9,021,731	901,099	10.0
Research and development costs	4,830,094	8,599,038	(3,768,944)	(43.8)
Stock-based compensation	(3,181,893)	1,119,610	(4,301,503)	(384.2)
Listing expenses	59,139,572	—	59,139,572	100.0
Transaction costs	2,407,977	870,603	1,537,374	176.6
Restructuring costs	—	1,552,529	(1,552,529)	(100.0)
Impairment loss related to intangible assets	—	5,791,439	(5,791,439)	(100.0)
Total	77,085,226	31,165,051	45,920,175	147.3

Marketing and product management

For Q2-2024, marketing and product management expenses were $1.1 million compared to $1.4 million for Q2-2023. The decrease of $0.3 million or 20.6% as compared to Q2-2023 is primarily attributable to lower tradeshows expenses and salaries, partially offset by higher consulting fees.

For YTD Q2-2024, marketing and product management expenses were $2.3 million compared to $2.2 million for YTD Q2-2023. The increase of $0.1 million or 3.4% as compared to YTD Q2-2023 is primarily attributable to higher marketing consulting fees, tradeshows expenses and salaries and related expenses in support of the Pure Play automotive software business model in the three months ended December 31, 2024 (“Q1-2024”) and higher marketing consulting fees in Q2-2024, partly offset by lower tradeshows expenses and salaries in Q2-2024 as compared to Q2-2023.

Selling

For Q2-2024, selling expenses were $0.9 million compared to $0.9 million, remaining basically the same compared to compared to Q2-2023.

For YTD Q2-2024, selling expenses were $1.6 million compared to $2.0 million, a decrease of $0.3 million or 16.3% as compared to YTD Q2-2023, primarily attributable to the decrease in headcount in connection with LeddarTech’s transition into a Pure Play automotive software business model.

General and administrative

For Q2-2024, general and administrative expenses were $5.5 million compared to $4.5 million for Q2-2023. The increase of $1.0 million or 23.6% as compared to Q2-2023 is primarily attributable to higher directors and officers insurance expenses, higher licenses and software expenses and higher consulting fees related to financial activities, partly offset by lower accounting and legal fees.

For YTD Q2-2024, general and administrative expenses were $9.9 million compared to $9.0 million for YTD Q2-2023. The increase of $0.9 million or 10% as compared to YTD Q2-2023 is primarily attributable to higher directors and officers insurance expenses, higher licenses and software expenses and higher consulting fees related to financial activities partly offset by lower salary expense.

Research and development costs

Research and development costs were $1.9 million for Q2-2024 compared to $3.0 million in Q2-2023. This decrease of $1.1 million or 35.3% is primarily attributable to the decrease of salaries and related expenses due to management’s decision to discontinue the LiDAR components business, lower patents expenses and travelling, partly offset by higher subcontracting fees.

For YTD Q2-2024, research and development costs were $4.8 million for YTD Q2-2024 compared to $8.6 million in YTD Q2-2023. This decrease of $3.8 million or 43.8% is primarily attributable to the decrease of salaries and related expenses due to management’s decision to discontinue the LiDAR components business, lower patents expenses and travelling, partly offset by higher subcontracting fees.

Stock-based compensation

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Incentive Plan”) for certain qualified directors, executive officers, employees and consultants. This Incentive Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Incentive Plan shall not exceed 5,000,000 shares at any time. The Incentive Plan will provide for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

For Q2-2024, the stock-based compensation expense was $2.8 million compared to $0.5 million for Q2-2023. This increase of $2.3 million or 418.3% in Q2-2024 as compared to Q2-2023 is primary due to the adoption of the Incentive Plan and the first grants of awards occurred during Q2-2024.

For YTD Q2-2024, the stock-based compensation was an economy of $3.2 million compared to an expense of $1.1 million, a decrease of $4.3 million or 384.2% as compared to Q2-2023 YTD. This decrease is primary due to the $6.0 million gain on modification of the stock options realized in Q1-2024, in relation with the acquisition of Prospector and to the Plan of Arrangement. This gain is partially offset by the effects the adoption of the Incentive Plan and the first grants of awards occurred during Q2-2024.

For additional information of stock-based compensation, refer to Notes 3 and 11 of Q2-2024 consolidated financial statements.

Listing expenses

The listing expenses of $59.1 million for YTD Q2-2024, as compared to nil for YTD Q2-2023, were explained by the Common Shares and Public Warrants becoming listed on Nasdaq under the symbols “LDTC” and “LDTCW”, respectively on December 22, 2023.

Transaction costs

Transaction costs of $0.6 million for Q2-2024 and of $2.4 million for YTD Q2-2024, as compared to $0.8 million for Q2-2023 and to $0.9 million for YTD Q2-2023, were fees related to the Business Combination. Refer to the section entitled “Business Combination and Public Company Costs” for more details.

Restructuring costs

In respect with the initiatives related to the LeddarTech’s transition into a Pure Play automotive software business model, restructuring costs of $0.6 million were incurred in Q2-2023 and $1.6 million in YTD Q2-2023 compared to nil for Q2-2024 and YTD Q2-2024.

Other (income) costs

Other (income) costs are composed of grant revenues and finance costs. The grant revenues were stable at $0.1 million for Q2-2024, Q2-2023, YTD Q2-2024 and YTD Q2-2023.

The net finance costs were $4.7 million for Q2-2024, an increase of $3.6 million or 305% as compared to $1.2 million for Q2-2023 and $2.3 million for YTD Q2-2024 as compared to $2.4 million for YTD Q2-2023. These variations were primarily due to the following items. Refer to Note 15 of LeddarTech’s Q2-2024 consolidated financial statements for more details.

			Change
	Q2-2024	Q2-2023	$	%
Interest expenses (income)	2,903,613	967,360	1,936,253	200.2
Loss (gain) on revaluation of financial instruments carried at fair value	1,884,686	—	1,884,686	(100.0)
Other	(47,062)	203,510	(250,572)	(123.1)
Finance (income) costs, net	4,741,237	1,170,870	3,570,367	304.9

			Change
	YTD Q2-2024	YTD Q2-2023	$	%
Interest expenses (income)	3,650,617	2,181,989	1,468,628	67.3
Loss (gain) on revaluation of financial instruments carried at fair value	(1,078,597)	—	(1,078,597)	(100.0)
Other	(253,342)	254,317	(507,659)	(199.6)
Finance (income) costs, net	2,318,678	2,436,306	(117,628)	(4.8)

•        Interest expenses (income):     The increase of $1.9 million or 200.2% in Q2-2024 as compared to Q2-2023 ($1.5 million or 67.3% increase for YTD Q2-2024 as compared to YTD Q2-2023) was due to due to an increase in interest expense on the credit facility, on the term loan and on the convertible notes, partly offset by the decrease of interest expense on other loans and an increase of capitalized borrowing costs. Refer to “Liquidity and Capital Resources” section for more details.

•        Loss (gain) on revaluation of instruments carried at fair value:    The loss of $1.9 million of change in fair value through profit or loss of financial instruments for Q2-2024 (gain of $1.1 million for YTD Q2-2024) was mainly attributable to the remeasurement of conversion options which is corralled with the stock value of the Company between the periods.

•        Other:    The decrease of other of $0.3 million for Q2-2024 ($0.5 million for YTD Q2-2024) was mainly due to the gain on the lease modification in Q1-2024 and Q2-2024 and a favorable foreign exchange impact.

			Change
Net Loss	Q2-2024	Q2-2023	$	%
Net (loss)	(17,419,534)	(13,557,666)	(3,861,868)	28.5
			Change
	YTD Q2-2024	YTD Q2-2023	$	%
Net (loss)	(77,863,292)	(34,894,553)	(42,968,739)	123.1

For Q2-2024, the net loss was $17.4 million compared to a net loss of $13.6 million for Q2-2023. This increase of net loss of $3.9 million or 28.5% as compared to Q2-2023 is primarily attributable to the following elements:

•        the increase of operating expenses of $1.2 million, mainly due to higher general administrative and stock-based compensation expenses, partly offset by lower research and development costs; and

•        the increase of finance costs of $3.6 million, mainly due to higher interest expenses and the loss on revaluation of financial instruments carried at fair value recognized in Q2-2024;partly offset by,

•        the increase of the gross margin of $1.0 million, mainly attributable to higher products revenues partly offset by the write-down on inventories of $0.6 million recognized in Q2-2024.

For YTD Q2-2024, the net loss was $77.9 million compared to a net loss of $34.9 million for YTD Q2-2023. This increase of net loss of $43.0 million or 123.1% as compared to YTD Q2-2023 is primarily attributable to the increase of operating expenses of $45.9 million for YTD Q2-2024, partly offset by the positive impact on gross profit of the increase of revenues in YTD Q2-2024 compared to YTD Q2-2023. As previously mentioned, the increase of operating expenses of $45.9 million for YTD Q2-2024 compared to YTD Q2-2023 is mainly due the listing expenses of $59.1 million for the business combination occurred in Q1-2024, partly offset by the decrease for YTD Q2-2024 of research and development costs of $3.8 million, stock-based compensation expenses of $4.3 million and restructuring costs of $1.6 million, and the impairment loss related to intangible assets recognized in YTD Q2-2023.

Refer to sections entitled “Operating expenses” and “Other (income) costs” for more details.

EBITDA (loss)(1) and Adjusted EBITDA (loss)(1)
			Change
	Q2-2024	Q2-2023	$	%
EBITDA (loss)	(14,082,841)	(12,061,016)	(2,021,825)	16.8
Adjusted EBITDA (loss)	(8,801,060)	(9,958,678)	1,157,618	(11.6)

			Change
	YTD Q2-2024	YTD Q2-2023	$	%
EBITDA (loss)	(73,295,044)	(31,527,052)	(41,767,992)	132.5
Adjusted EBITDA (loss)	(16,294,854)	(21,979,804)	5,684,950	(25.9)

For Q2-2024, the EBITDA (loss) was $14.1 million compared to an EBITDA (loss) of $12.1 million for Q2-2023. This increase of EBITDA (loss) of $2.0 million or 16.8% as compared to Q2-2023 is primarily attributable to the increase for Q2-2024 of operating expenses, partly offset by the positive impact on gross profit of the increase of revenues for Q2-2024.

For YTD Q2-2024, the EBITDA (loss) was $73.3 million compared to an EBITDA (loss) of $31.5 million for YTD Q2-2023. This increase of EBITDA (loss) of $41.8 million or 132.5% compared to YTD Q2-2023 is primarily attributable to the listing expenses of $59.1 million for the business combination in Q1-2024, partly offset by the positive impact on gross profit of the increase of revenues YTD Q2-2024 compared to YTD Q2-2023 and the impairment lost related to intangible assets of $ 5.8 million recognized for YTD Q2-2023.

For Q2-2024, the Adjusted EBITDA (loss) was $8.8 million compared to an Adjusted EBITDA (loss) of $10.0 million for Q2-2023. This decrease of Adjusted EBITDA (loss) of $1.2 million or 11.6% in Q2-2024 as compared to Q2-2023 is primarily attributable to the positive impact on gross profit of the increase of revenues in Q2-2024 and the decrease of research and development costs of $1.1 million in Q2-2024, partly offset by the increase of general and administrative expenses of $1.0 million in Q2-2024.

For YTD Q2-2024, the Adjusted EBITDA (loss) was $16.3 million compared to an Adjusted EBITDA (loss) of $22.0 million for YTD Q2-2023. This decrease of Adjusted EBITDA (loss) of $5.7 million or 25.9% compared to YTD Q2-2023 is primarily attributable to the positive impact on gross profit of the increase of revenues in YTD Q2-2024 and the decrease of research and development costs of $3.8 million for YTD Q2-2024, partly offset by the increase of general and administrative expenses of $0.9 million for YTD Q2-2024.

Comparison of Years Ended September 30, 2023 and 2022

Revenues

			Change
	FY2023	FY2022	$	%
Products	7,151,450	8,145,606	(994,156)	(12.2)
Services	251,464	543,409	(291,945)	(53.7)
Other	44,263	77,106	(32,843)	(42.6)
Total	7,447,177	8,766,121	(1,318,944)	(15.0)

For FY2023, total revenues were $7.4 million, a decrease of $1.3 million or 15.0% as compared to FY2022. This decrease is mainly due to lower revenues from products of $1.0 million or 12.2% as compared to FY2022, and lower revenues from Services of $0.3 million or 53.7%. The decrease of products revenues is mainly attributable to the decision to winddown our modules business and initiate a last time buy customer offering thereby fulfilling customer orders until Q2-2024. The decrease of revenues from Services of $0.3 million compared to FY2022 is primarily a result of lower engineering services rendered in FY2023 to strategic external collaborators during the process of developing our ADAS software.

Gross profit (loss)

			Change
	FY2023	FY2022	$	%
Gross profit (loss)	$(74,668)	3,455,403	(3,530,071)	(102.2)
As a percentage of total revenues	(1.0)%	39.4%		(40.4)

For FY2023, the gross loss was $0.1 million compared to a gross profit of $3.5 million for the prior year period. This decrease of $3.5 million or 102.2% as compared to the prior year period is primarily attributable to a write-down on inventories of $2.3 million and an onerous contract loss of $1.7 million recognized in the cost of sale for FY2023, explained by the restructuring initiatives driven by the change in FY2022 of the Company’s business strategy to the pure-play automotive software business model.

Operating expenses

			Change
	FY2023	FY2022	$	%
Marketing and product management	4,097,931	3,280,864	817,067	24.9
Selling	3,126,324	3,976,733	(850,409)	(21.4)
General and administrative	18,990,598	15,548,293	3,442,305	22.1
Research and development costs	12,719,093	22,057,911	(9,338,818)	(42.3)
Stock-based compensation	2,436,974	4,272,673	(1,835,699)	(43.0)
Transaction costs	3,506,630	—	3,506,630	100.0
Restructuring costs	1,756,433	—	1,756,433	100.0
Impairment loss related to intangible assets	5,791,439	38,207,503	(32,416,064)	(84.8)
Total	52,425,422	87,343,977	(34,918,555)	(40.0)

Marketing and product management

For FY2023, marketing and product management expenses were $4.1 million compared to $3.3 million for FY2022. The increase of $0.8 million or 24.9% as compared to the prior year period is primarily attributable to higher salaries and related expenses in relation with product management and marketing activities in support of our pure-play automotive software business model.

Selling

For FY2023, selling expenses were $3.1 million compared to $4.0 million, a decrease of $0.9 million or 21.4% as compared to FY2022, primarily attributable to the decrease in headcount in connection with LeddarTech’s transition into a pure-play automotive software business model.

General and administrative

For FY2023, general and administrative expenses were $19.0 million compared to $15.5 million for FY2022. The increase of $3.4 million or 22.1% as compared to the prior year period is primarily due to professional fees incurred for consulting and financing during FY2023.

Research and development costs

Research and development costs were $12.7 million for FY2023 compared to $22.1 million in FY2022. This decrease of $9.3 million or 42.3% is primarily due to management’s decision to discontinue the LiDAR components business and in connection with LeddarTech’s transition into a pure-play automotive software business model in late FY2022.

Stock-based compensation

For FY2023, stock-based compensation expenses were $2.4 million compared to $4.3 million for FY2022. This decrease of $1.8 million or 43.0% is primarily due to the decrease in stock-based compensation expense recorded for the ESOP of $0.7 million and VayaVision call option of $1.1 million, the decrease of $0.3 million on M-Options economy and the decrease of $0.3 million of capitalization as development costs, during FY2023.

Transaction costs

For FY2023, transaction costs were $3.5 million compared to nil for FY2022. These transaction costs were related to the proposed Business Combination and LeddarTech will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

Restructuring costs

The Company expects to complete the initiatives related to the LeddarTech’s transition into a pure-play automotive software business model over FY2023.

Restructuring costs of $1.8 million were incurred in FY2023. Furthermore, after the review of revenues forecasts on certain remaining programs divested following the transition to the pure-play automotive software business model, a write-down on inventories of $2.3 million and an onerous contract net loss of $1.4 million were recognized in FY2023.

Impairment loss related to intangible assets

During FY2023, an impairment loss related to intangible assets of $5.8 million was recognized due to the decrease in the expected recoverable amount of certain intangible assets, explained by the Company’s inability to reach a satisfactory financial agreement with one of the main partners of the Component business, after the discontinuation of the Lidar components business in late FY2022. Refer to Note 11 to LeddarTech’s annual audited consolidated financial statements for FY2023 for more details.

Other (income) costs

			Change
	FY2023	FY2022	$	%
Grant revenue	(377,080)	(435,448)	58,368	(13.4)
Finance costs, net	(698,601)	(10,034,381)	9,835,780	(93.0)
Other (income) costs	(1,075,681)	(10,469,829)	9,394,148	(89.7)

Grant revenue

For FY2023, grant revenue was $0.4 million, which is comparable to those recognized in FY2022. The grant revenue is mainly composed of the Scientific Research & Experimental Development (SR&ED) tax credit related to projects and eligible expenses incurred by the Company.

Finance costs, net

			Change
	FY2023	FY2022	$	%
Finance income	(6,161,328)	(40,251)	(6,121,077)	15,207.3
Finance costs	9,116,399	6,878,810	2,237,589	32.5
Change in fair value through profit and loss (“FVTPL”) of financial instruments	21,100	(7,129,238)	7,150,338	(100.3)
Capitalized borrowing costs	(3,898,829)	(6,994,197)	3,095,368	(44.3)
Foreign exchange loss (gain)	224,057	(2,749,505)	2,973,562	(108.1)
Finance costs, net	(698,601)	(10,034,381)	9,335,780	(93.0)

Negative net finance costs decreased by $9.3 million or 93.0% in FY2023 as compared to the prior year period. These variations were primarily due to the following items:

•        Finance income:    The increase of $6.1 million in FY2023 as compared to FY2022 was due to a gain on debt modification of the term loan of $4.3 million and due to a gain on debt settlement in relation with a license agreement of $1.6 million in FY2023.

•        Finance costs:    The increase of $2.2 million of finance costs in FY2023 was mainly due to an increase in interest expense on the credit facility and on the convertible loans of an amount of $1.2 million and $1.1 million respectively, transaction costs related to company refinancing of $0.4 million incurred in FY2023, partly offset by the decrease of net loss on debt extinguishments of $0.5 million and of modification costs of convertible loans of $0.1 million. The global increases in interest expense during the fiscal year ended September 30, 2023 are mainly attributable to the increase of prime interest rate by the Bank of Canada and the U.S. Federal Reserve compared to the prior year period.

•        Change in FVTPL of financial instruments:    The decrease of $7.2 million of change in FVTPL of financial instruments in FY2023 was mainly attributable to gains on revaluation of convertible loans in FY2022 of $6.1 million and of a contingent consideration payable of $1.3 million.

•        Capitalized borrowing costs:    The decreases of $3.1 million of capitalized borrowing costs in FY2023, was mainly due to the decrease of the development costs qualified as assets eligible for borrowing costs capitalization, explained by the impairment loss related to intangible assets recognized in FY2022.

•        Foreign exchange loss (gain):    The decreases of foreign exchange gain of $3.0 million in FY2023 as compared to prior year period was due to the impact of appreciation of the U.S. dollar during the current period versus the Canadian dollar mainly on the higher cash balance denominated in U.S. dollar during FY2022.

Comparison of Years Ended September 30, 2022 and 2021

Revenues

			Change
	FY2022	FY2021	$	%
Products	8,145,606	7,968,000	177,606	2.2
Services	543,409	194,929	348,480	178.8
Other	77,106	68,397	8,709	12.7
Total	8,766,121	8,231,326	534,795	6.5

For the FY2022, total revenues were $8.8 million, an increase of $0.5 million or 6.5% as compared to FY2021 mainly attributable to the increase of revenues from Products and Services. The increase of revenues from Products of $0.2 million compared to FY2021 is attributable to an increase of sales volume of our traffic and toll detection assistance systems, partly offset by a decrease of M16 LiDAR sales volume. The increase of revenues from Services of $0.3 million compared to FY2021 is primarily a result of higher engineering services rendered in FY2022 to strategic external collaborators during the process of developing our ADAS software.

Gross profit

			Change
	FY2022	FY2021	$	%
Gross profit	3,455,403	2,972,936	482,467	16.2
As a percentage of total revenues	39.4%	36.1%		3.3

For FY2022, gross profit was $3.5 million compared to $3.0 million for FY2021. This increase of $0.5 million or 16.2% as compared to FY2021 and the increase of gross profit as a percentage of total revenues from 36.1% for FY2021 to 39.4% for FY2022 are primarily attributable to the impacts of cost reduction efforts and the fix portion of the cost of sales combined with the increase of the selling price of some of products sold.

Operating expenses

			Change
	FY2022	FY2021	$	%
Marketing and product management	3,280,864	3,174,555	106,309	3.3
Selling	3,976,733	3,762,397	214,336	5.7
General and administrative	15,548,293	11,941,855	3,606,438	30.2
Research and development costs	22,057,911	11,226,737	10,831,174	96.5
Stock-based compensation	4,272,673	12,193,618	(7,920,945)	(65.0)
Impairment loss related to intangible assets	38,207,503	—	38,207,503	—
Total	87,343,977	42,299,162	45,044,815	106.5

Marketing and product management

For FY2022, marketing and product management expenses were $3.3 million compared to $3.2 million for FY2021. The increase of $0.1 million or 3.3% as compared to FY2021 is primarily attributable to the increase of the headcount due to a reduced impact of the COVID-19 pandemic in the second half of FY2022, partly offset by a decrease of other expenses due to cost reduction efforts.

Selling

For FY2022, selling expenses were $4.0 million compared to $3.8 million, an increase of $0.2 million or 5.7% as compared to FY2021 primarily attributable to higher salary and related expenses due to the increase of the headcount following the progressive end of COVID-19 pandemic in the second half of FY2022.

General and administrative

For FY2022, general and administrative expenses were $15.5 million compared to $11.9 million. The increase of $3.6 million or 30.2% as compared to FY2021 is primarily due to the increase of salary and related expenses of $3.3 million due to higher headcount during the period, combined with higher professional fees of $0.3 million.

Stock-based compensation

For FY2022, stock-based compensation expenses were $4.3 million compared to $12.2 million during FY2021. This decrease of $7.9 million or 65.0% as compared to FY2021 is primarily due to the decrease in stock-based compensation expense recorded for ESOP of $2.9 million, C-Options of $0.7 million, VayaVision call option of $2.1 million and M-Options of $3.3 million during FY2022, partly offset by an increase of stock-based compensation expense capitalized as development costs of $1.1 million.

Research and development costs

During FY2022, research and development costs increased from $11.2 million in FY2021 to $22.1 million in FY2022. The increase of $10.8 million or 96.5% is primarily attributable to the intensifying development activities to support LeddarTech’s transition to its current automotive software business model, mainly impacting upward on salary and wage costs. LeddarTech expects to continue to incur substantial and increased development costs as it continues to expand its development activities and progress with the commercialization of its products.

Impairment loss related to intangible assets

In FY2022, LeddarTech transitioned its activities to its current automotive software business model, resulting into an impairment expense amounting to $38.2 million for certain intangible assets that were no longer expected to be used and others that were still expected to be used and of which the recoverable amount was less than their related carrying value. For additional details, refer to note 11 of the audited annual consolidated financial statements of the Company for FY2023.

Other (income) costs

			Change
	FY2022	FY2021	$	%
Grant revenue	(435,448)	(2,164,794)	1,729,346	79.9
Finance costs, net	(10,034,381)	11,695,561	(21,729,942)	(185.8)
Other (income) costs	(10,469,829)	9,530,767	(20,000,596)	(209.9)

Grant revenue

For FY2022, grant revenue was $0.4 million compared to $2.2 million for FY2021. The decrease of $1.7 million compared to FY2021 is attributable to lower grant revenue on an interest free loan and a decrease of Canada Emergency Wage Subsidies granted during the to COVID-19 pandemic in the prior years.

Finance costs, net

			Change
	FY2022	FY2021	$	%
Interest income	(40,251)	(3,454)	(36,797)	1,065.3
Finance costs	6,878,810	4,055,230	2,823,580	69.6
Change in fair value through profit and loss (“FVTPL”) of financial instruments	(7,129,238)	13,881,042	(21,010,280)	(151.4)
Capitalized borrowing costs	(6,994,197)	(6,304,340)	(689,857)	10.9
Foreign exchange loss (gain)	(2,749,505)	67,083	(2,816,588)	(4,198.7)
Finance costs, net	(10,034,381)	11,695,561	(21,729,942)	(185.8)

During FY2022, net finance costs decreased by $22.0 million as compared to FY2021. The decrease was primarily due to the following items:

•        Finance costs:    The increase of $2.8 million of interest expense and bank charges was due to the increase of interest expenses on the term loan of $0.6 million, on lease liabilities of $0.2 million and on the Desjardins Credit Facility of $2.7 million, partly offset by a decrease of the accretion of government grant liability of $0.6 million. The increase in interest expense is mainly attributable to the several increases of prime interest rate by the Bank of Canada and the U.S. Federal Reserve in FY2021 and FY2022 combined with changes in balance of debts.

•        Change in FVTPL of financial instruments:    The decrease of $21.0 million of change in FVTPL of financial instruments was mainly due to loss on revaluation of convertible loans of $6.1 million in FY2022 compared to a gain of $17.8 million in FY2021, primarily explained by a reduction in the Company’s valuation. This increase of gain on revaluation was partly offset by a decrease of the gain on revaluation of the contingent consideration payable in relation with the 60% controlling interest acquired in VayaVision on July 6, 2020. For additional details, refer to note 12 of the audited annual consolidated financial statements (restated) of the Company for FY2022.

•        Capitalized borrowing costs:    The increase of $0.7 million of capitalized borrowing costs was due to the increase of interest expenses and the increase of development activities, following the LeddarTech’s transition to its current automotive software business model.

•        Foreign exchange loss (gain):    The increase of $2.8 million of the foreign exchange gain was due to the impact of appreciation of the U.S. dollar versus the Canadian dollar mainly on the higher cash balance denominated in U.S. dollars during FY2022.

Selected Financial Position Information

The following table presents selected financial information from the consolidated Statements of Financial Position as of March 31, 2024 and September 31, 2023.

	As of
	March 31, 2024	September 30, 2023
Total assets	91,468,236	72,170,407
Non-current financial liabilities
Long-term debt	74,191,479	47,725,583
Redeemable stock options	—	6,102,496
Government grant liabilities	1,029,036	899,489
Total	75,220,515	54,727,568

The increase of total assets of $19.3 million from September 30, 2023 to March 31, 2024 is mainly attributable to the increase of cash of $9.3 million, explained by the financing activities occurred in Q1-2024, and of intangible assets of $10.3 million, explained by capitalized development costs. Refer to the “Liquidity and Capital Resources” section for more details on cash variations.

The increase of non-current financial liabilities of $20.5 million from September 30, 2023 to March 31, 2024 is attributable to the increase of convertible loans of $25.7 million and an increase of the term loan of $1.4 million, partly offset by the decrease in the credit facility of $0.7 million and a decrease in the redeemable stock options of $6.1 million due to the modification of the stock options in Q1-2024. Refer to the “Liquidity and Capital Resources” section for more details.

Liquidity and Capital Resources

Summary of the Consolidated Statements of Cash Flows

Comparison of six-month periods Ended March 31, 2024 and 2023

			Change
	YTD Q2-2024	YTD Q2-2023	$	%
Net cash flows related to operating activities	(32,271,562)	(19,780,692)	(12,490,870)	63.1
Net cash flows related to investing activities	(4,885,976)	(6,027,975)	1,141,999	(18.9)
Net cash flows related to financing activities	46,575,384	(2,765,143)	49,340,527	(1,784.4)
Effect of foreign exchange on cash	(151,092)	11,692	(162,784)	(1,392.3)
Net increase (decrease) in cash	9,266,754	(28,562,118)	37,828,872	(132.4)
Cash, beginning of year	5,056,040	32,025,899	(26,969,859)	(84.2)
Cash, end of period	14,322,794	3,463,781	10,859,013	313.5

Operating Activities

For YTD Q2-2024, net cash flows related to operating activities were $32.3 million, compared to $19.8 million for Q2-2023. The increase of $12.5 million or 63.1% in net cash flows related to operating activities was primarily due to the unfavorable net change in non-cash working capital of $20.0 million during the YTD Q2-2024 in comparison with YTD Q2-2023, partly offset by the decrease of research and development costs paid in YTD Q2-2024.

Investing Activities

For YTD Q2-2024, net cash flows related to investing activities were $4.9 million compared to $6.0 million for YTD Q2-2024. The decrease of net cash flows related to investing activities of $1.1 million or 18.9% is primarily explained by the R&D tax credit of $1.5 million received for Q1-2024, partly offset by the increase of additions to intangible assets.

Financing Activities

For YTD Q2-2024, net cash flows related to financing activities were $46.6 million as inflows compared to $(2.8) million as outflow for YTD Q2-2024. This increase of $49.3 million is primarily due to the issuance of convertible notes, net of debt issuance costs, of $29.5 million in Q1-2024 and to the cash acquired from a reverse asset acquisition of $19.5 million during Q1-2024. Refer to Note 3 of LeddarTech’s Q2-2024 consolidated financial statements for more details.

Comparison of Years Ended September 30, 2023 and 2022

			Change
	FY2023	FY2022	$	%
Net cash flows related to operating activities	(36,651,124)	(38,126,897)	1,593,308	(4.2)
Net cash flows related to investing activities	(11,172,500)	(12,000,742)	(710,707)	(5.9)
Net cash flows related to financing activities	21,248,280	73,947,590	(52,699,310)	(71.3)
Effect of foreign exchange on cash	(394,515)	2,005,632	(2,400,148)	(119.7)
Net increase (decrease) in cash	(26,969,859)	25,825,583	(52,795,442)	(204.4)
Cash, beginning of year	32,025,899	6,200,316	25,825,583	416.5
Cash, end of year	5,056,040	32,025,899	(26,969,859)	(84.2)

Operating Activities

For FY2023, net cash flows related to operating activities was $36.5 million, compared to $38.1 million for FY2022. The decrease of $1.6 million or 4.2% in net cash flows related to operating activities was primarily due to the favorable net change in non-cash working capital of $2.8 million during the FY2023 in comparison with FY2022, partly offset by the increase of marketing and product management expenses and research and development costs paid in FY2023.

Investing Activities

For FY2023, net cash flows related to investing activities was $11.3 million, compared to $12.0 million for FY2022. The decrease of net cash flows related to investing activities of $0.7 million or 5.9% is primarily explained by the decrease of addition to property and equipment of $2.0 million and investment tax credit received in FY2023 of $0.8 million, partly offset by the increase of additions to intangible assets of $1.6 million and the decrease of grants received related to intangible assets and property and equipment of $0.7 million, in FY2023 compared to FY2022.

Financing Activities

FY2023, net cash flows related to financing activities were $21.2 million, compared to $74.0 million for FY2022. The decrease of cash flows of $52.7 million from financing activities is primarily due to share issuance during FY2022, partially offset by the increase in cash flow due to the issuance of convertible notes — Tranche A, net of debt issuance costs, of $27.3 million in FY2023 and the increase of interests paid on credit facility and other loan of $1.2 million in FY2023 compared to FY2022.

Comparison of Years Ended September 30, 2022 and 2021

			Change
	FY2022	FY2021	$	%
Net cash flows related to operating activities	(38,126,897)	(20,789,347)	(17,337,550)	83.4
Net cash flows related to investing activities	(12,000,742)	(16,505,990)	4,505,248	(27.3)
Net cash flows related to financing activities	73,947,590	41,738,668	32,208,922	77.2
Effect of foreign exchange on cash	2,005,632	—	2,005,632	n.a.
Net increase (decrease) in cash	25,825,583	4,443,331	21,382,252	481.2
Cash, beginning of year	6,200,316	1,756,985	4,443,331	252.9
Cash, end of year	32,025,899	6,200,316	25,825,583	416.5

Operating Activities

For FY2022, net cash flows related to operating activities was $38.1 million, compared to $20.8 million in FY2021. The increase in use of operating cash flow of $17.3 million primarily reflects the increase of $10.8 million of non-capitalizable research and development costs and the unfavorable net change in non-cash working capital of $3.9 million.

Investing Activities

For FY2022, net cash flows related to investing activities was $12.0 million, compared to $16.5 million in FY2021. The decrease of investing cash flow is primarily explained by the decrease of capitalized development cost due to the reduction of the capitalizable development projects due to LeddarTech’s transition to its current automotive software business model.

Financing Activities

For FY2022, net cash flows related to financing activities was $73.9 million, primarily reflecting the share issuance proceeds of $85.2 million in FY2022, net of share issuance cost of $6.1 million, partly offset by interest paid on the Desjardins Credit Facility and other loans of $3.6 million.

Liquidity and capital management

Since inception, LeddarTech has incurred cumulative losses from operations and negative cash flows from operating and investing activities and has an accumulated deficit of $556.3 million as of March 31, 2024, primarily driven by our investments in research and development activities, including fusion perception technologies, and our operating costs supporting our discontinued modules and components business. LeddarTech realized net losses of $17.4 million for Q2-2024 and of $13.6 million for Q2-2023. Net losses for YTD Q2-2024 represented $77.9 million compared to $34.9 million for YTD Q2-2023.

For YTD Q2-2024, LeddarTech had net cash outflows related to operating and investing activities amounting to $32.3 million and to $4.9 million respectively, compared to $19.8 million and $6.0 million in YTD Q2-2023, respectively. In FY2023, LeddarTech had net cash outflows used in operating and investing activities amounting to, $36.5 million and of $11.3 million, compared to $38.1 million and $12.0 million in FY2022, respectively. LeddarTech expects to continue to realize net losses and net negative cash flows from operations in the near term. LeddarTech’s principal sources of liquidity have been the issuance of equity and convertible notes, the issuance of related party loans and loans from third parties.

As of March 31, 2024, LeddarTech had total liabilities of $98.8 million, including $13.8 million in accounts payable, $28.1 million outstanding on the Desjardins Term Loan (credit facility), $37.0 million outstanding on the convertible notes issued of the PIPE Financing, $9.1 million outstanding under the IQ Loan Agreement (term loan), $3.0 million of lease liabilities, $1.6 million of government grant liabilities and total shareholders’ deficiency (total assets less total liabilities) of $7.4 million as compared to total liabilities of $74.3 million, including $13.6 million in accounts payable, $28.7 million outstanding on the Desjardins Term Loan (credit facility), $11.3 million outstanding on the convertible notes issued of the PIPE Financing, $7.7 million outstanding under the IQ Loan Agreement (term loan), $3.8 million of lease liabilities, $6.1 million of redeemable stock options, $1.5 million of government grant liabilities and total shareholders’ deficiency (total assets less total liabilities) of $2.1 million in FY2023. For more details, refer to “Financing Transactions” and to Notes 7, 8 and 10 of LeddarTech’s Q2-2024 consolidated financial statements.

Results of Business Combination and PIPE Financing

On January 5, 2023, Prospector held an extraordinary general meeting at which Prospector’s shareholders approved amendments to Prospectors Amended and Restated Memorandum and Articles of Association to extend the date by which Prospector must complete a business combination from January 12, 2023 to December 31, 2023. In connection with this meeting, shareholders holding an aggregate of 30,305,944 Prospector’s Class A Shares, representing approximately 93.2% of the Prospector Class A Shares then outstanding, exercised their right to redeem their shares for $10.15 per share, for a total of approximately $307.6 million paid from Prospector’s Trust Account, leaving approximately $22.3 million in the Trust Account after such redemption.

On December 21, 2023, holders of an aggregate of 855,440 Prospector Class A Shares, representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately US$10.93 per share, for a total of approximately US$9.3 million paid from Prospector’s Trust Account, leaving approximately US$14.6 million in the Trust Account after such redemption.

As a result of consummation of the Business Combination and accounting for the foregoing redemption payments and receipt of funds from Trust Account, we received approximately US$0.9 million in net proceeds from the Business Combination after accounting for our payment of approximately US$5.3 million of transaction costs. We also received aggregate proceeds of approximately US$44.0 million from the PIPE Financing between June 12, 2023, when the Business Combination Agreement was entered into, and December 21, 2023, when the Business Combination was completed. See “ — PIPE Financing” below

Anticipated Need for Additional Capital

The Company has limited sources of liquidity. If it does not raise additional capital in sufficient amounts the Company will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations.

The Company has developed a flexible and scalable cost management plan to be implemented to the extent deemed necessary and appropriate so that LeddarTech can maintain operating costs at targeted levels (through strict cost control and budgeting discipline) to ensure operating costs will not exceed anticipated available liquidity. The cost management plan includes the possibility of significant reduction in product development expenditures, significant headcount reductions, and compensation adjustments. The extent to which the cost management plan would need to be implemented will be dependent upon several factors, including scope and terms of any forbearance agreement, waiver, amendment to, or relief from, the minimum cash covenant applicable to LeddarTech and the amount and extent to which the Company is able to raise additional capital in a timely manner, if at all.

It is expected that LeddarTech will need to implement the cost management plan to some degree if it is not successful in its efforts to raise additional capital, and depending on the level of relief from the minimum cash covenant LeddarTech is able to negotiate with its lender. Implementation of the cost management plan, if necessary, may materially adversely affect LeddarTech in a number of ways, and would exacerbate risks to which LeddarTech is already subject. For example, a reduction in product development expenditures and headcount reductions may materially limit LeddarTech’s ability to complete, test and offer to the market a comprehensive suite of integrated features and services, and if LeddarTech is only able to offer a limited suite of features and services, it will be less likely to realize the full revenue and profitability potential of its solutions and less able to effectively compete in its targeted markets. Implementation of the cost management plan may also significantly reduce the number of Tier 1 and OEM customers that LeddarTech would be able to support, which in turn would be expected to have a material adverse effect on its revenue and potential profitability.

Pursuant to the Company’s cost management plan, in the event the Company does not raise sufficient additional capital, we expect that LeddarTech will reduce its employee headcount. Such headcount reduction would result in a substantial decrease in the number of Company employees to the extent the cost management plan is fully implemented. The extent of any headcount reduction will be based primarily on management’s assessment of available liquidity, key operating and business needs, and prevailing conditions at the time. Any significant reduction in headcount has the potential to materially adversely affect our operations and future operating results, including by:

•        delaying our ability to timely deliver operational software solutions to our target customers;

•        impairing our ability to obtain requisite industry certifications, which would then need to be obtained by the Tier 1 or OEM customer;

•        restricting our ability to calibrate and configure our software solutions for more than one set of sensor types, which may make our solutions less appealing to our customers and delay our ability to sell our software solutions to a broad range of Tier 1 and OEM customers;

•        delaying our ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions without additional software capabilities being added to our solutions, which we would be unable to do on the same time frame as if we had not reduced our headcount; and

•        further limiting our revenue opportunities due to the fact that a reduced headcount would constrain our ability to service a desired number of Tier 1 and OEM customers.

Each of these potential consequences of any headcount reductions could adversely affect the marketability of our software solutions and the timing and extent of our ability to generate revenue. Additionally, significant headcount reductions may adversely impact our accounting and finance function, and make it more difficult to remediate existing significant deficiencies and material weaknesses. Reductions in headcount also will result in immediate severance and other cash costs, which could be significant and may therefore reduce the effectiveness and objectives of our cost management plan in the short-term. Realization of any of these consequences of a headcount reduction could materially adversely affect our business, results of operations, and financial condition.

Further, a reduction in headcount across LeddarTech may adversely affect LeddarTech’s ability to timely prepare and publish accurate financial information, develop effective internal controls over financial reporting and remediate existing significant deficiencies and material weaknesses (or identify significant deficiencies and material weaknesses in the future). In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses.

Pursuant to the terms of the Desjardins Credit Facility, LeddarTech is required to maintain a minimum cash balance of $5.0 million.

LeddarTech may be unable to comply with the minimum cash balance requirement, absent an agreement by the lender to further amend, waive or otherwise provide relief from this minimum cash covenant, unless it raises additional capital and/or implements its cost management plan. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such minimum cash balance requirements, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $89.6 million aggregate principal amount of indebtedness of LeddarTech (including the convertible notes issued in the PIPE Financing) plus payment in kind (PIK) interest accrued on the PIPE would also be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment.

Standby Equity Purchase Agreement

In furtherance of addressing our liquidity needs, on April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company has the right to issue and sell up to US$50.0 million in Common Shares to Yorkville over the course of 36 months after the date of the SEPA, subject to certain limitations and conditions set forth in the SEPA. However, because shares issued under the SEPA are sold at a discount to the then-current market price, in light of the current market price the amount that could be raised pursuant to the SEPA may be significantly lower than US$50.0 million. For more information, see “Committed Equity Financing” and “Risk Factors — Risks Related to Our Business — It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales.”

Financing Transactions

Set forth below is a summary description of recent financing transactions. Refer to Notes 3, 7, 8 and 10 of LeddarTech’s Q2-2024 consolidated financial statements for more details.

IQ Credit Facilities

On January 23, 2020, the Company entered into a non-interest bearing loan agreement with Investissement Québec (“IQ”) (the “PRSI”) providing for a loan of up to $19.8 million. The PRSI was then amended by (i) an amendment agreement executed as of March 30, 2021 and (ii) an amendment agreement dated June 12, 2023 (the “PRSI Amendment” and together with the PRSI, the “IQ Loan Agreement”) pursuant to which, inter alia, the loan was transformed into an interest-bearing loan (pay-in-kind interest at 12.0% per annum) and the amount available was reduced to approximately $19.3 million. In connection with this amendment, IQ’s hypothec on the universality of the Company’s assets was subordinated to that of Desjardins and the PIPE Investors. The loan is repayable in 42 equal monthly payments (including capitalized interest) starting after the moratory period ending on September 30, 2026. Interest accrues on the IQ Loan Agreement from the date of the PRSI Amendment at a rate of 12% per year which will be capitalized until the end of the aforementioned moratory period. As at September 30, 2023, there was $19.3 million outstanding under the loan.

In conjunction with the IQ Loan Agreement the Company issued 13,890 warrants in FY2021 to IQ with a strike price of $138.68, based on the total amount drawn as at September 30, 2021. The warrants may be exercised, in whole or in part, for a period of five years following the issue of the warrants. These warrants met the definition of a derivative liability and were therefore recorded at fair value. Once the warrants were issued to IQ, they met the fixed-for-fixed criteria for classifying financial instruments as equity since the warrants were settleable in a fixed number of Class C preferred shares at a fixed price per share. Upon each warrant issuance that was fully vested during the year ended September 30, 2021, the respective derivative warrant liability amount was reclassified to equity for an amount of $670,703. Refer to note 15, Warrants, of LeddarTech’s annual audited consolidated financial statements (restated) for FY2022 for more details.

The IQ Loan Agreement contains certain affirmative and negative covenants and default provisions, including, without limitation, those set forth below:

•        Provision of annual audited consolidated financial statements, one-year projected financial statements annually, quarterly unaudited financial statements and an annual report from the independent auditors regarding certain expenses and related financing activities.

•        Limitations on debt incurrence, liens, asset dispositions and asset locations.

•        Obligation to maintain its core operations and intellectual property related to the project financed with the IQ Loan Agreement (LiDAR development) in the Province of Québec.

•        Cross default in respect of obligations in excess of $100,000.

The Company granted to IQ, as lender under the IQ Loan Agreement, a hypothec of $23.76 million over the universality the Company’s movable assets, present and future, ranking after the security of Desjardins (as defined below) and of the PIPE Investors.

On May 1, 2023, the Company entered into a secured temporary bridge loan with IQ (the “IQ Bridge Loan”) pursuant to which IQ extended to the Company a temporary term loan in an aggregate principal amount of $5.0 million disbursable in multiple tranches. As of June 12, 2023, an amount of $3.75 million had been disbursed. An amount equal to approximately $3.8 million representing the capital, interest, fees and other amounts owing by the Company to IQ under the IQ Bridge Loan was repaid in full on June 12, 2023 with PIPE Financing proceeds received at the completion of Tranche A and the IQ Bridge Loan and all security therefore were terminated.

Desjardins Credit Facility

On April 5, 2023, the Company, as borrower, and VayaVision, as guarantor, entered into an amended and restated financing offer letter (as amended by a first amending agreement letter dated as of May 1, 2023, a second amending agreement letter dated as of May 31, 2023, a third amending agreement letter dated September 29, 2023, a fourth amending agreement letter dated October 13, 2023, a fifth amending agreement letter dated October 20, 2023, and a sixth amending agreement letter dated December 8, 2023, the “Desjardins Credit Facility”) with Desjardins. The Desjardins Credit Facility amended and restated an existing financing offer originally entered into in January 2020, as subsequently amended and restated and further amended, and under which the Company had borrowed $30.0 million in the form of a term loan (the “Desjardins Term Loan”). The Company had also borrowed $2.5 million in the form of a bridge loan under the Desjardins Credit Facility (the “Desjardins Bridge Loan”). The Desjardins Bridge Loan was repaid in full with PIPE Financing proceeds received at the completion of Tranche A.

As at December 31, 2023, the aggregate principal amount outstanding under the Desjardins Term Loan was $30.0 million, and bore interest based on the Canadian prime rate of 7.0%, plus 9.00%. The Desjardins Term Loan matures on January 31, 2026, but is subject to earlier mandatory prepayment following: (i) the receipt of net cash proceeds from the sale of equity securities by the Company or a guarantor in excess of US$44.0 million (including from the PIPE Financing, but excluding amounts from the Trust Account), but only in the amount of 10.0% of such excess; (ii) the receipt of net cash proceeds from the sale of assets of the Company’s modules and components business units, to the extent of such net cash proceeds; and (iii) completion of the Business Combination, to the extent of any net cash proceeds from the Trust Account in excess of US$17.0 million. The Company may prepay, without penalty, amounts under the Desjardins Term Loan at any time. The Company has further agreed with Desjardins, no later than August 5, 2025, to have either (x) launched a formal merger and acquisition process with an investment bank selected by the board of directors of the Company and received expressions of interest in connection with such process, or (y) entered into a non-binding term sheet in respect of an equity or debt financing which would allow for the repayment in full of all amounts owing under the Desjardins Credit Facility.

In conjunction with the October 2023 Amendments, the Company issued warrants to purchase Company Common Shares at $0.01 per share, which warrants will be assumed by the Company and exercisable for 250,000 Company Common Shares at $0.01 per share. The warrants may be exercised, in whole or in part, for a period of five years following completion of the Business Combination and will be subject to a lock-up with one third being released four months after closing, another third being released eight months after closing and the final third being released 12 months after closing. The warrants were recorded as a reduction of the Desjardins Credit Facility, with a corresponding increase in Reserve — Warrants in Equity of $1.6 million.

The Desjardins Credit Facility contains certain affirmative and negative covenants, including financial covenants, including, without limitation, those set forth below:

•        Maintenance of an unencumbered cash balance equal to or greater than $5.0 million following completion of the Business Combination.

•        Provision of audited annual financial statements, unaudited monthly and quarterly financial statements, cash flow projections, debt repayment plans and certifications regarding the foregoing.

•        Limitations on debt incurrence, investments, dividends, repayments on convertible notes issued in the PIPE Financing or on the IQ Loan Agreement, liens, asset dispositions and capital expenditures.

As discussed under “— Liquidity and Capital Management,” in the event we are unable to raise additional capital, we would likely need to enter into a forbearance agreement, waiver or amendment with respect to, or obtain a waiver or other relief from, the unencumbered cash balance covenant.

As of September 30, 2023, the Company was in compliance with all financial covenants under the Desjardins Credit Facility.

The Desjardins Credit Facility was amended to add a conversion feature at the option of the lender upon a liquidity event in February 2021, and to be then removed under the second amendment concluded in November 2021. The first and second amendments were considered fundamental changes to the terms of the Desjardins Credit Facility, and they were accounted for as extinguishments of the existing term loan and recognition of new loans, resulting in loss on extinguishment, calculated as the difference between the amount derecognized and the initial measurement of the modified loan recognized at fair value for a total loss of $0.6 million and $0.4 million, respectively. For more details, refer to note 24 to the Company’s annual audited consolidated financial statements for FY2023.

The Company granted to Desjardins a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future. LeddarTech Holdings Inc. has guaranteed the obligations of the Company under the Desjardins Credit Facility and has granted to Desjardins a hypothec of $60.0 million over the universality LeddarTech Holdings Inc.’s movable assets, present and future. The Company also granted Desjardins a first ranking fixed charge and pledge over all of its shares in VayaVision. The Desjardins Term Loan also is guaranteed by VayaVision, and the payment obligations of VayaVision under said guarantee are limited to amounts that VayaVision may distribute as dividend to its shareholders under Israeli Companies Law. VayaVision also granted Desjardins a first ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. Certain intellectual property assets of VayaVision are subject to a master depositor escrow agreement entered into on June 12, 2023 by and between VayaVision and ESOP Management and Trust Services Ltd., as escrow agent, pursuant to which Desjardins is the primary beneficiary and the Hypothecary Representative (as defined below) is the secondary beneficiary (the “Israeli Escrow Agreement”) and certain intellectual property assets of the Company are subject to an amended and restated software escrow agreement entered into on June 12, 2023 by and among, the Company, Praxis Technology Escrow, as escrow agent, Desjardins, as primary beneficiary, and the Hypothecary Representative (as defined below), as secondary beneficiary (the “Canadian Escrow Agreement”).

Other loans

Under a license agreement for the worldwide exclusive use by the Company of an intellectual property in the development of its technology projects, the Company was required to make specified payments at specified dates or upon the occurrence or achievement of certain events. The Company was also required to make annual royalty payments through 2030 based on a variable royalty amount per unit of product sold that includes the underlying technology, subject to a minimum annual royalty payment of US$250,000. The intellectual property patent expires in 2030, which corresponds to the duration of the licensing agreement.

The license agreement was amended in November 2020 to postpone the minimum royalty payment for calendar year 2021 of US$250,000 to 2030 and to defer the payment on some milestone obligations past due amounting to US$550,000, such amount bearing interest at 6% with full payment due on January 1, 2022. The changes were considered a fundamental change to the terms of the loan. Thus, the change was accounted for as an extinguishment of the existing term loan and recognition of a new loan resulting in the recognition of a gain of $0.2 million recorded in the consolidated statement of loss during the year ended September 30, 2021. Refer to note 24, Finance costs, net, of LeddarTech’s annual audited consolidated financial statements for FY2023 for more details. On June 6, 2023, the Company reached an agreement with the licensor pursuant to which the license was terminated and all of the Company’s payment obligations were deemed satisfied in exchange for the payment of US$100,000, of which US$50,000 was paid on June 15, 2023 and US$50,000 was paid on September 15, 2023.

PIPE Financing

On June 12, 2023, concurrently with the execution of the BCA described in “Business Combination and Public Company Costs” section, LeddarTech entered into the Subscription Agreement with certain investors, including the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase the PIPE Convertible Notes in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”), payable in two tranches.

The issuance of the first tranche (“Tranche A”) of the PIPE Financing was contingent upon, among other things, the execution of the Business Combination Agreement. The Subscription Agreement provides that each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into Company Common Shares after the Closing, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase LeddarTech Inc. Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each $100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement.

The issuance of the second tranche of PIPE Convertible Notes (the “Tranche B Notes”) was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provided that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Company Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement.

On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to accelerate the timing of a portion of their purchase of Tranche B of the PIPE Financing (“Tranche B-1”), with the remaining portion to be purchased upon consummation of the Business Combination (“Tranche B-2”). The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 would receive a secured convertible note issued by the Company in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or if the Closing does not occur, or into Company Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or before the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

The Tranche A subscription was completed in June 2023 and July 2023. Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA. All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive 8,553,434 Common Shares upon the closing of the Business Combination.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Company Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Company Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and hypothecary representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023 (the “Hypothecary Representative”), a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. LeddarTech Holdings Inc. granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of LeddarTech Holdings Inc.’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

Warrant liabilities

Upon close of the Business Combination, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Warrants”) in connection with the BCA and plan of arrangement. There was no transaction and no change in fair value of all warrants during the period.

Refer to notes 3 and 8 of LeddarTech’s Q2-2024 consolidated financial statements for more details.

Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were approximately(i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

As of March 31, 2024 the Company held no common shares as treasury shares.

Upon close of the acquisition of Prospector, the Company issued through the Transactions, Class A non-voting special shares to Prospector Sponsor in connection with the BCA and plan of arrangement. The Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued Earnout Non-Voting Special Shares consisting of 999,963 Class B Non-Voting Special Shares, 999,963 Class C Non-Voting Special Shares, 999,963 Class D Non-Voting Special Shares, 999,963 Class E Non-Voting Special Shares and 999,963 Class F Non-Voting Special Shares.

The Earnout Non-Voting Special Shares are valued at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that consider the vesting terms of the instruments issued.

Refer to Notes 3 and 10 of LeddarTech’s Q2-2024 consolidated financial statements for more details.

Redeemable stock options

The redeemable stock options, representing a non-current liability of $6.1 million as at September 30, 2023, were exercisable at any moment on or after the 10th anniversary of each plan (MSOP, MSOP II and MSOP III) or prior to this date if an IPO or Liquidation event occurs. As a part of the transaction, the redeemable stock options were converted into new non-redeemable stock options, representing a gain on modification of stock options of $6.0 million for Q1-2024.

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. The Company has the right to terminate the SEPA upon five trading days’ prior written notice to Yorkville, subject to certain conditions.

In accordance with our obligations under the SEPA, we have filed this registration statement with the SEC to register under the Securities Act the resale by Yorkville of the SEPA Shares. The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of the Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville. Each Advance, if any, by the Company to Yorkville under the SEPA is subject to a maximum amount equal to (1) the greater of an amount equal to 100% of the daily trading volume of the Common Shares stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance Notice or (2) 500,000 Common Shares.

During any trading day within a Pricing Period (as defined in the SEPA), two conditions will trigger an automatic reduction to the amount of the Advance: either (i) with respect to an Option 1 Advance Notice, if the total number of Common shares traded on the applicable stock market or exchange during such Pricing Period is less than the volume threshold (as described in the SEPA), by the greater of (a) 30% of the trading volume of the Common Shares on the applicable stock market or exchange during such Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice or (ii) with respect to an Option 2 Advance Notice, if (A) VWAP of the Common Shares is below the minimum acceptable price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), by 33% (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day will be excluded from the Option 2 Pricing Period for purposes of determining the market price. Additionally, the total Common Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) will be increased by such number of Common Shares (the “Additional Shares”) equal to greater of (a) the number of Common Shares sold by Yorkville on such Excluded Day(s), if any, or (b) such number of Common Shares elected to be subscribed for by Yorkville, and the subscription price per share for each Additional Share will be equal to the minimum acceptable price in effect with respect to such Advance Notice multiplied by 97% (without any further discount), provided that this increase will not cause the total Advance Common Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in the SEPA. Each Advance, if any, is subject to certain limitations, including that Yorkville cannot purchase any Common Shares that would result in it beneficially owning more than 9.99% of the Company’s outstanding voting power or number of Common Shares at the time of an Advance.

See “Committed Equity Financing” for more information.

Maturity analysis of contractual obligations

As at September 30, 2023, minimum commitments remaining under these agreements over the following years are as follows:

	Total	2024	2025 – 2026	2027 – 2028	2029 and up
License	127,412	122,422	4,990	—	—
Telecommunications	114,259	100,949	13,310	—	—
Accounts payable and accrued liabilities	12,466,676	12,466,676	—	—	—
Lease liabilities	4,672,351	1,082,230	2,170,380	1,320,353	99,388
Credit facility	43,334,806	4,766,345	38,568,461	—	—
Convertible loan	39,610,854	—	—	39,610,854	—
Term loan	34,730,084	—	—	21,317,876	13,412,208
Government grant liability	1,778,664	568,807	1,209,857	—	—
Total	136,835,105	19,107,428	41,966,998	62,249,083	13,511,596

The redeemable stock options, representing a non-current liability of $6.1 million as at September 30, 2023, are exercisable at any moment on or after the 10th anniversary of each plan (MSOP, MSOP II and MSOP III) or prior to this date if an IPO or liquidation event occurs. As a part of the transaction, the redeemable stock options will be converted in new non-redeemable stock options of Company.

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to various risks in relation to financial instruments. The main types of risks are foreign exchange risk, interest rate risk and liquidity risk. The Company currently does not use financial derivative instruments to manage these risks. While LeddarTech could enter into hedging contracts from time to time, any change in the cash flow and the fair value of the contracts may be offset by changes in the underlying value of the transactions being hedged. For more details refer to Note 28 of the audited annual consolidated financial statements of the Company for FY2023, FY2022 and FY2021.

Foreign exchange risk

Since the Company operates internationally, it is exposed to foreign exchange risk as a result of potential exchange rate fluctuations related to non-intragroup transactions and the financing of the development activities of its subsidiary VayaVision who operates in Israeli using mainly USD and NIS currencies. Fluctuations in the Canadian dollar and the exchange rates could have potentially significant impact on the Company’s results of operations.

Interest rates

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations with floating interest rates as described in the section entitled “Liquidity and Capital Resources” section. The Company is also exposed to change in fair value of financial instruments with fixed interest rates.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due or can only do so at excessive cost. The Company manages this risk by maintaining detailed cash forecasts and long-term operating and strategic plans. The adequacy of liquidity is assessed in view of operational needs, sales forecasts and maturity of indebtedness. The Company is confident that the future cash flows from operations and cash will allow for the realization of assets and settlement of liabilities in the normal course of business as they become due. The Company also continually monitors any financing opportunities to optimize its capital structure.

Related Party Transactions

Revenue related to services and products provided to entity with significant influence over the Company was nil for FY2023 and FY2022 and $0.1 million for FY2021. These transactions were measured at their exchange amount which is the amount of consideration established and agreed to by the related parties and were recorded in reduction of administration expenses.

Also, on November 1 2021 the Company concluded a non-cash transaction of $3.7 million with an entity with significant influence over the Company. Refer to Notes 11 and 16 to LeddarTech’s annual audited consolidated financial statements for FY2023.

Accounting and disclosure matters

Significant accounting judgments, estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the amounts of revenue, expenses, assets and liabilities and the accompanying disclosures. Actual results could differ significantly from these estimates.

The key judgments, estimates and assumptions that have a risk of causing a material adjustment to the carrying value of certain assets and liabilities are related to:

•        Development costs;

•        Government grant liability;

•        Share-based compensation;

•        Recoverable amount of a group of assets of a CGU; and

•        Estimates for debt, including bifurcation.

For a more detailed discussion on these areas requiring the use of management estimates, judgments, and assumptions, please refer to Note 3 to LeddarTech’s audited annual consolidated financial statements and the annual MD&A of the Company at and for FY2023, FY2022 and FY2021.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, LeddarTech is an emerging growth company. As such, LeddarTech is eligible for and relies on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

LeddarTech will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of US$1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than US$1 billion in non-convertible debt in the prior year period, (iii) the last day of the fiscal year following the fifth anniversary of the Prospector’s initial public offering, or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and shares of common equity securities held by non-affiliates of US$700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act, for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

Non-IFRS financial measures

A non-IFRS financial measure is a financial measure used to depict our historical or expected future financial performance, financial position or cash flow and, with respect to its composition, either excludes an amount that is included in, or includes an amount that is excluded from, the composition of the most directly comparable financial measure disclosed in Company’s consolidated primary financial statements.

In Q2-2024, the Company starts to use two new non-IFRS financial measures because we believe these non-IFRS financial measures are reflective of our ongoing operating results and provide readers with an understanding of management’s perspective on and analysis of our performance.

Below are descriptions of the non-IFRS financial measures that we use to explain our results as well as reconciliations to the most directly comparable IFRS financial measures.

EBITDA (loss) is calculated as net earnings (loss) before interest expenses (income), deferred income taxes, depreciation of property and equipment, depreciation of right-of-use assets and amortization of intangible assets. The Company believes that EBITDA (loss) is a meaningful measurement since it is a key measure used to evaluate performance at a consolidated level. EBITDA (loss) is commonly reported and widely used by investors and lending institutions as an indicator of a company’s operating performance. EBITDA (loss) should not be considered as an alternative to net loss in measuring performance, nor should it be used as a measure of cash flow.

Adjusted EBITDA (loss) is calculated as EBITDA (loss), adjusted for foreign exchange gain (loss), loss (gain) on revaluation of financial instruments carried at fair value, gain or loss on lease modification, share-based compensation, listing expense, transaction costs, restructuring costs and impairment loss on intangible assets.

The Company believes that Adjusted EBITDA (loss) is a meaningful measure since it allows to assess the Company’s operating performance and financial position between periods without the variances created by the impact of the above-noted items. The Company believes that these measures are important supplemental measures because they eliminate items that are less indicative of our core business performance and could potentially distort the analysis of trends in our operating performance and financial position. The Company considers that these non-IFRS financial measures, in addition to the financial measures prepared in accordance with IFRS, enable investors to evaluate the Company’s operating results, underlying performance, and future prospects in a manner similar to management.

EBITDA (loss)(1) and Adjusted EBITDA (loss)(1)
	Q2-2024	Q2-2023
Net loss	(17,419,534)	(13,557,666)
Deferred income taxes	—	—
Depreciation of property and equipment	124,201	375,573
Depreciation of right-of-use assets	128,631	137,812
Amortization of intangible assets	180,248	15,905
Interest expenses (income)	2,903,613	967,360
EBITDA (loss)	(14,082,841)	(12,061,016)

Foreign exchange loss (gain)	(13,187)	184,669
Loss (gain) on revaluation of financial instruments carried at fair value	1,884,686	—
Gain on lease modification (Note 16)	(39,305)	—
Stock-based compensation	2,803,357	540,920
Listing expense	—	—
Transaction costs	646,230	788,776
Restructuring costs	—	587,973
Impairment loss related to intangible assets	—	—
Adjusted EBITDA (loss)	(8,801,060)	(9,958,678)

	YTD Q2-2024	YTD Q2-2023
Net loss	(77,863,292)	(34,894,553)
Deferred income taxes	—	—
Depreciation of property and equipment	346,822	774,940
Depreciation of right-of-use assets	253,449	324,236
Amortization of intangible assets	317,360	86,336
Interest expenses (income)	3,650,617	2,181,989
EBITDA (loss)	(73,295,044)	(31,527,052)

Foreign exchange loss (gain)	(80,903)	213,067
Loss (gain) on revaluation of financial instruments carried at fair value	(1,078,597)	—
Gain on lease modification (Note 16)	(205,966)	—
Stock-based compensation	(3,181,893)	1,119,610
Listing expense	59,139,572	—
Transaction costs	2,407,977	870,603
Restructuring costs	—	1,552,529
Impairment loss related to intangible assets	—	5,791,439
Adjusted EBITDA (loss)	(16,294,854)	(21,979,804)

Internal Control over Financial Reporting

Prior to completion of the Business Combination, the Company was a private company and we addressed our internal control over financial reporting with internal accounting and financial reporting personnel and other resources.

In the course of preparing for the Business Combination, the Company identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim condensed consolidated financial statements may not be prevented or detected on a timely basis.

The following material weaknesses were identified by the Company:

i        Insufficient accounting personnel to execute the routine and non-routine accounting processes and apply segregation of duties over the execution and approval of journal entries.

ii.      The Company has not adequately assessed the effectiveness of its information technology controls to select and develop general control activities over technology to support its financial reporting activities. As a result, the Company places extensive reliance on spreadsheets for various financial processes, including data entries, calculations and analysis, which lack the robust controls and validation mechanisms present in an integrated financial software environment. In addition, the Company has inadequate documentation and a lack of effective review controls to validate the inputs and assumptions used in the data entries, calculations, and analysis in the spreadsheets.

iii.     Review controls regarding both routine accounting processes and accounting treatments for complex transactions that were not designed effectively to ensure that accounting transactions are properly recognized and measured in the consolidated financial statements.

We have taken steps to address these pervasive material weaknesses and expect to implement a remediation plan, which we believe will address their underlying causes. We have engaged external advisors with subject matter expertise and additional external resources to provide assistance in assessing the control environment and expect to further engage these external advisors to provide assistance with all elements of the internal controls over financial reporting program, including: performance of a risk assessment; documentation of process flows; design and remediation of internal controls; and evaluation of the design and operational effectiveness of our internal controls. We engaged an external advisor to provide an assessment of our general IT Controls (GTIC) environment. We are taking steps to implement the recommendations of that assessment. We have chartered a Security Steering Committee comprised of several members of the executive team. We continue to evaluate the longer-term resource needs of our various financial functions.

These remediation measures may be time-consuming, costly, and might place significant demands on our financial and operational resources. While we have made some upgrades to our enterprise resource planning (“ERP”) system, and are evaluating alternative systems that may better fit our longer term needs.

Although we have made enhancements to our control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Moreover, significant operating cost reductions may materially adversely impact our accounting and finance function and make it more difficult to remediate existing significant deficiencies and material weaknesses. We do not know the specific time frame needed to fully remediate the material weaknesses identified. See “Risk Factors — We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future.”

Foreign Private Issuer Status

LeddarTech qualifies as a “foreign private issuer” as defined under SEC rules. Even after LeddarTech no longer qualifies as an emerging growth company, as long as LeddarTech continues to qualify as a foreign private issuer under SEC rules, LeddarTech is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•        the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, LeddarTech will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, LeddarTech will furnish with the SEC on Form 6-K periodic reports and other documents filed with the Canadian Securities Administrators.

LeddarTech may take advantage of these exemptions until such time as LeddarTech is no longer a foreign private issuer. LeddarTech would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if LeddarTech no longer qualifies as an emerging growth company, but remains a foreign private issuer, LeddarTech will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because LeddarTech qualifies as a foreign private issuer under SEC rules, LeddarTech is permitted to follow the corporate governance practices of Canada (the jurisdiction in which LeddarTech is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to LeddarTech.

If at any time LeddarTech ceases to be a foreign private issuer, LeddarTech will take all action necessary to comply with the SEC and Nasdaq Listing Rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Subsequent event

On April 8, 2024, the Company entered into the SEPA with Yorkville. See “Committed Equity Financing” for more information.

Management

The following table sets forth our current directors and executive officers:

Directors and Executive Officers	Age	Position/Title
Frantz Saintellemy	49	Director, Chief Executive Officer
Charles Boulanger	66	Director
Derek Kenneth Aberle	54	Chairman
Nick Stone	46	Director
Michelle Sterling	55	Director
Yann Delabrière	73	Director
Sylvie Veilleux	58	Director
Lizabeth Ardisana	73	Director
David Torralbo	53	Chief Legal Officer
Christopher Stewart	55	Chief Financial Officer

The business address for each of the Company’s directors and executive officers is 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada.

Biographical information concerning our directors and executive officers listed above is set forth below.

Frantz Saintellemy

Frantz Saintellemy has served as Chief Executive Officer and a Director of the Company since the consummation of the Business Combination on December 21, 2023, having previously served as President and Chief Operating Officer of LeddarTech Inc. since October 2017. Mr. Saintellemy is an engineer, innovator and internationally recognized expert in advanced technologies, and has 25 years of experience in the electronics and automotive sector, with specialized knowledge in automotive, ADAS, autonomous driving, AI, IoT and automation applications, in addition to business and product development, applications engineering, global sales and marketing. A dedicated entrepreneur and philanthropist, Mr. Saintellemy is co-founder and chair of the board at Groupe 3737, a non-profit organization, that is an entrepreneurial innovation hub helping entrepreneurs and tech companies start, grow, and succeed.

Mr. Saintellemy previously served as VP and General Manager of the Automotive and Industrial Division of Integrated Device Technology, a California-based company specializing in a broad array of complete mixed-signal solutions. Prior to IDT, Mr. Saintellemy was President and Executive VP of Global Sales and Marketing at ZMDI AG, a global supplier of sensing solutions for automotive and industrial applications, which was acquired by IDT in December 2015. Prior to ZMDI, Mr. Saintellemy was CTO and Corporate VP of Technical Marketing and Advanced Engineering Group at Future Electronics, a global distributor of semiconductors and passive, interconnect and electromechanical components.

Throughout his career, Mr. Saintellemy has produced numerous patents and technical innovations and also founded and co-founded many start-ups and corporations, the likes of which include SMGT Inc., Q-Links Home Automation, Groupe Reno-Metrix, Capital Plus and OMNI Global. Mr. Saintellemy sits on several boards and advisory committees.

Mr. Saintellemy holds degrees in electrical engineering, business and marketing, and is also a graduate of the MIT Sloan Engineering Fellows Program on Innovations and Global Leadership and MBA from McGill University and HEC-Montreal. Mr. Saintellemy was appointed chancellor and chair of the board of the University of Montreal in October 2021.

Charles Boulanger

Charles Boulanger has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Boulanger previously served as the Chief Executive Officer of LeddarTech from 2012 through the consummation of the Business Combination. Mr. Boulanger is a seasoned CEO with over 35 years of experience with public and private companies having international footprints with demonstrated successes in various industries from high tech (AI, software, microelectronics), automotive, software, pharmaceuticals, cosmetics, oil & gas to environmental industries. Since 2008, he has served as President of Moody Management Inc., a private investment firm. Before LeddarTech, Mr. Boulanger was the Founder, President and Chief Executive Officer of Groupe Unipex SAS as of 2008. He was President of the Active Ingredients and Specialty Chemicals Division of Atrium Innovations (TSE: ATB) from 2004 to 2008. Before joining Atrium, Mr. Boulanger was the Founder and President of Quebec International following a partnership with Phénix Capital. Mr. Boulanger is active in the investment and entrepreneurship sectors with a direct investment portfolio of about 15 companies and his participation as a sponsor/investor in three separate investment funds. He is currently on the Board of Chimie ParaChem, Pieridae Energy (TSE: PEA), Averna Technologies and LeddarTech. Mr. Boulanger is a graduate of Université Laval in mechanical engineering and holds a degree from the International Centre for Research and Studies in Management.

Derek Aberle

Derek Aberle has served as Chairman of the board of directors of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since November 2021. Mr. Aberle is Chief Executive Officer of Prospector. Since March 2022, Mr. Aberle has served on the board of directors of the Company. Mr. Aberle is also Vice Chairman and director of XCOM, a company he co-founded in July 2018 with the former Chief Executive Officer and Executive Chairman of Qualcomm, Paul Jacobs. Mr. Aberle also served as President and Chief Operating Officer of XCOM from July 2018 to November 2020. Prior to XCOM, Mr. Aberle spent 17 years at Qualcomm, including as President of Qualcomm from March 2014 to January 2018. He was an officer and member of Qualcomm’s Executive Committee from 2008 until January 2018. Mr. Aberle also serves on the boards of directors of InterDigital (Nasdaq: IDCC) since August 2022 and the Company since March 2022. Prior to Qualcomm, Mr. Aberle was an attorney with the international law firms Pillsbury Winthrop and Heller Ehrman. Mr. Aberle holds a B.A. in Business Economics from the University of California, Santa Barbara and a J.D. from the University of San Diego School of Law.

Nick Stone

Nick Stone has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since November 2021. Mr. Stone is Chief Financial Officer and a director of Prospector and is currently a Partner at FS Investors, where he has worked since 2013. Since March 2022, Mr. Stone has served on the board of directors of the Company. Prior to joining FS Investors in June 2011, Mr. Stone served as Vice President at TPG Capital, one of the world’s largest private equity funds from August 2007 to March 2011. Prior to joining TPG, Mr. Stone was an investment professional at Kohlberg Kravis Roberts & Co. focusing on investments in the healthcare space from 2003 to 2005. Prior to that, he was an analyst at Morgan Stanley, focusing on the technology sector. Mr. Stone graduated cum laude from Harvard University and was an Arjay Miller Scholar at the Stanford Graduate School of Business.

Michelle M. Sterling

Michelle Sterling has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023. Ms. Sterling spent 25 years at Qualcomm Incorporated, a leading wireless communications technology company, including serving as Executive Vice President, Human Resources, from May 2015 until May 2020, and as Senior Vice President, Human Resources from October 2007 to May 2015. In addition to her deep knowledge of executive compensation, CEO and executive leadership succession, Ms. Sterling is well-experienced in the dynamic global technology market and its human capital implications. Throughout her 25-year tenure with Qualcomm, and as a member of Qualcomm’s executive committee, she helped lead the 33,000-employee global company through complex business transactions including acquisitions, joint ventures and divestitures, hostile takeover attempts, activist investors, large scale integration planning, and a class action lawsuit. Ms. Sterling worked closely with the board of directors of Qualcomm, supporting the Governance and Human Resources and Compensation Committees. Prior to joining Qualcomm, Ms. Sterling served in various human resources roles at ABB Traction and Manpower, both in the New York area.

Ms. Sterling currently serves on the Board of Directors, Compensation and Human Capital Committee for Coherent Corp., one of the largest photonics and compound semiconductor companies in the world (NYSE: COHR) and on the Board of Directors, Governance and Compensation and Human Capital Committees for Digital Turbine, an application and delivery content delivery platform (Nasdaq: APPS). Ms. Sterling formerly served on the Board of Directors, Security Committee and Chair of the Compensation Committee for TuSimple Holdings, an autonomous driving technology for the trucking industry. Her other board service includes: Board member, Corporate Directors Forum, Secretary and Executive Committee member for the Board of Directors of the San Diego Regional Economic Development Council, Board member for Girl Scouts San Diego, Chair of the Board of Directors for Serving Seniors, Vice Chair of the Board of Directors for Occupational Training Services (OTS); Chair of the Advisory Council for OTS; and Chair of the Corporate Board of Directors for the San Diego Workforce Partnership. She was also awarded the TWIN (Tribute to Women in Industry) award by the YWCA, recognized as one of 50’s Most Powerful Women in Technology from the National Diversity Council and selected as one of the San Diego’s Business Journal Top 500 Influential Business Leaders.

Ms. Sterling holds a bachelor’s degree in business management from the University of Redlands. She has also attended the Women on Boards program at Harvard Business School and holds a National Association Corporate Directors (NACD) Directorship certification.

Yann Delabrière

Yann Delabrière has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since February 2021. Mr. Delabrière possesses over 30 years of experience in senior executive positions in the aerospace, identity, security and automotive industries. He is presently a Non-Executive Director of ST Microelectronics. He had been Chairman of the Board of IDEMIA until April 2023, a global leader in augmented reality, where he previously served as President and CEO. Mr. Delabrière also acts as Lead Independent Director of Alstom S.A., an industry giant that develops and markets integrated systems that provide sustainable foundations for the future of transportation.

Mr. Delabrière’s served as Chairman and CEO of Faurecia (now FORVIA), a worldwide leader in automotive equipment, from February 2007 to June 2016, and as Chairman through May 2017, where his leadership led to the growth of the organization, particularly in North America and Asia, and helped restore its profitability and cash generation capabilities. Prior to Faurecia, Mr. Delabrière held the Chief Finance Officer position at PSA Peugeot Citroën, beginning in 1990. In parallel to his position as CFO, Mr. Delabrière later became Chairman and Chief Executive Officer of PSA’s consumer finance unit. Mr. Delabrière served as non-executive director and chairman of the audit committee for Capgemini SE, a leading IT services company.

Between 1983 and 2018, Mr. Delabrière also lent his executive experience to the aerospace, identity and security industries. From 2017 to 2018, he was Advisor to the Board then CEO of Zodiac Aerospace, and oversaw the company’s sale to Safran Group in 2018. Mr. Delabrière previously occupied the roles of Non-Executive Director at Société Générale, Group CFO for the high-end retail group Printemps (now known as Kering) and CFO for the French export credit agency Coface after a term with the French Court of Auditors and three years within the French Foreign Trade Ministry beginning in 1983.

Mr. Delabrière holds a PhD in Mathematics, having graduated from the École Normale Supérieure and the École Nationale d’Administration. He is also a Chevalier de la Légion d’Honneur (Knight of the Legion of Honor) and Officier de l’Ordre National du Mérite (Officer of the National Order of Merit).

Sylvie Veilleux

Sylvie Veilleux was appointed a Director of the Company effective as of January 29, 2024. Ms. Veilleux currently serves as an independent director and member of the Audit Committee for Softchoice (TSE : SFTC), non-executive Board Chair and Compensation and Nomination Committee chair for Cinchy, an independent director for Prezi, an independent director and member of the audit committee for QScale. She has served as an independent director and member of the Strategy Committee, the Nomination and Compensation Committee and Chair of the Tech and Cyber Committee for Europcar Mobility Group up to the summer of 2022 and a successful acquisition by a Volkswagen led consortium. She also served on the board of H1.

Ms. Veilleux’s expertise includes driving various digital transformation efforts at different points of maturity in both public and private companies, scaling for growth at inflection points such as IPO, M&A and multi-product company, cyber security as well as strategically sourcing talent in challenging geographies and industries, in remote and hybrid workplaces. She demonstrated this expertise in her prior positions as the first CIO at Dropbox, Vice President of Enterprise Information Technology and Security at Mozilla, Senior Director of Infrastructure Engineering and Operations for Salesforce, and VP of Platform Engineering of Franklin Templeton Investments. Ms. Veilleux was recognized by Forbes CIO NEXT 2021 Top 50 and by Technology Magazine Top 100 Women in Technology in 2021. In 2017, she was recognized by the California Diversity Council as Distinguished Chief Information Officer.

Ms. Veilleux studied Computer Science at the College de Limoilou in Quebec City, Canada and attended the Directors College at Stanford University, California in 2017 and 2021.

Lizabeth Ardisana

Lizabeth Ardisana was appointed a Director of the Company effective as of January 29, 2024. Ms. Ardisana is the CEO and the principal owner of the firm ASG Renaissance, LLC, which she founded in 1987. ASG Renaissance is a technical and communication services firm with experience providing services to clients in the automotive, environmental, defense, construction, healthcare, banking, and education sectors. As CEO of ASG Renaissance, she has worked on numerous alternative fuel, electric vehicle and advanced technology projects. Ms. Ardisana is also CEO of Performance Driven Workforce, LLC, a scheduling and staffing firm that was founded in 2015 and has since expanded into five states. Prior to starting ASG Renaissance, Ardisana worked at Ford Motor Company as an engineer.

Ms. Ardisana, a Hispanic and female business owner, is an active business and civic leader in Michigan. Ms. Ardisana has been a member of the board of directors of Huntington Bancshares Inc. since 2016, a member of the board of directors of Clean Energy Fuels Corp. since December 2019 and was a member of the board of directors of FirstMerit Corporation from 2013 to 2016. Ms. Ardisana has also held numerous leadership positions in a variety of non-profit organizations, including the United Way for Southeastern Michigan (where she serves as chair), Skillman Foundation, CS Mott Foundation, Kettering University, Metropolitan Affairs Coalition and Focus: Hope. She was appointed by the governor of Michigan to the executive board of the Michigan Economic Development Corporation and serves on its finance committee. Ms. Ardisana is also vice chair of the Wayne Health board of directors, where she serves on the audit committee.

Ms. Ardisana holds a bachelor’s degree in Mathematics and Computer Science from the University of Texas, a master’s degree in Mechanical Engineering from the University of Michigan and a master’s degree in Business Administration from the University of Detroit.

David Torralbo

David Torralbo has served as Chief Legal Officer of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Torralbo joined LeddarTech as Chief Legal Officer in June 2022. Mr. Torralbo has over 20 years of experience specializing in corporate and securities law, public and private M&A, litigation, risk management and corporate governance. Prior to joining LeddarTech, Mr. Torralbo served as Chief Legal Officer at Nouveau Monde Graphite from January 2021. Prior to that, Mr. Torralbo served as Vice-President, CLO and member of the executive committee of Atrium Innovations Inc. for eight years, was a partner in the corporate group at Davies, Ward, Phillips & Vineberg, and earlier in his career, an associate in the London office of Clifford Chance. Mr. Torralbo earned his Bachelor of Civil Law (LL.L.) and common law (LL.B.) at the University of Ottawa and holds a Bachelor of Commerce (B.Com) from McGill University.

Christopher Stewart

Christopher Stewart has served as Chief Financial Officer of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Stewart joined LeddarTech as Chief Financial Officer in September 2023. Mr. Stewart has over 20 years of financial management experience at companies ranging from startups to large public companies. Mr. Stewart has previously served as the Chief Financial Officer of Bionano Genomics, Inc. from September 2020 until joining LeddarTech in September 2023. Prior to that, Mr. Stewart served as the Head of Maxwell Ultracapacitors at Tesla, Inc., a public electric vehicle and clean energy company, from May 2019 to July 2020, and as Vice President, Finance and Information Technology at Maxwell Technologies Inc.,

a public energy storage company, from July 2015 to May 2019 (at which point the company was acquired by Tesla, Inc.). In addition, Mr. Stewart held multiple leadership roles, including as Vice President, Finance at Entropic Communications and as Chief Financial Officer of V-ENABLE Inc. (currently GroundTruth), a leader in targeted mobile advertising. Mr. Stewart received his B.S. in Business Administration from the University of Southern California and his M.S. in Industrial Administration from Carnegie Mellon University.

Corporate Governance

We are a “foreign private issuer” under applicable U.S. federal securities laws. As a result, we are permitted to follow certain corporate governance rules that conform to home country practice, or Canada requirements, in lieu of certain Nasdaq corporate governance rules. While we currently comply with the corporate governance requirements applicable to U.S. domestic companies listed on Nasdaq, we may us foreign private issuer exemptions with respect to some of the Nasdaq listing requirements from time to time. Following Canadian governance practices, as opposed to the requirements that would otherwise apply to a company listed on Nasdaq, may provide less protection than is accorded to investors under the Nasdaq listing requirements applicable to U.S. domestic issuers.

Following Canadian governance practices, as opposed to the requirements that would otherwise apply to a company listed on Nasdaq, may provide less protection than is accorded to investors under Nasdaq listing requirements applicable to U.S. domestic issuers.

The Canadian Securities Administrators have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted, or will be adopting, certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines.

Nasdaq Rule 5615(a)(3) provides that a foreign private issuer may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii), subject to applicable limited exemptions under Rule 10A-3(3) of the Exchange Act and phase-in periods under Rule 10A-3(b)(1)(iv)(A) of the Exchange Act.

Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

The disclosure set out below includes disclosure required by NI 58-101 describing our approach to corporate governance in relation to the Corporate Governance Guidelines.

Election of Directors

At any general meeting of our shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the CBCA, any casual vacancy occurring on our board of directors may be filled by a quorum of the remaining directors, subject to certain exceptions.

Director Term Limits and Other Mechanisms of Board Renewal

We have not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee, in preparation for the proxy circular in connection with the annual general meeting of the Company’s shareholders, annually will complete a skills and competencies matrix for the board as a whole and for individual directors. The nominating and corporate governance committee will also conduct a process for the assessment of the board, each committee and each director regarding his, her or its effectiveness and contribution, and will report evaluation results to our board of directors on a regular basis.

Director Independence

Under general Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors; however, as a foreign private issuer, the Company is permitted to follow its home country practices in lieu of this requirement. For purposes of Nasdaq rules, an independent director generally means a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”).

Our board has determined that each of the directors on the board other than Messrs. Boulanger and Saintellemy qualify as independent directors, and therefore our board consists of a majority of “independent directors,” as defined under the rules of the NI 58-101 and Nasdaq relating to director independence requirements. In addition, our board is subject to the rules of the NI 52-110 and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below. Mr. Boulanger is not independent by reason of the fact that he was LeddarTech’s Chief Executive Officer prior to the consummation of the Business Combination and Mr. Saintellemy is not independent by reason of the fact that he is currently Chief Executive Officer of the Company.

Mandate of the Board of Directors

Our board is responsible for supervising the management of the Company’s business and affairs, including providing guidance and strategic oversight to management. Our board has adopted a formal mandate that includes the following:

•        appointing the Company’s Chief Executive Officer;

•        developing the corporate goals and objectives that our Chief Executive Officer is responsible for meeting and reviewing the performance of our Chief Executive Officer against such corporate goals and objectives;

•        taking steps to satisfy itself as to the integrity of our Chief Executive Officer and other executive officers and that our Chief Executive Officer and other executive officers create a culture of integrity throughout the organization;

•        reviewing and approving our Code of Conduct (as defined below) and reviewing and monitoring compliance with the Code of Conduct and our enterprise risk management processes;

•        reviewing and approving management’s strategic and business plans and our financial objectives, plans and actions, including significant capital allocations and expenditures; and

•        reviewing and approving material transactions not in the ordinary course of business.

Meetings of Independent Directors

Our board will hold regularly scheduled quarterly meetings as well as ad hoc meetings from time to time. The independent members of our board of directors will also meet, as required, without the non-independent directors and members of management before or after each regularly scheduled board meeting.

A director who has a material interest in a matter before our board of directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our board of directors or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the CBCA regarding conflicts of interest.

Position Descriptions

Derek Aberle is the Chairman of our board. Our board has adopted a written position description for the Chairman which sets out his key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting board of directors meeting agendas, chairing board of directors and shareholder meetings and carrying out any other or special assignments or any functions as may be requested by our board or management, as appropriate.

Our board has adopted a written position description for each of the committee chairs which will set out each of the committee chair’s key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting committee meeting agendas, chairing committee meetings, reporting to our board and carrying out any other special assignments or any functions as may be requested by our board.

In addition, our board, in conjunction with the Chief Executive Officer, has developed and will implement a written position description for the role of our Chief Executive Officer.

Orientation and Continuing Education

In connection with the consummation of the Business Combination, we are in the process of implementing an orientation program for new directors under which a new director will meet separately with the Chairman and members of the senior executive team.

The chair of each committee is responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate. The nominating and corporate governance committee is responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of our directors and to ensure that their knowledge and understanding of our business remains current.

Code of Business Conduct and Ethics

In connection with the consummation of the Business Combination, we adopted a code of conduct (the “Code of Conduct”) applicable to all of our directors, officers and employees, including our President and Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC and which is a “code” under NI 58-101. The Code of Conduct sets out our fundamental values and standards of behavior that are expected directors, officers and employees with respect to all aspects of the Company’s business. The objective of the Code of Conduct is to provide guidelines for maintaining our integrity, reputation and honesty with a goal of honoring others’ trust in us at all times.

The full text of the Code of Conduct is posted on our website at www.leddartech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Conduct or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC and the Canadian Securities Administrators. Under Item 16B of the SEC’s Form 20-F, if a waiver or amendment of the Code of Conduct applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we will disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

Monitoring Compliance with the Code of Conduct

Our nominating and corporate governance committee is responsible for reviewing and evaluating the Code of Conduct at least annually and will recommend any necessary or appropriate changes to our board for consideration. The nominating and corporate governance committee assists our board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to members of the nominating and corporate governance committee, which shall be considered by the audit committee, or waivers applicable to our directors or executive officers, which shall be subject to review by our board as a whole).

Complaint Reporting

In order to foster a climate of openness and honesty in which any concern or complaint pertaining to a suspected violation of the law, the Code of Conduct or any of our policies, or any unethical or questionable act or behavior, the Code of Conduct requires that our employees promptly report the violation or suspected violation. In order to ensure that violations or suspected violations can be reported without fear of retaliation, harassment or an adverse employment consequence, the Code of Conduct contains procedures that are aimed to facilitate confidential, anonymous submissions by our employees.

Diversity

We recognize the importance and benefit of fostering and promoting diversity among board members and senior management, and believe that boards of directors should have diverse backgrounds and possess a variety of skills, qualifications, experience and knowledge that complement the attributes of other board members and enable them to contribute effectively to the board’s oversight role. While we do not have formal policies regarding board diversity requirements or for the representation of women on the board of directors or senior management, the nominating and corporate governance committee and our senior executives will be expected to take gender and other diversity representation into consideration as part of their overall recruitment and selection process.

It is expected that the composition of our board will in the future be shaped by the selection criteria to be established by the nominating and corporate governance committee, which is expected to consider a variety of factors in addition to gender, race and ethnicity diversity considerations, including a potential director’s judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics, diversity considerations, as well as his or her ability and willingness to devote sufficient time to serve on the our board. It is expected that diversity considerations also are taken into account with respect to senior management positions, including seeking to broaden recruiting efforts to attract and interview qualified female candidates, and committing to retention and training to ensure that our most talented employees are promoted from within the organization.

In accordance with Nasdaq’s listing requirements with respect to diversity of boards of directors, foreign private issuers listing on Nasdaq must have two diverse directors, or provide an explanation for not meeting such requirement, within two years for the date of listing or December 31, 2026, whichever is later. Foreign private issuers can meet the diversity requirement with either two female directors or one female director and one director who is an underrepresented individual based on national, racial, ethnic, indigenous, cultural, religious or linguistic identity in its home country or LGBTQ+.

Committees of the Board of Directors

Upon closing of the Business Combination, the Company established an audit committee, a compensation and human capital committee, and a nominating and corporate governance committee. Each committee has a written charter that will be posted on the investor relations section of the Company’s website. The initial members of the Company’s committees were determined prior to the closing of the Business Combination.

Audit Committee

The Company currently has an audit committee of the board of directors consisting of Yann Delabrière (chair), Nick Stone and Sylvie Veilleux. Applicable SEC, Nasdaq rules and NI 52-110 require that all members of the audit committee be independent, subject to applicable phase-in periods for newly listed companies. The audit committee is comprised of two independent directors. The Company is relying on the phase-in period set forth in Rule 10A-3, pursuant to which a minority of the audit committee may be exempt from the independence requirements for one year from the date of effectiveness of the applicable Form 8-A registration statement. All members of the audit committee must be “financially literate,” as such term is defined in NI 52-110 (except as may be permitted by NI 52-110). The audit committee is, among other things, directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor, oversee management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), oversee the integrity of the Company’s financial statements, oversee the performance of the internal audit functions, prepare certain reports required by the rules and regulations of the SEC and applicable Canadian securities laws, the review of the results and scope of the audit and other accounting related services, review and monitor management’s practices and policies with respect to the Company’s major security risks, including physical, information, and cybersecurity risks and maintain and monitor procedures for the receipt and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our board of directors has established a written charter setting forth the purpose, composition, authority and responsibility of the audit committee consistent with the rules of Nasdaq, the SEC and the applicable Canadian securities laws.

Compensation and Human Capital Committee

The Company currently has a compensation and human capital committee of the board of directors consisting of Michelle Sterling (chair), Derek Aberle and Charles Boulanger. The compensation and human capital committee, among other things, reviews and approves, or recommends to the Company’s board of directors for approval, compensation of the Chief Executive Officer and other executive officers, oversees the administration of the Company’s incentive compensation plans, and prepares any report on executive compensation required by the rules and regulations of the SEC. The Company’s board of directors has established a written charter setting forth the purpose, composition, authority and responsibility of the compensation and human capital committee consistent with the rules of Nasdaq and the SEC, where applicable, and the guidance of the Canadian Securities Administrators. The compensation and human capital committee’s purpose is to assist the Company’s board of directors in its oversight of executive compensation, management development and succession, director compensation and executive compensation disclosure.

Nominating and Corporate Governance Committee

The Company currently has a nominating and corporate governance committee of the board of directors consisting of Derek Aberle (chair), Michelle Sterling and Lizabeth Ardisana. The nominating and corporate governance committee is, among other things, responsible for overseeing the selection of persons to be nominated to serve on the Company’s board of directors and oversee our corporate governance practices. The Company’s board of directors established a written charter setting forth the purpose, composition, authority and responsibility of the nominating and corporate governance committee.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Independence of Directors

As a foreign private issuer, the Company is not required to have a majority of independent directors. However, the board has determined that six out of eight members of our board of directors, Derek Aberle, Nick Stone, Michelle Sterling, Yann Delabrière, Sylvie Veilleux and Lizabeth Ardisana, are “independent” directors as determined under NI 58-101.

Board Leadership Structure and Role in Risk Oversight

No policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This allows the board the flexibility to establish the most appropriate structure for the Company at any given time.

The board is actively involved in overseeing our risk management processes. The board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the board include consideration of the challenges and risks of our businesses, and the board and management actively engage in discussion on these topics. In addition, each of the board’s committees considers risk within its area of responsibility.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview of Compensation of Executive Officers

The Company operates in a dynamic and rapidly evolving industry. To succeed in this environment and to achieve its business and financial objectives, the Company must be able to attract, retain and motivate a highly talented team of executive officers. The Company’s compensation philosophy is designed to align the compensation provided to its executives, including the Named Executive Officers as described below, with the achievement of business objectives, while also enabling the Company to attract, motivate and retain individuals who contribute to the Company’s long-term success. The Company continues to evaluate its philosophy and compensation program as circumstances require and plans to continue to review compensation on an annual basis. As part of this review process, the Company expects to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as market competitiveness of its executive compensation relative to publicly traded peers.

Currently, our executive officers and senior management receive fixed and variable compensation, as well as benefits that we believe are in line with Canadian-based, technology-focused companies in our market and with whom we compete for talent. The fixed component of their compensation consists primarily of base salary and is reviewed and adjusted at least annually. The variable component typically consists of annual cash and equity incentives. Equity incentives historically have been granted in the form of options to purchase our Common Shares. In the future, the Company expects to continue to award equity-based long-term incentives, which may be in the form of stock options, restricted stock units and other time-vesting or performance-based equity incentives under its omnibus equity-based incentive plan that the Company adopted prior to the completion of the Business Combination, as further described below.

Summary Compensation Table

The following table shows the total compensation awarded to, earned by, or paid during the year ended September 30, 2023 to LeddarTech’s Chief Executive Officer and LeddarTech’s two most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers on the last day of the fiscal year ended September 30, 2023. Those individuals are referred to collectively in this prospectus as “Named Executive Officers.” All amounts set forth in the Summary Compensation Table are denominated in US dollars rather than Canadian dollars.

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards ($)	Option Award(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Boulanger	2023	366,768	—	—	—	212,297	—	—	579,065
Chief Executive Officer	2022	317,376	—	—	678,049	92,833	—	—	1,088,258
Frantz Saintellemy	2023	303,236	—	—	—	78,305	—	—	381,541
President and Chief Operating Officer	2022	262,656	—	—	398,750	82,080	—	—	743,486
David Torralbo	2023	266,256	—	—	—	99,665	—		365,921
Chief Legal Officer	2022	63,138	14,818	—	800,173	—	—	—	878,129
Christopher Stewart	2023	8,183	—	—	—	—	—	—	8,183
Chief Financial Officer

____________

(1)      Titles reflect principal positions with LeddarTech as of September 30, 2023. Mr. Stewart commenced his position with LeddarTech on September 20, 2023.

(2)      Represents base salary amounts earned for the applicable fiscal year. Base salary values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada for September 29, 2023 of 0.7396 for 2023 base salary values, and 0.7296 for 2022 base salary values.

(3)      There were no equity grants to the Named Executive Officers during fiscal year 2023. The 2022 amounts in this column represent the aggregate grant date fair values of options granted during the 2022 fiscal year estimated using the Black-Scholes option pricing model assuming an expected life of 2.41 years, exercise price of C$102.50, a risk-free interest rate of 2.20%, dividend yield of 0%, and an expected volatility of 81% based on historical or implied volatility of similar listed entities over a period similar to the life of the options. For 2022, the Black-Scholes weighted average value assigned is C$20.57 per option, or US$15.95 using the daily average exchange rate published by the Bank of Canada of 0.7756 for December 15, 2021 (grant date for Messrs. Boulanger and Saintellemy) and US$16.00 using the daily average exchange rate published by the Bank of Canada of 0.7780 for August 4, 2022 (grant date for Mr. Torralbo).

(4)      Amounts represent cash awards earned for fiscal year 2023 and 2022 under the Company’s bonus incentive plan. Values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada on September 29, 2023 of 0.7396 for 2023 awards and on September 30, 2022 of 0.7296 for 2022 awards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information regarding the outstanding equity awards granted to the Named Executive Officers that were outstanding as of September 30, 2023. In connection with the Business Combination, all outstanding LeddarTech option grants (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration, LeddarTech’s existing equity plans were terminated, and the options to purchase LeddarTech’s class M shares became options to purchase Company Common Shares. All dollar amounts set forth in the following table are denominated in US dollars rather than Canadian dollars.

	Option Awards
Name	Grant Date	No. of securities underlying unexercised options (exercisable)	No. of securities underlying unexercised options (unexercisable)		Equity incentive plan awards: No. of securities underlying unexercised unearned options	Option exercise price ($)(1)	Option expiration date
Charles Boulanger	12/15/21	21,250	21,250		—	74.78	12/15/31
	09/30/20	18,221	15,000		—	74.78	09/30/30
	05/01/20	9,510	—		—	32.98	05/01/30
	10/01/19	10,000	—		—	32.98	10/01/29
	01/01/18	32,000	—		—	32.98	01/01/28
	09/18/15	45,568	—		—	4.01	09/18/25
	11/10/14	64,177	—		—	4.01	11/10/24
	11/10/14	142,094	—		—	2.01	11/10/24
	12/16/20	—	3,221	(2)	—	74.78	12/16/30
	12/19/17	—	8,697	(2)	—	32.98	12/19/27
	09/18/15	—	45,568	(2)	—	4.01	09/18/25
	12/16/20	—	3,221	(3)	—	0.001	12/16/30
	10/01/17	—	8,697	(3)	—	0.001	10/01/27
	09/18/15	—	45,568	(3)	—	0.001	09/18/25

Frantz Saintellemy	12/15/21	12,500	12,500		—	74.78	12/15/31
	09/30/20	17,423	7,500		—	74.78	09/30/30
	05/01/20	6,366	—		—	32.98	05/01/30
	10/01/19	6,750	2,250		—	32.98	10/01/29
	10/01/18	89,020	—		—	32.98	10/01/28
	10/16/17	20,000	—		—	32.98	10/16/27
	12/16/20	—	10,459	(2)	—	0.001	12/16/20
	10/01/17	—	5,758	(2)	—	0.001	10/01/27
	12/16/20	—	10,459	(3)	—	0.001	12/16/20
	10/01/17	—	5,758	(3)	—	0.001	10/01/27

David Torralbo	08/04/22	12,500	37,500		—	74.78	08/04/32
Christopher Stewart	—	—	—		—	—	—

____________

(1)      Option exercise price converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada on September 30, 2022 of 0.7296.

(2)      Reflects vested C-Options that were exercisable for LeddarTech common shares only upon the occurrence of a liquidity event or on or after October 1, 2024, October 1, 2027 or October 1, 2030, as applicable.

(3)      Reflects vested M-Options that were exercisable for LeddarTech class M Shares only upon the occurrence of a liquidity event or on or after October 1, 2024, October 1, 2027 or October 1, 2030, as applicable.

Principal Elements of Executive Compensation

Base Salaries

Annual base salaries provide a fixed element of compensation to the Company’s Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for the Company’s executive officers have generally been set at levels deemed advisable to attract and retain individuals within the market in which the Company competes for talent. Adjustments to base salaries are generally determined annually and may be adjusted based on factors such as performance, merit, experience, achievement of objectives and market competitiveness. Additionally, the Company also may adjust base salaries throughout the year to reflect promotions or other changes in the scope or breadth of a Named Executive Officer’s role or responsibilities.

Annual Incentive Bonuses

The Company’s Named Executive Officers and other executive officers also are eligible to earn annual bonuses based on the achievement of corporate and individual performance objectives that are determined and established by the Company’s board of directors at the beginning of each fiscal year. For fiscal year 2023, Messrs. Boulanger, Saintellemy and Torralbo were eligible to receive a cash bonus of up to 100%, 50% and 50% of base salary, respectively. For fiscal year 2023, the corporate objectives under the incentive bonus plan applicable to Messrs. Boulanger and Saintellemy were (i) business development goals, including entering into a Tier 1 or OEM development and commercial agreements involving the Company’s sensor components and sensor fusion and perception software and technology, (ii) software product development goals, (iii) sales funnel goals, and (iv) financing objectives; and the corporate objectives applicable to Mr. Torralbo related to the same business development and financing goals as Messrs. Boulanger and Saintellemy, along with departmental planning goals.

Following a review of the level of achievement of the various performance measures, the Company’s board of directors determined that the aggregate level of achievement for Messrs. Boulanger, Saintellemy and Torralbo was 62%, 55% and 82%, respectively, of target, with the corresponding payouts reflected above in the Summary Compensation Table. While certain performance goals were achieved or exceeded, including with respect to software product development, other performance measures were not achieved, including with respect to the business development and sales funnel objectives.

Stock Option Awards

Historically, stock options were the only form of equity awards LeddarTech granted to its executive officers. Stock options are used to incentivize longer term performance as they provide opportunities to profit from an increase in the equity value of the Company, while also serving as an additional retention measure. The board of directors of the Company has the discretion to grant equity awards at such times as it determines appropriate. Executive officers generally will be awarded an initial grant of stock options in connection with their commencement of employment, and additional grants have historically occurred and may in the future periodically occur in order to specifically incentivize executive officers with respect to achieving certain corporate goals or to reward them for exceptional performance.

Other Benefits

The Named Executive Officers are eligible to participate in benefits available generally to salaried employees, including benefits under the Company’s health and welfare plans and arrangements, and vacation pay or other benefits under the Company’s medical insurance plan.

Company Equity Plans

Effective upon the consummation of the Business Combination, LeddarTech’s existing equity plans were terminated. The principal features of the Company’s current equity incentive plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the Incentive Plan, which is filed as an exhibit to this prospectus.

LeddarTech Holdings Inc. Omnibus Incentive Plan

Immediately prior to the Closing, the Company adopted the Omnibus Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to increase the interest in our welfare of qualified directors, executive officers, employees and consultants, who share responsibility for the management, growth and protection of our business, and to provide an incentive to such eligible participants to continue their services for the Company and to encourage such eligible participants whose skills, performance and loyalty to the objectives and interests of the Company are necessary or essential to its business. The Incentive Plan will reward the participants for their performance while working for the Company and provide a means through which the Company may attract and retain able employees to enter its employment or service.

Eligibility and Administration.    Company’s directors, executive officers, employees and consultants, and directors, executive officers, employees and consultant of Company’s subsidiaries are eligible to receive awards under the Incentive Plan. The Incentive Plan is expected to be administered by the Company’s board of directors with respect to awards to non-employee directors and by the compensation committee or plan administrator with respect to other participants (referred to collectively as the “plan administrator” below).

The plan administrator has the authority to make such determinations and such interpretations, and take such steps and actions in connection with, the proper administration and operations of the Incentive Plan as it may deem necessary or advisable. The plan administrator will also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions.

Shares Available under the Incentive Plan.    The securities that may be acquired by participants under the Incentive Plan will consist of authorized but unissued shares. The maximum number of shares available for issuance under the Incentive Plan shall not exceed at any time five million Company Common Shares issued and outstanding from time to time (the “Share Reserve”). The Share Reserve will increase as the number of issued and outstanding Company Common Shares will increase from time to time, as cancelled awards will be returned to the Share Reserve for reissuance if a participant ceases to be an eligible participant and surrenders any vested and/or unvested awards or otherwise fails to exercise their awards before the expiration date.

Under the Incentive Plan, if an outstanding award (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated for any reason without having been exercised or settled in full, or if the Company Common Shares acquired pursuant to an award subject to forfeiture are forfeited, the Company Common Shares covered by such award, if any, will again be available for issuance under the Incentive Plan. Company Common Shares will not be deemed to have been issued pursuant to the Incentive Plan with respect to any portion of an award that will be settled in cash.

Awards.    The Incentive Plan allows for the grant of unvested Company Common Shares (“Company Unvested Shares”), share options (“Company Options”), restricted share units (“Company RSUs”), deferred share units (“Company DSUs”) and share appreciation rights (“Company SARs”). No determination has been made in the Incentive Plan as to the types or amounts of awards that will be granted to certain individuals pursuant to the Incentive Plan. Certain awards under the Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will generally be settled in Company Common Shares but the plan administrator may provide for cash settlement (or a combination thereof) of any award (other than Company Options). A brief description of each award type follows.

•        Unvested Company Shares.    The Company Unvested Shares will consist of Company Common Shares with such restrictions and vesting and other conditions placed upon such Company Common Shares as the plan administrator may determine at the time of grant (including a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the plan administrator may determine, the whole subject to the terms and conditions of the Incentive Plan.

•        Company Options.    Company Options will provide for the purchase of Company Common Shares in the future at an exercise price set on the grant date. The number and exercise price of the Company Options to be issued to eligible participants under the Incentive Plan will be set by the plan administrator. The term of a Company Option may not be longer than ten years from the date that such Company Option is granted and unless otherwise determined by the plan administrator, all unexercised Company Options will be cancelled at the expiry of their respective term.

•        Company RSUs.    Company RSUs will entitle, upon settlement, the participant to receive Company Common Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the plan administrator. The plan administrator may also elect to grant dividend equivalents in respect of unvested Company RSUs on the same basis as cash dividends declared and paid on Company Common Shares as if the participant was a shareholder of records of Company Common Shares on the relevant record date.

•        Company DSUs.    Company DSUs will entitle, upon settlement, the participant to receive Company Common Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the plan administrator. Subject to the Company’s director compensation policy determined by the Company’s board of directors from time to time and the terms and conditions of the Incentive Plan, each eligible director (i) shall receive 100% of his or her equity retainer in the form of Company DSUs, and (ii) may elect to receive any percentage, up to 100%, of his or her cash retainer in the form of Company DSUs. The plan administrator may also elect to grant dividend equivalents in respect of unvested Company DSUs on the same basis as cash dividends declared and paid on Company Common Shares as if the participant was a shareholder of records of Company Common Shares on the relevant record date.

•        Company SARs.    Each Company SAR will entitle the participant to receive Company Shares having a value equal to the excess of the market value (as determined in accordance with the terms of the Incentive Plan) of a Company Share on the date of exercise over the price per Company Common Share to be payable upon vesting of each Company SAR, as determined by the plan administrator (which price shall not be less than 100% of the market value of the Company Share on the date of grant) multiplied by the number of Company Shares with respect to which the Company SAR shall have been exercised. No dividend equivalents shall be granted in connection with a SAR. The term of a Company SAR may not be longer than ten years from the date that such Company SAR is granted and unless otherwise determined by the plan administrator, all unexercised Company SARs will be cancelled at the expiry of their respective term.

Vesting.    Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions. The plan administrator will also have the right to accelerate the date upon which any award becomes exercisable notwithstanding the vesting schedule set forth for such award, regardless of any adverse or potentially adverse tax consequence resulting from such acceleration.

Trigger Events.    Except as otherwise provided in a grant agreement, employment agreement or other written agreement between the Company (including any affiliates) and the participant, or otherwise determined by the plan administrator, each award granted under the Incentive Plan will be subject to the following conditions:

•        Company Options and SARs.    The Incentive Plan provides that upon the termination for cause of a participant, any Company Options or Company SARs granted to such participant, whether vested or unvested, will automatically terminate. The Incentive Plan further provides that upon a participant’s termination of employment without cause, (i) any unvested Company Option or Company SAR granted to such participant shall terminate and (ii) any vested Company Option or Company SAR granted to such participant may be exercised by such participant within the earlier of 90 days after the termination date and the expiry date of the award set forth in the grant agreement. If a participant ceases to be an eligible participant under the Incentive Plan as a result of participant’s resignation, the Incentive Plan will provide that (i) each unvested Company Option or Company SAR granted to such participant shall terminate and become void immediately upon resignation and (ii) each vested Company Option or Company SAR granted to such participant will cease to be exercisable on the earlier of 90 days following the termination date and the expiry date of the award set forth in the grant agreement.

•        Company RSUs and DSUs.    The Incentive Plan provides that upon termination for cause or upon the resignation of a participant, such participant’s Company RSUs and Company DSUs that have not vested shall be forfeited and cancelled on the termination date. The Incentive Plan further provides that upon a participant ceasing to be an eligible participant as a result of death, retirement or his or her employment or service relationship being terminated without cause, (i) if, on the applicable vesting date, the plan administrator determines that the vesting conditions were not met, then all unvested Company RSUs and Company DSUs granted to such participant shall be forfeited and cancelled, and (ii) if, on the applicable vesting date, the plan administrator determines that the vesting conditions were met, provided that all unvested Company RSUs and Company DSUs granted to such participant as of such date relating to a restriction period in progress shall remain outstanding and in effect until the applicable vesting date, the participant shall be entitled to receive that number of Company Common Shares or cash equivalent (or a combination thereof) as calculated based on the number of completed months of service of such participant in accordance with the Incentive Plan.

•        Company Unvested Shares.    The Incentive Plan provides that upon a participant ceasing to be an eligible participant for any reason, any Company Unvested Shares that have not vested at such time will automatically and without any requirement of notice to such participant, or other action by or on behalf of the Company, be deemed to have been reacquired by the Company from such participant, and thereafter shall cease to represent any ownership in the Company by the participant or rights of the participant as a shareholder of the Company.

Adjustments.    The Incentive Plan provides that the plan administrator shall, subject to the required approval of any stock exchange, determine the appropriate adjustments or substitutions to be made in the following circumstances: (i) subdivision of Company Common Shares, (ii) consolidation of Company Common Shares, (iii) reclassification, reorganization or other change affecting the Company Common Shares, (iv) merger, amalgamation or consolidation of the Company with another corporation, or (v) transactions such as the distribution to all holders of securities in the capital of the Company or other assets of the Company. Such adjustments include adjustments to the exercise price of the awards, the number of shares to which a participant is entitled upon exercise of such awards, the immediate exercise of outstanding awards that are not otherwise exercisable or the number or kind of Company Common Shares reserved for issuance in order to maintain the economic rights of such participant.

Change of Control.    In the event of a potential change of control, the plan administrator will have the power to modify the terms of the Incentive Plan and/or the awards (including causing the vesting of all unvested awards) to assist the participants to tender into a takeover bid or participate in any other transaction leading to a change of control, including to (i) terminate any or all awards provided that outstanding awards that have vested remain exercisable until the consummation of the change of control, and (ii) permit participants to conditionally exercise their Company Options or Company SARs, such conditional exercise to be conditional upon the take-up by the offeror of the Company Common Shares and other securities tendered to the takeover bid in accordance with the terms of the takeover bid (or the effectiveness of such other transaction leading to a change of control). If, however, the change of control is not completed within the time frame specified therein, then (i) any conditional exercise of vested Company Options and/or Company SARs will be deemed to be null, void and of no effect, and such conditionally exercised awards will be deemed not to have been exercised, (ii) Company Common Shares which were issued pursuant to exercise of Company Options and/or Company SARs which vested in connection with the change of control will be returned by the participant to the Company and reinstated as authorized but unissued Company Shares, and (iii) the original terms applicable to awards which vested in connection with the change of control shall be reinstated.

Termination.    The Incentive Plan will provide that the plan administrator may suspend, terminate, amend or revise the Incentive Plan at any time without the consent of the participants, provided that such suspension, termination, amendment or revision will (i) not adversely alter or impair the rights of the participant without the consent of such participant (except as permitted by the provisions of the Incentive Plan), (ii) be in compliance with the applicable law and with the prior approval, if required, of the shareholders of the Company, the Nasdaq or any other regulatory body having authority over the Company, and (iii) be subject to shareholder approval, where required by law or the other requirements of the Nasdaq (subject to certain exceptions).

Employment Arrangements, Termination and Change in Control Benefits

The Company has entered into employment agreements with each of its Named Executive Officers who continue to serve as an executive officer as of the date of this prospectus, as summarized below.

Frantz Saintellemy.    Mr. Saintellemy and the Company are currently party to an employment agreement dated as of October 1, 2023, pursuant to which Mr. Saintellemy has served as President and Chief Executive Officer of the Company since the Closing Date of the Business Combination. The agreement further provides that Mr. Saintellemy will be nominated for election as a director at each meeting of shareholders in which directors are to be elected for so long as he serves as President and Chief Executive Officer.

Under his employment agreement, Mr. Saintellemy is entitled to receive an initial annual base salary of C$475,000 and other benefits as may be adjusted annually in accordance with the terms of the employment agreement. In addition, and subject to approval of the Company’s board of directors, when applicable, Mr. Saintellemy is entitled to receive (i) an annual performance-based cash bonus at target level of achievement equal to 100% of base salary, (ii) a one-time option grant under the Incentive Plan equal to 3.0% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, which options will time-vest over a four-year period, and (iii) a one-time restricted share unit grant equal to 1.625% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, of which approximately a quarter will time-vest over a three-year period and the remaining amount will be subject to time-based and performance-based vesting as provided for in the agreement. Thereafter, beginning October 1, 2025, Mr. Saintellemy will be eligible for additional equity grants as may be determined by the board of directors.

Under his employment agreement, Mr. Saintellemy is subject to certain non-competition and non-solicitation obligations during and for 12 months following termination of his employment, including restrictions on engaging in business in the Company’s industry sector and soliciting the Company’s clients and employees within certain territories. Mr. Saintellemy is also subject to confidentiality and intellectual property assignment covenants under his employment agreement. In the event that Mr. Saintellemy’s employment is unilaterally terminated without a serious reason, Mr. Saintellemy will be entitled to receive prior notice of 12 months or, at the Company’s discretion, pay in lieu of such notice. In the event Mr. Saintellemy’s employment is terminated without serious reason or by Mr. Saintellemy for good reason (as defined in the agreement), in either case 90 days before or 12 months after a change in control (as defined in the agreement), any unvested equity awards granted under the Incentive Plan shall vest and become immediately exercisable in accordance with and subject to the Incentive Plan and the applicable award agreement.

The foregoing description of Mr. Saintellemy’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

David Torralbo.    Mr. Torralbo and the Company are currently party to an employment agreement dated as of June 20, 2022, pursuant to which Mr. Torralbo is employed as Chief Legal Officer and Corporate Secretary of the Company. Mr. Torralbo is entitled to receive an annual base salary, bonus, option grants and other benefits as may be adjusted annually in accordance with the terms of the employment agreement and as determined by the Company’s board of directors. In the event that Mr. Torralbo’s employment agreement is unilaterally terminated by the Company without a serious reason, Mr. Torralbo shall be entitled to receive a notice of twelve (12) months. The Company may, at its sole discretion, pay to Mr. Torralbo in lieu of such notice, in whole or in part, a salary indemnity equivalent to the portion not covered by such notice. Under his employment agreement, Mr. Torralbo is subject to certain non-competition obligations for twelve (12) months during and following the termination of his employment, and subject to certain non-solicitation obligations for eighteen (18) months during and following the termination of his employment, including restrictions on engaging in business in the Company’s industry sector and soliciting the Company’s clients and employees within certain territories. Mr. Torralbo is also subject to confidentiality and intellectual property assignment covenants under his employment agreement. This description of Mr. Torralbo’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Chris Stewart.    Mr. Stewart and the Company are currently party to an employment agreement effective as of September 20, 2023, pursuant to which Mr. Stewart serves as Chief Financial Officer of the Company. Under his employment agreement, Mr. Stewart is entitled to an initial annual base salary of US$300,000 and other benefits as may be adjusted annually in accordance with the terms of the employment agreement. In addition, and subject to approval of the Company’s board of directors, Mr. Stewart is entitled to receive (i) an annual performance-based cash bonus at target level of achievement equal to 50% of base salary, (ii) a one-time option grant under the Incentive Plan equal to 0.5% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, which options will time-vest over a four-year period, and (iii) a one-time restricted share unit grant equal to 0.65% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, of which approximately one-third will time-vest over a four-year period and the remaining amount will be subject to performance-based and time-based vesting as provided for in the agreement. Thereafter, beginning October 1, 2025, Mr. Stewart will be eligible for additional equity grants as may be determined by the board of directors.

Under his employment agreement, Mr. Stewart is subject to confidentiality and intellectual property assignment covenants. In the event that Mr. Stewart’s employment is terminated without cause (as defined in the agreement) or by Mr. Stewart for good reason (as defined in the agreement), Mr. Stewart will be entitled to receive continued payments of his base salary for 12 months following his termination along with other benefits. In the event Mr. Stewart’s employment is terminated without cause or by Mr. Stewart for good reason, in either case 90 days before or 12 months after a change in control (as defined in the agreement), any unvested equity awards granted under the Incentive Plan shall vest and become immediately exercisable in accordance with and subject to the Incentive Plan and the applicable award agreement.

The foregoing description of Mr. Stewart’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Charles Boulanger.    Prior to the consummation of the Business Combination, LeddarTech was party to an employment agreement with Charles Boulanger in connection with his prior service as Chief Executive Officer, a copy of which is filed as an exhibit to this Annual Report.

Compensation of Members of the Board of Directors

During fiscal year 2023, non-employee members of LeddarTech’s board of directors received a fixed annual cash retainer of $40,000 in connection with their service as directors. In addition, the chair of the board of directors received a retainer of $25,000, the chair of each board committee received a retainer of $7,500 and the non-chair members of board committees each received a retainer of $5,000. Management members of LeddarTech’s board of directors received no additional compensation for their service as director or for attendance at meetings of the board of directors. It is expected that the Company’s board of directors will adopt a director compensation policy for non-employee directors with a compensation structure that is commensurate with similarly sized publicly traded companies in the Company’s industry.

The table below summarizes the compensation paid by LeddarTech to each non-employee director for service during the fiscal year ended September 30, 2023. All amounts set forth in the table below are denominated in US dollars rather than Canadian dollars.

Name	Fees Earned or Paid in Cash(1) ($)	Total ($)
Michel Brulé	51,772	51,772
Simon Morris	33,282	33,282
Peter Marks	35,131	35,131
Carl-Peter Forster	35,131	35,131
Yann Delabrière	35,131	35,131
Derek Aberle	33,282	33,282

____________

(1)      Values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada for September 29, 2023 of 0.7396.

Description of Securities

General

The following description of the material terms of our share capital includes a summary of specified provisions of our articles that became effective upon the closing of the Business Combination (the “Articles”). This description is qualified in its entirety by reference to our Articles which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Share Capital

Our authorized share capital consists of an unlimited number of common shares, without par value (the “Company Common Shares” or the “Common Shares”), an unlimited number of Class A Non-Voting Special Shares (the “Company Sponsor Special Shares”), Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares (collectively, the “Company Earnout Non-Voting Special Shares” and together with the Company Common Shares and the Company Sponsor Special Shares, the “Common Shares”) and an unlimited number of preferred shares issuable in series (“Company Preferred Shares”). Immediately following the closing of the Business Combination on December 21, 2023 (the “Closing Date”), there were (i) 28,770,930 Company Common Shares issued and outstanding and no preferred shares outstanding, (ii) 2,031,250 Company Sponsor Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding and (viii) no preferred shares issued and outstanding.

Common Shares

Voting Rights.    Under the Articles, holders of Common Shares will be entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each Company Common Share entitles its holder to one vote.

Dividend Rights.    The holders of outstanding Company Common Shares will be entitled to receive dividends at such times and in such amounts and form as the Company’s board of directors may from time to time determine, but subject to the rights of the holders of any preferred shares and any other class ranking senior to Common Shares.

Repurchase of Common Shares.    Under the CBCA, the Company will be entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that the Company will not be permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.

Liquidation.    Upon the distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Company Earnout Non-Voting Special Shares, the holders of the Company Preferred Shares of all series and the holders of the shares of any other class ranking senior to the Company Common Shares, the holders of the Company Common Shares shall be entitled to receive all remaining property and assets of the Company.

Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares

Voting Rights.    The holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares will not be entitled to any voting rights except as otherwise required under the CBCA.

Dividend Rights.    The holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares will not be entitled to any dividends or other distributions other than a liquidation distribution.

Liquidation.    Upon the distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Company Common Shares, and any shares ranking junior to the Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares, an amount per Company Sponsor Special Share or Company Earnout Non-Voting Special Share equal to $0.00000000001 (the “Redemption Price”). After payment to the holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares of such amount, the holders of the Company Earnout Non-Voting Special Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

Redemption.    Subject to the provisions of the CBCA, the Company shall (i) at any time after the seven year anniversary of the Closing Date, or (ii) at any time after a Change of Control Transaction of the Company (as defined in the Company Articles), without notice, redeem at any time the whole of the then outstanding Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares on payment of the Redemption Price thereon (provided that the ability to redeem Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares shall not apply in respect of any Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares which are automatically converted into Company Common Shares in accordance with the provisions of the Company Articles, including upon a Change of Control Transaction).

Automatic Conversions.    The Company Sponsor Special Shares and Company Sponsor Special Shares and the Company Earnout Non-Voting Special Shares will be subject to a seven-year vesting pursuant to which they will automatically vest and convert into Company Common Shares as follows:

(i)     2,031,250 Company Class A Non-Voting Special Shares, all of which shall automatically convert into Company Common Shares in equal thirds upon the volume weighted average price of the Company Common Shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 Trading Days within any consecutive 30 Trading Day period commencing at least 150 days following the Closing Date (each, a “Company Class A Non-Voting Special Share Conversion Event”); provided that each Company Class A Non-Voting Special Share Conversion Event shall be deemed to have occurred and the Company Class A Non-Voting Special Shares shall be converted automatically into Company Common Shares in accordance with the provisions set forth in the Company Articles if there occurs a Change of Control Transaction with a valuation of the Company Common Shares that is equal to or greater than the applicable thresholds set forth in such Company Class A Non-Voting Special Share Conversion Event;

(ii)    999,963 Company Class B Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$12.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$12.00 per Company Common Share;

(iii)   999,963 Company Class C Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on 20 Trading Days within any 30 consecutive Trading Day period commencing at 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$14.00 per Company Common Share;

(iv)   999,963 Company Class D Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$16.00 per Company Common Share;

(v)    999,963 Company Class E Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share; and

(vi)   999,963 Company Class F Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share.

Company Preferred Shares

Issuable in series.    The Company Preferred Shares may be issued in one or more series. Subject to the provisions of the CBCA and the Company Articles, the Company’s board of directors may, by resolution, from time to time before the issue thereof determine the maximum number of Company Preferred Shares of each series, create an identifying name for each series, attach special rights, privileges, restrictions or conditions to the Company Preferred Shares of each series including, without limitation, voting rights, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights on liquidation, dissolution or winding-up and any sinking fund or other provisions, the whole to be subject to filing articles of amendment in accordance with the CBCA to create the series and to include the special rights, privileges, conditions and restrictions attached to the Company Preferred Shares of the series.

Voting Rights.    Except as required by law and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of Company Preferred Shares issued from time to time, the holders of Preferred Shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders.

Dividend Rights.    Company Preferred Shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the Company Preferred Shares of every other series and be entitled to preference over the Company Common Shares and any other shares ranking junior to the Company Preferred Shares with respect to payment of dividends.

Liquidation Rights.    In the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Company Preferred Shares will be entitled to preference with respect to distribution of property or assets over the Company Common Shares and any other shares ranking junior to the Company Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Company Preferred Shares.

Legacy SPAC Warrants

Company Assumption of Prospector Warrants

In connection with the Business Combination, the Company assumed the obligations under that certain Warrant Agreement, dated as of January 7, 2021 (the “Initial Warrant Agreement”) between Prospector Capital Corp. and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”) pursuant to that certain Warrant Assignment, Assumption and Amendment Agreement dated as of December 21, 2023 (the “Warrant Assumption Agreement,” and the Initial Warrant Agreement as amended and assumed pursuant to the Warrant Assumption Agreement, the “Warrant Agreement”) among Prospector, the Company and the Warrant Agent. The warrants issued by Prospector pursuant to the Initial Warrant Agreement entitled the registered holder to purchase Prospector Class A Shares at a price of $11.50 per share, subject to adjustment on the terms and subject to the conditions set forth in the Initial Warrant Agreement.

Adjustment to Warrant Exercise Price Following Consummation of Business Combination

Prior to the consummation of the Business Combination, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares (the “SPAC Redemption Election”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption Election, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination (the “Prospector Share Dividend”). The Prospector Share Dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

Following the consummation of the Business Combination, the Company determined that, as a result of the Prospector Share Dividend, the holders of Prospector Warrants may have been diluted in a manner to which certain specified anti-dilution provisions in the Warrant Agreement were not strictly applicable. In accordance with the terms of the Warrant Agreement, the Company retained an investment banking firm of recognized national standing (the “Investment Banking Firm”) to opine as to whether an adjustment to the warrant terms was necessary in order to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement and, if so, the terms of such adjustment.

Having expressed its opinion that such an adjustment was necessary in order to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement, the Investment Banking Firm performed a quantitative analysis of the value of the Legacy SPAC Warrants with and without giving effect to the Prospector Share Dividend. The Investment Banking Firm employed an option pricing model (“OPM”), which utilized the Black-Scholes Option Pricing Model, to allocate value to LeddarTech’s capital structure to determine the value of the Legacy SPAC Warrants. The OPM treats a company’s security classes as call options on total equity value, with exercise prices based on the relative seniority of payments between such security classes. It calibrated the exercise price of the Legacy SPAC Warrants to determine what exercise price would allow the warrant holders to receive equivalent value pre-and post-dilution from the Prospector Share Dividend. The Investment Banking Firm delivered its report to the Company on February 8, 2024, reflecting its opinion that an adjusted exercise price of US$11.17, without any adjustment to the number of Company Common Shares issuable upon exercise, would be necessary to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement. Upon receipt of the report of the Investment Banking Firm, the Company provided written notice to the Warrant Agent and to the registered holders of the Legacy SPAC Warrants that the warrant exercise price has been adjusted to US$11.17 per share, effective as of February 9, 2024, together with corresponding adjustments to redemption provisions as more fully described below under “— Redemption of warrants when the price per Company Common Share equals or exceeds US$17.48” (collectively, the “Warrant Exercise Price Adjustment”).

Public Warrants

As of the closing of the Business Combination, there were approximately 17,465,746 Prospector Warrants outstanding under the Warrant Agreements. Under the Warrant Agreement, references to Prospector Class A Shares include a security other than Prospector Class A Shares into which the Prospector Class A Shares have been converted or exchanged for in the event Prospector is not the Company in its initial business combination. Thus, where the Warrant Agreement discussed Prospector Class A Shares, throughout this section “— Legacy SPAC Warrants” such provisions will be applied to the Company Common Shares.

Each whole Legacy SPAC Warrant entitles the registered holder to purchase Company Common Shares at a price of US$11.17 per share, subject to adjustment on the terms and subject to the conditions set forth in the Warrant Agreement, and, as applicable, the Sponsor Letter Agreement and as further discussed below, at any time after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of common shares. This means only a whole Legacy SPAC Warrant may be exercised at a given time by a warrant holder. The Legacy SPAC Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption (other than Legacy SPAC Warrants converted from Private Placement Warrants) or liquidation.

The Company will not be obligated to deliver any Company Common Shares pursuant to the exercise of a Legacy SPAC Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Company Common Shares underlying the Legacy SPAC Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its registration obligations. No Legacy SPAC Warrant will be exercisable and the Company will not be obligated to issue a Company Common Share upon exercise of a Legacy SPAC Warrant unless the Company Common Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Legacy SPAC Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Legacy SPAC Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Legacy SPAC Warrant.

If Company Common Shares are at the time of any exercise of a Legacy SPAC Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of Company Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number Company Common Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” less the exercise of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Company Common Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants when the price per Company Common Share equals or exceeds US$17.48

Once the Legacy SPAC Warrants become exercisable, the Company may redeem the outstanding Legacy SPAC Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of US$0.01 per Legacy SPAC Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Company Common Shares equals or exceeds US$17.48 per share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (referred to as the “Reference Value”).

The Company will not redeem the Legacy SPAC Warrants as described above unless a registration statement under the Securities Act covering the Company Common Shares issuable upon exercise of the Legacy SPAC Warrants is then effective and a current prospectus relating to those Company Common Shares is available throughout the 30 day redemption period. If and when the Legacy SPAC Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Legacy SPAC Warrants, each warrant holder will be entitled to exercise his, her or its Legacy SPAC Warrant prior to the scheduled redemption date. However, the price of the Company Common Shares may fall below the US$17.48 redemption trigger price (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant described under the heading “— Anti-dilution Adjustments”) as well as the US$11.17 warrant exercise price after the redemption notice is issued.

Redemption of Legacy SPAC Warrants when the price per Company Common Share equals or exceeds US$9.71

Once the Legacy SPAC Warrants become exercisable, the Company may redeem the outstanding Legacy SPAC Warrants:

•        in whole and not in part;

•        at a price of US$0.10 per Legacy SPAC Warrant;

•        upon not less than 30 days’ prior written notice of redemption provided that holders will be able to exercise their Legacy SPAC Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Company Common Shares except as otherwise described below;

•        if, and only if, the Reference Value equals or exceeds US$9.71 per public share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the Reference Value is less than US$17.48 per share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Legacy SPAC Warrants are redeemed or exercised, holders may elect to exercise their Legacy SPAC Warrants on a cashless basis. The numbers in the table below represent the number of Company Common Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Company Common Shares on the corresponding redemption date (assuming holders elect to exercise their Legacy SPAC Warrants and such Legacy SPAC Warrants are not redeemed for $0.10 per Legacy SPAC Warrant), determined for these purposes based on the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The Company will provide its warrant holders with the final “fair market value” no later than one business day after the 10-trading day period described above ends. The share prices set forth in the column headings of the table below have been adjusted pursuant to the Warrant Exercise Price Adjustment, and may be further adjusted as of any date on which the number of shares issuable upon exercise of a Legacy SPAC Warrant or the exercise price of a Legacy SPAC Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of Company Common Shares issuable upon exercise of a Legacy SPAC Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Legacy SPAC Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Legacy SPAC Warrant as so adjusted. The number of Company Common Shares in the table below shall be adjusted in the same manner and at the same time as the number of Company Common Shares issuable upon exercise of a Legacy SPAC Warrant. If the exercise price of a Legacy SPAC Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is US$9.71 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Legacy SPAC Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Legacy SPAC Warrants)	Fair Market Value of Company Common Shares
	≤9.71	10.68	11.66	12.63	13.60	14.57	15.54	16.51	≥17.48
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Company Common Shares to be issued for each Legacy SPAC Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Legacy SPAC Warrants, holders may choose to, in connection with this redemption feature, exercise their Legacy SPAC Warrants for 0.277 Company Common Shares for each whole Legacy SPAC Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Legacy SPAC Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Legacy SPAC Warrants for 0.298 Company Common Shares for each whole Legacy SPAC Warrant. In no event will the Legacy SPAC Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Company Common Shares per Legacy SPAC Warrant (subject to adjustment). Finally, as reflected in the table above, if the Legacy SPAC Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any Company Common Shares.

This redemption feature is structured to allow for all of the outstanding Legacy SPAC Warrants to be redeemed when the Company Common Shares are trading at or above US$9.71 per share, which may be at a time when the trading price of the Company Common Shares is below the exercise price of the Legacy SPAC Warrants. This redemption feature was established to provide the Company with the flexibility to redeem the Legacy SPAC Warrants without the Legacy SPAC Warrants having to reach the US$17.48 per share threshold set forth above under “— Redemption of Warrants when the price per Company Common Share equals or exceeds US$17.48.”

As stated above, the Company can redeem the Legacy SPAC Warrants when the Company Common Shares are trading at a price starting at US$9.71, which is below the exercise price of US$11.17, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their Legacy SPAC Warrants on a cashless basis for the applicable number of Company Common Shares. If the Company chooses to redeem the Legacy SPAC Warrants when the Company Common Shares are trading at a price below the exercise price of the Legacy SPAC Warrants, this could result in the warrant holders receiving fewer Company Common Shares than they would have received if they had chosen to wait to exercise their Legacy SPAC Warrants for Company Common Shares if and when such Company Common Shares were trading at a price higher than the exercise price of US$11.17.

Redemption Procedures

A holder of a Legacy SPAC Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Legacy SPAC Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company Common Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Company Common Shares is increased by a share capitalization payable in Company Common Shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant will be increased in proportion to such increase in the outstanding Company Common Shares. A rights offering made to all or substantially all holders of Company Common Shares entitling holders to purchase Company Common Shares at a price less than the fair market value will be deemed a share capitalization of a number of Company Common Shares equal to the product of (i) the number of Company Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Company Common Shares) and (ii) the quotient of (x) the price of Company Common Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Company Common Shares, in determining the price payable for Company Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Company Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Company Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Legacy SPAC Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Company Common Shares on account of such Company Common Shares (or other securities into which the Legacy SPAC Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Company Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Company Common Share in respect of such event.

If the number of outstanding Company Common Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Company Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant will be decreased in proportion to such decrease in outstanding Company Common Shares.

Whenever the number of Company Common Shares purchasable upon the exercise of the Legacy SPAC Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Company Common Shares purchasable upon the exercise of the Legacy SPAC Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Company Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Company Common Shares (other than those described above or that solely affects the par value of such Company Common Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Company Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Legacy SPAC Warrants will thereafter have certain rights with respect to purchasing and receiving the Company Common Shares. Upon the basis and upon the terms and conditions specified in the Legacy SPAC Warrants and in lieu of the Company Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, such holders will have the right to purchase and receive the kind and amount of Company Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Legacy SPAC Warrants would have received if such holder had exercised their Legacy SPAC Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Legacy SPAC Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election.

If a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Company Common Shares, then the holder of a Legacy SPAC Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Legacy SPAC Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Company Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Company Common Shares in such a transaction is payable in the form of Company Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Legacy SPAC Warrant properly exercises the Legacy SPAC Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Legacy SPAC Warrant.

The Legacy SPAC Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Legacy SPAC Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Legacy SPAC Warrants and the Warrant Agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Legacy SPAC Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Legacy SPAC Warrants is required to make any change that adversely affects the interests of the registered holders.

The Legacy SPAC Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Legacy SPAC Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Company Common Shares and any voting rights until they exercise their Legacy SPAC Warrants and receive Company Common Shares. After the issuance of Company Common Shares upon exercise of the Legacy SPAC Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Legacy SPAC Warrants. If, upon exercise of the Legacy SPAC Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Company Common Shares to be issued to the warrant holder.

The Company will agree that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants will not be transferable, assignable or salable (except to affiliates of the Sponsor) and they will not be redeemable by the Company so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees (except as set forth under “— Legacy SPAC Warrants — Legacy SPAC Warrants to be Issued in Exchange for Public Warrants — Redemption of Warrants when the price per Company Common Share equals or exceeds US$9.71”). The Sponsor or its permitted affiliated transferees have the option to exercise the Private Placement Warrants on a cashless basis.

Except as described above under “— Legacy SPAC Warrants — Public Warrants — Redemption of Warrants when the price per Company Common Share equals or exceeds US$9.71,” if holders of these Legacy SPAC Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Company Common Shares equal to the quotient obtained by dividing (x) the product of the number of Company Common Shares underlying the Legacy SPAC Warrants, multiplied by the excess of the “fair market value” of the Company Common Shares (defined below) over the exercise price of the Legacy SPAC Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Company Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Lender Warrants

As discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions”, the Company has issued warrants to IQ and Desjardins in connection with entry into the IQ Loan Agreement and the Desjardins Credit Facility, respectively.

In conjunction with the IQ Loan Agreement, LeddarTech issued 13,890 warrants in FY2021 to IQ with an exercise price of $138.68, based on the total amount then drawn on the IQ Loan Agreement as at September 30, 2021, which warrants were assumed by the Company and are exercisable for 13,890 Company Common Shares at $138.68 per share, subject to adjustment. The warrants may be exercised, in whole or in part, for a period of five years following the issue of the warrants.

In conjunction with the sixth amending agreement to the Desjardins Credit Facility dated as of October 31, 2023, which amendment, among other things, reduced the minimum cash maintenance required and interest rate, LeddarTech agreed to issue to Desjardins warrants to purchase Company Common Shares at $0.01 per share prior to completion of the Business Combination, which warrants were assumed by the Company and were exercisable for 250,000 Common Shares at $0.01 per share. The warrants were exercised on May 16, 2024, and the Common Shares were issued on May 28, 2024, which Common Shares are subject to a lock-up with one third being released four months after December 21, 2023, another third being released August 21, 2024 and the final third being released December 21, 2024.

Legacy Director Warrants

In recognition of the efforts and contributions of certain former directors of LeddarTech in connection with the development of LeddarTech and consummation of the Business Combination, the Company Board of Directors approved grants of warrants to such individuals to purchase up to an aggregate of 449,013 Company Common Shares, subject to shareholder approval. At the April 30, 2024 annual general and special meeting of shareholders of the Company, the shareholders approved grants of the Legacy Director Warrants, which warrants were issued to the applicable individuals thereafter.

The Legacy Director Warrants have a per share exercise price of $0.01 per warrant share, subject to customary anti-dilution adjustments made in accordance with the provisions of the respective warrant certificate. No adjustment in the exercise price will be made unless such adjustment would result in a change of at least 2.5% in the exercise price and no adjustment will be made in the number of Company Common Shares purchasable upon exercise of a warrant unless it would result in a change of at least one one-hundredth of a Company Common Share. Any adjustments which would otherwise have been made will be carried forward and taken into account in any subsequent adjustment. The Legacy Director Warrants will expire five years from the date of issuance and may be exercised in whole or in part at the exercise price on or prior to such expiration time. Of the individuals who received Legacy Director Warrants, two are current Company Directors (Charles Boulanger and Yann Delabrière).

Dissent Rights

Under the CBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of a CBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class; (b) effect an exchange, reclassification or cancellation of the shares of such class; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class; (d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of such class; (e) create a new class of shares equal or superior to the shares of such class, except in certain circumstances; (f) make a class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of such class; (g) effect an exchange or create a right of exchange of the shares of another class into the shares of such class; or (h) constrain the issue, transfer or ownership of the shares of such class or change or remove such constraint.

Securities Act Restrictions on Resale

Rule 144

Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Company Common Shares or Legacy SPAC Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Company Common Shares or Legacy SPAC Warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Company Common Shares then outstanding; or

•        the average weekly reported trading volume of the Company during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

•        Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although the Company will be a new registrant, Company Common Shares and Legacy SPAC Warrants may not be eligible for sale pursuant to Rule 144 without registration until one year has elapsed from the time that the Company files current Form 10 type information with the SEC as described above.

Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Listing

Our Common Shares and Public Warrants are listed on Nasdaq under the symbols “LDTC” and “LDTCW,” respectively. Holders of our Common Shares and Public Warrants should obtain current market quotations for their securities. There can be no assurance that our Common Shares and/or Public Warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Common Shares and/or Public Warrants could be delisted from Nasdaq. A delisting of our Common Shares will affect the liquidity of our Common Shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Continental Stock Transfer and Trust Company in Canada, who serves as registrar and transfer agent for our equity securities.

Description of Company Organizational Documents

Annual Meetings

Under the CBCA, the Company must hold its first annual meeting of shareholders within 18 months after the date on which it was incorporated, and after that must hold an annual meeting not later than 15 months after the last annual meeting at such time and place in or outside the Province of Québec as may be determined by the directors of the Company or, in the absence of such a determination, at the place where the registered office of the Company is located.

Board and Shareholder Ability to Call Shareholder Meetings

The by-laws of the Company provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition that the directors call a meeting of shareholders for the purposes stated in the requisition. Upon receiving a requisition to call a meeting of shareholders, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to transact the business stated in the requisition unless a record date has been fixed for a meeting of shareholders and notice of the meeting has been given in accordance with the CBCA; the directors of the Company have called a meeting of shareholder and have given notice of the meeting in accordance with the CBCA; or the business of the meeting as stated in the requisition includes certain matters, including, but not limited to, a proposal the primary purpose of which is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders. If the directors do not call such a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. The corporation must reimburse the requisitioning shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally.

Shareholder Meeting Quorum

The by-laws of the Company provide that a quorum of shareholders is present at a meeting of shareholders if the holders of not less than 33 1/3% of the shares entitled to vote at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.

Voting Rights

Under the CBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the CBCA, the Company Articles or by-laws, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The by-laws of the Company provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a ballot on the question is required or demanded. Votes by a show of hands or functional equivalent result in each person having one vote regardless of the number of shares such person is entitled to vote. If voting is conducted by ballot, each person is entitled to one vote for each share such person is entitled to vote.

There are no limitations on the right of non-resident or foreign owners to hold or vote Company securities imposed by Canadian law or by the charter or other constituent document of the Company.

Shareholder Action by Written Consent

Under the CBCA, shareholder action without a meeting may be taken by a resolution signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders. A written resolution of shareholders is as valid as if it had been passed at a meeting of those shareholders. A written resolution of shareholders dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at that meeting, satisfies all the requirements of the CBCA relating to that meeting of shareholders.

Access to Books and Records and Dissemination of Information

The Company must keep at its registered office, or at such other place as the CBCA may permit, the documents, copies, registers, minutes and other records which Company is required by the CBCA to keep at such places. The Company must prepare and maintain, among other specified documents, adequate accounting records. Under the CBCA, any director, shareholder or creditor of the Company may, free of charge, examine certain of the Company’s records during the usual business hours of the Company.

Election and Appointment of Directors

The articles do not provide for the board of directors to be divided into classes.

At any general meeting of the Company’s shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the CBCA, any casual vacancy occurring on the Company’s board of directors may be filled by a quorum of the remaining directors, subject to certain exceptions. If the Company does not have a quorum of directors, or if there has been a failure to elect the number of directors required by the Company Articles or the CBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder of the Company. Pursuant to the CBCA, where empowered by a special resolution, the Company directors may, between meetings of shareholders, appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders.

At least 25% of the Company’s directors must be resident Canadians. The minimum number of directors the Company may have is one and the maximum number of directors the Company may have is eleven, as set out in the Company Articles. The CBCA provides that any amendment to the Company Articles to increase or decrease the minimum or maximum number of the Company’s directors requires the approval of the Company’s shareholders by a special resolution.

Removal of Directors

Pursuant to the CBCA, the shareholders of the Company may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of shares of the Company have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy.

Proceedings of Board of Directors

At all meetings of the board, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the by-laws and subject only to the CBCA, the articles of the Company and applicable securities laws, shareholders of record entitled to vote will nominate persons for election to the Company’s board of directors only by providing proper notice to the Company’s corporate secretary. In the case of annual meetings, proper notice must be given not less than 30 days prior to the date of the annual meeting. However, in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the Notice Date. In the case of a special meeting called for the purpose of electing directors and which is not also an annual meeting of shareholders, the notice must be given not later than the close of business on the 15th day following the date that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the special meeting was made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the Board, disclosure about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of the Company and any other information the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company.

Approval of Amalgamations, Mergers and Other Corporate Transactions

Under the CBCA, certain corporate actions, such as: (i) amalgamations (other than with certain affiliated corporations); (ii) continuances; (iii) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (iv) reductions of stated capital for any purpose, including in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and (v) other actions such as liquidations, or arrangements, must be approved by a special resolution of the Company’s shareholders.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability and Indemnification of Directors and Officers

Under the CBCA, no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the CBCA and its related regulations or relieves him or her from liability for a breach of the CBCA or its regulations.

A director is not liable under the CBCA for certain acts if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation; or (ii) a report of a person whose profession lends credibility to a statement made by that professional person.

Under the CBCA, the Company may indemnify its current or former directors or officers or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Company or another entity.

The CBCA also provides that the Company may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

The CBCA permits indemnification only if such individual (i) acted honestly and in good faith with a view to the Company’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under the by-laws, the Company indemnifies to the fullest extent permitted by the CBCA (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity; and (iv) their respective heirs and legal representatives.

Derivative Suits and Oppression Remedy

Under the CBCA, a complainant (being a current or former director, officer or security holder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be a proper person to make such an application) of the Company may apply to the Superior Court of Québec for leave to bring an action in the name and on behalf of the Company or any of its subsidiaries, or to intervene in an existing action to which the Company or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the Company or any of its subsidiaries.

No such action may be brought and no intervention in any action may be made unless the complainant has given the requisite notice of the application for leave to the directors of the Company or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (i) the directors of the Company or its subsidiaries will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of the Company or its subsidiaries for the action to be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

Under the CBCA, a complainant may apply to the Superior Court of Québec for any interim or final order the court thinks fit, including, but not limited to, an order restraining the conduct complained of, where the court is satisfied that, in respect of the Company or any of its affiliates, any act or omission of the Company or any of its affiliates effects or threatens to effect a result, the business or affairs of the Company or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner, or the powers of the directors of the Company or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the Company.

Exclusive Forum

The by-laws provide that, unless the Company consents in writing to the selection of an alternative forum and except as set out below, the Superior Court of Québec, Canada and the appellate courts therefrom will, to the fullest extent permitted by law be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action or proceeding asserting breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company, any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or the articles or by-laws, or any action or proceeding asserting a claim related to the relationships among the Company, its affiliates and their respective shareholders, directors or officers (other than the business carried on by the Company or its affiliates). The by-laws provide that, notwithstanding the foregoing, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in the Company’s by-laws does not apply to actions arising under the Securities Act or the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Amendment of the Articles, By-laws and Alteration of Share Capital

Under the CBCA, the Company may amend the Company Articles by special resolution. For purposes of the CBCA, a special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the corporation, including, but not limited to, changes to the corporation’s authorized capital structure, changes to the rights, privileges, restrictions and conditions in respect of any of the corporation’s shares, a change in the corporation’s name, the winding-up, dissolution or liquidation of the corporation, and a plan of arrangement with shareholders.

Under the CBCA, the Company Board may, by resolution, make, amend or repeal any by-laws that regulate the business of affairs of the Company. Where the directors make, amend or repeal any by-law, they must submit the by-law, amendment or repeal to the Company’s shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. Where a by-law is made, amended or repealed by the directors, the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by shareholders (or, if the directors fail to submit the by-law, amendment or repeal to shareholders, until the date of the shareholders meeting at which it should have been submitted).

Certain Relationships and Related Person Transactions

Certain Related Person Transactions Related to the Business Combination

On December 21, 2023, the Company, Prospector and LeddarTech, consummated the Business Combination pursuant to the terms of the BCA, pursuant to which, among other things, (i) Prospector Canada and AmalCo amalgamated, and, in connection therewith, the outstanding Class A common shares and warrants to purchase Class A common shares of Prospector Canada converted into an equivalent number of Common Shares and Legacy SPAC Warrants to purchase an equivalent number of Common Shares, respectively, (ii) the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in the Plan of Arrangement, AmalCo acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of AmalCo having an aggregate equity value of US$200 million (at a negotiated value of US$10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation plus additional AmalCo “earnout” shares (with the terms set forth in the BCA); (iii) LeddarTech and AmalCo amalgamated; and (iv) in connection with the foregoing, the securities of AmalCo converted into an equivalent number of corresponding securities in the Company, each of LeddarTech’s equity awards that was not canceled pursuant to the BCA and the Plan of Arrangement was exchanged for an equity award with respect to shares of the Company, LeddarTech’s equity plans were terminated (other than the Incentive Plan) and the options to purchase LeddarTech’s class M shares became options to purchase Common Shares.

Registration Rights Agreement

At the closing of the Business Combination, the Company, the Sponsor and the PIPE Investors entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to undertake certain shelf registration obligations in accordance with the Securities Act, and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations, and the preparation and filing of required documents. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company bears the expenses incurred in connection with the filing of any such registration statements.

With respect to the PIPE Investors, the Registration Rights Agreement provides that the Company Common Shares (other than any shares issuable upon conversion of any securities obtained through the PIPE Financing) will be subject to a lock-up for a period of six months following the Closing.

With respect to the holders other than the PIPE Investors, the Company Common Shares will be subject to a lock-up for a period of four years following the Closing. Company Common Shares held by certain investors are subject to such lock-up through the delivery by the investors of letters of transmittal.

With respect to the Sponsor, the Company Common Shares issued upon conversion of the Prospector Class B ordinary shares (par value US$0.0001 par value) held by the Sponsor are subject to certain transfer restrictions until six months following the Closing.

Investor Rights Agreement

Upon the Closing, the Company and IQ entered into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, IQ was granted certain rights with respect to the nomination of board members of the Company. IQ is a participant in the PIPE Financing and invested US$15.0 million in the PIPE Financing. The Investor Rights Agreement provides that so long as IQ holds more than 60% of the equity interests in the Company that it owns at closing of the PIPE Financing, IQ shall have the right to designate one individual for nomination for election of the Company Board subject to certain restrictions; provided, however, that IQ shall nonetheless maintain its nomination right in respect of the next shareholders meeting relating to the election of directors of the Company that is called after the date upon which IQ’s equity interest falls below the foregoing threshold.

Certain Financing Transactions

The Company is party to a loan agreement with IQ, a greater than 5% beneficial holder of the Company. See “Financing Transactions — IQ Credit Facilities.”

The Company is party to a credit facility with Desjardins, whose affiliates are collectively a greater than 5% beneficial holder of the Company. See “Financing Transactions — Desjardins Credit Facility.”

Certain Relationships and Related Person Transactions prior to the Business Combination

Subscription Agreement

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

Each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into common shares after the closing of the Business Combination, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each US$100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement. Altogether, such PIPE Investors received warrants to acquire 605,003 Class D-1 Preferred Shares of LeddarTech, which entitled the PIPE Investors to receive 8,176,940 Common Shares upon the closing of the Business Combination.

The issuance of Tranche B Notes was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provides that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement. On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to concurrently purchase approximately US$4.1 million aggregate principal amount of Tranche B-1 Notes, with approximately US$17.9 million aggregate principal amount of Tranche B-2 Notes purchased upon consummation of the Business Combination. The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 receive a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or into Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or prior to the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Common Shares in connection with the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.5% of the 20 million common shares outstanding immediately prior to the Closing, which entitled the PIPE Investors to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares being distributed to existing shareholders of LeddarTech.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and hypothecary representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023 (the “Hypothecary Representative”), a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

Certain Prospector Relationships and Related Person Transactions prior to the Business Combination

Prospector Ownership Interests in LeddarTech

Messrs. Aberle and Stone currently serve on the board of directors of the Company and previously served on the board of directors of LeddarTech. Messrs. Aberle and Stone also are managers of the Sponsor, which beneficially holds approximately 38.7% of the Company, and Mr. Stone is a manager of FS Investors, which beneficially holds approximately 59.4%. of the Company.

Series D Financing

In November of 2021, LeddarTech decided to pursue a private Series D financing that was ultimately led by FS Investors, an affiliate of the Sponsor and of which Nick Stone, Prospector’s Chief Financial Officer and director, is a manager. FS Investors invested an aggregate of US$22,199,963.52 in the Series D financing. Of this amount, Mr. Stone, Steve Altman, a director of Prospector, and Jon Levy, a director of Prospector, invested US$750,000, US$4,000,000 and US$250,000, respectively, in the Series D financing through an investment vehicle created by FS Investors. Mr. Levy’s investment in the Series D financing is through a group that invested US$2,075,000 in the aggregate. Messrs. Stone, Altman and Levy are indirect limited partners of FS Investors. Derek Aberle, Prospector’s Chief Executive Officer and director, also participated in the investment round and invested US$499,941.67 in his individual capacity. Such Series D financing transaction closed in November 2021 and both Messrs. Aberle and Stone subsequently joined LeddarTech’s board of directors in November 2021.

PIPE Financing

Prior to the execution of the BCA, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase convertible notes of the Company in an aggregate principal amount of approximately US$44.0 million, payable in two tranches. The issuance of the first tranche of the PIPE Financing in the aggregate principal amount of approximately US$22.0 million occurred upon execution of the BCA. FS Investors, an affiliate of the Sponsor, was a participant in the PIPE Financing and invested US$9,200,000 in the PIPE Financing. Mr. Stone is an indirect limited partner of FS Investors and invested US$222,183 through FS Investors. The Sponsor was a participant in the PIPE Financing invested US$7,825,000 in the PIPE Financing. Mr. Stone is a direct or indirect member of the Sponsor, and invested US$574,171 through the Sponsor. Mr. Aberle is also a member of the Sponsor and invested US$210,000 in his individual capacity in the PIPE Financing.

Other Related Person Transactions

Indemnification Agreements

Following the closing of the Business Combination, the Company entered into indemnification agreements with each of the directors and executive officers of the Company to provide contractual indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at the Company’s request, service to other entities, as officers or directors to the fullest extent permitted by applicable law.

Pursuant to the indemnification agreements, the Company also maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (ii) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Articles of Arrangement and By-laws of the Company, or otherwise as a matter of law.

Employment Agreements

In accordance with the BCA, upon the consummation of the Business Combination, we entered into employment agreements with certain of our executive officers. See the section titled “Executive and Director Compensation — Employment Arrangements, Termination and Change in Control Benefits.”

Principal Securityholders

The following table sets forth information regarding beneficial ownership of the Company’s Common Shares based on 29,450,282 Common Shares issued and outstanding as of May 28, 2024, with respect to beneficial ownership of our shares by:

•        each person known by us to be the beneficial owner of more than 5% of our issued and outstanding Common Shares;

•        each of our executive officers and directors; and

•        all our executive officers and directors as a group.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over Common Shares they own or have the right to acquire within 60 days, as well as Common Shares for which they have the right to vote or dispose of such Common Shares. In accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Common Shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of Common Shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all Common Shares that they beneficially own. The Common Shares owned by the persons named below have the same voting rights as the Common Shares owned by other holders. We believe that, as of May 28, 2024, approximately 28% of our Common Shares are owned by record holders in the United States of America.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below (other than Messrs. Aberle and Stone) is c/o LeddarTech Holdings Inc., 4535, Boulevard Wilfrid-Hamel, Suite 240, Québec G1P 2J7, Canada.

Beneficial Owner	Number of Common Shares	Percentage of All Common Shares
Executive Officers, Directors and Director Nominees
Charles Boulanger(1)(2)	395,263	1.3%
Derek Aberle(1)	149,679	*
Nick Stone	10,740	*
Frantz Saintellemy(1)(2)	86,051	*
Michelle Sterling	10,740	*
Yann Delabrière(1)(2)(3)	33,255	*
Lizabeth Ardisana	8,055	*
Sylvie Veilleux	8,055	*
David Torralbo(1)	18,675	*
Christopher Stewart	—	*
All directors and executive officers as a group (10 individuals)	741,118	2.5%

Five Percent or More Holders and Certain Other Holders
Prospector Sponsor, LLC(4)	13,371,827	38.0%
FS LT Holdings LP(5)	6,133,326	20.2%
Investissement Québec(6)	5,878,728	18.98%
BDC Capital Inc.(7)	2,007,304	6.8%
Fidelity True North Fund(8)	2,551,871	8.5%
Entities associated with Desjardins Capital(9)	1,571,722	5.3%

____________

*        Indicates beneficial ownership of less than 1% of total outstanding Common Shares.

(1)      Holdings reported include Common Shares issuable upon conversion of convertible notes.

(2)      Holdings reported include (i) for Messrs. Boulanger, Saintellemy and Delabrière, shares underlying options exercisable within 60 days of May 28, 2024 and (ii) for Messrs. Boulanger and Delabrière, shares underlying Legacy Director Warrants.

(3)      Includes securities held by MM Consulting SAS over which Mr. Delabrière has voting and dispositive power.

(4)      Holdings reported include 782,500 shares issuable upon conversion of convertible notes and 4,974,312 shares issuable upon exercise of exercisable warrants. Derek Aberle, Nick Stone, Steve Altman and Mike Stone are among the members of Prospector Sponsor, LLC and are its managers. Each manager has one vote, and the unanimous approval of the managers is required for approval of an action of the Sponsor. No individual manager exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly owns a pecuniary interest. Accordingly, none of the individuals will be deemed to have or share beneficial ownership of such securities. The business address of Prospector Sponsor LLC and its managers is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)      Holdings reported include 920,000 shares issuable upon conversion of convertible notes. The shares reported above are held in the name of FS LT Holdings LP, a Delaware limited partnership. FS Investment Management, L.P., a Delaware limited partnership, is the general partner of FS LT Holdings LP and exercises sole voting and dispositive control of the securities held by FS LT Holdings LP. Nick Stone Management II, LLC, a Texas limited liability company, is the general partner of FS Investment Management, L.P. Nick Stone is the manager of Nick Stone Management II, LLC. The business address of each of FS LT Holdings LP, FS Investment Management, L.P., Nick Stone Management II, LLC and Nick Stone is 1250 Prospect Street, Suite 200, La Jolla, CA 92037.

(6)      Holdings reported include 1,500,000 shares issuable upon conversion of convertible notes and 13,890 shares issuable upon exercise of exercisable warrants. Investissement Québec (“IQ”) is a mandatary of the Government of the Province of Québec, Canada. Decisions to vote or dispose of LeddarTech’s securities are made (i) by the Government of Québec, through the adoption of a decree of the Cabinet or by the Minister of the Economy, Innovation and Energy, in both cases under recommendations of the personnel at the ministry and of IQ or (ii) with respect to securities acquired by IQ acting for its own account (and not as mandatary of the Government of Québec), by IQ’s Credit Committee (which is typically comprised of six (6) persons) upon recommendations of IQ’s personnel. Accordingly, no person individually can exercise voting or investment power over the shares held by IQ and none are deemed to have or share beneficial ownership of such securities. The business address for Investissement Quebec is 1001, boulevard Robert Bourassa, Suite 1000, Montréal, Québec H3B 0A7.

(7)      Holdings reported include 249,500 shares issuable upon conversion of convertible notes. BDC Capital Inc. is a wholly owned subsidiary of the Business Development Bank of Canada, which is a federal Crown corporation wholly owned by the government of Canada. BDC Capital Inc.’s investment decisions are ultimately made by its board of directors, which currently consists of 11 members. BDC Capital’s board of directors has delegated certain investment decision-making authority to subcommittees of the board and to certain members of its senior management, including the Executive Vice-President for BDC Capital Inc., currently Jérôme Nycz. As Executive Vice-President, Mr. Nycz holds authority to approve voting and disposition of the LeddarTech shares held by BDC Capital Inc. The business address of BDC Capital Inc. is 5 Place Ville Marie, Suite 100, Montréal, Québec H3B 2G2.

(8)      Holdings reported include 500,000 shares issuable upon conversion of convertible notes. Fidelity Investments Canada ULC (“Fidelity”) is the manager of Fidelity True North Fund. As at this date, the only shareholder known to Fidelity to own, of record or beneficially, more than 10% of the issued and outstanding shares of Fidelity was BlueJay Lux 1 S.a.r.l. which owns directly 1,000 common shares, representing 100% of the issued and outstanding common shares of Fidelity. As at this date, 483A Bay Street Holdings LP owns indirectly 100% of the issued and outstanding shares of BlueJay Lux 1 S.a.r.l. and 483A Bay Street Holdings LP in turn is owned indirectly 49% by Fidelity Canada Investors LLC (“FCI”) and 51% owned indirectly by FIL Limited (“FIL”). As at this date, members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common units of FCI, representing 49% of the voting power of FCI. The Johnson family group and all other Series B unitholders have entered into a voting agreement under which all Series B units will be voted in accordance with the majority vote of Series B units. Accordingly, through their ownership of voting common units and the execution of the voting agreement, members of the Johnson family group may be deemed to form a controlling group with respect to FCI. As at this date, members of the Johnson family group are the predominant owners, directly or through trusts or other legal structures, of FIL. While the Johnson family group’s ownership of FIL voting stock may fluctuate from time to time as a result of changes in the total number of shares of FIL voting stock outstanding, it normally represents more than 25%, but under FIL’s by-laws can represent no more than 48.5%, of the total votes which may be cast by all holders of FIL voting stock. Accordingly, through their ownership, members of the Johnson family group may be deemed to form a controlling group with respect to FIL. The business address of Fidelity True North Fund is 483 Bay Street, Suite 300, Toronto, Ontario, M5G 2N7.

(9)      Reflects holdings beneficially owned by Capital régional et coopératif Desjardins (“CRCD”) and Desjardins-Innovatech S.E.C. (“Desjardins-Innovatech”) and include 179,500 shares issuable upon conversion of convertible notes held by CRCD and 179,500 shares issuable upon conversion of convertible notes held by Desjardins-Innovatech. CRCD was constituted under and is governed by the Act constituting Capital régional et coopératif Desjardins, a law in the province of Québec, Canada. CRCD is a public joint stock investment company with more than 109,000 shareholders, none of whom hold more than 10% of the shares of CRCD or directly or indirectly exercise control over CRCD. CRCD generally has entrusted the management of its investments to Gestion Desjardins Capital Inc. (“Desjardins Capital Management”), as investment manager. Desjardins-Innovatech is a limited partnership constituted under the Civil Code of Quebec, managed by its general partner, Desjardins Capital Management, and having two limited partners: CRCD and the Fonds du développement économique. In its capacity as general partner of Desjardins-Innovatech, Desjardins Capital management’s decisions are ultimately made by its board of directors, which has delegated its investment decision-making authority to committees of the board and to certain members of its management. Accordingly, for both CRCD and Desjardins-Innovatech, no individual exercises voting or dispositive control over any of the securities, and none of the individuals is deemed to have or share beneficial ownership of such securities. The business address of each of CRCD and Desjardins-Innovatech is 2, Complexe Desjardins, Bureau 1717, Montréal, QC H5B 1B8.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

Selling SECURITYHOLDER

This prospectus relates to the offer and sale from time to time of up to 20,000,000 Common Shares by Yorkville. For additional information regarding the issuance of our Common Shares registered pursuant to this prospectus, see “Committed Equity Financing.” As used in this prospectus, the term “Yorkville” means YA II PN, LTD., a Cayman Islands exempt limited partnership.

We are registering these 20,000,000 Common Shares for sale by Yorkville pursuant to the provisions of the SEPA we entered into with Yorkville on April 8, 2024, effective April 15, 2024, in order to permit Yorkville to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the SEPA, and as set forth in “Plan of Distribution” in this prospectus, Yorkville has not had any material relationship with us within the past three years.

The table below presents information regarding Yorkville and the Common Shares that may be resold by Yorkville from time to time under this prospectus. This table is prepared based on information supplied to us by Yorkville, and reflects holdings as of May 28, 2024, including 29,450,282 Common Shares issued and outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, Yorkville has sole voting and investment power with respect to our Common Shares beneficially owned by it. The number of shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares being offered for resale by Yorkville under this prospectus.

Yorkville is not obligated to sell any of the Common Shares offered under this prospectus. Yorkville may sell some, all or none of the shares being offered. We do not know how long Yorkville will hold the shares before selling them, and we are not aware of any existing arrangements between Yorkville and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares being offered for resale by this prospectus. No estimate can be given as to the number of securities covered by this prospectus that will be held by Yorkville.

In addition, subject to applicable law, Yorkville may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our securities it holds in transactions exempt from the registration requirements of the Securities Act. Therefore, for purposes of the following table we have assumed that Yorkville will sell all of the Common Shares beneficially owned by it that are covered by this prospectus but will not sell any other Common Shares.

	Securities Beneficially Owned prior to this Offering		Securities to Be Offered in this Offering(1)	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Common Shares	Percentage	Common Shares	Common Shares	Percentage(2)
YA II PN, Ltd.(3)	163,363	*	20,000,000	20,000,000	—

____________

*        Less than 1%

(1)      The number of Common Shares that may actually be issued to Yorkville pursuant to the SEPA is not currently known and is subject to satisfaction of certain conditions and other limitations set forth in the SEPA.

(2)      Assumes that Yorkville (i) sells all of the Common Shares beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional Common Shares outside of the SEPA. The number of shares ultimately offered for resale by Yorkville is dependent upon the number of shares we issue to Yorkville under the SEPA.

(3)      YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for Yorkville are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of Yorkville is 1012 Springfield Avenue, Mountainside, NJ 07092.

Material U.S. Federal Income Tax Considerations TO U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of common shares (other than Sponsor or any of its affiliates), as a consequence of the ownership and disposition of common shares. This discussion addresses only those U.S. Holders that will hold common shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        pension funds;

•        mutual funds;

•        regulated investment companies;

•        real estate investment trusts;

•        persons that acquired common shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        “specified foreign corporations” (including controlled foreign corporations), passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•        tax-exempt organizations (including private foundations);

•        persons that hold common shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale” or other integrated or similar transaction for U.S. federal income tax purposes;

•        persons that have a functional currency other than the U.S. dollar;

•        U.S. expatriates or former long-term residents of the U.S.;

•        persons owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of the common shares;

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

•        persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds common shares, the tax treatment of a partner or other member in such partnership or other pass-through entity will generally depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding common shares, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of common shares by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The Company has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF COMMON SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of common shares, as the case may be, that is:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of Ownership and Disposition of Common Shares

Dividends and Other Distributions on Common Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on common shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its common shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the common shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares.” The Company does not expect that it will maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is expected that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes. The amount of any distribution will include any amounts withheld by the Company (or another applicable withholding agent), which would include amounts expected to be payable in respect of Canadian income taxes, if any. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that the Company pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the common shares are readily tradable on an established securities market in the United States (which should include Nasdaq) or the Company is eligible for benefits of the Convention between the United States of America and Canada with Respect to Taxes on Income and on Capital, and the Company is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, non-refundable Canadian income taxes withheld from dividends on the common shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Canadian income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of common shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such common share (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such common share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

If common shares are sold, exchanged or otherwise disposed of in a taxable transaction for Canadian dollars, the amount realized generally will be the U.S. dollar value of the Canadian dollars received based on the spot rate in effect on the date of sale, exchange, or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the common shares are traded on an established securities market, Canadian dollars received will be translated into U.S. dollars at the spot rate on the settlement date of the taxable disposition. An accrual method taxpayer may elect the same treatment with respect to the taxable disposition of common shares traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Canadian dollars received on the taxable disposition of a common share generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, exchange or other taxable disposition of the Canadian dollars will be ordinary income or loss and generally will be U.S.-source gain or loss.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of common shares could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes. If the Company is a PFIC for any taxable year, U.S. Holders of common shares may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to, public shares and may be subject to additional reporting requirements.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

No assurance can be given as to whether or not the Company will be treated as a PFIC for its current taxable year. In addition, no assurance can be given as to whether or not the Company will be a PFIC in future taxable years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually after the close of the taxable year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that the Company will or will not be determined to be a PFIC for the current taxable year or any future taxable year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding our PFIC status.

Although PFIC status is generally determined annually, if the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of common shares and the U.S. Holder did not make either a qualifying electing fund (“QEF”) election or a mark-to-market election (collectively, the “PFIC Elections”) for the first taxable year of the Company in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its common shares (which may include gain realized by reason of transfers of such shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the common shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for such shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the common shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if the Company is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above with respect to common shares by making (or having made) a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its common shares in a year after the Company’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) common shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s common shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such common shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the common shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from the Company. The Company has not determined whether it will provide U.S. Holders with this information to make or maintain a QEF election if it determines it is a PFIC. In addition, there is no assurance that the Company will have timely knowledge of its status as a PFIC in the future or of such information in order for U.S. Holders to make or maintain a QEF election.

If a U.S. Holder has made a QEF election with respect to the common shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of common shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if the Company is a PFIC for any taxable year, a U.S. Holder of common shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to common shares for such a taxable year. As noted above, however, the Company has not determined whether it will provide U.S. Holders with information to make and maintain a QEF election if the Company determines it is a PFIC.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) common shares and for which the Company is determined to be a PFIC, such U.S. Holder generally will not be subject to the excess distribution rules described above with respect to its common shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its common shares at the end of its taxable year over its adjusted basis in its common shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its common shares over the fair market value of its common shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its common shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the common shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to common shares under their particular circumstances.

If the Company is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company receives a distribution from, or dispose of all or part of the Company’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. The Company has not determined whether it will cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. Moreover, there can be no assurance that the Company will have timely knowledge of the status of any such lower-tier PFIC. In addition, the Company may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance that the Company will be able to cause the lower-tier PFIC to provide such information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of common shares should consult their own tax advisors concerning the application of the PFIC rules to common shares under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to the Company. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include common shares if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in common shares.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to common shares and the receipt of Canadian dollars in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

Dividend payments with respect to common shares and proceeds from the sale, exchange or redemption of common shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder in force as of the date hereof (the “Tax Act”), generally applicable, as of the date hereof, to an investor who acquires as beneficial owner the Common Shares or Warrants from Yorkville pursuant to this prospectus, and who, at all relevant times, for the purposes of the Tax Act and any applicable tax treaty or convention (i) deals at arm’s length with the Company and Yorkville, and is not affiliated with the Company or Yorkville; (ii) is not and is not deemed to be a resident in Canada; and (iii) does not use or hold, and is not deemed to use or hold, the Common Shares (referred to as the “Securities” in this section), in connection with, or in the course of carrying on, a business in Canada (a “Non-Canadian Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Canadian Holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and counsel’s understanding of the current administrative policies published in writing by the Canada Revenue Agency (“CRA”) prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder. Accordingly, Non-Canadian Holders should consult their own tax advisors with respect to their particular circumstances.

Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares and Warrants must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada on the date such amounts first arose, or such other rate of exchange as is acceptable to the CRA.

Adjusted Cost Base of Securities

When Common Shares or Warrants are acquired by a Non-Canadian Holder who already owns Common Shares or Warrants, the cost of newly acquired Common Shares or Warrants will generally be averaged with the adjusted cost base of all Common Shares or Warrants, respectively, held by the Non-Canadian Holder as capital property immediately prior to the acquisition for the purpose of determining the Non-Canadian Holder’s adjusted cost base of a common Share or a Warrant, as the case may be, held by such Non-Canadian Holder.

Exercise of Warrants

No gain or loss will be realized by a Non-Canadian Holder of a Warrant upon the exercise of a Warrant to acquire a Common Share. When a Warrant is exercised, the Non-Canadian Holder’s cost of the Common Share acquired pursuant to the exercise thereof will be equal to the adjusted cost base of the Warrant to such Non-Canadian Holder, plus the amount paid on the exercise of the Warrant. For the purpose of computing the adjusted cost base to a Non-Canadian Holder of each Common Share acquired on the exercise of a Warrant, the cost of such Common Share must be averaged with the adjusted cost base to such Non-Canadian Holder of all other Common Shares (if any) held by the Non-Canadian Holder as capital property immediately prior to the exercise of the Warrant. A “cashless exercise” of a Warrant pursuant to its terms likely results in a disposition of the Warrant, which will be subject to the tax treatment described below under “— Disposition of Securities.” Non-Canadian Holders should consult their own tax advisors with respect to the tax consequences to them of a “cashless exercise” of Warrants.

Dividends

Dividends paid or credited, or deemed to be paid or credited, on Common Shares to a Non-Canadian Holder generally will be subject to Canadian withholding tax. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable income tax treaty. A Non-Canadian Holder who is resident in the United States for the purposes of the Canada United States Tax Convention, fully entitled to the benefits of such convention and the beneficial owner of the dividends, will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends.

Disposition of Securities

A Non-Canadian Holder who disposes or is deemed to dispose of a Security in a taxation year will not be subject to tax in Canada, unless the Security is, or is deemed to be, “taxable Canadian property” to the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty between Canada and the country in which the Non-Canadian Holder is resident.

Provided the Common Shares are listed on a “designated stock exchange,” as defined in the Tax Act (which currently includes Nasdaq), at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Canadian Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), or (d) an option in respect of, an interest in, or for civil law rights in, property described in any of (a) through (c), whether or not such property exists.

In the case of the Warrants, Warrants would generally be “taxable Canadian property” to a Non-Canadian Holder at a particular time if, at any time in the previous 60 months: (a) the Non-Canadian Holder held Warrants that provided such Non-Canadian Holder with the right to acquire 25% or more of the outstanding Common Shares or the Non-Canadian Holder held shares of the Company at that time that satisfy the requirement in paragraph (i) above; and (b) the requirement in paragraph (ii) above is satisfied at that time. Notwithstanding the foregoing, a Common Share or Warrant may otherwise be deemed to be taxable Canadian property to a Non-Canadian Holder for purposes of the Tax Act in certain limited circumstances.

Non-Resident Holders who dispose of Securities that are taxable Canadian property should consult their own tax advisors with respect to the requirement to file a Canadian income tax return in respect of the disposition in their particular circumstances.

Plan of Distribution

The Common Shares offered by this prospectus are being offered by Yorkville. The Common Shares may be sold or distributed from time to time by Yorkville directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Shares offered by this prospectus could be effected in one or more of the following methods:

•        ordinary brokers’ transactions;

•        transactions involving cross or block trades;

•        through brokers, dealers, or underwriters who may act solely as agents;

•        “at the market” into an existing market for our Common Shares;

•        in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•        in privately negotiated transactions; or

•        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate all sales of our Common Shares that it has purchased and may in the future purchase from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (or instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that each such broker-dealer will receive commissions from Yorkville that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the Common Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Common Shares sold by Yorkville through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Common Shares sold by Yorkville may be less than or in excess of customary commissions. Neither we nor Yorkville can presently estimate the amount of compensation that any agent will receive from any purchasers of Common Shares sold by Yorkville.

We know of no existing arrangements between Yorkville or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to registration statement to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by Yorkville, including with respect to any compensation paid or payable by Yorkville to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by Yorkville, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our Common Shares covered by this prospectus by Yorkville.

As consideration for Yorkville’s commitment to purchase Common Shares at our direction upon the terms and subject to the conditions set forth in the SEPA, we paid Yorkville, (i) a due diligence fee in the amount of $25,000 and (ii) a commitment fee in an amount equal to 0.75% of the Commitment Amount by the issuance of 163,363 SEPA Commitment Shares.

We also have agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of our Common Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Yorkville has represented to us that at no time prior to the date of the SEPA has Yorkville or any entity managed or controlled by Yorkville, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction, which establishes a net short position with respect to our Common Shares. Yorkville has agreed that during the term of the SEPA, none of Yorkville, its officers, or any entity managed or controlled by Yorkville, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised Yorkville that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Yorkville, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our Common Shares offered by this prospectus have been sold by Yorkville.

Our Common Shares are listed on Nasdaq under the symbol “LDTC”.

Yorkville and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the SEPA and the offering of shares for resale by Yorkville to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that Yorkville has received and may receive in connection with the transactions contemplated by the SEPA, including cash fees for its commitment to purchase Common Shares from us under the SEPA and discounts to current market prices of Common Shares reflected in the purchase prices payable by it for Common Shares that we may require it to purchase from us from time to time under the SEPA.

Shares Eligible for Future Sale

The Company has an unlimited number of Common Shares authorized and, as of May 28, 2024, 29,450,282 Common Shares issued and outstanding. This registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of our Common Shares by Yorkville pursuant to the SEPA. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Common Shares. Sales of substantial amounts of our Common Shares in the public market could adversely affect prevailing market prices of the Common Shares.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Company Common Shares for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of Prospector’s securities will be able to sell their Common Shares and Warrants that may be issued on conversion of loans by the Sponsor, members of Prospector’s management team or any of their respective affiliates or other third parties (and shares issued upon their exercise), as applicable, pursuant to and in accordance with Rule 144 without registration one year after the Business Combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•        1% of the total number of shares then outstanding, which was 375,000 shares on the record date; or

•        the average weekly reported trading volume of the Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our Company other than by virtue of his or her status as an officer or director of our Company.

Registration Rights

Registration Rights Agreement

On December 21, 2023, the Company, the Sponsor, the PIPE Investors and certain existing shareholders of LeddarTech prior to the completion of the Business Combination (together, with the PIPE Investors, for the purposes of this subsection referred to as the “Holders”) entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company is obligated to file a shelf registration statement to register the resale of certain Common Shares held by the Holders. The Registration Rights Agreement also provides the Sponsor and, with respect to certain Company Common Shares, the Holders with demand and “piggy-back” registration rights, subject to certain minimum requirements and customary conditions.

With respect to the PIPE Investors, the Registration Rights Agreement provides that the Company Common Shares (other than any shares issuable upon conversion of any securities obtained through the PIPE Financing) will be subject to a lock-up for a period of six months following the Closing.

With respect to the Holders other than the PIPE Investors, the Company Common Shares will be subject to a lock-up for a period of four years following the Closing. Company Common Shares held by certain investors are subject to such lock-up through the delivery by the investors of letters of transmittal.

With respect to the Sponsor, the Company Common Shares issued upon conversion of the Prospector Class B ordinary shares (par value US$0.0001 par value) held by Sponsor are subject to certain transfer restrictions until six months following the Closing.

Warrant Agreement

See “Warrant Agreement” below for information regarding registration rights under the Warrant Agreement.

Standby Equity Purchase Agreement

In accordance with our obligations under the SEPA, we have filed this registration statement with the SEC to register under the Securities Act the resale by Yorkville of up to 20,000,000 Common Shares consisting of (i) 163,363 SEPA Commitment Shares and (ii) up to 19,836,637 SEPA Advance Shares that we may elect, in our sole discretion, to issue to Yorkville, from time to time under the SEPA. As of the date of this prospectus, 163,363 SEPA Commitment Shares and no SEPA Advance Shares have been issued to Yorkville pursuant to the SEPA. For more information, see “Committed Equity Financing.”

Subscription Agreement

Prior to the execution of the BCA, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase convertible notes of LeddarTech in an aggregate principal amount of approximately US$43.0 million, payable in two tranches. The issuance of the initial portion of the first tranche of the PIPE Financing in the aggregate principal amount of US$21.66 million (“Tranche A-1”) occurred on June 13, 2023 (with one PIPE Investor funding on June 14, 2023). FS LT Holdings LP, an affiliate of the Sponsor, and the Sponsor are participants in the PIPE Financing and are investing an aggregate amount of US$17.025 million in the PIPE Financing. Derek Aberle, the Chief Executive Officer of Prospector, and a member of the board of directors of LeddarTech, was an existing investor in LeddarTech and invested an aggregate amount of US$210,000 in the PIPE Financing. Subsequent to June 30, 2023, the Company issued additional first tranche PIPE Convertible Notes (“Tranche A-2” and, together with Tranche A, “Tranche A”) in the aggregate principal amount of US$0.34 million.

Each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into Common Shares after the closing of the Business Combination, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each $100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement. Altogether, such PIPE Investors received warrants to acquire 605,003 Class D-1 Preferred Shares of LeddarTech, which entitled the PIPE Investors to receive 8,176,940 Common Shares upon the closing of the Business Combination.

The issuance of Tranche B Notes was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provides that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement. On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to concurrently purchase approximately US$4.1 million aggregate principal amount of Tranche B-1 Notes, with approximately US$17.9 million aggregate principal amount of Tranche B-2 Notes to be purchased upon consummation of the Business Combination. The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 receive a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or into Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or prior to the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Common Shares in connection with the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.5% of the 20 million common shares outstanding immediately prior to the Closing, which entitled the PIPE Investors to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares being distributed to existing shareholders of LeddarTech.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and Hypothecary Representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023, a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. LeddarTech Holdings Inc. granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of LeddarTech Holdings Inc.’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

Warrant Agreement

The Company agreed that, as soon as practicable, but in no event later than 20 business days after the Closing, we would use our commercially reasonable efforts to file a registration statement with the SEC covering the Common Shares issuable upon exercise of the Legacy SPAC Warrants. The Company also agreed to use our best efforts to cause the registration statement to become effective within 60 business days following the Closing and to maintain a current prospectus relating to such Common Shares until the Public Warrants expire or are redeemed. The Warrants expire on December 21, 2028, at 5:00 p.m., New York City time, or earlier upon redemption.

If a registration statement covering the Common Shares issuable upon exercise of the Public Warrants is not effective within 60 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis.

Transfer Restrictions

Please see the section titled “Description of Securities — Transfer Restrictions.”

Expenses Related to The Offering

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of our Common Shares by Yorkville. With the exception of the SEC registration fee, all amounts are estimates.

USD
SEC registration fee	$6,531.30
FINRA filing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$6,531.30

____________

*        The fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Enforcement of Civil Liabilities

Certain of our operations and assets are located outside the United States, and certain of our officers, directors and shareholders reside outside of the United States, and some of the experts named in this registration statement may be residents of a foreign country. As a result, it may be difficult for investors in the U.S. to effect service of process within the U.S. upon such directors, officers and representatives of experts who are not residents of the U.S. or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the U.S.

We have been advised by our legal counsel, Stikeman Elliot LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Stikeman Elliot LLP, however, that there is substantial doubt as to whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

We have appointed an agent for service of process in the United States. It may be difficult for investors who reside in the United States to effect service of process in the United States upon us, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against us or its directors and officers. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

Legal Matters

The validity of the Common Shares offered by this prospectus and certain legal matters as to Canadian law will be passed upon by Stikeman Elliot LLP. We have been advised on U.S. securities matters by Vedder Price P.C.

Experts

The financial statements of LeddarTech Inc. for the year ended September 30, 2023 appearing in this prospectus have been audited by Richter LLP. The financial statements of LeddarTech Inc. for the years ended September 30, 2022 and September 30, 2021, and the statement of financial position of LeddarTech Holdings Inc. as of April 12, 2023 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Richter LLP has complied with the independence standards the Code of Ethics of the Ordre des comptables professionnels agréés du Québec, the U.S. Securities Act of 1933, as amended, and the PCAOB for the year ended September 30, 2023. Ernst & Young LLP has complied with the independence standards of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec, the U.S. Securities Act of 1933, as amended, and the PCAOB for the years ended September 30, 2022 and 2021.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the Registration Statement) on Form F-1 under the Securities Act. For purposes of this section, the term “Registration Statement” means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information, we refer you to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement. If a document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling securityholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.leddartech.com. The information posted on or accessible through our website is not incorporated into this prospectus. We have included our website address in this prospectus solely for informational purposes and the references to our websites are intended to be inactive textual references only.

III. Index to Interim Condensed Consolidated Financial Statements of LeddarTech Holdings Inc. as of and for the Three and Six Months Ended March 31, 2024 and 2023 (Unaudited)
Unaudited interim condensed consolidated statement of financial position	F-69
Unaudited interim condensed consolidated statement of changes in shareholders’ equity (deficiency)	F-70
Unaudited interim condensed consolidated statement of loss and comprehensive loss	F-72
Unaudited interim condensed consolidated statement of cash flows	F-73
Notes to the unaudited interim condensed consolidated financial statements	F-74

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
LeddarTech Inc.

Opinion on the financial statements

We have audited the accompanying consolidated statements of financial position of LeddarTech Inc. (the “Company”) as of September 30, 2023, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for the period ended September 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023 and the results of its operations and its cash flows for the period ended September 30, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going concern uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company does not have sufficient existing cash to support operations for at least the next year following the issuance of these financial statements which raises doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Richter LLP

We have served as the Company’s auditors since 2023.

January 29, 2024
Montreal, Québec
Canada

MONTRÉAL 1981 McGill College Montréal QC H3A 0G6 514.934.3400	TORONTO 181 Bay St., #3510 Bay Wellington Tower Toronto ON M5J 2T3 416.488.2345	CHICAGO 200 South Wacker Dr., #3100 Chicago, IL 60606 312.828.0800	RICHTER.CA

Report of Independent Registered Public Accounting Firm

To the shareholders and the Board of Directors of
Leddartech Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Leddartech Inc. (the “Company”) as of September 30, 2022, the related consolidated statements of changes in shareholders’ equity (deficiency), loss and comprehensive loss, and cash flows for each of the two years in the period ended September 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2022, and the results of its financial performance and its cash flows for each of the two years ended in the period ended September 30, 2022, in conformity with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board.

Restatement of 2022 and 2021 Financial Statements

As discussed in Note 2 to the consolidated financial statements, the 2022 and 2021 consolidated financial statements have been restated to correct misstatements.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Chartered Professional Accountants

We served as the Company’s auditor from 2016 to 2023.

Montréal, Canada
July 26, 2023

LeddarTech Inc.
Consolidated statements of financial position
[going concern uncertainty — note 1]

	Notes	As at September 30,
		2023 $	2022 $
			Restated (note 2)
Assets
Current assets
Cash		5,056,040	32,025,899
Trade receivable and other receivables	7	3,689,475	3,786,281
Government assistance and R&D tax credits receivable		2,179,423	2,558,670
Inventories	8	1,246,946	2,937,149
Prepaid expenses		1,325,991	1,052,494
Total current assets		13,497,875	42,360,493
Property and equipment	9	2,071,457	3,623,009
Right-of-use assets	10	3,180,318	5,892,374
Intangible assets	11	45,838,108	34,761,189
Prepaid financing fees		264,523	—
Goodwill		7,318,126	7,318,126
Total non-current assets		58,672,532	51,594,698
Total assets		72,170,407	93,955,191

Liabilities and shareholders’ equity (deficiency)
Current liabilities
Accounts payable and accrued liabilities	12	13,570,905	10,988,362
Provisions	13	878,144	—
Conversion option	14	737,974	—
Current portion of lease liabilities	10	722,675	673,605
Current portion of government grant liabilities	15	568,807	—
Current portion of long-term debt	14	—	30,342,675
Total current liabilities		16,478,505	42,004,642
Long-term debt	14	47,725,583	11,274,618
Redeemable stock options	19	6,102,496	6,102,496
Lease liabilities	10	3,058,558	5,905,498
Government grant liabilities	15	899,489	1,409,694
Total non-current liabilities		57,786,126	24,692,306
Total liabilities		74,264,631	66,696,948

Shareholders’ equity (deficiency)
Capital stock	16	452,246,204	433,689,768
Reserve – warrants	17	670,703	670,703
Reserve – stock options	19	31,659,392	28,708,766
Other component of equity	18	2,869,188	2,431,688
Deficit		(480,333,695)	(432,341,598)
Equity (deficiency) attributable to owners of the capital stock of the parent		7,111,792	33,159,327
Non-controlling interests		(9,206,016)	(5,901,084)
Total shareholders’ equity (deficiency)		(2,094,224)	27,258,243
Total liabilities and shareholders’ equity (deficiency)		72,170,407	93,955,191
Commitments (note 29); Subsequent events (note 31)
See accompanying notes
On behalf of the Board:

Director	Director

LeddarTech Inc.
Consolidated statements of changes in shareholders’ equity (deficiency)
[going concern uncertainty — note 1]

	Notes	Capital stock $	Reserve – warrants $	Reserve – stockoptions $	Other component of equity $	Deficit $	Equity (deficiency) attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ equity (deficiency) $
Balance as at September 30, 2022 (restated – note 2)		433,689,768	670,703	28,708,766	2,431,688	(432,341,598)	33,159,327	(5,901,084)	27,258,243
Share issuances, net	16	18,556,436	—	—	—	—	18,556,436	—	18,556,436
Stock-based compensation	18, 19d	—	—	3,078,006	437,500	—	3,515,506	—	3,515,506
Vesting of Vayavision’s shares	19c	—	—	(127,380)	—	—	(127,380)	127,380	—
Net loss and comprehensive loss		—	—	—	—	(47,992,097)	(47,992,097)	(3,432,312)	(51,424,409)
Balance as at September 30, 2023		452,246,204	670,703	31,659,392	2,869,188	(480,333,695)	7,111,792	(9,206,016)	(2,094,224)

See accompanying notes

LeddarTech Inc.
Consolidated statements of changes in shareholders’ equity (deficiency) — (Continued)
[going concern uncertainty — note 1]

	Notes	Capital stock $	Reserve– warrants $	Reserve– stock options $	Other component of equity $	Deficit $	Equity (deficiency) attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ equity (deficiency) $
						(restated –note2)		(restated –note2)
Balance as at September 30, 2021		286,224,817	670,703	23,923,988	2,431,688	(363,022,750)	(49,771,554)	(1,928,567)	(51,700,121)
Business combination		2,215,739	—	—	—	—	2,215,739	—	2,215,739
Share issuances, net	16	145,235,091	—	—	—	—	145,235,091	—	145,235,091
Stock-based compensation	19d	—	—	4,917,057	—	—	4,917,057	—	4,917,057
Options exercised	19a	14,121	—	(4,899)	—	—	9,222	—	9,222
Vesting of Vayavision’s shares	19c	—	—	(127,380)	—	—	(127,380)	127,380	—
Net loss and comprehensive loss		—	—	—	—	(69,318,848)	(69,318,848)	(4,099,897)	(73,418,745)
Balance as at September 30, 2022		433,689,768	670,703	28,708,766	2,431,688	(432,341,598)	33,159,327	(5,901,084)	27,258,243

See accompanying notes

LeddarTech Inc.
Consolidated statements of changes in shareholders’ equity (deficiency) — (Continued)
[going concern uncertainty — note 1]

	Notes	Capital stock $	Reserve– warrants $	Reserve– stock options $	Other component of equity $	Deficit $	Equity (deficiency) attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ equity (deficiency) $
						(restated –note2)		(restated –note2)	(restated –note2)
Balance as at September 30, 2020		280,933,299	—	13,438,814	2,431,688	(316,063,712)	(19,259,911)	(157,992)	(19,417,903)
Business combination		5,253,635	—	—	—	—	5,253,635	—	5,253,635
Stock-based compensation	19d	—	—	10,624,628	—	—	10,624,628	—	10,624,628
Warrant issuance	17	—	670,703	—	—	—	670,703	—	670,703
Options exercised	19a	37,883	—	(12,074)	—	—	25,809	—	25,809
Vesting of Vayavision’s shares	19c	—	—	(127,380)	—	—	(127,380)	127,380	—
Net loss and comprehensive loss		—	—	—	—	(46,959,038)	(46,959,038)	(1,897,955)	(48,856,993)
Balance as at September 30, 2021		286,224,817	670,703	23,923,988	2,431,688	(363,022,750)	(49,771,554)	(1,928,567)	(51,700,121)

See accompanying notes

LeddarTech Inc.
Consolidated statements of loss and comprehensive loss
[going concern uncertainty — note 1]

	Notes	Year ended September 30,
		2023	2022	2021
		$	$	$
			(restated – note 2)	(restated – note 2)
Revenue	5,6,26
Products		7,151,450	8,145,606	7,968,000
Services		251,464	543,409	194,929
Other		44,263	77,106	68,397
		7,447,177	8,766,121	8,231,326
Cost of sales	4,8,9,10,26	7,521,845	5,310,718	5,258,390
Gross profit		(74,668)	3,455,403	2,972,936

Operating expenses	20
Marketing and product management	9,10	4,097,931	3,280,864	3,174,555
Selling	10	3,126,324	3,976,733	3,762,397
General and administrative	9,10,11,26	18,990,598	15,548,293	11,941,855
Research and development costs (net of R&D tax credits of $225,609 in 2023, $70,191 in 2022 and $237,364 in 2021)	9,10,11,23	12,719,093	22,057,911	11,226,737
Stock-based compensation	19,26	2,436,974	4,272,673	12,193,618
Transaction costs		3,506,630	—	—
Restructuring costs	4	1,756,433	—	—
Impairment loss related to intangible assets	11	5,791,439	38,207,503	—
		52,425,422	87,343,977	42,299,162
Loss from operations		(52,500,090)	(83,888,574)	(39,326,226)

Other (income) costs
Grant revenue	23	(377,080)	(435,448)	(2,164,794)
Finance costs, net	24,26	(698,601)	(10,034,381)	11,695,561
Loss before income taxes		(51,424,409)	(73,418,745)	(48,856,993)
Income taxes	25	—	—	—
Net loss and comprehensive loss		(51,424,409)	(73,418,745)	(48,856,993)

Net loss and comprehensive loss attributable to:
Non-controlling interests		(3,432,312)	(4,099,897)	(1,897,955)
Equity holders of the parent		(47,992,097)	(69,318,848)	(46,959,038)
Net loss per common share, basic and diluted	21	(286.33)	(513.80)	(723.05)
Weighted average common shares outstanding, basic and diluted	21	167,610	134,913	64,946

See accompanying notes

LeddarTech Inc.
Consolidated statements of cash flows
[going concern uncertainty — note 1]

	Notes	Year ended September 30,
		2023 $	2022 $	2021 $
			(restated – note 2)	(restated – note 2)
Operating activities
Net loss		(51,424,409)	(73,418,745)	(48,856,993)
Adjustments to reconcile net loss to net cash flows:
Write-down (write-down reversal) of inventories	8	2,299,866	19,859	(17,115)
Depreciation of property and equipment	9	1,274,597	1,448,867	1,132,833
Depreciation of right-of-use assets	10	581,936	610,941	393,585
Amortization of intangible assets	11	286,494	257,064	463,784
Impairment loss related to intangible assets	11	5,791,439	38,207,503	—
Finance costs, net	24	(986,824)	(7,376,716)	11,547,217
Transaction costs	18	437,500	—	—
Stock-based compensation	19	2,436,974	4,590,336	9,308,105
Grant revenue on term loan	14	—	—	(1,192,741)
Redeemable stock options		—	(317,663)	2,885,513
Loss (gain) on lease liability cancellation	10	(78,607)	—	—
Other costs		—	—	145,933
Foreign exchange gain		308,854	(1,756,535)	(99,296)
		(39,072,180)	(37,735,089)	(24,289,175)
Net change in non-cash working capital items	22	2,421,056	(391,808)	3,499,828
Net cash flows related to operating activities		(36,651,124)	(38,126,897)	(20,789,347)

Investing activities
Additions to property and equipment	9	(188,775)	(2,173,529)	(1,947,321)
Dispositions of property and equipment	9	45,000	—	—
Additions to intangible assets	11	(12,356,950)	(10,853,759)	(15,763,223)
Grants received related to intangible assets and property and equipment	23	268,460	986,295	641,033
R&D tax credit received	23	836,171	—	706,000
Finance income received	24	223,594	40,251	3,454
Other costs		—	—	(145,933)
Net cash flows related to investing activities		(11,172,500)	(12,000,742)	(16,505,990)

LeddarTech Inc.
Consolidated statements of cash flows — (Continued)
[going concern uncertainty — note 1]

	Notes	Year ended September 30,
		2023 $	2022 $	2021 $
			(restated – note 2)	(restated – note 2)
Financing activities
Debt issuance	14a	29,406,425	—	46,561,223
Convertible loan reimbursed		—	—	(837,963)
Other loan settlement/reimbursed	14e	(134,189)	(768,850)	—
Interest paid on credit facility and other loan	24	(4,773,512)	(3,620,539)	(2,788,034)
Exercise of warrants	14a	7,992	—	—
Debt issuance costs	14	(2,119,392)	—	—
Bridge loans issuance proceed	14d	6,250,000	—	—
Bridge loans settlement	14d	(6,250,000)	—	—
Issuance and modification costs of convertible loans	24	—	(124,717)	(124,022)
Exercise of stock options	19	—	9,221	25,809
Share issuance proceed	16	—	85,236,002	—
Share issuance cost	16	—	(6,094,621)	(571,116)
Government grant liability issuance	15	—	178,857	191,412
Repayment principal amount of lease liabilities	10	(687,150)	(316,472)	(415,251)
Interest paid on lease liability	10	(451,894)	(551,291)	(303,390)
Net cash flows related to financing activities		21,248,280	73,947,590	41,738,668

Effect of foreign exchange on cash		(394,515)	2,005,632	—

Net increase (decrease) in cash		(26,969,859)	25,825,583	4,443,331
Cash, beginning of year		32,025,899	6,200,316	1,756,985
Cash, end of year		5,056,040	32,025,899	6,200,316

See accompanying notes

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

1.      Nature of operations and going concern uncertainty

LeddarTech Inc. (the “Company” or “LeddarTech”) was incorporated under the Canada Business Corporations Act on July 3, 2007. The Company’s head office is located at 240-4535, boul. Wilfrid-Hamel, Québec City, Québec, G1P 2J7, Canada.

The Company develops services and products targeted at the Advanced Driver Assistance Systems (“ADAS”) market and manufactures and commercializes advanced detection and ranging systems and solutions based on light (“LIDAR”) for the mobility market. The Company operates under one operating segment.

These consolidated financial statements were prepared on a going concern basis, which presumes the Company will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In its assessment to determine if the going concern assumption is appropriate, management considers all data available regarding the future for at least, without limiting to, the next twelve months from the date of the consolidated financial statements.

The Company has an accumulated deficit of $480,333,695 as at September 30, 2023, and, for the year ended September 30, 2023, incurred a net loss of $51,424,409 and net cash outflows related to operating and investing activities amounting to $36,651,124 and $11,172,500, respectively. As at September 30, 2023, the Company had a cash balance of $5,056,040 and an outstanding credit facility of $30,000,000 with a maturity date of January 31, 2026.

Based on cash flow projections, the Company does not expect to have sufficient cash resources in the coming year ending September 30, 2024, to develop its technology, to fund its operations and to comply with its credit facility covenants as renewed.

The ability of the Company to fulfill its obligations and finance its future activities depends on its ability to raise capital and the continuous support of its creditors. The Company has historically been successful in raising capital through issuances of equity and debt and refinancing its credit facilities (refer to Note 31). Consequently, the Company believes its effort to raise sufficient funds to support its activities will be successful. However, there can be no certainty as to the ability of the Company to achieve successful outcomes to these matters. This indicates the existence of a material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern.

The accompanying consolidated financial statements do not purport to give effect to adjustments, if any, to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and be required to realize its assets and liquidate its liabilities in other than normal course of business.

These consolidated financial statements were approved for issue by the Board of Directors (the “Board”) of the Company on January 29, 2024.

2.      Summary of significant accounting policies

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

Basis of presentation

The consolidated financial statements are prepared on a historical cost basis, except for some financial instruments and share-based payment transactions, which are measured at fair value.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

Adjustments to comparative figures — correction of errors

For the year ended September 30, 2022 and 2021, the Company identified material misstatements in measurement and recognition of certain items to the consolidated financial statements related to the following subjects.

•        Grant liability:    The Company identified material misstatements in measurement and recognition of a government grant liability from an Israel-United States Binational Industrial Research and Development (“BIRD”) Foundation. The amounts to be received were initially recognized as grant revenues in diminution of research and development costs, and no grant liability was recognized, This resulted in an overstatement of trades and other receivables and of development costs, disclosed as intangible assets, and an understatement of government grant liabilities, of the deficit and of the non-controlling interests included in the consolidated statements of financial position as at September 30, 2022 and 2021. Accordingly, the research and development costs and finance costs, net, recognized to the consolidated statements of loss were misstated for fiscal years ended September 30, 2022 and 2021. The government grant liability was valued using a 30.3% discount rate, as discussed in Note 15.

•        Development costs:    The Company identified material misstatements in measurement and recognition of research and development costs, including late capitalisation of eligible development costs, misstatement of capitalizable borrowing costs and recognition of government assistance, and research and development tax credits receivable related to development costs and an understatement of the amortization cost for patents.

•        Other:    The Company identified misstatements in measurement and recognition of inventory and related cost of sales, goodwill related to the acquisition of Vayavision, a loss on revaluation of convertible loans, and of professional fees and related accrued liability.

Accordingly, the consolidated financial statements for the years ended September 30, 2022 and 2021 were restated to reflect adjustments made as a result of these corrections of errors, as disclosed as follow:
As at September 30, 2022		Adjustments
Consolidated statements of financial position	As previously reported	Government grant liability	Development costs	Others	Total	As restated
Assets
Government assistance and research and development tax credits receivable	2,845,728	(287,058)	—	—	(287,058)	2,558,670
Intangible assets, net	34,798,844	(137,173)	99,518	—	(37,655)	34,761,189
Goodwill	7,416,126	—	—	(98,000)	(98,000)	7,318,126
Liabilities
Accounts payable and accrued liabilities	10,652,362	—	—	336,000	336,000	10,988,362
Government grant liabilities	979,105	430,589	—	—	430,589	1,409,694
Shareholders’ equity (deficiency)
Deficit	(431,492,229)	(514,887)	99,518	(434,000)	(849,369)	(432,341,598)
Non-controlling interests	(5,561,151)	(339,933)	—	—	(339,933)	(5,901,084)

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

Consolidated statements of loss for the year ended September 30, 2022		Adjustments
	As previously reported	Government grant liability	Development costs	Others	Total	As restated
Cost of sales	5,241,718	—	—	69,000	69,000	5,310,718
General and administrative expenses	15,358,226	—	—	190,067	190,067	15,548,293
Research and development costs	21,673,205	403,656	32,050	(51,000)	384,706	22,057,911
Finance costs, net(1)	(9,945,296)	50,915	(140,000)	—	(89,085)	(10,034,381)
Net loss and comprehensive loss	(72,864,057)	(454,571)	107,950	(208,067)	(554,688)	(73,418,745)
Net loss attributable to the equity holder of the parent	(68,943,994)	(274,737)	107,950	(208,067)	(374,854)	(69,318,848)
Net loss attributable to non-controlling interests	(3,920,063)	(179,834)	—	—	(179,834)	(4,099,897)
Net loss per common share, basic and diluted, attributable to the equity holder of the parent	(511.03)	—	—	—	(2.78)	(513.80)

____________

(1)      The adjustments to finance costs, net, resulted for fiscal year ended September 30, 2022, in an increase of accretion of government grant liability interest expenses of $4,984 and foreign exchange loss of $50,915.
Consolidated statements of loss for the year ended September 30, 2021	As previously reported	Adjustments
		Government grant liability	Development costs	Others	Total	As restated
Cost of sales	5,261,390	—	—	(3,000)	(3,000)	5,258,390
General and administrative expenses	11,700,922	—	95,000	145,933	240,933	11,941,855
Research and development costs	10,206,764	397,607	571,367	51,000	1,019,974	11,226,737
Finance costs, net(2)	11,694,852	2,643	112,066	(114,000)	709	11,695,561
Net loss and comprehensive loss	(47,598,378)	(400,249)	(778,433)	(79,933)	(1,258,615)	(48,856,993)
Net loss attributable to the equity holder of the parent	(45,860,522)	(240,150)	(778,433)	(79,933)	(1,098,516)	(46,959,038)
Net loss attributable to non-controlling interests	(1,737,856)	(160,099)	—	—	(160,099)	(1,897,955)
Net loss per common share, basic and diluted, attributable to the equity holder of the parent	(706.13)	—	—	—	(16.91)	(723.05)

____________

(2)      The adjustments to finance costs, net, resulted for fiscal year ended September 30, 2021, in an increase of accretion of government grant liability interest expenses of $29,942 and foreign exchange loss of $2,643.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

Consolidated statements of cash flows for the year ended September 30, 2022	As previously reported	Adjustments	As restated
Operating activities
Loss before income taxes	(72,864,057)	(554,688)	(73,418,745)
Amortization of intangible assets	308,064	(51,000)	257,064
Finance costs, net	(7,236,716)	(140,000)	(7,376,716)
Other costs	145,933	(145,933)	—
Foreign exchange gain	(1,807,450)	50,915	(1,756,535)
Net change in non-cash working capital items	(1,016,971)	625,163	(391,808)
Net cash flows related to operating activities	(37,911,354)	(215,543)	(38,126,897)
Investing Activities
Grants received related to intangible assets and property and equipment	949,609	36,686	986,295
Net cash flows related to investing activities	(12,037,428)	36,686	(12,000,742)
Financing activities
Government grant liability issuance	—	178,857	178,857
Net cash flows related to financing activities	73,768,733	178,857	73,947,590
Consolidated statement of cash flows for the year ended September 30, 2021	As previously reported	Adjustments	As restated
Operating activities
Net loss	(47,598,378)	(1,258,615)	(48,856,993)
Amortization of intangible assets	412,784	51,000	463,784
Finance costs, net	11,549,151	(1,934)	11,547,217
Other costs	—	145,933	145,933
Foreign exchange gain	(101,939)	2,643	(99,296)
Net change in non-cash working capital items	2,755,712	744,116	3,499,828
Net cash flows related to operating activities	(20,472,490)	(316,857)	(20,789,347)
Investing Activities
Grants received related to intangible assets and property and equipment	515,588	125,445	641,033
Net cash flows related to investing activities	(16,631,435)	125,445	(16,505,990)
Financing activities
Government grant liability issuance	—	191,412	191,412
Net cash flows related to financing activities	41,547,256	191,412	41,738,668

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

Basis of consolidation

These consolidated financial statements include the accounts of the Company and those of its subsidiaries. The Company’s subsidiaries are as follows:
Name of subsidiary	Place of incorporation and operation	Proportion of ownership interest held by the Company September 30,
		2023	2022
LeddarTech USA Inc	U.S.	100%	100%
LeddarTech (Shenzhen) Sensing Technology Co., Ltd	China	100%	100%
Vayavision Sensing, Ltd. (“Vayavision”)	Israel	60%	60%
LeddarTech Germany GmbH	Germany	100%	100%
LeddarTech Holdings Inc.	Canada	100%	N.A.

The Company consolidates investees when, based on the evaluation of the substance of the relationship with the Company, it concludes that it controls the investees. The Company controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee, has power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee), and has the ability to affect those returns through its power over the investee.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Company’s accounting policies. All intercompany balances and transactions are eliminated upon consolidation.

When a subsidiary is not wholly owned, the Company recognizes the non-controlling interests’ (“NCI”) share of the net assets and results of operations in the subsidiary. A change in ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

Foreign currency translation

a) Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency. The Company determines the functional currency of each foreign operation and items included in the financial statements of each foreign operation are measured using that functional currency. The Canadian dollar is the functional currency of all foreign operations.

b) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the transaction date. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at the year-end exchange rates of monetary assets and liabilities denominated in currencies other than the functional currency are reflected in the consolidated statement of loss.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

Financial instruments

a) Recognition and derecognition

Financial instruments are recognized in the consolidated statement of financial position when the Company becomes a party to the contractual obligations of the instrument. On initial recognition, financial instruments are recognized at their fair value, and in the case of financial liabilities not at fair value through profit or loss (“FVTPL”), net of transaction costs that are directly attributable to the issue of such financial liabilities.

Financial assets are subsequently derecognized when payment is received in cash or other financial assets or if the debtor is discharged of its liability. A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When the terms of the liability are substantially modified, such modification is treated as a debt extinguishment and results in the derecognition of the original liability and the recognition of a new liability at fair value. The difference in the respective carrying amounts is recognized in the consolidated statement of loss. If an exchange of debt instruments or modification of terms is accounted for as an extinguishment, any costs or fees incurred are recognised as part of the gain or loss on the extinguishment. If the exchange or modification is not accounted for as an extinguishment, any costs or fees incurred adjust the carrying amount of the liability and are amortised over the remaining term of the modified liability.

b) Classification

Subsequent to initial recognition, financial instruments are measured according to the category to which they are classified. Financial instruments are classified and measured at amortized cost, or classified at FVTPL or designated at FVTPL, in which case they are subsequently measured at fair value.

The classification of financial assets and liabilities is driven by the Company’s business model for managing the assets or liabilities and their contractual cash flow characteristics. Financial assets that are held to collect contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Financial liabilities are measured at amortized cost, unless the Company has opted to measure them at FVTPL.

The Company classifies cash and trade receivable and other receivables (excluding commodity taxes receivable) as financial assets measured at amortized cost and accounts payable and accrued liabilities (excluding deferred revenue), term loan, credit facility, convertible notes, other loan and the government grant liabilities as financial liabilities measured at amortized cost.

The call options (note 18a) held by the Company are classified as a derivative financial asset measured at FVTPL. The put option (note 18a) is classified as a non-derivative equity instrument, initially recorded at fair value, and subsequently at cost.

c) Impairment of financial instruments

The expected credit losses associated with debt instruments carried at amortized cost is assessed on a forward-looking basis. For trade accounts receivable, the Company applies a simplified approach in calculating expected credit losses and does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime expected credit losses at each reporting date.

Inventories

Raw materials and finished goods are recorded at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method. The cost of finished goods includes the cost of direct materials and labour and a proportion of manufacturing overhead costs based on normal operating capacity. The net realizable value is defined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

Inventories are written down to net realizable value when the cost of inventories is estimated to be unrecoverable due to obsolescence, damage or declining selling prices. If a decline in the price of raw materials indicates that the cost of the finished goods exceeds net realizable value, the raw materials are written down to the replacement cost of the materials, which is the best available measure of the net realizable value. When circumstances that previously caused inventories to be written down below cost no longer exist or when there is a clear evidence of an increase in selling prices, the amount of the previously recorded write-down is reversed, without exceeding original cost.

Property and equipment

Property and equipment are initially recorded at cost and subsequently measured at cost, less accumulated depreciation and impairment. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives as follows:
Computer equipment	3 years
Office furniture and equipment	5 years
R&D equipment and tools	5 years
Stands and moulds	4 and 10 years
Leasehold improvements	Term of lease
Vehicles	5 years

Estimated useful life and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis. The depreciation of property and equipment is recognized in the consolidated statement of loss in the expense category that is consistent with the function of the property and equipment or capitalized as development costs.

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease; that is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Company recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized and any initial direct costs. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term, including renewal options the Company is reasonably certain to exercise, and the estimated useful lives of the assets as follows:
Office premises	3 to 15 years
Other equipment	3 to 5 years

The depreciation of right-of-use assets is recognized in the consolidated statement of loss in the expense category that is consistent with the function of the right-of-use asset or capitalized as development costs.

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term, which includes the net present value of fixed payments and the value of any options to extend a lease where the Company is reasonably certain to do so. In calculating the present value of lease payments, the Company uses the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

Lease payments on short-term leases with lease terms of less than 12 months or low-value leases are accounted for as expenses on a straight-line basis in the consolidated statement of loss. Variable lease payments that do not depend on an index or a rate are recognized as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

Business combinations and goodwill

Business combinations are accounted for using the acquisition method. Acquisition-related costs are expensed as incurred.

The Company determines that it has acquired a business when the acquired set of activities and assets include at least an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When the Company acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interests (“NCI”) over the fair value of net identifiable assets acquired and liabilities assumed). Subsequently, goodwill is measured at cost less any accumulated impairment losses.

Intangible assets

Intangible assets consist of patents, licenses, software, others and development costs with finite useful lives. Intangible assets are initially recorded at cost and subsequently measured at cost, less accumulated amortization and impairment. In regard to patents, costs are capitalized during the application period and are being amortized from the grant date over the residual life of the patent, which does not exceed 20 years from the application date.

Amortization is calculated using the straight-line method over the assets’ estimated useful lives as follows:
Patents	Life of the patent
Licenses	10 and 18 years
Software	3 years
Others	10 years
Development costs	Period of expected future sales from the related project(1)

____________

(1)      Amortization of the asset begins when development is completed, and the asset is available for use.

Estimated useful life and the amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimates being accounted for on a prospective basis. The amortization expense on intangible assets with finite useful lives is recognized in the consolidated statement of loss in the expense category that is consistent with the function of the intangible assets or capitalized as development costs.

Borrowing costs directly attributable to the acquisition, construction or production of an asset that take a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. Developments costs related to the Company’s projects to develop and enhance the technology and capabilities of autonomous driving applications and advanced driver assistance systems (“ADAS”) are considered to be qualified

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

assets eligible for borrowing costs capitalization. Borrowing costs consist of interest expense calculated using the effective interest method (this includes the effective interest on term loans and other debts including an implicit interest on convertible loans and credit facilities at FVTPL), interest on lease liabilities and other issuance costs that are incurred in connection with the borrowing of funds. Borrowing costs do not include gain or loss on revaluation of instruments carried at fair value. When the Company borrows funds specifically to obtain a particular qualifying asset, the borrowing costs that are directly related to that qualifying asset during the period are capitalized. When the Company borrows funds generally and uses them for the purpose of obtaining a qualifying asset, the Company determines the amount of borrowing costs eligible for capitalization by applying a capitalization rate to the expenditures on that asset. Expenditure on qualifying assets includes only the expenditure resulting in the payment of cash, the transfer of other assets or the assumption of interest-bearing liabilities. The capitalization rate is the weighted average of the borrowing costs applicable to all borrowings of the entity that are outstanding during the period. However, the Company excludes from this calculation borrowing costs applicable to borrowings made specifically for the purpose of obtaining a qualifying asset until substantially all the activities necessary to prepare that asset for its intended use or sale are complete. The amount of borrowing costs capitalized during a year shall not exceed the amount of borrowing costs incurred during that year.

Research and development costs

Research costs are expensed as incurred. Development costs on an individual project are recognized as an intangible asset when the Company can demonstrate:

•        The technical feasibility of completing the intangible asset so that the asset will be available for use or sale;

•        Its intention to complete the asset and its ability and intention to use or sell the asset;

•        How the asset will generate future economic benefits;

•        The availability of resources to complete the project; and

•        The ability to measure the expenditure reliably during development.

Impairment of non-financial assets

For the purposes of assessing impairment, assets are grouped in cash-generating units (“CGUs”), which represent the lowest levels for which there are separately identifiable cash inflows generated by those assets. Property and equipment, intangible assets, goodwill and right-of-use assets are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. In addition, development costs that are not yet available for use and goodwill are tested for impairment annually, regardless of the presence of indicators of impairment. In the case of indicators of impairment, or when a required annual test is performed, the asset’s recoverable amount is calculated to establish the amount of impairment loss, if any. If it is not possible to determine the recoverable amount for an individual asset, the recoverable amount of the asset’s CGU is then determined. The recoverable amount is the higher of an asset’s or CGU’s fair value less cost of disposal and value in use. Fair value less costs of disposal represents the amount an entity could obtain at the valuation date from the asset’s disposal in an arm’s length transaction between knowledgeable, willing parties, after deducting the costs of disposal. Value in use is the present value of estimated future cash flows discounted at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset for which estimated future cash flows were not adjusted. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

An impairment loss is recognized in the amount by which the carrying amount of an asset or CGU exceeds its recoverable amount. When the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is first impaired. Any excess amount of impairment is recognized and attributed to assets in the CGU, prorated to the carrying amount of each asset in the CGU. In allocating an impairment loss, the Company shall not reduce the carrying amount of an asset below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero.

The Company evaluates impairment losses for potential reversals when events or circumstances require such considerations, except for goodwill.

Government grants and Research and development (“R&D”) tax credits

Government grants and Research and development (“R&D”) tax credits are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be complied and will continue to comply with all the conditions related to such assistance. The Company recognizes the grants as other income or as a reduction of capital expenditures in the period that the related expenses or expenditures are incurred.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) 1) as a result of a past event; 2) when it is more probable than not that an outflow of resources embodying economic benefits will be required to settle the obligation; and, 3) when a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is accounted for in the consolidated statements of loss.

If the known expected settlement date exceeds twelve months from the date of recognition, provisions are discounted using a current pre-tax interest rate that reflects the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a financial expense. Provisions are reviewed periodically and adjusted as appropriate.

The provisions are related to onerous contracts. These represent firm customer purchase orders in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it. The unavoidable costs are the cost of fulfilling the contracts.

Government grant liabilities

Government grants that include a reimbursement clause based on the Company sales of a specific program are accounted for as a financial liability. At initial recognition, the government grant is estimated at the present value of all future cash disbursements. After the initial recognition, the government grant is measured at amortized cost using the effective interest method. Assumptions underlying expected sales are reviewed annually and are used to derive expected repayment schedules. When the expected repayment schedule changes, the Company recalculates the carrying value of the government grant liability using the original effective interest rate, with the corresponding gain or loss accounted for in financial expenses.

Capital stock

The Company classifies a financial instrument, or its component part, as a financial liability, a financial asset or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument. In order to determine whether a financial instrument is an equity instrument rather than a financial liability, the instrument is an equity instrument if, and only if: a) the instrument includes no contractual obligation to deliver cash or another financial asset to another entity or to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavourable to the Company and b) if the instrument will or may be settled in the Company’s own equity

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

instruments, it is i) a non-derivative that includes no contractual obligation for the Company to deliver a variable number of its own equity instruments, or ii) a derivative that will be settled only by the Company exchanging a fixed amount of cash or another financial asset for a fixed number of its own equity instruments.

The Company determined that its preferred shares containing conversion features as a whole are a non-derivative instrument.

Share-based compensation

For equity-settled share-based payment transactions with parties other than employees, the Company measures the goods or services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably. For transaction with parties other than employees, there is a rebuttable presumption that the fair value of the goods or services received can be estimated reliably. If the Company cannot estimate reliably the fair value of the goods or services received, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted. Any transactions costs incurred are expensed in the consolidated statements of loss.

The Company also offers equity-settled and cash-settled share-based compensation plans to its employees and directors, under which the Company receives services as consideration for equity instruments of the Company. The Company accounts for all forms of stock-based compensation using the fair value-based method.

a) Equity-settled compensation

The fair value of stock options is determined at the date of the grant using the Black-Scholes option pricing model. Where granted stock options vest in instalments over the vesting period (defined as graded vesting), the Company treats each instalment as a separate stock option grant.

The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. The expense in the consolidated statement of loss for a period represents the movement in cumulative expense recognized at the beginning and end of that period and is credited to “Reserve — stock options.” No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Any consideration received by the Company in connection with the exercise of stock options is credited to “Capital stock.” Upon issuance of the shares, amounts recognized in “Reserve — stock options” are transferred to “Capital stock.”

b) Cash-settled compensation

A liability is recognized for the fair value of cash-settled transactions. The fair value is measured initially and at each reporting date up to and including the settlement date, with changes in fair value recognized in the consolidated statement of loss to the extent the employees have rendered service to date.

Defined contribution pension plans

The Company offers a defined contribution pension plan to its Canadian employees. The Company pays an annual contribution amounting to 3% of employee eligible salary on a civil year basis and has no legal or constructive obligation to pay further amounts. As a result, no related liability appears on the consolidated statement of financial position, except for the expense recognized for contributions due but not yet paid at the end of the reporting period. Contributions paid and payable to the defined contribution plan are expensed as incurred. The Company’s contribution related to the defined contribution plan for the year ended September 30, 2023, amounted to $283,545 ($400,658 in 2022), a portion of which was capitalized as intangible assets.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

Additionally, the Company offers a defined contribution pension plan to employees of its Israeli subsidiary, which complies with the local laws in that country. The Company pays an annual contribution amounting to 8.33% of the employee eligible salary towards the severance pay component. The Company pays an annual contribution amounting to 6.5% of the employee eligible salary towards the pension component. The Company’s contribution related to the Israeli subsidiary defined contribution plan for the year ended September 30, 2023, amounted to $1,057,881 ($1,101,890 in 2022), a portion of which was capitalized as intangible assets.

Revenue recognition

Revenue from contracts with customers is recognized for each performance obligation, either over a period of time or at a point of time, depending on which method reflects the transfer of controls of the services underlying the particular performance obligation to the customer.

Revenue from sales of products in the consolidated statement of loss is recognized at the point in time when the Company has transferred control of the products to the buyer, which is generally on delivery of the product. The Company generally has a right to payment at the time of delivery, which is the same time that the Company has satisfied its performance obligation under the arrangement, as such a receivable is recognized as the consideration is unconditional and only the passage of time is required before the payment is due.

Consideration received from customers for which the Company has an obligation to transfer products or services is recorded as a deferred revenue.

Income taxes

a) Current income taxes

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Company operates and generates taxable income. Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statement of loss and comprehensive loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

b) Deferred income taxes

The Company accounts for deferred income taxes using the liability method. Under this method, deferred income tax assets and liabilities are determined based on deductible or taxable temporary differences between the carrying amounts and tax bases of the assets and liabilities, using enacted or substantively enacted income tax rates expected to be in effect for the year in which differences are expected to reverse.

Deferred income tax assets are recorded only to the extent that it is probable that they will be recovered.

Fair value measurement

The fair value of a financial instrument is equal to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as at the measurement date. Fair value is based on the presumption that the transaction takes place in the principal market for the asset or liability. The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair value requires the use of valuation techniques and assumptions. Fair value amounts disclosed in these consolidated financial statements represent the Company’s estimate of the price at which a financial instrument could be sold or transferred between market participants. They are point-in-time estimates that may change in subsequent reporting periods due to market conditions.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

2.      Summary of significant accounting policies (cont.)

All assets and liabilities for which fair value is measured in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:
Level 1	—	Valuation based on quoted prices in active markets (unadjusted) for identical assets or liabilities.
Level 2	—

Valuation techniques based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

Level 3	—	Valuation techniques for which a significant input for the asset or liability is not based on observable market data (unobservable inputs).

3.      Significant accounting judgments, estimates and assumptions

The preparation of consolidated financial statements requires management to make judgments, estimates and assumptions that affect the amounts of revenue, expenses, assets and liabilities and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. These estimates and assumptions also affect the disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the year.

Judgments

Development costs

The Company capitalizes costs for product development projects. Initial capitalization of costs is based on management’s judgment that the Company can demonstrate the existence of a market for the product developed and that it will have the technical and financial capacity to complete the project until commercialization.

Estimates and assumptions

Government grant liabilities

The Company has government grants that include reimbursement clauses based on the sales of a specific program. In order to account for the present value under the effective interest method, or upon initial recognition, management must estimate the future sales over the expected duration of reimbursement. These forecasts are used to determine the expected repayment schedule. Refer to note 15.

Share-based payments

The Company initially measures at fair value the cost of equity-settled transactions with employees and management using the Black-Scholes model. Estimating fair value requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and the fair value of the shares of the Company at the grant date.

The assumptions used to estimate fair value for share-based payment transactions are disclosed in note 19.

Recoverable amount of a group of assets or a CGU

When an impairment test is performed on an asset or a CGU, management estimates the recoverable amount of the asset or CGU based on its fair value less costs of disposal or its value in use. These estimates are based on valuation models requiring the use of a number of assumptions such as forecasts of future cash flows, pre-tax discount rate (WACC). These assumptions have a significant impact on the results of impairment tests and on the impairment charge, as the case may be, recorded in the consolidated statement of loss. Refer to note 11.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

3.      Significant accounting judgments, estimates and assumptions (cont.)

Significant Estimates for debt, including bifurcation

The Company holds certain financial instruments, including convertible loan, which requires management to make significant estimates and assumptions that affect the reported amounts in the consolidated financial statements. The following provides information about the key estimates associated with the valuation of debt instruments, specifically those that involve bifurcation.

i. Bifurcation of debt instruments:

The Company has debt instruments with embedded features that may require bifurcation for accounting purposes. Bifurcation separates the host contract and the embedded features to be accounted for separately. The valuation of the embedded features, such as conversion options or detachable warrants, is a significant estimate that involves subjective judgment and market-based assumptions.

ii. Valuation methodology:

The fair value of the bifurcated embedded features is determined using a combination of valuation techniques, including option pricing models and market-based observable inputs. Significant inputs to the valuation model include, but are not limited to, the expected term of the embedded feature, volatility, risk-free interest rates, and credit spreads.

iii. Assumptions and uncertainties:

Company’s estimates of fair value involve inherent uncertainties due to the subjective nature of certain inputs. Changes in assumptions related to volatility, credit spreads, or other market conditions could materially impact the fair value measurement. Additionally, the Company considers the possibility of changes in the terms of the debt instrument that may trigger reassessment of the bifurcation.

4.      Restructuring costs and others

Restructuring

Restructuring mainly involves two components of the Company, referred to as “Components” and “Modules”.

In 2023, LeddarTech announced restructuring initiatives driven by a change in the focus of the Company’s operations, now focused on services and products targeted at the ADAS and AD markets. These initiatives, consisting of the reduction of the workforce, have mostly been completed over the fiscal year ending September 30, 2023. In 2023, restructuring costs of $1,756,433 were incurred and paid.

Although our Modules business has been actively commercialized for many months, no potential buyer has been identified and the underlying assets have not shown to be attractive on the current market. There is no Letter of Intention or any other indication that the sale of our Modules business or of any of the underlying asset could be highly probable. Thus, we determined that it is not highly probable that a sale will be completed within the next 12 months.

For the Components business, LeddarTech originally had the intention of selling the business; however, in September 2022, it was determined that Components business would be wound down. All assets related to the Components business were deemed impaired as of September 30, 2022, except for $4.3 million related to one contract under negotiation at that time, which did not culminate in a project and were subsequently deemed impaired in 2023 (note 11).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

4.      Restructuring costs and others (cont.)

Other

On June 15, 2023, the Company announced that it was abandoning Modules over the coming months. The Company launched with its customers the last time buy process in June 2023. Following a review of its revenues forecasts for certain programs, a write-down on inventories of $2,299,866 was recognized during the year ended September 30, 2023 on the Consolidated statements of loss, under cost of sales. For the year ended September 30, 2023, an onerous contract loss of $1,365,195 was also recorded under cost of sales (note 13).

5.      Segments

The Company operates as one operating and reportable segment. The Company’s Chief Operating Decision Maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

The following table presents revenue by location based on the primary billing address of the customer:

	Year ended September 30,
	2023	2022	2021
	$	$	$
United States	2,863,154	4,609,147	2,909,415
France	2,433,571	775,891	1,606,589
South Korea	744,466	502,461	787,026
Hong Kong	646,696	296,838	195,038
Germany	182,351	266,662	293,104
Canada	131,675	709,172	425,521
Japan	124,384	263,752	182,840
Poland	116,810	—	—
Columbia	54,767	—	—
United Kingdom	—	300,211	612,456
Italy	—	171,237	—
Turkey	—	156,420	505,189
China	—	125,441	—
New Zealand	—	71,015	158,115
Vietnam	—	—	167,436
Other	149,303	517,874	388,597
	7,447,177	8,766,121	8,231,326

For the year ended September 30, 2023, two customers accounted for 34% and 31% (34% and 8% in 2022), respectively, of the Company’s revenue.

The following table presents non-current assets, consisting of property and equipment, right-of-use assets, intangible assets, goodwill and other long-term assets, by location:

		As restated (note 2)
	As at September 30,
	2023	2022
	$	$
Canada	20,480,112	20,587,675
Israel	37,688,596	31,007,023
	58,168,708	51,594,698

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

6.      Revenue

For the year ended September 30, 2023 and 2022, the Company generated only point-in-time revenue.

Contract balances

The Company’s contract balances primarily consist of trade accounts receivable (note 7) and contract liabilities related to payments received from customers in advance of shipping goods. The Company recorded the following activity related to customer prepayments, which are recorded as deferred revenue within “Accounts payable and accrued liabilities” (note 12):

	As at September 30,
	2023 $	2022 $	2021 $
Balance, beginning of year	311,516	5,845	100,271
Additions to prepayments received in the year	2,862,150	2,178,427	2,046,289
Customer fulfillments from accrual	(2,069,437)	(1,872,756)	(2,140,715)
Balance, end of year	1,104,229	311,516	5,845

7.      Trade receivable and other receivables

	As at September 30,
	2023 $	2022 $
Trade accounts receivable	1,663,495	2,483,083
Commodity taxes receivable	1,407,560	693,250
Others	618,420	609,948
	3,689,475	3,786,281

Trade accounts receivable are non-interest bearing and normally due within 30 days from the date an invoice is issued. Bad debt expense amounted to nil as at September 30, 2023 ($24,466 as at September 30, 2022).

8.      Inventories

	As at September 30,
	2023 $	2022 $
Raw materials	942,860	2,546,853
Finished goods	304,086	390,296
	1,246,946	2,937,149

Inventories recognized as an expense in cost of sales during the year amount to $7,521,845 ($5,241,718 in 2022). The Company recognized $2,299,866 of write-down in 2023 in the consolidated statement of loss ($19,859 in 2022 and a reversal of $17,115 in 2021).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

9.      Property and equipment

	Computer equipment $	Office furniture and equipment $	R&D equipment and tools $	Stands and moulds $	Leasehold improvements $	Vehicles $	Total $

Cost
October 1, 2022	4,867,724	1,108,834	1,166,561	898,697	1,133,617	192,205	9,367,638
Additions	147,799	—	49,554	—	(8,578)	—	188,775
Disposals	—	(35,000)	(10,000)	—	—	—	(45,000)
September 30, 2023	5,015,523	1,073,834	1,206,115	898,697	1,125,039	192,205	9,511,413

Accumulated depreciation
October 1, 2022	3,376,015	856,301	657,734	497,133	259,710	97,736	5,744,629
Depreciation(1)	916,022	104,296	336,380	132,598	156,690	49,341	1,695,327
September 30, 2023	4,292,037	960,597	994,114	629,731	416,400	147,077	7,439,956
Net book value
September 30, 2023	723,486	113,237	212,001	268,966	708,639	45,128	2,071,457

____________

(1)      Depreciation of $420,730 related to property and equipment is capitalized in development costs as they are used in development projects that are eligible for capitalization.
	Computer equipment $	Office furniture and equipment $	R&D equipment and tools $	Stands and moulds $	Leasehold improvements $	Vehicles $	Total $
Cost
October 1, 2021	3,706,414	1,019,548	1,057,757	878,553	403,070	129,405	7,194,747
Additions	1,161,310	89,286	108,804	20,144	730,547	62,800	2,172,891
September 30, 2022	4,867,724	1,108,834	1,166,561	898,697	1,133,617	192,205	9,367,638

Accumulated depreciation
October 1, 2021	2,340,938	648,503	501,916	438,391	162,541	50,322	4,142,611
Depreciation(1)	1,035,077	207,798	155,818	58,742	97,169	47,414	1,602,018
September 30, 2022	3,376,015	856,301	657,734	497,133	259,710	97,736	5,744,629
Net book value
September 30, 2022	1,491,709	252,533	508,827	401,564	873,907	94,469	3,623,009

____________

(1)      Depreciation of $153,151 related to property and equipment is capitalized in development costs as they are used in development projects that are eligible for capitalization.
	Computer equipment $	Office furniture and equipment $	R&D equipment and tools $	Stands and moulds $	Leasehold improvements $	Vehicles $	Total $
Cost
October 1, 2020	2,578,827	1,003,451	905,695	704,565	386,641	73,562	5,652,741
Additions	1,322,463	18,334	177,728	213,377	17,245	67,720	1,816,867
Grants (note 23)	(194,876)	(2,237)	(25,666)	(39,389)	(816)	(11,877)	(274,861)
September 30, 2021	3,706,414	1,019,548	1,057,757	878,553	403,070	129,405	7,194,747

Accumulated depreciation
October 1, 2020	1,445,903	469,404	316,258	367,041	98,345	23,976	2,720,927
Depreciation(1)	895,035	179,099	185,658	71,350	64,196	26,346	1,421,684
September 30, 2021	2,340,938	648,503	501,916	438,391	162,541	50,322	4,142,611
Net book value
September 30, 2021	1,365,476	371,045	555,841	440,162	240,529	79,083	3,052,136

____________

(1)      Depreciation of $288,851 related to property and equipment is capitalized in development costs as they are used in development projects that are eligible for capitalization.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

9.      Property and equipment (cont.)

Depreciation is included in the consolidated statement of loss as follows:

	Year ended September 30,
	2023 $	2022 $	2021 $

Cost of sales	214,828	157,819	142,870
Marketing and product management	1,686	624	18,338
General and administrative expenses	794,273	1,108,835	926,354
Research and development costs	263,810	181,589	45,271
	1,274,597	1,448,867	1,132,833

10.    Leases

The Company has lease contracts for office premises and other equipment. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets.

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the year:

	Office premises $	Other equipment $	Total $

October 1, 2020	4,434,654	25,087	4,459,741
Additions	6,951	—	6,951
Depreciation[1]	(522,323)	(7,262)	(529,585)
September 30, 2021	3,919,282	17,825	3,937,107
Additions	2,686,444	—	2,686,444
Depreciation(1)	(723,915)	(7,262)	(731,177)
September 30, 2022	5,881,811	10,563	5,892,374
Lease modification	(879,689)		(879,689)
Reassessment of the right-of-use assets	(888,426)	—	(888,426)
Depreciation(1)	(938,071)	(5,870)	(943,941)
September 30, 2023	3,175,625	4,693	3,180,318

____________

(1)      Depreciation of $362,005 ($120,236 in 2022 and $136,000 in 2021) related to right-of-use assets is capitalized in development costs as they are used in development projects that are eligible for capitalization.

Set out below are the carrying amounts of lease liabilities and the movements during the year ended September 30:

	2023 $	2022 $	2021 $

Balance, beginning of year	6,579,103	4,264,983	4,673,283
Additions	—	2,686,444	6,951
Lease modification	(958,296)	—	—
Reassessment of the lease liability	(888,426)	—	—
Accretion of interest	401,229	551,291	303,390
Gain on foreign exchange	(213,333)	(55,852)	—
Lease payments	(1,139,044)	(867,763)	(718,641)
Balance, end of year	3,781,233	6,579,103	4,264,983

Current	722,675	673,605	320,488
Non-current	3,058,558	5,905,498	3,944,495

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

10.    Leases (cont.)

Depreciation of right-of-use assets is included in the consolidated statement of loss as follows:

	Year ended September 30,
	2023 $	2022 $	2021 $

Cost of sales	48,542	50,071	43,752
Marketing and product management	5,778	11,303	24,885
Selling expenses	5,526	11,247	13,319
General and administrative expenses	455,932	237,596	53,626
Research and development costs	66,158	300,724	258,003
	581,936	610,941	393,585

The maturity analysis of lease liabilities based on contractual undiscounted payments is as follows:

$
Less than 1 year	1,082,230
1 to 5 years	3,490,733
More than 5 years	99,388
4,672,351

The following are the amounts recognized in net loss:

	Year ended September 30,
	2023 $	2022 $	2021 $

Depreciation expense of right-of-use assets	581,936	610,941	393,585
Interest expense on lease liabilities	401,229	551,291	303,390
Expense relating to short-term leases	—	16,649	56,614
Expense relating to leases of low-value assets	—	37,477	852
Variable lease payments	—	2,805	150,130
Gain on foreign exchange	(213,333)	(55,852)	—
	769,832	1,163,311	904,571

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

11.    Intangible assets

	Patents $	Licenses $	Software $	Development costs(2) $	Others $	Total $
Cost
October 1, 2022	2,321,660	2,610,533	575,719	69,926,228	94,810	75,528,950
Additions	1,128,795	—	—	12,769,457	—	13,898,252
Borrowing costs(1)	—	—	—	3,898,829	—	3,898,829
Write-offs(3)	—	(1,424,196)	—	(40,993,947)	—	(42,418,143)
R&D tax credits (note 23)	—	—	—	(256,234)	—	(256,234)
Grants (note 23)	—	—	—	(268,460)	—	(268,460)
September 30, 2023	3,450,455	1,186,337	575,719	45,075,873	94,810	50,383,194

Accumulated amortization and impairment
October 1, 2022	798,878	1,147,272	476,003	38,278,286	67,322	40,767,761
Amortization	260,129	36,489	44,995	56,682	5,734	404,029
Impairment	—	1,424,196	—	4,367,243	—	5,791,439
Write-offs(3)	—	(1,424,196)	—	(40,993,947)	—	(42,418,143)
September 30, 2023	1,059,007	1,183,761	520,998	1,708,264	73,056	4,545,086
Net book value
September 30, 2023	2,391,448	2,576	54,721	43,367,609	21,754	45,838,108

____________

(1)      The capitalization rate used to determine the amount of general borrowing costs eligible for capitalization during the year ended September 30, 2023 was 17%.

(2)      Including $43,267,013 not yet available for use for which amortization begins when development is completed, and the asset is available for use. Such development costs are related to projects to develop and enhance the technology and capabilities with respect to autonomous driving and ADAS applications.

(3)      During the fiscal year 2023, an impairment expense amounting to $5,791,439 was recognized:

i.        During the first quarter of 2023, the Company reviewed its September 30,2022 transition plan resulting in certain development costs and licenses no longer expected to be used. Consequently, certain intangible assets were no longer expected to be used and the test was performed at the asset level. These assets had a carrying amount of $5,791,439 and were completely written-off, resulting in an impairment expense of the same amount, including the license related to the development of Components technology projects for $1,424,196;

ii.       The Company performs an annual impairment test for its goodwill and intangible assets not yet available through the assessment of the recoverable amount of the CGU to which they belong. The CGU selected for impairment testing was identified based on the level at which goodwill is monitored for internal management purposes, and to which the intangible assets not yet available for use pertain; and

The recoverable amount of the CGU is determined based on the higher of its value-in-use and fair value less costs to sell. The value-in-use is calculated using discounted cash flow projections, taking into consideration management’s best estimates of future cash flows, growth rates, and appropriate discount rates. The discount rate of 33.65% is based on an estimated weighted average cost of capital (“WACC”) for the Company, adjusted to reflect the risks related to the projected cash flows of the CGU.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

11.    Intangible assets (cont.)

The recoverable amount of the CGU, including goodwill and intangible assets not yet available for use, exceeds its carrying amount. The model is particularly sensitive to the future expected cash flows in the upcoming periods, should these not be realized, an impairment loss may be needed in future periods.

	Patents $	Licenses $	Software $	Development costs $		Others $	Total $
				(Restated – note2)			(Restated – note2)
Cost
October 1, 2021	1,966,646	2,595,473	494,149	49,764,539		94,810	54,915,617
Additions	355,014	15,060	81,570	14,894,330	(1)(2)	—	15,345,974
Borrowing costs	—	—	—	6,994,197	(3)	—	6,994,197
R&D tax credits (note 23)	—	—	—	(776,050)		—	(776,050)
Grants (note 23)	—	—	—	(950,788)		—	(950,788)
September 30, 2022	2,321,660	2,610,533	575,719	69,926,228		94,810	75,528,950

Accumulated amortization and impairment
October 1, 2021	678,067	910,756	399,808	28,374		61,316	2,078,321
Amortization	120,811	236,516	76,195	42,409		6,006	481,937
Impairment	—	—	—	38,207,503	(5)	—	38,207,503
September 30, 2022	798,878	1,147,272	476,003	38,278,286		67,322	40,767,761
Net book value
September 30, 2022	1,522,782	1,463,261	99,716	31,647,942	(4)	27,488	34,761,189

____________

(1)      The additions to Development costs include an equity-settled related party transaction of $3,703,920. The acquisition is accounted for as an asset acquisition, and not a business combination, as the acquired set of assets does not meet the definition of a business based on the performance of the concentration test under IFRS 3, Business Combinations. Related transactions costs of $798,778 were recognized in the consolidated statement of loss. Refer to Note 16.

(2)      Amortization of $224,873 related to a specific license is capitalized in development costs as the licensed intellectual property and technology is used in development projects which are eligible for capitalization.

(3)      The capitalization rate used to determine the amount of general borrowing costs eligible for capitalization during the year ended September 30, 2022 was 16%.

(4)      Including $31,560,716 not yet available for use for which amortization begins when development is completed, and the asset is available for use. Such development costs are related to projects to develop and enhance the technology and capabilities with respect to autonomous driving and ADAS applications.

(5)      As a result of LeddarTech’s transition into an Automotive Software Business Model, the Company tested its non-financial assets for impairment. As at September 30, 2022, an impairment expense amounting to $38,207,503 was recognized:

i.         Certain intangible assets were no longer expected to be used and the test was performed at the asset level. These assets had a carrying amount of $7,975,234 and were completely written-off, resulting in an impairment expense of the same amount; and

ii.       Certain intangible assets within a CGU were still expected to be used but their related recoverable amount ($2,233,781) was determined to be less than their related carrying value ($32,466,050). Consequently, an impairment loss of $30,232,269 was recognized. The value in use of these assets were determined to be higher than the fair value less cost of disposal, hence corresponding to the recoverable amount. The value in use is based on the net present value of the future cash flows expected to arise from a potential license agreement, discounted at a rate of 27.5%. The discount rate is based on an estimated weighted average cost of capital (“WACC”) for the Company, adjusted to reflect the risks related to the projected cash flows of these assets. The model is particularly sensitive to the future expected cash flows in the upcoming periods, should these not be realized, an impairment loss may be needed in future periods.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

11.    Intangible assets (cont.)

	Patents $	Licenses $		Software $	Development costs $	Others $	Total $
					(Restated – note 2)		(Restated – note 2)
Cost
October 1, 2020	1,658,213	2,592,589		457,382	29,453,730	94,810	34,256,724
Additions	348,073	2,884		44,025	16,667,043 (1)	—	17,062,025
Borrowing costs	—	—		—	6,304,340 (2)	—	6,304,340
R&D tax credits (note 23)	—	—		—	(995,506)	—	(995,506)
Grants (note 23)	(39,640)	—		(7,258)	(1,665,068)	—	(1,711,966)
September 30, 2021	1,966,646	2,595,473		494,149	49,764,539	94,810	54,915,617

Accumulated amortization
October 1, 2020	512,852	538,907		269,323	14,186	54,396	1,389,664
Amortization	165,215	371,849	(1)	130,485	14,188	6,920	688,657
September 30, 2021	678,067	910,756		399,808	28,374	61,316	2,078,321
Net book value
September 30, 2021	1,288,579	1,684,717		94,341	49,736,165 (3)	33,494	52,837,296

____________

(1)      Amortization of $224,873 related to a specific license is capitalized in development costs as the licensed intellectual property and technology is used in development projects which are eligible for capitalization.

(2)      The capitalization rate used to determine the amount of general borrowing costs eligible for capitalization during the year ended September 30, 2021 was 21%.

(3)      Including $49,695,492 not yet available for use for which amortization begins when development is completed, and the asset is available for use. Such development costs are related to projects to develop and enhance the technology and capabilities with respect to autonomous driving and ADAS applications.

Amortization is included in the consolidated statement of loss as follows:

	Year ended September 30,
	2023 $	2022 $	2021 $
General and administrative expenses	52,160	127,764	207,318
Research and development costs	234,334	129,300	256,466
	286,494	257,064	463,784

12.    Accounts payable and accrued liabilities

	As restated (note 2) As at September 30,
	2023 $	2022 $
Trade payables and accrued liabilities	6,466,196	3,626,462
Salaries and fringe benefits	5,757,652	6,584,878
Interest payable on credit facility	221,247	353,014
Deferred revenue (note 6)	1,104,229	311,516
Others	21,581	112,492
	13,570,905	10,988,362

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

13.    Provisions

The following table details the changes in provisions between September 30, 2022 and 2023:

Onerous contracts $
Balance, as at September 30, 2022 (nil as at September 30, 2021)	—
New provisions	1,652,216
Revision of estimations	(287,021)
Provisions utilized	(487,051)
Balance, as at September 30, 2023	878,144

14.    Long-term debt

The following table details the maturities and weighted average interest rates related to long-term debt as at September 30, 2023 and 2022:

	Final maturity	Weighted average effective interest rate %	2023 $	2022 $
Convertible loan (a)	2028	33.65	11,258,950	—
Credit facility (b)	2026	17.58	28,747,705	30,000,000
Term loan (c)	2030	33.65	7,718,928	10,034,513
Other loan (e)	2023	N/A	—	1,582,780
Long-term debt		23.96	47,725,583	41,617,293
Current portion of long-term debt			—	30,342,675
Long-term debt			47,725,583	11,274,618

In April and June 2023, the Company’s long-term debt facilities were renegotiated as part of the Company’s refinancing.

a) Convertible loan

Company refinancing — Business Combination and Subscription Agreement

On June 12, 2023, the Company entered into a Business Combination Agreement (the “BCA”) with Prospector Capital Corp. (“Prospector”) (Refer to note 31). Concurrently with the execution of the BCA, LeddarTech entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe an aggregate principal amount of at least US$43,000,000 in two Tranches.

On June 13, 2023, the PIPE Investors paid US$21,660,000 in cash ($28,957,266) for Tranche A-1 in exchange of convertible notes bearing an interest rate of 12% and 595,650 warrants to purchase an equivalent number of Class D-1 preferred share of the Company exercisable at the cost of US$0.01 per share. Interest on the notes compounds annually and is added to the principal amount of the notes. The convertible notes are convertible into the number of Surviving Company Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Surviving Company Common Share (conversion option). The Convertible note is secured by a hypothec in the amount of US$60,000,000 over the universality of the Company’s movable assets, present and future, ranking after the security of Credit Facility (note 14b)).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

14.    Long-term debt (cont.)

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

On June 13, 2023, upon initial recognition, the $28,957,266 of Tranche A-1 financing was allocated to its component is as follows:

•        The debt portion of Tranche A-1 was recorded at amortised cost at a carrying value of US$7,485,064 ($9,982,830), net of transaction costs of $92,583, resulting in an effective interest rate of 33.9%.

•        The conversion option was initially recognised at the fair value, determined using a Black-Scholes valuation model, for an amount of US$528,363 ($704,677). The conversion option is a liability classified embedded derivative whose fair value is recorded in the Consolidated statements of financial position under Conversion options within the Company’s liabilities. This embedded derivative is separated from the host contract and recognised as at fair value through profit or loss, with changes in its fair value recorded in the Consolidated statements of loss under Finance costs.

•        The 595,650 warrants to acquire 595,650 D-1 Preferred Shares were recognised at their fair value of US$13,646,573 ($18,269,759), determined using a Black-Scholes valuation model.

The fair value of the conversion option and the warrants at initial recognition were determined using the Black-Scholes option pricing model and the following assumptions:

	Conversion option	Warrants
Fair value of the underlying share	US$ 1.67	US$ 22.92
Exercise price	US$ 10.00	US$ 0.01
Risk-free interest rate	4%	5%
Expected volatility	60%	60%
Expected life	5.00 years	0.04 years
Dividend yield	0%	0%

The transaction fees of $529,047 were incurred in relation to the Subscription Agreement. The fees were allocated to Tranche A and B in proportion of the amount of each tranche. The Tranche A fee was allocated based on the relative value of each component and $92,583 was recognised as a reduction of the Convertible Note and $171,940 was recognised in net loss under Transaction costs. The fees attributable to Tranche B have been recognised as a long-term asset on the Consolidated statements of financial position under Other assets.

In June 2023, the warrants were exercised, thus 595,650 D-1 preferred shares were issued (note 16).

In July 2023, PIPE investors paid US$340,530 in cash ($449,159) for an additional Tranche A subscription (Tranche A-2) under the same terms as the initial Tranche A-1 subscription. The Tranche A-2 financing was allocated to its component is as follows:

•        The debt portion of Tranche A-2 was recorded at amortised cost at a carrying value of US$119,998 ($158,277), resulting in an effective interest rate of 33.9%.

•        The conversion option was initially recognised at the fair value, determined using a Black-Scholes valuation model, for an amount of US$9,247 ($12,197).

•        The 9,354 warrants to acquire 9,354 D-1 Preferred Shares were recognised at their fair value of US$211,285 ($278,685), determined using a Black-Scholes valuation model.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

14.    Long-term debt (cont.)

The fair value of the conversion option and the warrants at initial recognition were determined using the Black-Scholes option pricing model and the same assumptions as the initial Tranche A subscription assumptions, except for the fair value of the underlying share, namely US$1.75 for the conversion option and US$22.60 for the warrants, respectively.

In August 2023, the warrants were exercised, thus 9,354 D-1 preferred shares were issued (note 16).

b) Credit facility

On January 23, 2020, the Company contracted a term loan for a maximum authorized amount of $30,000,000 (“2020 credit facility”) bearing interest based on the Canadian prime rate or US base rate plus 6.05% or 10% for the first 12 months, with an extension at the option of the Company for a period of nine months bearing interest at 10.5%, to refinance the 2018 credit facility and support research and development. The loan will become due and payable upon the first of the two following scenarios: (1) upon the reception of a financing round; and (2) December 31, 2020, unless the option to extend is exercised by the Company. The facility was renewed and modified in 2021.

The Credit facility, composed of a term loan, an operating loan and a derivative risk facility were coming to maturity on April 30, 2023. On April 5, 2023, 25 days before maturity of the term loan, the Company entered into an Amended and Restated Financing Offer and the term loan under the credit facility was renewed for a period of 30 months. The operating loan and the derivative risk facilities were terminated. Concurrently, the Company secured a bridge loan with the same lender (note 14d).

The existing $30,000,000 facility was extinguished through the issuance of this new instrument. The principal remaining at $30,000,000 bare interest at floating interest rate based on the Canadian prime rate or US base rate plus 9.00%. No gain or loss is recognised as a result of this renewal of the credit facility. Transaction costs of $1,412,286 are included in the initial measurement of financial liabilities at the time of renewal, resulting in an effective interest rate of 17.6%.

The new credit facility’s maturity date is January 31, 2026. The operating conditions of the Credit facility provided for is similar to the preceding agreement, except that it provides for accelerated reimbursement for any amount in excess of US$15.0 million contributed by Prospector in the Business Combination Agreement referred to above as well as 25% of any net cash proceeds from the sale of equity securities in excess of US$43.0 million (including from the PIPE Financing, but excluding amounts contributed by Prospector in the Business Combination Agreement referred to above). Furthermore, upon the receipt of net cash proceeds from the sale of the Modules Business Unit and/or the components assets related to the Components Business Unit, 100% of such net cash proceeds shall be used to make a repayment on the outstanding loans.

Under the Credit facility, the Company must maintain an unencumbered cash balance equal to or greater than (i) $2.5 million through completion of the Business Combination, (ii) $10 million from completion of the Business Combination through October 31, 2024, (iii) $7.5 million from November 1, 2024 through December 31, 2024, (iv) $5.0 million from January 1, 2025 through September 30, 2025, and (iv) $3.5 million at all times thereafter. As at September 30, this financial covenant was respected.

As at September 30, 2023, the Company has drawn $30,000,000 from the credit facility ($30,000,000 as at September 30, 2022).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

14.    Long-term debt (cont.)

c) Term loan

On January 23, 2020, the Company signed a non-interest-bearing loan agreement for a maximum authorized amount of $19,800,000 to be disbursed in a maximum of six payments representing 26.65% of eligible incurred expenses and capital expenditures upon the Company’s request, until March 31, 2021. The loan is repayable in 60 equal monthly payments starting after the five-year anniversary of the first disbursement of the loan with a maturity date of March 17, 2030.

In conjunction with the term loan agreement, the Company committed to issue warrants (the “Warrants”) to the lender. During the year ended September 30, 2021, as per the term loan agreement, the Company issued 13,890 warrants to the lender with a strike price of $138.68. The number of warrants represents 10% of the total amount drawn as at September 30, 2021, of $19,262,586 divided by the strike price. These warrants met the definition of a derivative liability and were therefore recorded at fair value. Once the warrants were issued to the lender, they met the fixed-for-fixed criteria for classifying financial instruments as equity since the warrants were settleable in a fixed number of Class C preferred shares at a fixed price per share. Upon each warrant issuance that was fully vested during the year ended September 30, 2021, the respective derivative warrant liability amount was reclassified to equity for an amount of $670,703.

During the year ended September 30, 2023 and 2022, no warrant was issued by the Company and no gain or loss on revaluation of the derivative warrant liability was recognized since all warrants were previously reclassified as equity.

As part of the BCA and Subscription agreement negotiations, the conditions of the Term loan were revised, effective June 12, 2023. The original interest free loan now bears an interest rate of 12%. Capital and capitalized interests will be reimbursable over a period of 42 months starting October 31, 2026. The modification was deemed to be substantial and the existing loan with book value of $11,315,767 was derecognised and a new instrument recognised based on its fair value. On the date of modification, the fair value of the Term loan was estimated at $6,983,592 based on a 33.65% discount rate. The difference between the carrying value of the existing loan and the new loan of $4,332,175 with the carrying value at that date was recorded in the Consolidated statements of loss under Finance income (note 24).

d) Bridge loans

Bridge loans were secured from the Credit facility and the Term loan lenders on April 5, 2023 and May 1, 2023, respectively. Those loans, totalling $6,250,000, were fully re-imbursed on June 12, 2023.

e) Other loan

On June 6, 2023, the Company negotiated a termination agreement in relation with a licence agreement for the worldwide exclusive use by the Company of an intellectual property owned by the licensor for the Company’s use in the development of its Components technology projects. Per the agreement, the related loan (other loan on the Consolidated statements of financial position) valued at $1,739,750 on that date was settled for US$100,000 ($134,189) and a net gain of $1,605,561 was recorded in the Consolidated statements of loss under Finance income as a result of this settlement (note 24). The net carrying amount of the license was completely written off as of December 31, 2022 for the amount of $1,424,196 (note 11).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

15.    Government grant liabilities

As at the acquisition date of Vayavision, a government grant liability of $420,000 was recognized at its fair value and related to the repayment of the grant received by Vayavision from the Israeli Innovation Authority (“IIA”) prior to the acquisition to support the development of the technology. Prior to the acquisition, Vayavision obtained the grant for the total amount of NIS 4 million (CAD$1.5 million) from the IIA to be repaid through royalties of 3% of sales of Vayavision products developed through the funds provided by the IIA. The grant bears an annual interest rate based on SOFR as published by the Bank of Israel.

After initial recognition, the liabilities are measured at amortized cost using the effective interest method. The effective interest rate is 30.3%.

Assumptions underlying grant repayments are reviewed at least annually. As at September 30, 2023, the Company revised the estimated repayment schedule, taking into account updated assumptions and data. This resulted in an accretion loss of $74,335 (2022 — accretion gain of $78,567), which was included in Financial costs, net (note 24).

As at September 30, 2023, the Company also has a government grant liability of $568,807 (US$420,715) related to the repayment of a grant received by Vayavision from Israel-United States Binational Industrial Research and Development (“Bird”) Foundation to support the development of the technology with a partner ($430,588 or US$315,035 as at September 30, 2022). The total amount received by Vayavision is repayable through royalties of 5% of sales of Vayavision products developed through the funds provided by Bird, adjusted for certain index, and it is non-interest bearing. Obligations under the grant agreement with Bird are jointly and severally assumed by Vayavision and its partner in the development project (restated — note 2).

As a result of a default event occurred during the first quarter of 2023, the Company reclassified, as of December 31, 2022, the Bird government grant liability as a short-term liability since the Company is now considering the amounts received as refundable grant are due within the next twelve months.

Government grant liabilities

	2023 $	2022 $	2021 $

		(Restated – note 2)	(Restated – note 2)
Balance, beginning of year	1,409,694	1,159,487	420,000
Grants received	—	178,856	191,902
Accretion interest expense	323,250	384,985	157,202
Loss (gain) on remeasurement due to changes in forecasts	(248,915)	(463,552)	410,740
Foreign exchange loss (gain)	(15,733)	149,918	(20,357)
Balance, end of year	1,468,296	1,409,694	1,159,487

Current	568,807	—	—
Non-current	899,489	1,409,694	1,159,487

16.    Capital stock

Authorized, unlimited number of shares, without par value, of the following classes:

Common shares, voting and participating.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

16.    Capital stock (cont.)

Class A, preferred shares, voting, convertible at the holder’s option into a fixed or variable number of common shares depending on certain events, entitled to receive dividends when declared by the Company, retractable with priority over common shares upon a Liquidation event1.

Class B, preferred shares, voting, convertible at the holder’s option into a fixed or variable number of common shares depending on certain events, entitled to receive dividends when declared by the Company, retractable with priority over common shares, Class A and Class M shares upon a Liquidation event1.

Class C, preferred shares, voting, convertible at the holder’s option into a fixed or variable number of common shares depending on certain events, entitled to receive dividends when declared by the Company, retractable with priority over all other classes of shares, except Class D preferred shares, upon a Liquidation event1.

The holders of common shares are entitled to dividends, pari passu, with the holders of Class A, B and C shares.

All Class A, B and C shares shall automatically be converted into common shares of the Company immediately prior to the closing of a Qualified IPO2.

Class D-1 and Class D-2, preferred shares, voting, convertible at the holder’s option into a fixed or variable number of common shares depending on certain events or automatically converts to common shares upon either approval by at least 50.1% of the Class D shareholders’ voting rights or consummation of a Qualified IPO2 into a fixed or variable number of common shares depending on certain events, entitled to a fixed cumulative preferential dividend of 5% for the first 18 months, and 12% thereafter, if and when declared by the Company, retractable with priority over all other classes of shares upon a Liquidation event1. In the event of a conversion event (defined as an IPO, a SPAC transaction or a Liquidation event1 (“Conversion event”)), Class D-1 shares will be converted into common shares at a fix or variable ratio based on the timing and nature of such Conversion event.

Class M Series, non-voting and non-participating, retractable upon a Liquidation event1 in an amount equal to $5.50 per Class M Series 2014 share, $45.20 for Class M Series 2017 and $102.50 for Class M Series 2020

____________

1        “Liquidation event” shall mean (i) a merger, amalgamation, reorganization, recapitalization, consolidation or other transaction, other than a Qualified IPO, involving the Company and any other Person in which the Persons who were shareholders immediately prior to such merger, amalgamation, reorganization, recapitalization, consolidation or other transaction own less than fifty percent (50%) of the shares on an As-Converted Basis of the surviving or continuing entity after such merger, amalgamation, reorganization, recapitalization, consolidation or other transaction; (ii) the sale, exchange or transfer by the shareholders, in a single transaction or series of related transactions, of shares representing not less than fifty percent (50%) of the shares on an As-Converted Basis; (iii) the sale, lease, license, abandonment, transfer or other disposition of all or substantially all the assets of the Company, in a single transaction or related transactions, or the exclusive license of all or substantially all of the Company’s material intellectual property and technology that is approved by the Board and by holders of at least sixty percent (60%) of the outstanding common shares calculated on an As-Converted Basis; or (iv) a dissolution or a voluntary or involuntary winding up or liquidation of the Company or any other distribution, in whole or in part, of the property or assets of the Company to its Shareholders that is approved by the Board and by holders of at least fifty percent (50%) of the outstanding common shares calculated on an As-Converted Basis. Notwithstanding anything to the contrary herein, the following situation would also be considered as a Liquidation Event for the purpose hereof, a transaction or series of related transactions that results in an existing shareholder increasing its ownership of shares to more than fifty percent (50%) of the common shares on an As-Converted Basis.

2        “Qualified IPO” shall mean the closing of a public offering pursuant to a registration statement that is declared effective under the United States Securities Act of 1933, as amended, or a prospectus filed under the securities legislation of Québec or Ontario in respect of which a final receipt is obtained, in either case covering the offering and sale of common shares for the account of the Company at a price that represents an aggregate pre-money equity value of the Company of at least US$900 million, and that results in aggregate gross proceeds (before deducting underwriting discounts, commissions and the expenses of the offering) from the offering of at least US$50 million and the listing of the Company’s common shares on the Toronto Stock Exchange and/or the NASDAQ Global Market, or the New York Stock Exchange.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

16.    Capital stock (cont.)

(the “Class M Redemption value”), automatically convertible prior to the closing of an IPO or prior to the closing of a Special Purpose Acquisition Company (“SPAC”) transaction into common shares by dividing the applicable Class M Redemption value by the applicable exit price in connection with such IPO or SPAC transaction.

Issued and paid

	As at September 30,
	2023		2022
	Number	$	Number	$
Common shares	167,610	9,894,326	167,610	9,894,326
Class A preferred shares	1,230,291	79,056,406	1,230,291	79,056,406
Class B preferred shares	1,296,922	82,626,031	1,296,922	82,626,031
Class C preferred shares	2,069,741	116,877,914	2,069,741	116,877,914
Class D-1 preferred shares	1,349,111	100,830,621	744,107	82,274,185
Class D-2 preferred shares	635,327	62,960,906	635,327	62,960,906
	6,749,002	452,246,204	6,143,998	433,689,768

On November 1, 2021, the Company entered into a Share Subscription Agreement (the “Agreement”). Under the terms of the Agreement, the investors purchased 635,005 Class D-1 preferred shares (“Initial Share Subscription”) at a purchase price of $118.97 per share ($96.72 US), for an aggregate purchase price of $75,548,925. Share issuance costs incurred amounted to $6,093,492 of which $571,116 was reclassified from other long-term assets. Furthermore, of the aggregate purchase price, $3,703,920 relates to an equity-settled acquisition of development costs (note 11).

On January 19, 2022, the Company issued 109,102 Class D-1 preferred shares to investors at a purchase price of $122.74 per share ($96.72 US), for an aggregate purchase price of $13,390,997, Share issuance costs incurred amounted to $572,245.

In June 2023, the Company issued 595,650 Class D-1 preferred shares to investors at a purchase price of $30.69 per share (US$22.92) for an aggregate purchase price of $18,277,628 (US$13,652,530) , including the exercise price of $7,869 (US$5,957) paid by the PIPE investors, as a result of warrants issued through the PIPE described in note 14a.

In July 2023, the Company issued 9,354 Class D-1 preferred shares to investors at a purchase price of $29.81 per share ($22.60 US) for an aggregate purchase price of $278,808 (US$211,379), including the exercise price of $123 (US$94) paid by the PIPE investors, as a result of warrants issued through the PIPE described in note 14a.

The following table summarizes common share activity during the year:

	Number	$
Common shares as at September 30, 2021	124,793	7,664,466
Shares issued related to Vayavision acquisition	42,594	2,215,739
Shares issued related to option exercises (note 19)	223	14,121
Common shares as at September 30, 2022	167,610	9,894,326
Common shares as at September 30, 2023	167,610	9,894,326

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

17.    Warrants

The following table summarizes warrants activity:

	Year ended September 30, 2023		Year ended September 30, 2022
	Number	weighted average exercise price $	Number	weighted average exercise price $
Outstanding, beginning of year	13,890	138.68	13,890	138.68
Issued	605,004	30.66	—	—
Exercised	(605,004)	(30.66)	—	—
Outstanding, end of year	13,890	138.68	13,890	138.68

Exercisable, end of year	13,890	138.68	13,890	138.68

As part of the Company refinancing, 605,004 warrants were issued and exercised, at a weighted average exercise price of $30.66, during the year ended September 30, 2023. Refer to note 14a for further details.

The warrants outstanding and exercisable as at September 30, 2023 and 2022 are under the term loan agreement as described in Note 14c. Under the terms of the warrant, the lender has the right to acquire one Class C preferred share for an exercise price of $138.68 per warrant. The warrants are exercisable until March 31, 2026. As at September 30, 2023, none of these warrants have been exercised.

18.    Other component of equity

a)      Put and call options

In connection with the Company’s acquisition of a 60% controlling interest in Vayavision on July 6, 2020, the Company obtained call options and wrote a put option for the remaining 40% NCI. The Company has the right to purchase the NCI and the NCI holder has the right to sell its interest to the Company. The Company’s right under the call options is either: (1) exercisable in exchange of shares within 10 years following the transaction closing on July 6, 2020, and that right is exercisable in full or in part at any time after delivering a written notice to the NCI holder (referred to as the “Share Call Option” or (2) exercisable in exchange of cash subject to some conditions including service conditions until July 6, 2023 (referred to as the “Cash Call Option”) (collectively referred to as the “Call Options”). The NCI holder’s right under the put option is exercisable within seven years following the transaction closing, and that right is exercisable to exchange all, but not less than all of the NCI, only immediately prior to and subject to the consummation of (i) a Liquidity Event, as defined in Note 14; (ii) a Qualified IPO as defined in Note 14; or (iii) a Qualified Secondary Sale, defined as a secondary sale of common shares to one or more investors for cash following a primary financing transaction, which closes no later than June 30, 2021.

If the Share Call Option or the put option is exercised, the NCI holder will sell to the Company the NCI shares; and in exchange, the Company will issue to the NCI holder that aggregate number of newly issued common shares of the Company, equal to such number obtained by the pre-established exchange ratio of 1 common share of LeddarTech for 10.76 common shares of Vayavision as determined on July 6, 2020.

If the Cash Call Option is exercised, the NCI holder will sell to the Company the NCI shares; and in exchange, the Company will deliver cash based on a price per share of NIS of 0.01 ($0.026 CAD as at July 6, 2020).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

18.    Other component of equity (cont.)

Out of the 1,021,462 common shares of Vayavision subject to the Share Call and Cash Call Options and put option, 750,000 common shares are accounted as share-based compensation expenses since they are subject to future employment conditions (note 19c).

The put option held by the NCI is classified as a non-derivative equity instrument. As a result, the Company has recorded the put option (for the common shares not subject to IFRS 2) at fair value of $2,431,688 as at the acquisition date and such option was considered an instrument forming part of the purchase price allocation, thereby increasing goodwill. Such option will not be marked to market at each reporting date thereafter. The put option has been reflected as “Other component of equity” within the consolidated statement of financial position.

The Share Call Option and Cash Call Option are interdependent as they apply to the same shares held by the non-controlling shareholders, and as such, the Call Options are considered as one instrument for accounting purpose. The Call Options held by the Company (for the common shares not subject to IFRS 2) are classified as a derivative financial asset. As a result, the Company has recorded the call option at fair value of nil as at the acquisition date and such option was considered an instrument forming part of the purchase price allocation, thereby offsetting goodwill. Such option will be marked to market at each reporting date thereafter. The fair value of the Call Options is also nil as at September 30, 2022 and 2023.

b)      Stock-based compensation related to the BCA

On May 1st, 2023, the Company entered into an agreement with a service provider regarding the BCA described in note 14a. The agreement implies, upon the completion of the BCA, a transaction fee payable in exchange of a number of common shares of the Company equivalent to US$700,000. A portion ($437,500) of the transaction fee was recognized as transaction costs in the Consolidated statement of loss, with a counterparty in Other components of equity.

19.    Stock-based compensation

a)      Employee Stock Option Plan (the “ESOP”)

In July 2023 and in connection with the contemplated transaction discussed in note 14a, the Company decided to (i) accelerate the vesting period of all unvested outstanding ESOP options such that the outstanding ESOP options shall be fully vested and (ii) amend the period during which the outstanding ESOP options may be exercised (10 business days after modification notification was provided to the ESOP option holders). Following that date, all unexercised outstanding ESOP options shall immediately terminate and expire at that time.

The amount to be recognised when a share-based payment is cancelled is the amount that would otherwise have been recognised over the remainder of the vesting period if the cancellation had not occurred.

As a result of this acceleration event, during the fourth quarter of 2023, the Company recognised a stock-based acceleration expense of $1,316,810 as if all the service conditions (described in IFRS 2, “Share-based payment”) were met for the related cancelled ESOP options.

Before forfeiture, options granted under the ESOP expired after a maximum period of 10 years following the date of grant. Options granted under the ESOP generally vested over a four-year period, but ESOP options granted under the corresponding management stock option plan (“MSOP”) vest concurrently with its corresponding MSOP options whether they are time based or performance based.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

19.    Stock-based compensation (cont.)

Changes in the number of stock options outstanding were as follows:

	Year ended September 30, 2023 weighted average exercise price		Year ended September 30, 2022 weighted average exercise price
	Number	$	Number	$
Outstanding, beginning of year	1,268,360	58.64	1,057,913	47.97
Granted	—	—	366,420	102.50
Exercised	—	—	(223)	41.35
Forfeited	(200,421)	69.01	(155,750)	87.29
Cancelled	(1,067,939)	56.69	—	—
Outstanding, end of year	—	—	1,268,360	58.64
Exercisable, end of year	—	—	759,740	35.41
	Outstanding options as at September 30, 2023		Outstanding options as at September 30, 2022
Exercise price	Number	weighted average remaining life (years)	Number	weighted average remaining life (years)
$2.75	—	—	142,094	2.1
$5.50	—	—	182,515	2.9
$32.27	—	—	—	—
$38.26	—	—	11,827	8.2
$45.20	—	—	406,779	6.4
$101.64	—	—	56,050	8.2
$102.50	—	—	454,295	9.0
$106.67	—	—	4,800	8.7
$136.47	—	—	10,000	8.6
	—	—	1,268,360	6.5
	Exercisable options as at September 30, 2023		Exercisable options as at September 30, 2022
Exercise price	Number	weighted average remaining life (years)	Number	weighted average remaining life (years)
$2.75	—	—	142,094	2.1
$5.50	—	—	182,515	2.9
$32.27	—	—	—	0.0
$38.26	—	—	11,272	8.2
$45.20	—	—	321,848	6.4
$101.64	—	—	16,345	8.2
$102.50	—	—	81,966	8.0
$106.67	—	—	1,200	8.7
$136.47	—	—	2,500	8.6
	—	—	759,740	5.0

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

19.    Stock-based compensation (cont.)

During the year, the Company granted nil options, of which nil M-Options and nil C-Options were issued under the MSOP (366,420 options, of which — M-Options and — C-Options were issued under the MSOP in 2022 and 146,818 options, of which 29,775 M-Options and 29,755 C-Options were issued under the MSOP in 2021). The weighted average fair value of stock options granted during the year was $nil ($20.57 in 2022 and $40.83 in 2021). The fair value of each granted option was determined using the Black-Scholes option pricing model and the following weighted average assumptions:

	2023	2022	2021
Fair value of the underlying share	N/A	$72.88	$111.81
Exercise price	N/A	$102.50	$99.22
Risk-free interest rate	N/A	2.20%	0.20%
Expected volatility	N/A	81%	45%
Expected life	N/A	2.41 years	3 years
Dividend yield	N/A	0%	0%

b)      Management Stock Option Plan (the “MSOP”)

In 2015, the Company implemented a MSOP under which the Company can issue options to buy Class M shares (the “M-Options”) and options to buy common shares (the “C-Options”), collectively named the “MSOP Options.” The purpose of the MSOP is to allow Participants to elect to invest all or part of their base salary, bonus and/or compensation as member of the Board, as the case may be, to be received in exchange for future services to be rendered to the Company, in the Company’s equity.

This MSOP expired as at September 30, 2017, and the Company adopted a new plan from October 1, 2017, to September 30, 2020 (“MSOP II”). The MSOP II has the same purpose and characteristics than the former MSOP and includes a new series of shares (“Class M Series 2017”) and is opened to employees and management. The former MSOP was only accessible to management.

On September 30, 2020, the Company adopted a new plan from October 1, 2020, to September 30, 2021 (“MSOP III”).

MSOP III has the same purpose and characteristics of the former MSOP plans except that C-Options have an exercise price of $102.50 ($45.20 for MSOP II and $5.50 for MSOP I); and under any stock option plan, the aggregate number of Class M shares that may be issued pursuant to the exercise of M-Options ($0.001) shall not exceed 250,000 Class M shares, and the aggregate number of common shares that may be issued pursuant to the exercise of C-Options shall not exceed 250,000 common shares.

MSOP Options vest differently whether they are time-based MSOP Options (“Time-Based MSOP Options”) or performance-based MSOP Options (“Performance-Based MSOP Options”). MSOP Options granted in exchange for salary or fees are Time-Based MSOP Options. MSOP Options granted in exchange for reductions in year-end bonuses or performance bonuses are Performance-Based MSOP Options. Time-Based MSOP Options vest on a straight-line basis on the dates the Participant’s regular salary or Board compensation is payable. Performance-Based Options vest annually on the date the bonus is payable following the determination by the Board of the right to a year-end bonus in proportion to the bonus amount that would otherwise have been awarded.

The vested M-Options and C-Options will become exercisable at any moment on or after the 10th anniversary of each plan (MSOP, MSOP II and MSOP III) or prior to this date if an IPO or Liquidation event occurs.

For the M-Options, upon such time and at any time thereafter or in the case of termination within a maximum of 60 days, the participant will be entitled to either (i) exercise his or her M-Options by paying the M-Option exercise price ($0.001), or (ii) request that the Company pay him or her the amount equal to the difference between the Class M Redemption value underlying that participant’s M-Options and the M-Option Exercise Price. Therefore, the M-Options are recorded in liabilities under “Redeemable stock options”.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

19.    Stock-based compensation (cont.)

As additional consideration, for each MSOP Option, one stock option (the ESOP Option) is granted, and the ESOP Option vests concurrently with its corresponding M-Option and C-Option.

The expected life of the stock options is based on current expectations and the expected volatility reflects the assumption that the historical or implied volatility of similar listed entities over a period similar to the life of the options is indicative of future trends. These assumptions may not necessarily be the actual outcome.

Changes in the number of M-Options and C-Options outstanding were as follows:

	Year ended September 30, 2023
	Number	weighted average exercise price $
M-Options
Outstanding, beginning of year	223,692	0.001
Granted	—	—
Forfeited	—	—
Outstanding, end of year	223,692	0.001
Exercisable, end of year	—	—
C-Options
Outstanding, beginning of year	217,970	27.85
Granted	—	—
Forfeited	—	—
Outstanding, end of year	217,970	27.85
Exercisable, end of year	—	—
	Year ended September 30, 2022
	Number	weighted average exercise price $
M-Options
Outstanding, beginning of year	227,017	0.001
Granted	—	—
Forfeited	(3,325)	0.001
Outstanding, end of year	223,692	0.001
Exercisable, end of year	—	—
C-Options
Outstanding, beginning of year	221,295	28.87
Granted	—	—
Forfeited	(3,325)	95.54
Outstanding, end of year	217,970	27.85
Exercisable, end of year	—	—

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

19.    Stock-based compensation (cont.)

	Year ended September 30, 2021
	Number	weighted average exercise price
M-Options
Outstanding, beginning of year	197,757	0.001
Granted	29,755	0.001
Forfeited	(495)	0.001
Outstanding, end of year	227,017	0.001
Exercisable, end of year	—	—
C-Options
Outstanding, beginning of year	192,035	17.50
Granted	29,755	102.50
Forfeited	(495)	102.50
Outstanding, end of year	221,295	28.87
Exercisable, end of year	—	—

The following table summarizes information relating to the M-Options and C-Options outstanding:

	Outstanding options as at September 30, 2023		Outstanding options as at September 30, 2022		Outstanding options as at September 30, 2021
Exercise price	Number	weighted average remaining life (years)	Number	weighted average remaining life (years)	Number	weighted average remaining life (years)
M-Options
$0.001	223,692	2.90	223,692	3.90	227,017	4.81
C-Options
$5.50	133,975	1.81	133,975	2.81	133,975	3.01
$45.20	57,161	4.10	57,161	5.10	57,565	6.01
$102.50	26,834	7.22	26,834	8.22	29,755	9.01
	217,970	3.07	217,970	4.07	221,295	4.60

The fair value recognized for redeemable stock options in the consolidated statement of financial position as at September 30, 2023, 2022 and 2021 was $5.50 for options granted on Class M Series 2014 shares, $45.20 for options granted on Class M Series 2017 shares, and $102.50 for options granted on Class M Series 2020 shares.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

19.    Stock-based compensation (cont.)

During the years ended September 30, 2023 and 2022, the Company did not grant M-Options and C-Options (29,755 M-Options and 29,755 C-Options in 2021). The weighted average fair value of stock options granted during 2021 was $102.50 (nil in 2020) for M-Options as calculated using the intrinsic value and $34.82 (nil in 2020) for C-Options. The fair value of each granted C-Option was determined using the Black-Scholes option pricing model and the following assumptions:

	Year ended September 30,
	2023	2022	2021
C-Options
Weighted average fair value of the underlying share	—	—	$106.26
Exercise price	—	—	$102.50
Risk-free interest rate	—	—	0.20%
Expected volatility	—	—	45%
Expected life	—	—	3 years
Dividend yield	—	—	0%

The expected life of the stock options is based on current expectations and the expected volatility reflects the assumption that the historical or implied volatility of similar listed entities over a period similar to the life of the options is indicative of future trends. These assumptions may not necessarily be the actual outcome.

The following table reconciles the redeemable stock options recorded in the consolidated statement of financial position:

	Years ended September 30, 2023 and 2022
	Number of stock options	Weighted average fair value of stock options $	Total fair value of stock options $
Class M series 2014	139,697	5.50	768,334
Class M series 2017	57,161	45.20	2,583,677
Class M series 2020	26,834	102.50	2,750,485
Total redeemable stock options	223,692		6,102,496

c)      Call Option recorded as share-based compensation expenses

As disclosed in Note 16, 750,000 common shares of Vayavision held by non-controlling shareholders and employees of Vayavision are subject to a Cash Call Option owned by the Company that will vest in three tranches of 250,000 common shares (should the employment conditions be met) at each anniversary of the Transaction date (i.e., July 6, 2020) over three years. The fair value of the award granted to these employees as at July 6, 2020 amounting to $7,100,452 will be recorded using a graded vesting method over the next three years. For the years ended September 30, 2022 and 2023, the stock-based compensation expense recorded in the consolidated statement of loss amounts to $603,051 and $1,693,517, respectively.

The cumulative stock-based compensation expense related to the 250,000 common shares that vested on July 6, 2023, which are attributable to the non-controlling shareholders, has been reclassified from the reserve stock option to the NCI for an amount of $127,380 (2022 – $127,380).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

19.    Stock-based compensation (cont.)

d)      Total stock-based compensation expense

The total stock-based compensation expense has been included in the consolidated statement of loss as indicated in the following table:

	Year ended September 30,
	2023 $	2022 $	2021 $
Stock-based compensation
ESOP, equity-settled	2,474,955	3,223,540	6,139,661
C-Options, equity-settled	—	—	703,463
Vayavision call option, equity-settled	603,051	1,693,517	3,781,504
Reserve stock options movement	3,078,006	4,917,057	10,624,628
M-Options, cash-settled	—	(317,663)	3,027,513
Capitalized as development costs	(641,032)	(326,721)	(1,458,523)
Total stock-based compensation expenses	2,436,974	4,272,673	12,193,618

20.    Operating expenses

Operating expenses by nature include the following:

		As restated (note 2)	As restated (note 2)
	Year ended September 30,
	2023 $	2022 $	2021 $
Employee benefit expenses	23,250,847	30,802,594	17,290,669
Stock-based compensation	2,436,974	4,272,673	12,193,618
Research costs	624,866	2,074,830	2,732,403
Impairment loss related to intangible assets	5,791,439	38,207,503	—
Marketing expenses	2,950,052	917,223	756,199
Selling expenses	143,394	299,382	615,763
Depreciation of property and equipment	1,059,769	1,291,048	989,963
Product line management expenses	38,293	47,965	45,640
Recruitment fees	369,482	791,788	522,434
Professional fees	6,795,731	3,852,140	3,252,743
Other expenses	2,331,738	1,176,515	1,082,619
Subcontractor services	1,632,311	2,006,904	1,757,828
Travel expenses	527,826	482,358	34,253
Amortization of intangible assets	286,494	257,064	463,784
Insurance	371,791	373,311	448,777
Research and development tax credits	(225,609)	(70,191)	(237,364)
Depreciation expense on right of use assets	533,394	560,870	349,833
Business acquisition costs	3,506,630	—	—
	52,425,422	87,343,977	42,299,162

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

21.    Loss per share

Basic loss per share is calculated by dividing the loss attributable to equity holders of the parent by the weighted average number of common shares outstanding.

The following table reflects the calculation of net loss attributable to equity holders of the parent and the computation of basic and diluted loss per share for the periods indicated:

		As restated (note 2)	As restated (note 2)
	Year ended September 30,
	2023 $	2022 $	2021 $
Loss attributable to equity holders of the parent	(47,992,097)	(69,318,848)	(46,959,038)
Weighted average number of common shares basic and diluted	167,610	134,913	64,946
Basic and diluted loss per common share	(286.33)	(513.80)	(723.05)

The effect of dilution from outstanding stock options, convertible preferred stocks, credit facility, convertible loans, warrants, put and call options and contingent consideration payable were excluded from the calculation of the weighted average number of common shares for diluted loss per common share for the years ended September 30, 2023 and 2022 as they are antidilutive.

	Year ended September 30,
	2023	2022
Outstanding employee stock option	441,662	1,710,022
Convertible preferred stock	6,581,392	5,976,388
Warrants	13,890	13,890
Put and call options recognized as other component of equity	94,931	94,931
Conversion options	2,200,053	—

22.    Additional information included in the consolidated statement of cash flows

Changes in non-cash working capital items:

		As restated (note 2)	As restated (note 2)
	As at September 30,
	2023 $	2022 $	2021 $
Trade receivable and other receivables	96,806	(2,219,607)	(896,440)
Government assistance and R&D tax credits receivable	(205,042)	553,097	1,517,744
Inventories	(609,663)	(541,093)	272,309
Prepaid expenses	(273,497)	95,795	(178,516)
Accounts payable and accrued liabilities	2,534,308	1,720,000	2,784,731
Provisions	878,144	—	—
	2,421,056	(391,808)	3,499,828

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

23.    Government grants

	Year ended September 30, 2023
	Grant recognized in statement of loss $	Grant recorded against carrying amount of intangible assets (note 11) $	Total grant $
Other grants	377,080	268,460	645,540
Total grants	377,080	268,460	645,540
R&D tax credit	225,609	256,234	481,843
Total grants and R&D tax credits	602,689	524,694	1,127,383
	Year ended September 30, 2022
	Grant recognized in statement of loss $	Grant recorded against carrying amount of property and equipment and intangible assets (notes 9, 11) $	Total grant $
	(Restated – note 2)	(Restated – note 2)	(Restated – note 2)
Canada Emergency Wage Subsidy	83,735	33,684	117,419
Other grants	351,713	917,104	1,268,817
Total grants	435,448	950,788	1,386,236
R&D tax credit	70,191	776,050	846,241
Total grants and R&D tax credits	505,639	1,726,838	2,232,477
	Year ended September 30, 2021
	Grant recognized in statement of loss $	Grant recorded against carrying amount of property and equipment and intangible assets (notes 9, 11) $	Total grant $
	(Restated – note 2)	(Restated – note 2)	(Restated – note 2)
Canada Emergency Wage Subsidy	876,434	391,886	1,268,320
Interest free loan	1,192,741	1,109,904	2,302,645
Other grants	95,619	485,037	580,656
Total grants	2,164,794	1,986,827	4,151,621
R&D tax credit	237,364	995,506	1,232,870
Total grants and R&D tax credits	2,402,158	2,982,333	5,384,491

The amounts recorded in reduction of property and equipment and intangible assets were nil and $524,694, respectively (nil and $1,726,838 in 2022, respectively).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

23.    Government grants (cont.)

Within Canada, the Company participated in the Canada Emergency Wage Subsidy (“CEWS”), a grant measure of the Canadian government as a response to the COVID-19 pandemic. CEWS provides qualifying companies with a monthly financial support grant based on payroll, subject to certain caps. Eligibility is triggered by and scaled according to the reduction in year-over-year Canadian revenue on a month-by-month basis.

Within Canada, the Company participated in the Industrial Research Assistance Program (“IRAP”) with the National Research Council of Canada. IRAP provides fundings for eligible projects to companies, to increase their innovation capacity and take ideas to market.

Within Israel, the Company participated in the Israeli National Authority for Technological Innovation (“IIA”). IIA provides fundings for eligible projects to companies, to effectively address the dynamic and changing needs of the local and international innovation ecosystems.

There are no unfulfilled conditions or contingencies attached to the above grants.

24.    Finance costs, net

		As restated (note 2)	As restated (note 2)
	Year ended September 30,
	2023 $	2022 $	2021 $
Finance income
Interest income	(223,594)	(40,251)	(3,454)
Gain on debt modification (note 14c)	(4,332,173)	—	—
Gain on debt settlement (note 14e)	(1,605,561)	—	—
Premium and discount amortization	—	—	—
	(6,161,328)	(40,251)	(3,454)
Finance costs
Interest expense on term loan (note 14c)	2,016,587	1,830,360	1,225,861
Interest expense on lease liabilities (note 10)	401,229	551,291	303,390
Interest expense on credit facility (note 14b)	4,843,390	3,630,814	974,903
Interest expense on convertible notes (note 14a)	1,067,932	—	—
Interest expense on bridge loans (note 14d)	138,347	—	—
Interest expense on other loan (note 14e)	160,413	274,263	319,258
Issuance and modification costs of convertible loans	—	124,717	124,022
Transaction costs related to company refinancing (note 14a)	350,000	—	—
Net loss on debt extinguishments	—	454,092	458,593
Accretion and remeasurement of government grant liability (note 15)	74,335	(78,567)	567,942
Bank charges	64,166	91,840	81,261
	9,116,399	6,878,810	4,055,230

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

24.    Finance costs, net (cont.)

		As restated (note 2)	As restated (note 2)
	Year ended September 30,
	2023 $	2022 $	2021 $
Loss (gain) on revaluation of instruments carried at fair value
Conversion option	21,100	—	—
Convertible loans	—	(6,089,300)	17,813,766
Credit facility	—	225,105	1,700,923
Derivative warrant liability	—	—	66,613
Contingent consideration payable	—	(1,265,043)	(5,700,260)
	21,100	(7,129,238)	13,881,042

Capitalized borrowing costs (note 11)	(3,898,829)	(6,994,197)	(6,304,340)
Foreign exchange loss (gain)	224,057	(2,749,505)	67,083
Finance costs, net	(698,601)	(10,034,381)	11,695,561

25.    Income taxes

The reconciliation of the income tax provision (recovery) calculated using the combined Canadian federal and provincial statutory income tax rate with the income tax provision (recovery) in the consolidated financial statements is as follows:

		As restated (note 2)	As restated (note 2)
	Year ended September 30,
	2023 $	2022 $	2021 $
Loss before income taxes	(51,424,409)	(73,418,745)	(48,856,993)
Income taxes at the Canadian statutory tax rate of 26.50% (26.50% in 2022 and 26,50% in 2021)	(13,760,987)	(19,455,967)	(12,947,103)
Tax effect from:
Effect of differences in tax rates in other jurisdictions	903,064	659,121	497,913
Non-deductible items	574,922	8,131,886	1,980,532
Tax losses and deductible temporary differences for which no deferred income tax assets is recognized	11,436,187	10,696,915	10,643,020
Adjustment in respect of prior years	846,814	(31,954)	(172,895)
Other	—	—	(1,467)
Income tax expense (recovery)	—	—	—

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

25.    Income taxes (cont.)

Deferred income tax assets and liabilities on temporary differences and unused tax losses are as follows:

	Balance as at October 1, 2022 (as restated) $	Credited (charged) to the statement of loss $	Credited (charged) to the shareholders’ equity $	Balance as at September 30, 2023 $
Financing fees	1,970,593	154,336	—	2,124,929
Provision and accruals	519,550	(453)	—	519,097
Research and development cost	4,700,695	660,343	—	5,361,039
Losses carried forward	43,648,546	12,030,648	—	55,679,194
Convertible loan	—	12,175	—	12,175
Lease liabilities	1,520,988	(596,044)	—	924,944
Government grant liability	140,547	11,527	—	152,074
Deferred income grants	120,573	—	—	120,573
Other debt discount	420,004	(420,004)	—	—
Total deferred tax assets	53,041,496	11,852,529	—	64,894,025

Property and equipment	(326,154)	273,159	—	(52,996)
Intangible assets	(5,036,692)	828,977	—	(4,207,715)
Right-of-use assets	(1,347,385)	602,045	—	(745,340)
Debt discount-Grant/warrants	(2,309,719)	(686,102)	—	(2,995,821)
Grant receivable	(38,156)	14,967	—	(23,189)
Conversion option liability	—	5,592	—	5,592
Total deferred tax liabilities	(9,058,106)	1,038,637	—	(8,019,469)
Net deferred tax assets (liabilities)	43,983,390	12,891,166	—	56,874,556
Unrecognized net deferred tax assets	(43,983,390)	(12,891,166)	—	(56,874,556)
Recognized net deferred tax (liabilities)	—	—	—	—

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

25.    Income taxes (cont.)

	Balance as at October 1, 2021 (as restated) $	Credited (charged) to the statement of loss (as restated) $	Credited (charged) to the shareholders’ equity $	Balance as at September 30, 2022 (as restated) $
Financing fees	358,581	(154,408)	1,766,420	1,970,593
Provision and accruals	381,341	138,209	—	519,550
Research and development cost	5,361,422	(660,727)	—	4,700,695
Losses carried forward	31,951,781	11,696,765	—	43,648,546
Convertible loan	7,152,109	(7,152,109)	—	—
Lease liabilities	1,128,610	392,378	—	1,520,988
Government grant liability	96,044	44,503	—	140,547
Deferred income grants	120,573	—	—	120,573
Other debt discount	514,938	(94,934)	—	420,004
Total deferred tax assets	47,065,399	4,209,677	1,766,420	53,041,496

Property and equipment	(251,862)	(74,292)	—	(326,154)
Intangible assets	(11,535,305)	6,498,613	—	(5,036,692)
Right-of-use assets	(1,041,824)	(305,561)	—	(1,347,385)
Debt discount-Grant/warrants	(2,716,353)	406,634	—	(2,309,719)
Grant receivable	—	(38,156)	—	(38,156)
Total deferred tax liabilities	(15,545,344)	6,487,238	—	(9,058,106)
Net deferred tax assets (liabilities)	31,520,055	10,696,915	1,766,420	43,983,390
Unrecognized net deferred tax assets	(31,520,055)	(10,696,915)	(1,766,420)	(43,983,390)
Recognized net deferred tax (liabilities)	—	—	—	—

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

25.    Income taxes (cont.)

	Balance as at October 1, 2020 (As restated) $	Credited (charged) in the statement of loss (As restated) $	Balance as at September 30, 2021 (As restated) $
Financing fees	396,398	(37,817)	358,581
Provision and accruals	56,011	325,330	381,341
Research and development cost	3,165,108	2,196,314	5,361,422
Losses carried forward	22,783,934	9,167,847	31,951,781
Convertible loan	1,950,507	5,201,602	7,152,109
Lease liabilities	1,224,274	(95,664)	1,128,610
Government grant liability	48,926	47,118	96,044
Deferred income grants	9,950	110,623	120,573
Other debt discount	501,215	13,723	514,938
Total deferred tax assets	30,136,323	16,929,076	47,065,399

Property and equipment	(110,294)	(141,568)	(251,862)
Intangible assets	(5,573,931)	(5,961,374)	(11,535,305)
Right-of-use assets	(1,167,707)	125,883	(1,041,824)
Debt discount-Grant/warrants	(1,552,468)	(1,163,885)	(2,716,353)
Grant receivable	(854,888)	854,888	—
Total deferred tax liabilities	(9,259,288)	(6,286,056)	(15,545,344)
Net deferred tax assets (liabilities)	20,877,035	10,643,020	31,520,055
Unrecognized net deferred tax assets	(20,877,035)	(10,643,020)	(31,520,055)
Recognized net deferred tax (liabilities)	—	—	—

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

25.    Income taxes (cont.)

As at September 30, 2023, the year of expiry of operating losses in the consolidated statement of financial position are as follows, presented by tax jurisdiction:

Canada
Year of expiry	Federal $	Quebec $	USA $	Israel $
2026	18,516	—	—	—
2027	175,149	160,253	—	—
2028	896,504	872,674	—	—
2029	2,101,838	2,077,374	—	—
2030	1,365,399	1,311,824	—	—
2031	2,303,130	2,280,459	—	—
2032	1,375,780	1,306,718	—	—
2033	3,482,936	3,482,936	—	—
2034	3,266,503	3,275,941	—	—
2035	3,408,474	3,444,648	—	—
2036	885,475	885,963	—	—
2037	—	—	—	—
2038	15,542,450	15,638,499	—	—
2039	22,974,686	22,727,051	—	—
2040	28,727,803	28,444,120	—	—
2041	33,860,655	33,548,568	—	—
2042	29,975,342	29,600,226	—	—
2043	39,538,267	39,718,809	—	—
Indefinite	—	—	657,789	33,393,753
	189,898,907	188,776,063	657,789	33,393,753

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

25.    Income taxes (cont.)

As at September 30, 2023, deferred income tax assets of $4,644,561 (2022 - $4,839,145) are recognized in the consolidated statement of financial position in respect of these operating losses.

As at September 30, 2023, the R&D tax credits accumulated, for which no tax credits receivable were recognized, that will be deductible against income taxes payable in the consolidated statement of financial position as well as their respective year of expiry, are as follows:

Years of investment tax credits	Federal $	Year of expiry
2008	1,232	2025
2009	1,562	2026
2009	1,257	2027
2010	18,655	2028
2011	9,843	2029
2012	7,069	2030
2016	9,718	2034
2017	—	2032
2017	51,182	2036
2017	25,029	2037
2018	480,243	2038
2019	1,134,507	2039
2020	1,389,834	2040
2021	1,243,043	2041
2022	1,359,218	2042
2023	449,056	2043
	6,181,448

In addition, the difference between the carrying value and tax basis of research and development costs amounts to $19,196,143 at the federal level and $21,579,272 at the provincial level. These costs can be carried forward indefinitely against future years’ taxable income in their respective tax jurisdiction. No deferred income tax assets have been accounted for in connection with these benefits.

Upon recovery of the carrying amount of the investment in a subsidiary, the income taxes that would be payable were not recognized for tax purposes as the Company determined that it is not probable that the taxable temporary difference will reverse in a foreseeable future. As at September 30, 2023, the taxable temporary difference for which a deferred income tax liability was not recognized amounts to $2,334,066 ($2,334,066 in 2022).

26.    Related party transactions

Compensation of key management personnel

The Company’s directors and members of the executive committee are the Company’s key management personnel. Compensation awarded to key management include the following:

	Year ended September 30,
	2023 $	2022 $	2021 $
Salaries and short-term employee benefits	1,883,078	2,050,590	1,181,382
Stock-based compensation	850,271	1,134,006	2,628,320
	2,733,349	3,184,596	3,809,702

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

26.    Related party transactions (cont.)

Transactions with related parties

	Year ended September 30,
Entity with significant influence over the Company	2023 $	2022 $	2021 $
Consolidated statement of loss
Revenue – Services and products	—	—	115,698
Purchases – Cost of sales	—	—	6,540
Loss (gain) on revaluation of convertible loans	—	(704,912)	2,062,165

On November 1, 2021, the Company concluded a non-cash transaction of $3,703,920 with an entity with significant influence over the Company. Refer to Notes 11 and 16.

27.    Capital management

The Company views capital as the sum of credit facility, term loan, convertible loans, redeemable stock options, other loan, government grant liabilities, contingent consideration payable and equity (deficiency) attributable to owners of the capital stock of the parent, net of cash. The Company’s objectives, when managing capital, are to safeguard the Company’s ability to continue as a going concern, in order to provide an adequate return to shareholders and maintain sufficient level of funds to finance its commercialization activities, research and development activities, general and administrative expenses, working capital and overall capital expenditures, including those associated with intangible assets.

To maintain or adjust the capital structure, the Company may issue new shares, issue new debt or dispose assets, all of which are subject to market conditions and the terms of the underlying third-party agreements. The Company is not subject to any capital requirements imposed by a regulator.

No changes were made to the objectives, policies and processes for managing capital during the years ended September 30, 2023 and 2022. The total capital is calculated as follows:

		As restated (note 2)
	As at September 30,
	2023 $	2022 $
Credit facility	(28,747,705)	(30,000,000)
Term loan	(7,718,928)	(10,034,513)
Convertible notes	(11,258,950)	—
Other loan	—	(1,582,780)
Redeemable stock options	(6,102,496)	(6,102,496)
Government grant liabilities	(1,468,296)	(1,409,694)
Contingent consideration payable	—	—
Less: cash	5,056,040	32,025,899
Net debt	(50,240,335)	(17,103,584)

Equity (deficiency) attributable to owners of the capital stock of the parent	7,111,792	33,159,327
	(43,632,367)	16,055,743

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

28.    Financial instruments

The classification of financial instruments as well as their carrying amounts are presented in the table below:

	September 30, 2023
	Amortized cost $	FVTPL $	Total $
Financial assets
Cash	5,056,040	—	5,056,040
Accounts receivable(1)	2,281,915	—	2,281,915
Current financial assets	7,337,955	—	7,337,955

Financial liabilities
Accounts payable and accrued liabilities(2)	12,466,676	—	12,466,676
Credit facility	28,747,705	—	28,747,705
Term loan	7,718,928	—	7,718,928
Convertible notes	11,258,950	—	11,258,950
Conversion option	—	737,974	737,974
Government grant liabilities	1,468,296	—	1,468,296
Total	61,660,555	737,974	62,398,529
Current	13,035,483	737,974	13,773,457
Non-current	48,625,072	—	48,625,072
	September 30, 2022
	Amortized cost $	FVTPL $	Total $
Financial assets
Cash	32,025,899	—	32,025,899
Accounts receivable(1)	3,093,031	—	3,093,031
Call option	—	Nil	—
Current financial assets	35,118,930	—	35,118,930

Financial liabilities
Accounts payable and accrued liabilities(2)	10,676,846	—	10,676,846
Credit facility	30,000,000	—	30,000,000
Term loan	10,034,513	—	10,034,513
Government grant liabilities (restated – note 2)	1,409,694	—	1,409,694
Other loan	1,582,780	—	1,582,780
Total (restated – note 2)	53,703,833	—	53,703,833
Current	41,019,521	—	41,019,521
Non-current	12,684,312	—	12,684,312

____________

(1)      Excluding commodity taxes receivable, as these amounts do not represent a contractual right to receive cash or another financial asset.

(2)      Excluding deferred revenue, as these amounts do not represent a contractual obligation to deliver cash or another financial asset.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

28.    Financial instruments (cont.)

The following table provides the fair value measurement hierarchy of the Company’s long-term financial assets and liabilities measured at fair value:

September 30, 2023
	Quoted prices in active market (level 1) $	Significant observable inputs (level 2) $	Significant unobservable inputs (level 3) $	Total $
Assets measured at fair value
Call option	—	—	Nil	—
September 30, 2022
	Quoted prices in active market (level 1) $	Significant observable inputs (level 2) $	Significant unobservable inputs (level 3) $	Total $
Assets measured at fair value
Call option	—	—	Nil	—

Financial risk management

The Company is exposed to various types of risks due to the nature of the business activities it carries on, including those related to the use of financial instruments. The Company does not use financial derivatives to manage those risks.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due or can only do so at excessive cost. The Company manages this risk by maintaining detailed cash forecasts and long-term operating and strategic plans. The adequacy of liquidity is assessed in view of operational needs, sales forecasts and maturity of indebtedness. The Company is confident that the future cash flows from operations and cash will allow for the realization of assets and settlement of liabilities in the normal course of business as they become due. The Company also continually monitors any financing opportunities to optimize its capital structure.

The following table summarizes the maturity profile of the Company’s financial liabilities based on contractual undiscounted payments:

	September 30, 2023
	Less than 1 year $	1 to 5 years $	More than 5 years $	Total $
Accounts payable and accrued liabilities	12,466,676	—	—	12,466,676
Redeemable stock options	—	6,102,496	—	6,102,496
Credit facility	4,766,345	38,568,461	—	43,334,806
Convertible loan	—	39,610,854	—	39,610,854
Term loan	—	21,317,876	13,412,208	34,730,084
Government grant liabilities	568,807	1,209,857	—	1,778,664
Total	17,801,828	106,809,544	13,412,208	138,023,580

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

28.    Financial instruments (cont.)

	September 30, 2022
	Less than 1 year $	1 to 5 years $	More than 5 years $	Total $
Accounts payable and accrued liabilities	10,676,846	—	—	10,676,846
Redeemable stock options	—	6,102,496	—	6,102,496
Credit facility	32,528,750	—	—	32,528,750
Term loan	—	9,631,293	9,631,293	19,262,586
Government grant liabilities (restated – note 2)	—	1,409,694	—	1,409,694
Other loan	342,675	1,370,700	1,370,700	3,084,075
Total (restated – note 2)	43,548,271	18,514,183	11,001,993	73,064,447

Credit risk

Credit risk is the risk of a financial loss resulting from the counterparty’s inability or refusal to fully meet its contractual obligations. The Company’s maximum exposure to credit risk is equal to the amounts recorded as cash and trade accounts receivable. Cash is maintained with high-credit quality financial institutions. Management considers the risk of non-performance related to cash to be minimal.

As at September 30, 2023, the balance receivable from one client represents 69% of trade accounts receivable (two clients represented 64% as at September 30, 2022).

An impairment analysis is performed at each reporting date on individual basis for major items. Generally, the Company does not require collateral or other security from customers for trade accounts receivable; credit is extended following an evaluation of creditworthiness.

To manage credit risk, the Company insures 39% as at September 30, 2023 (51% in 2022), of its accounts receivable through Exportation and Development Canada.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations with floating interest rates. The Company is exposed to future cash flow risk with respect to the floating interest rate on its yet-to-be-drawn operating loan and its credit facility. The Company is exposed to change in fair value of financial instruments with fixed interest rates.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

28.    Financial instruments (cont.)

Interest rate sensitivity

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on that portion of loans and borrowings affected. With all other variables held constant, the Company’s net loss is affected through the impact on floating rate borrowings, as follows:

	Increase/ decrease in basis points	Effect on loss before income taxes $
Credit facility, convertible notes and term loan
	+200	1,580,146
	-200	(1,580,146)
Government grant liability
	+200	31,713
	-200	(30,148)

The assumed movement in basis points for the interest rate sensitivity analysis is based on the currently observable market environment, showing a significantly higher volatility than in prior years.

Foreign exchange risk

Since the Company operates internationally, it is exposed to foreign exchange risk as a result of potential exchange rate fluctuations related to non-intragroup transactions. Fluctuations in the Canadian dollar and the exchange rates could have potentially significant impact on the Company’s results of operations.

If these variations were to occur, the impact of +5% appreciation of the USD, EUR and NIS currencies on the Company’s consolidated net loss and deficit for financial instruments held would be an increase (decrease) of net loss and deficit as follows:

	Change in foreign exchange rate	Year ended September 30,
		2023	2022
USD	+5%	592,954	(828,626)
EUR		(10,296)	(6,033)
NIS (As restated)		171,980	167,434

A 5% weakening of the exchange rate would have had an equal but opposite effect on the amount shown above, assuming that all other variables remain constant.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

29.    Commitments

Other than commitments already disclosed in notes 10 for leases and notes 14 for long-term debt, the Company is committed to minimum amounts under long-term agreements for license and telecommunications and office equipment, which expire at the latest in 2025. The Company has also entered into a development contract.

As at September 30, 2023, minimum commitments remaining under these agreements over the following years are as follows:

	Total $	2024 $	2025 $	2026 $
License	127,412	122,422	4,990	—
Telecommunications	114,259	100,949	13,310	—
	241,671	223,371	18,300	—

30.    Comparative figures

In the consolidated statement of loss and comprehensive loss and in the consolidated statement of cash flows, some comparative figures for the years ended September 30, 2022 and 2021 have been restated to conform to the presentation adopted for the year ended September 30, 2023.

31.    Subsequent events

a)      Amendments to the Credit Facility

A series of amendments were made to the Credit Facility on October 13, 2023 October 20, 2023, October 31, 2023 and December 8, 2023. These amendments modify the existing terms in order to (i) extend the latest date on which the Tranche B of the SPAC Offering must be funded to December 22, 2023, (ii) extend the date on which the payment of interest for the months of October and November 2023 may be made and (iii) reduce the Available Cash requirement for the period from the date of the disbursement of the Tranche A of the SPAC Offering until October 31, 2023 from $2,500,000 to $1,500,000, to $0 until the DE-SPAC date and from $10,000,000 to $5,000,000 at all times after the DE-SPAC date.

b)      Lease modification

On October 31, 2023, the Company entered into a lease modification for its Québec city location, in order to reduce the rented square footage. As per the amendment, during the first quarter of 2024, a gain on lease modification of $159,263 will be recorded, and in 2024, total penalties of $259,229 will be paid to the lessor.

c)      Exercice of call option

As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in Vayavision. Per the original Share Purchase Agreement conditions, the purchase of the Vayavision of Common shares was paid in exchange of Common Shares of the Company, based on a determined ratio and already detailed in the SPA.

This transaction resulted in an increase in the Company’s interest in Vayavision from 60.0% to 100.0% and was accounted for as an equity transaction. The purchase price of $57,724 was equity-settled. As a result, the carrying value of (i) non-controlling interests of $9,508,328 and (ii) the related other component of equity of $2,431,688 were reversed leading to a reduction of deficit of $7,134,364.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

31.    Subsequent events (cont.)

d)      Business Combination and Subscription Agreement

As previously disclosed, on June 12, 2023, the Company entered into a Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), with LeddarTech Holdings Corp., a newly incorporated subsidiary of the Company (“Newco”) and Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”). Prospector is a “blank check” company established for the purpose of effecting an acquisition of one or more businesses.

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of US$44.0 million (the “PIPE Financing”).

The Tranche A subscription was completed in June 2023 and July 2023 (note 14a)). Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA.

PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination.

Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, the Company, Prospector, and Newco completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and Newco amalgamated (the “Prospector Amalgamation” and Prospector Canada and Newco as so amalgamated, “Amalco”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco having a negotiated aggregate equity value of $200 million (valued at $10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional Amalco “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and Amalco amalgamated (the “Company Amalgamation” and LeddarTech and Amalco as so amalgamated, the “Surviving Company”); and

•        in connection with the Company Amalgamation, the securities of Amalco converted into an equivalent number of corresponding securities in the Surviving Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Surviving Company Common Shares” or the “Surviving Common Shares”)).

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

31.    Subsequent events (cont.)

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination”.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately US$10.93 per share, or a total of approximately $9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination. Such distribution was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination. On the Closing Date, the following securities issuances were made by the Surviving Company to Prospector’s securityholders: (i) each outstanding Prospector Class A Share was exchanged for one Surviving Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination, was assumed by the Company and became a warrant of the Surviving Company (“Surviving Company Warrant” or “Warrant”).

On the Closing Date immediately prior to the consummation of the Business Combination, LeddarTech’s shareholders, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

Upon closing of the series of transactions contemplated, the Business Combination will be accounted for as a reverse asset acquisition with the Company as the “acquiror” since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations. The objective of the BCA is for the Company to acquire the cash and other net assets of Prospector as well as Prospector’s stock exchange listing in exchange for common shares, special shares and warrants of the Surviving Company.

On closing, the Company will account for the fair value of the common shares issued to Prospector shareholders at the market price of Prospector’s publicly traded common shares on December 21, 2023. The fair value of the Class A non-voting special shares was determined using an option pricing model that considers the vesting terms of the instruments issued, which are subject to a seven-year vesting pursuant to which such Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. As part of the amalgamation, the Company acquired cash, prepaid expenses, accounts payable and accrued liabilities and warrant liabilities. The difference between the fair value of the consideration paid over the fair value of the identifiable net assets of Prospector represents as a service for the listing of the Company and is recognized as an expense in the consolidated statement of loss and comprehensive loss.

LeddarTech Inc.
Notes to the consolidated financial statements
September 30, 2023

31.    Subsequent events (cont.)

The following table reconciles the fair value of elements of the Transactions:

Fair value of consideration transferred
8,770,982 common shares	55,257,187
2,031,250 Class A non-voting special shares	10,115,625
65,372,812

Fair value of assets acquired and liabilities assumed
Cash	19,477,645
Accounts payable and accrued liabilities	(11,497,830)
Warrant liability(1)	(1,746,575)
6,233,240

Listing expense	59,139,572

____________

(1)      Warrant liability includes Public Warrants, Private Warrants and Vesting Sponsor Warrants.

On December 22, 2023, the Common Shares and Warrants became listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “LDTC” and “LDTCW”, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder and the Board of Directors of
LeddarTech Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of LeddarTech Holdings Inc. (the “Company”) as of April 12, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at April 12, 2023 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor in 2023.

Montréal, Canada
July 26, 2023

LeddarTech Holdings Inc. (Expressed in Canadian dollars)

Statement of financial position

	Notes	As of April 12, 2023
Assets
Current assets
Receivable		$10
Total assets		$10

Shareholders’ equity
Capital stock	1	$10
Total shareholders’ equity		$10

LeddarTech Holdings Inc. Notes to the financial statements April 12, 2023 (Expressed in Canadian dollars)

1.      Organization

LeddarTech Holdings Inc. (the “Company”) was incorporated under the Canada Business Corporations Act on April 12, 2023, as part of a plan of arrangement (the “Arrangement”) to effect a business combination between Prospector Capital Corp. and LeddarTech Inc. The Company’s intended business activity is development and commercialization of Autonomous Driving software. To date, the Company has not commenced operations and is expected to commence operations concurrent with the completion of the transactions contemplated by the Arrangement. The Company’s registered address is 4535, Wilfrid Hamel, Suite 240, Quebec, Qc G1P 2J7 Canada

The Company issued one common share for $10 upon incorporation with LeddarTech Inc. being the sole shareholder. The common shares have no par value and the number of authorized common shares is unlimited.

2.      Summary of significant accounting policies

(a)    Statement of Compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) incorporating interpretations issued by the IFRS Interpretations Committee (“IFRICs”). Separate Statements of Income and Comprehensive Income, Changes in Shareholder’s Equity and Cash Flows have not been presented as there have been no activities for the Company to date.

These financial statements were approved and authorized for issue by the Board of Directors on July 26, 2023.

LeddarTech Holdings Inc.

Interim condensed consolidated statements of financial position
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

	Notes	March 31, 2024 $	September 30, 2023 $
Assets
Current assets
Cash		14,322,794	5,056,040
Trade receivable and other receivables		2,519,673	3,689,475
Government assistance and R&D tax credits receivable		886,851	2,179,423
Inventories		1,787,446	1,246,946
Prepaid expenses		4,355,070	1,325,991
Total current assets		23,871,834	13,497,875
Property and equipment		1,618,277	2,071,457
Right-of-use assets		2,474,243	3,180,318
Intangible assets	5	56,185,756	45,838,108
Prepaids financing fees		—	264,523
Goodwill		7,318,126	7,318,126
Total non-current assets		67,596,402	58,672,532
Total assets		91,468,236	72,170,407

Liabilities and shareholders’ equity (deficiency)
Current liabilities
Accounts payable and accrued liabilities		13,759,327	13,570,905
Provisions	6	—	878,144
Conversion option	7	3,396,826	737,974
Warrant liability	8	2,914,346	—
Current portion of lease liabilities		941,352	722,675
Current portion of government grant liabilities	9	570,069	568,807
Total current liabilities		21,581,920	16,478,505
Long-term debt	7	74,191,479	47,725,583
Redeemable stock options	11	—	6,102,496
Lease liabilities		2,046,288	3,058,558
Government grant liabilities	9	1,029,036	899,489
Total non-current liabilities		77,266,803	57,786,126
Total liabilities		98,848,723	74,264,631

Shareholders’ equitsy (deficiency)
Capital stock	10	542,695,821	452,246,204
Reserve – warrants		2,314,417	670,703
Reserve – stock options		2,994,648	31,659,392
Other component of equity		944,274	2,869,188
Deficit		(556,329,647)	(480,333,695)
Equity (deficiency) attributable to owners of the capital stock of the parent		(7,380,487)	7,111,792
Non-controlling interests	10	—	(9,206,016)
Total shareholders’ equity (deficiency)		(7,380,487)	(2,094,224)
Total liabilities and shareholders’ equity (deficiency)		91,468,236	72,170,407
Commitments (Note 17); Subsequent event (Note 18)
See accompanying notes
On behalf of the Board:

Director	Director

LeddarTech Holdings Inc.

Interim condensed consolidated statements of changes in shareholders’ equity (deficiency)
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

For the six months ended March 31, 2024

	Notes	Capital stock $	Reserve – warrants $	Reserve – stock options $	Other component of equity $	Deficit $	Equity (deficiency) attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ equity (deficiency) $
Balance as of September 30, 2023		452,246,204	670,703	31,659,392	2,869,188	(480,333,695)	7,111,792	(9,206,016)	(2,094,224)
Shares issued upon exercise of PIPE warrants	7	2,059,081	—	—	—	—	2,059,081	—	2,059,081
Dividend in share	10	22,960,000	—	—	—	(22,960,000)	—		—
Business combination	3 – 10	65,372,812	—	117,246	—	—	65,490,058	—	65,490,058
Stock-based compensation	11	—	—	2,877,402	506,774	—	3,384,176	—	3,384,176
Closing of previous equity incentive plan	11	—	—	(31,659,392)		31,659,392	—	—	—
Financing fees – credit facilities modification	7	—	1,643,714	—	—	—	1,643,714	—	1,643,714
Net loss and comprehensive loss		—	—	—	—	(77,560,980)	(77,560,980)	(302,312)	(76,258,385)
Exercise of call option	10	57,724	—	—	(2,431,688)	(7,134,364)	(9,508,328)	9,508,328	—
Balance as of March 31, 2024		542,695,821	2,314,417	2,994,648	944,274	(556,329,647)	(7,380,487)	—	(5,775,580)

See accompanying notes

LeddarTech Holdings Inc.

Interim condensed consolidated statements of changes in shareholders’ equity (deficiency)
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

For the six months ended March 31, 2023

	Note	Capital stock $	Reserve – warrants $	Reserve – stock options $	Other component of equity $	Deficit $	Equity attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ equity (deficiency) $
Balance as of September 30, 2022		433,689,768	670,703	28,708,766	2,431,688	(432,341,598)	33,159,327	(5,901,084)	27,258,243
Stock-based compensation		—	—	1,183,304	—	—	1,183,304	—	1,183,304
Net loss and comprehensive loss for the period		—	—	—	—	(32,686,873)	(32,686,873)	(2,207,680)	(34,894,553)
Balance as of March 31, 2023		433,689,768	670,703	29,892,070	2,431,688	(465,028,471)	1,655,758	(8,108,764)	(6,453,006)

See accompanying notes

LeddarTech Holdings Inc.

Interim condensed consolidated statements of loss and comprehensive loss
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

		For the three months ended March 31,		For the six months ended March 31,
	Notes	2024 $	2023 $	2024 $	2023 $
Revenues
Products		1,721,000	457,394	3,357,731	2,565,549
Services		136,071	17,650	204,512	165,683
		1,857,071	475,044	3,562,243	2,731,232
Cost of sales	3	1,693,860	1,299,769	2,094,685	4,143,708
Gross profit (loss)		163,211	(824,719)	1,467,558	(1,412,476)

Operating expenses
Marketing and product management		1,125,519	1,416,839	2,324,004	2,246,961
Selling		890,138	886,783	1,642,642	1,963,140
General and administrative		5,502,593	4,450,235	9,922,830	9,021,731
Stock-based compensation	11	2,803,357	540,920	(3,181,893)	1,119,610
Research and development costs	14	1,946,725	3,009,831	4,830,094	8,599,038
Listing expense	3	—	—	59,139,572	—
Restructuring costs	4	—	587,973	—	1,552,529
Transactions costs	3	646,230	788,776	2,407,977	870,603
Impairment loss related to intangible assets	4 – 5	—	—	—	5,791,439
		12,914,562	11,681,357	77,085,226	31,165,051
Loss from operations		(12,751,351)	(12,506,076)	(75,617,668)	(32,577,527)

Other (income) costs
Grant revenue		(90,065)	(119,280)	(90,065)	(119,280)
Finance costs, net	15	4,741,237	1,170,870	2,318,678	2,436,306
Loss before income taxes		(17,402,523)	(13,557,666)	(77,846,281)	(34,894,553)
Income taxes		17,011	—	17,011	—
Net loss and comprehensive loss		(17,419,534)	(13,557,666)	(77,863,292)	(34,894,553)

Net loss and comprehensive loss attributable to:
Non-controlling interests	10	—	(978,778)	(302,312)	(2,207,680)
Equity holders of the parent		(17,419,534)	(12,578,888)	(77,560,980)	(32,686,873)
Net loss per common share, basic and diluted	12	(0.61)	(75.05)	(4.81)	(195.02)
Weighted average common shares outstanding, basic and diluted	12	28,770,930	167,610	16,110,444	167,610

See accompanying notes

LeddarTech Holdings Inc.

Interim condensed consolidated statements of cash flows
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

		For the six months ended March 31,
	Notes	2024 $	2023 $
Operating activities
Net loss		(77,863,292)	(34,894,553)
Adjustments to reconcile loss before tax to net cash flows:
Write-down (write-down reversal) of inventories		607,451	422,957
Depreciation of property and equipment		346,822	774,940
Depreciation of right-of-use assets		253,449	324,236
Amortization of intangible assets		317,360	86,336
Impairment loss related to intangible assets	4 – 5	—	5,791,439
Finance costs, net	15	2,375,698	2,181,989
Stock-based compensation		(3,181,893)	1,119,610
Transactions costs		431,458	—
Listing expense	3	59,139,572	—
Foreign exchange gain (loss)		818,251	(23,767)
		(16,755,124)	(24,216,813)
Net change in non-cash working capital items	13	(15,516,438)	4,436,121
Net cash flows related to operating activities		(32,271,562)	(19,780,692)

Investing activities
Additions to property and equipment		(102,170)	(276,025)
Additions to intangible assets		(6,562,491)	(5,961,196)
Grants received related to intangible assets and property and equipment		13,713	141,156
R&D tax credit received		1,522,306	—
Finance income received		242,666	68,090
Net cash flows related to investing activities		(4,885,976)	(6,027,975)

Financing activities
Debt issuance	7	29,463,494	—
Interest paid on credit facility and other loan	7	(1,824,605)	(2,196,586)
Exercise of warrants	10	337	—
Debt issuance cost	7	(9,645)	—
Cash acquired from a reverse asset acquisition	3	19,477,645	—
Repayment principal amount of lease liabilities		(571,630)	(331,197)
Interest paid on lease liability		39,788	(237,360)
Net cash flows related to financing activities		46,575,384	(2,765,143)
Effect of foreign exchange on cash		(151,092)	11,692

Net increase (decrease) in cash		9,266,754	(28,562,118)
Cash, beginning of period		5,056,040	32,025,899
Cash, end of period		14,322,794	3,463,781

See accompanying notes

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

1.      Reporting entity, nature of operations and going concern uncertainty

Reporting entity

On June 12, 2023, LeddarTech Holdings Inc., a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to Note 3, Acquisition of Prospector Capital Corp., for additional information on the amalgamation of the Company on December 21, 2023.

These unaudited condensed interim consolidated financial statements are comprised of the accounts of LeddarTech and its wholly owned subsidiaries and the prior period amounts are those of LeddarTech, which continued as the operating entity under the same name following the amalgamation.

The Company’s subsidiaries are as follows:

Name of subsidiary	Place of incorporation and operation	Proportion of ownership interest held by the Company
		March 31, 2024	September 30, 2023
LeddarTech USA Inc	U.S.	100%	100%
LeddarTech (Shenzhen) Sensing Technology Co., Ltd	China	100%	100%
Vayavision Sensing, Ltd. (“Vayavision”)	Israel	100%	60%
LeddarTech Germany GmbH	Germany	100%	100%

The Company’s head office is located at 240-4535, boul. Wilfrid-Hamel, Québec City, Québec, G1P 2J7, Canada.

Nature of operations

The Company develops services and products targeted at the Advanced Driver Assistance Systems (“ADAS”) market and manufactures and commercializes advanced detection and ranging systems and solutions based on light (“LIDAR”) for the mobility market. The Company operates under one operating segment.

Going concern uncertainty

These interim condensed consolidated financial statements were prepared on a going concern basis, which presumes the Company will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In its assessment to determine if the going concern assumption is appropriate, management considers all data available regarding the future for at least, without limiting to, the next twelve months from the date of the interim condensed consolidated financial statements.

The Company has an accumulated deficit of $556,329,647 as of March 31 2024, and, for the six months ended March 31, 2024, incurred a net loss of $77,863,292 and net cash outflows related to operating and investing activities amounting to $32,271,562 and $4,885,976 respectively. As of March 31, 2024, the Company had a cash balance of $14,322,794 and an outstanding credit facility of $30,000,000 with a maturity date of January 31, 2026.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

1.      Reporting entity, nature of operations and going concern uncertainty (cont.)

Based on cash flow projections, the Company does not expect to have sufficient cash resources in the coming year ending September 30, 2024, to develop its technology, to fund its operations and to comply with its credit facility covenants as renewed.

The ability of the Company to fulfill its obligations and finance its future activities depends on its ability to raise capital and the continuous support of its creditors. The Company has historically been successful in raising capital through issuances of equity and debt and refinancing its credit facilities (refer to Note 7). Consequently, the Company believes its effort to raise sufficient funds to support its activities will be successful. However, there can be no certainty as to the ability of the Company to achieve successful outcomes to these matters. This indicates the existence of a material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern.

The accompanying interim condensed consolidated financial statements do not purport to give effect to adjustments, if any, to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and be required to realize its assets and liquidate its liabilities in other than normal course of business.

These interim consolidated financial statements were approved for issue by the Company’s Audit Committee of the Company on May 13th, 2024.

2.      Summary of significant accounting policies

Statement of compliance

These unaudited interim condensed consolidated financial statements for the three and six months ended March 31, 2024 have been prepared in accordance with IAS 34, “Interim Financial Reporting” as issued by the International Accounting Standards Board (“IASB”). The same accounting policies and methods of computation are followed in the unaudited interim condensed financial statements as compared with the most recent annual financial statements. They do not include all of the financial statement disclosures required for annual financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended September 30, 2023, and 2022, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the last annual financial statements.

3.      Acquisition of Prospector Capital Corp.

On December 21, 2023, the Company completed a plan of arrangement pursuant to a BCA with Prospector and LeddarTech Holdings Inc. Pursuant to the plan of arrangement and BCA, Prospector amalgamated with LeddarTech Holdings Inc., a wholly owned subsidiary of the Company which was incorporated for the purpose of effecting the business combination, to form “Amalco”. Also pursuant to the plan of arrangement, after the preferred shares of LeddarTech converted into common shares of LeddarTech, Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco, and LeddarTech and Amalco amalgamated. The Transactions are accounted for as a reverse asset acquisition in accordance with IFRS 2, Share-Based Payment (“IFRS 2”) since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”).

On closing, the Company accounted for the fair value of the common shares issued to Prospector shareholders at the market price of Prospector’s publicly traded common shares on December 21, 2023. The fair value of the Class A non-voting special shares was determined using an option pricing model that considers the vesting

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

3.      Acquisition of Prospector Capital Corp. (cont.)

terms of the instruments issued, which are subject to a seven-year vesting pursuant to which such Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. As part of the amalgamation, the Company acquired cash, accounts payable and accrued liabilities and warrant liabilities. The difference between the fair value of the consideration paid over the fair value of the identifiable net assets of Prospector represents a service for the listing of the Company and is recognized as a listing expense in the interim condensed consolidated statement of loss and comprehensive loss.

The following table reconciles the fair value of elements of the Transactions:

$
Fair value of consideration transferred
8,770,930 common shares	55,257,187
2,031,250 Class A non-voting special shares	10,115,625
65,372,812
Fair value of assets acquired and liabilities assumed
Cash	19,477,645
Accounts payable and accrued liabilities	(11,497,830)
Warrant liability(1)	(1,746,575)
Balance, as of September 30, 2023	6,233,240
Listing expense	59,139,572

____________

(1)      Warrant liability includes Public Warrants, Private Warrants and Vesting Sponsor Warrants. See Note 8 for additional information.

For the three and six months ended March 31, 2024, the Company expensed respectively $646,230 and $2,407,977 in transaction costs (six months ended March 31, 2023 — $870,603).

4.      Restructuring costs and others

Restructuring mainly involves two components of the Company, referred to as “Components” and “Modules”.

In October 2022, LeddarTech announced restructuring initiatives driven by a change in the focus of the Company’s operations, now focused on services and products targeted at the ADAS market. These initiatives, consisting of the reduction of the workforce, have mostly been completed over the fiscal year ending September 30, 2023. For the three and six months ended March 31, 2023, restructuring costs of $587,973 and $1,552,529 respectively were incurred.

Although our Modules business has been actively commercialized for many months, no potential buyer has been identified and the underlying assets have not shown to be attractive on the current market. There is no Letter of Intention or any other indication that the sale of our Modules business or of any of the underlying asset could be highly probable. Thus, we determined that it is not highly probable that a sale will be completed within the next 12 months.

For the Components business, LeddarTech originally had the intention of selling the business; however, in September 2022, it was determined that Components business would be wound down. All assets related to the Components business were deemed impaired as of September 30, 2022, except for $4.3 million related to one contract under negotiation at that time, which did not culminate in a project and were subsequently deemed impaired in the first quarter of 2023 (Note 5).

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

4.      Restructuring costs and others (cont.)

Also, in the context of this change of focus in the LeddarTech’s operations, the Company revised its revenues forecasts for certain programs. Consequently, a write-down on inventories of $408,652 was recognized during the six months ended March 31, 2023 (three months ended March 31, 2023 — nil) on the interim condensed consolidated statements of loss, under cost of sales. For the three months and six months ended March 31, 2023, an onerous contract loss of $602,906 and $1,653,068 was also recorded under cost of sales.

5.      Intangible assets

	Patents $	Licenses $	Software $	Development costs(2) $	Others $	Total $
Cost
September 30, 2023	3,450,455	1,186,337	575,719	45,075,873	94,810	50,383,194
Additions	294,827	—	—	6,795,543	—	7,090,370
Borrowing costs(1)	—	—	—	3,870,571	—	3,870,571
R&D tax credits (Note 14)	—	—	—	(181,003)	—	(181,003)
Grants (Note 14)	—	—	—	(13,713)	—	(13,713)
March 31, 2024	3,745,282	1,186,337	575,719	55,547,271	94,810	61,149,419

Accumulated amortization and impairment
September 30, 2023	1,059,007	1,183,761	520,998	1,708,264	73,056	4,545,086
Amortization	330,760	2,576	17,891	64,715	2,635	418,577
Write-offs(3)	—	—	—	—	—	—
March 31, 2024	1,389,767	1,186,337	538,889	1,772,979	75,691	4,963,663
Net book value
March 31, 2024	2,355,515	—	36,830	53,774,292	19,119	56,185,756

____________

(1)      The capitalization rates used to determine the amount of general borrowing costs eligible for capitalization during the three and six months ended March 31, 2024 were 22% and 38% respectively.

(2)      Including $51,043,884 not yet available for use for which amortization begins when development is completed, and the asset is available for use. Such development costs are related to projects to develop and enhance the technology and capabilities with respect to autonomous driving and ADAS applications.

(3)      During the first quarter of fiscal year 2023, an impairment expense amounting to $5,791,439 was recognized:

i        During that period, the Company reviewed its September 30,2022 transition plan resulting in certain development costs and licenses no longer expected to be used. Consequently, certain intangible assets were no longer expected to be used and the test was performed at the asset level. These assets had a carrying amount of $5,791,439 and were completely written-off, resulting in an impairment expense of the same amount, including the license related to the development of Components technology projects for $1,424,196.

6.      Provisions

The following table details the changes in provisions between September 30 and March 31, 2024:

Onerous contracts $
Balance, as of September 30, 2023	878,144
Revision of estimations	(8,736)
Provisions utilized	(869,408)
Balance, as of March 31, 2024	—

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

7.      Long-term debt

The following table details the maturities and weighted average interest rates related to long-term debt as of September 30, 2023 and March 31, 2024:

	Final maturity	Weighted average effective interest rate %	March 31, 2024 $	September 30, 2023 $
Convertible loan (a)	2028	23.27	36,977,491	11,258,950
Credit facility (b)	2026	20.11	28,097,538	28,747,705
Term loan	2030	33.65	9,116,450	7,718,928
Long-term debt		23.37	74,191,479	47,725,583
Current portion of long-term debt			—	—
Long-term debt			74,191,479	47,725,583

a)      Convertible loan

On June 12, 2023, concurrently with the execution of the BCA described in Note 3, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”).

The Tranche A subscription was completed in June 2023 and July 2023. Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA.

PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination.

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

Issuance of Tranches B-1 and B-2:

On October 27, 2023, upon initial recognition, the $5,617,611 of Tranche B-1 financing was allocated to its component is as follows:

•        The debt portion of Tranche B-1 was recorded at amortized cost at a carrying value of US$1,873,523 ($2,596,141), net of transaction costs of $48,743, resulting in an effective interest rate of 28.01%.

•        The conversion option was initially recognized at the fair value, determined using a Black-Scholes valuation model, for an amount of US$ 694,758 ($962,726). The conversion option is a liability classified embedded derivative whose fair value is recorded in the interim condensed Consolidated statements of financial position under Conversion options within the Company’s liabilities. This embedded derivative is separated from the host contract and recognized as of fair value through profit or loss, with changes in its fair value recorded in the interim condensed Consolidated statements of loss under Finance costs.

•        The 24,322 warrants to acquire 24,322 D-1 Preferred Shares were recognized at their fair value of US$1,260,107 ($2,059,081), determined using a Black-Scholes valuation model.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

7.      Long-term debt (cont.)

The fair value of the conversion option and the warrants at initial recognition were determined using the Black-Scholes option pricing model and the following assumptions:

	Conversion option	Warrants
Fair value of the underlying share	US$ 4.74	US$ 61.09
Exercise price	US$ 10.00	US$ 0.01
Risk-free interest rate	4.05%	4.89%
Expected volatility	60%	60%
Expected life	5.00 years	0.04 years
Dividend yield	0%	0%

On December 21, 2023, upon initial recognition, the $23,888,643 of Tranche B-2 financing was allocated to its component as follows:

•        The debt portion of Tranche B-2 was recorded at amortized cost at a carrying value of US$14,952,605 ($19,903,413), net of transaction costs of $297,833, resulting in an effective interest rate of 15.87%.

•        The conversion option was initially recognized at the fair value, determined using a Black-Scholes valuation model, for an amount of US$2,933,937 ($3,985,230). The conversion option is a liability classified embedded derivative whose fair value is recorded in the interim Consolidated statements of financial position under Conversion options within the Company’s liabilities. This embedded derivative is separated from the host contract and recognized as of fair value through profit or loss, with changes in its fair value recorded in the interim condensed Consolidated statements of loss under Finance costs.

b)      Amendments to the Credit Facility

A series of amendments were made to the Credit Facility on October 13, 2023, October 20, 2023, October 31, 2023 and December 8, 2023. These amendments modify the existing terms in order to (i) extend the latest date on which the Tranche B of the SPAC Offering must be funded to December 22, 2023, (ii) extend the date on which the payment of interest for the months of October and November 2023 may be made, (iii) reduce the Available Cash requirement for the period from the date of the disbursement of the Tranche A of the SPAC Offering until October 31, 2023 from $2,500,000 to $1,500,000, to $Nil until the DE-SPAC date and from $10,000,000 to $5,000,000 at all times after the DE-SPAC date and (iv) to increase the aggregate principal amount of the PIPE financing to a minimum of $44,000,000.

In conjunction with the Credit Facility October 2023 Amendments, the Company issued warrants to purchase Company Common Shares at $0.01 per share, which warrants will be assumed by the Company and exercisable for 250,000 Company Common Shares at $0.01 per share.

The warrants may be exercised, in whole or in part, for a period of five years following completion of the Business Combination and will be subject to a lock-up with one third being released four months after closing, another third being released eight months after closing and the final third being released 12 months after closing.

The warrants were recorded as a reduction of the Credit Facility, with a corresponding increase in Reserve — Warrants in Equity of $1,643,714.

8.      Warrant liability

	As of March 31, 2024
	Number	$
Public and Private Warrants	16,049,080	2,772,679
Vesting Sponsor Warrants	1,416,670	141,667
	17,465,750	2,914,346

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

8.      Warrant liability (cont.)

Upon close of the acquisition of Prospector, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Prospector Warrants”) in connection with the BCA and plan of arrangement (Note 3).

The Warrants each entitle their holders to purchase one common share at an exercise price of US$11.17 per common share, which is variable in $CDN. Accordingly, they are classified as a liability rather than equity as the Warrants do not meet the ‘fixed for fixed’ requirement. The Public and Private Warrants are exercisable and will expire on December 21, 2030. The Vesting Sponsor Warrants are identical to the Public and Private Warrants, except that the Vesting Sponsor Warrants will be deemed vested in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. None of the Vesting Sponsor Warrants are redeemable by the Company.

The Warrants were initially recorded at their fair value (Note 3). The fair value of the Warrants is reassessed at the end of each reporting period with subsequent changes in fair value recognized through profit or loss. The Public Warrants are considered a level 1 financial instrument as the valuations at the end of each reporting period are based on the trading price of the Public Warrants on the Nasdaq, which are quoted and observable market prices. The Private Warrants are a level 2 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants. The Vesting Sponsor Warrants are a level 3 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants but also unobservable data.

The following table details the changes in warrant liability between December 21 and March 31, 2024:

Warrant liability $
Balance, as of December 21, 2023 (issuance date)	1,746,575
Revaluation of warrant liability	1,167,771
Balance, as of March 31, 2024	2,914,346

9.      Government grant liabilities

$
Balance, as of September 30, 2023	1,468,296
Accretion interest expense	127,642
Foreign exchange loss (gain)	3,167
Balance, as of March 31, 2024	1,599,105

Current	570,069
Non-current	1,029,036

10.    Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

10.    Capital stock (cont.)

Following the consummation of the Business Combination, there were approximately (i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

Common shares

	Number of Shares	Amount $
Balance, as of September 30, 2023	167,610	9,894,326
Issuance of common shares upon exercise of the call option	66,550	57,724
Class A, B, C, D-1 and D-2 preferred shares exchange for common shares	239,766,119	444,410,959
Common shares converted per business combination	(240,000,279)	(454,361,009)
Issuance of new common shares per business combination	20,000,000	454,361,009
Issuance to Prospector shareholders (note 3)	8,770,930	55,257,187
Balance, as of March 31, 2024	28,770,930	509,620,196

Exercise of call option

As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in VayaVision. Per the original Share Purchase Agreement (“SPA”) conditions, the purchase of the VayaVision of Common shares was paid in exchange of Common Shares of the Company, based on a determined ratio and already detailed in the SPA.

This transaction resulted in an increase in the Company’s interest in VayaVision from 60.0% to 100.0% and was accounted for as an equity transaction. The purchase price of $57,724 was equity-settled. As a result, the carrying value of (i) non-controlling interests of $9,508,328 and (ii) the related other component of equity of $2,431,688 were reversed leading to a reduction of deficit of $7,134,364.

Special Shares

Upon close of the acquisition of Prospector, the Company issued through the Transactions, 2,031,250 Class A non-voting special shares having a value of $10,115,625 to Prospector Sponsor in connection with the BCA and plan of arrangement (Note 3).

The Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued 4,999,815 Earnout Non-Voting Special Shares of an aggregate fair value of $22,960,000 consisting of the following:

•        999,963 Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $12.00; or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $12.00 per Common Share;

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

10.    Capital stock (cont.)

•        999,963 Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $14.00 per Common Share;

•        999,963 Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $16.00 per Common Share;

•        999,963 Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share; and

•        999,963 Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share.

The Earnout Non-Voting Special Shares are valued at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that considers the vesting terms of the instruments issued and the following weighted average assumptions:

Fair value of the underlying share	US$ 4.74
Exercise price	—
Risk-free interest rate	3.23%
Expected volatility	60%
Expected life	7.00 years
Dividend yield	0%

As of March 31, 2024, the following shares were issued and outstanding:

	Number of Shares	Amount $
Common shares	28,770,930	509,620,196
Class A non-voting special shares	2,031,250	10,115,625
Class B Non-Voting Special Shares	999,963	5,220,000
Class C Non-Voting Special Shares	999,963	4,970,000
Class D Non-Voting Special Shares	999,963	4,740,000
Class E Non-Voting Special Shares	999,963	4,250,000
Class F Non-Voting Special Shares	999,963	3,780,000
	35,801,995	542,695,821

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

11.    Stock-based compensation

M-option

Preceding closing of the acquisition of Prospector (Note 3), pursuant to the Plan of Arrangement, each of 18,647 M-Options have been exchanged for an option to purchase one common shares of the Company.

The replacement options have an exercise price of $0.01. The M-option redemption feature was not carried to the replacement option and as a result, the replacement options are classified as equity. Upon replacement of the award, the fair value of the option of $117,246 was recognized in reserve — stock option and the redeemable stock option liability of $6,102,496 was reversed, resulting in a gain on modification of stock options of $5,985,250 in the interim condensed consolidated statement of loss.

Stock-based compensation related to the BCA

On May 1st, 2023, the Company entered into an agreement with a service provider regarding the BCA described in note 3. The agreement implies, upon the completion of the BCA, a transaction fee payable in exchange of a number of common shares of the Company equivalent to US$700,000. During the first quarter of 2024, a portion ($506,774) of the transaction fee was recognized as transaction costs in the interim condensed Consolidated statement of loss, with a counterparty in Other components of equity.

Equity Incentive Plan

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Plan”) for certain qualified directors, executive officers, employees and consultants. This Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Plan shall not exceed at any time 5,000,000 shares.

The Plan provide for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Following the adoption of the new equity incentive and the grants of the first awards of this Plan, the Company closed off the reserve stock option balance related to the previous equity incentive plan, in the deficit.

(i)     Options

The Company has a stock option plan as part of the incentive plan in which options to purchase common shares are issued to officers and key employees. Under this plan the options will vest between the grant date and March 2028.

Options are expensed on an earned basis. The related compensation expense is included in the stock-based compensation expense.

For the six months ended March 31, 2024, movements in outstanding options were as follow:

	Six months ended March 31, 2024 Number of stock options	Exercise price(1) $
Balance as of September 30, 2023	—	—
Granted	1,438,600	2,12
Balance, as of March 31, 2024	1,438,600	2,12

____________

(1)      Weighted average exercise price

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

11.    Stock-based compensation (cont.)

The compensation expense with respect to the Options plan amount to $388,514.

(ii)    RSUs

The Company has an RSU as part of the incentive plan for management and key employees. Under this plan, RSUs will vest between the grant date and March 2028 to employees who are still employed by the Company on the exercise date.

RSUs are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the six months ended March 31, 2024, movements in outstanding RSUs were as follow:

Six months ended March 31, 2024 Number of units
Balance, as of September 30, 2023	—
Granted	1,438,600
Balance, as of March 31, 2024	1,438,600

The fair value of vested outstanding units, at the end of the six months period ended March 31, 2024 is $3.52. The compensation expense with respect to the RSU plan amount to $2,198,457.

(iii)   PSUs

The Company has a PSU plan as part of the incentive plan for management and key employees. Under this plan, PSUs generally vest over a period of four years to employee who are still employed by the Company on the exercise date.

PSUs are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the six months ended March 31, 2024, movements in outstanding PSUs were as follow:

Six months ended March 31, 2024 Number of units
Balance, as of September 30, 2023	—
Granted	733,080
Balance, as of March 31, 2024	733,080

The fair value of vested outstanding units, at the end of the six months period ended March 31, 2024 is $3.38. The compensation expense with respect to the PSU plan amount to $290,431.

12.    Loss per share

Basic loss per share is calculated by dividing the loss attributable to equity holders of the parent by the weighted average number of common shares outstanding.

The potential effect of dilution from outstanding stock options, convertible preferred stocks, warrants, and put and call options were excluded from the calculation of the diluted loss per common share since the Company incurred losses and the inclusion of these instruments would have an antidilutive effect.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

13.    Additional information included in the interim condensed consolidated statement of cash flows

Changes in non-cash working capital items:

	Six months ended March 31,
	2024 $	2023 $
Trade receivable and other receivables	1,169,802	1,622,576
Government assistance and R&D tax credits receivable	(48,731)	1,032,024
Inventories	(1,147,951)	(384,787)
Prepaid expenses	(3,029,079)	258,154
Accounts payable and accrued liabilities	(11,582,335)	292,286
Provisions	(878,144)	1,615,868
	(15,516,438)	4,436,121

14.    Government grants

	Total R&D tax credits
	Recognized in interim condensed statements of loss $	Recognized against carrying amount of intangible assets (Note 5) $	Total grant $
Three months ended March 31, 2024
Grants	90,065	13,713	103,778
R&D tax credit	—	92,399	92,399
Total grants and R&D tax credits	90,065	106,112	196,177

Six months ended March 31, 2024

Grants	90,065	13,713	103,778
R&D tax credit	82,176	181,003	263,179
Total grants and R&D tax credits	172,241	194,716	366,957
	Total R&D tax credits
	Recognized in interim condensed statements of loss $	Recognized against carrying amount of intangible assets (Note 5) $	Total grant $
Three months ended March 31, 2023
Grants	119,280	141,156	260,436
R&D tax credit	31,226	36,953	68,179
Total grants and R&D tax credits	150,506	178,109	328,615

Six months ended March 31, 2023

Grants	119,280	141,156	260,436
R&D tax credit	47,440	56,126	103,566
Total grants and R&D tax credits	166,720	197,282	364,002

The R&D tax credit is recognized as a reduction of research and development costs in the interim condensed consolidated statements of loss and comprehensive loss.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

15.    Finance costs, net

	Three months ended March 31,		Six months ended March 31,
	2024 $	2023 $	2024 $	2023 $
Interest expenses (income)
Interest income	(132,859)	(33,880)	(242,666)	(68,090)
Interest expense on term loan (Note 7)	724,048	457,590	1,397,523	915,180
Interest expense on lease liabilities	95,139	116,416	166,178	237,360
Interest expense on credit facility (Note 7)	1,651,529	1,151,207	2,818,151	2,278,593
Interest expense on convertible notes (Note 7)	2,050,132	—	3,254,360	—
Interest expense on other loan (note 7)	—	59,688	—	133,282
Accretion and remeasurement of government grant liability (Note 9)	65,662	70,571	127,642	279,178
Capitalized borrowing costs (Note 5)	(1,550,038)	(854,232)	(3,870,571)	(1,593,514)
	2,903,613	967,360	3,650,617	2,181,989
Loss (gain) on revaluation of financial instruments carried at fair value
Warrant liability (Note 8)	1,408,507	—	1,167,771	—
Conversion option (Note 7)	476,179	—	(2,246,368)	—
	1,884,686	—	(1,078,597)	—
Other
Gain on lease modification (Note 16)	(39,305)	—	(205,966)	—
Modification costs of convertible loans Note 7)	—	—	9,645	—
Bank charges	5,430	18,841	23,882	41,250
Foreign exchange loss (gain)	(13,187)	184,669	(80,903)	213,067
	(47,062)	203,510	(253,342)	254,317
Finance costs, net	4,741,237	1,170,870	2,318,678	2,436,306

16.    Lease modification

On October 31, 2023, December 6, 2023, and February 29, 2024, the Company entered into lease modifications for its Toronto and Québec city locations, in order to reduce the rented square footage. As per the amendments, during the first and second quarter of 2024, a gain on lease modification of $205,966 was recorded in the six months ended March 31, 2024.

17.    Commitments

Other than commitments related to the leases and the long-term debts, the Company is committed to minimum amounts under long-term agreements for license and telecommunications and office equipment, which expire at the latest in 2025. The commitments are detailed in the annual consolidated financial statements for the year ended September 30, 2023.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and six months ended March 31, 2024

18.    Subsequent event

On April 8, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, the Company will have the right from time to time, but not the obligation, to issue and sell to Yorkville up to $50.0M (the “Commitment Amount”) of its common shares. The Company may also require Yorkville to purchase Common share under the SEPA up to 500,000 Shares of Common Stock. The Company also agreed to pay Yorkville a commitment fee equal to 0.75% of the Commitment Amount.

LeddarTech Holdings Inc.

––––––––––––––––––––––––––––––

PROSPECTUS

––––––––––––––––––––––––––––––

            , 2024

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

In accordance with the Canada Business Corporations Act and pursuant to the Company’s by-laws subject to certain conditions, the Company shall indemnify, to the maximum extent permitted by law, (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

Indemnification is prohibited under the CBCA unless the individual (i) acted honestly and in good faith with a view to best interests of the Company, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 7. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold or granted by LeddarTech Holdings Inc. within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.

In connection with the Business Combination, on December 21, 2023, we issued 6,093,750 Common Shares, 2,031,250 Class A Non-Voting Special Shares and 6,632,413 warrants to Sponsor pursuant to the BCA and related agreements; issued 4,999,815 Company Earnout Non-Voting Special Shares to former LeddarTech Inc. shareholders; and assumed the Lender Warrants and issued Company Options in exchange for LeddarTech M-Options.

In connection with the PIPE Financing, we issued or assumed an aggregate principal amount of approximately US$44.0 million in secured convertible notes.

On April 30, 2024, we granted the Legacy Director Warrants following approval at the Company’s April 30, 2024 annual general and special meeting of shareholders.

We have granted equity awards under our Incentive Plan.

We are party to a consulting agreement with a service provider dated May 8, 2023, as amended as of March 21, 2024, pursuant to which we issued 198,864 Common Shares.

In connection with the SEPA, we issued 163,363 SEPA Commitment Shares with a value of US$375,000.

On May 16, 2024, Desjardins exercised the Desjardins Warrants and subsequently we issued to Desjardins 250,000 Common Shares.

The foregoing securities issuances were made in reliance upon the exemptions provided in Section 4(a)(2) of the Securities Act and/or Regulation D, Section 3(a)(10) of the Securities Act or Regulation S promulgated thereunder, as applicable.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit Index

Exhibit No.	Description
2.1††

Business Combination Agreement, dated as of June 12, 2023, by and among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

2.2††

Amendment No. 1 to Business Combination Agreement, dated as of September 25, 2023, by and among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

3.1

Form of Articles and By-laws of Prospector Capital Corp., as continued under the laws of Canada (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

3.2	Articles and By-laws of LeddarTech Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*
3.3

Articles of Arrangement and By-laws of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 1.2 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

4.1

Specimen Common Share Certificate of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.2

Specimen Warrant Certificate of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.3

Warrant Agreement, dated as of January 7, 2021, between Continental Stock Transfer & Trust Company and Prospector Capital Corp. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.4

Warrant Amendment Agreement and Form of Warrant Certificate, dated as of December 21, 2023, by and among Prospector Capital Corp., LeddarTech Holdings Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.5 to the Company’s shell company report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

5.1	Opinion of Stikeman Elliott LLP
10.1

Subscription Agreement, dated as of June 12, 2023, among LeddarTech and the PIPE Investors (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.2

Amendment to the Subscription Agreement, dated as of October 30, 2023, among LeddarTech and the PIPE Investors (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.3

Sponsor Letter Agreement, dated as of June 12, 2023, among Prospector Capital Corp., LeddarTech Inc., LeddarTech Holdings Inc., Prospector Capital Sponsor, LLC and the other individuals party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.4

Amended and Restated Financing Offer dated as of April 5, 2023 (“Desjardins Financing Offer”) among LeddarTech Inc., Fédération des caisses Desjardins du Québec (“Desjardins”) and VayaVision Sensing Ltd. (“VayaVision”) (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.5

First Amendment to Desjardins Financing Offer dated May 1, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.6

Second Amendment to Desjardins Financing Offer dated May 31, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

Exhibit No.	Description
10.7

Third Amendment to Desjardins Financing Offer dated September 29, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.8

Fourth Amendment to Desjardins Financing Offer dated October 13, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.9

Fifth Amendment to Desjardins Financing Offer dated October 20, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.10

Sixth Amendment to Desjardins Financing Offer dated October 31, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.11

Loan Offer dated as of January 23, 2020 (“IQ Loan Offer”) among LeddarTech Inc. and Investissement Quebec (“IQ”) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.12

Amendment to the IQ Loan Offer dated as of March 29, 2021, among LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.13

Bridge Loan Agreement dated May 1, 2023 among LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.14

Amendment to IQ Loan Offer dated as of June 12, 2023 between LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.15†

LeddarTech Holdings Inc. 2023 Incentive Award Plan (incorporated by reference to Exhibit 4.6 to the Company’s shell company report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*†

10.16

Investor Rights Agreement, dated as of December 21, 2023 among LeddarTech Holdings Inc. and Investissement Québec (incorporated by reference to Exhibit 4.7 to the Company’s shell company report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

10.17

Registration Rights Agreement, dated December 21, 2023 among LeddarTech Holdings Inc. and the parties named therein (incorporated by reference to Exhibit 4.8 to the Company’s shell company report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

10.18

Employment Agreement dated as of November 14, 2014, as subsequently amended, between LeddarTech and Charles Boulanger (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.19

Executive Employment Agreement dated as of October 1, 2023 between LeddarTech and Franz Saintellemy (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.20

Employment Agreement dated as of June 20, 2022 between LeddarTech and David Torralbo (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.21

Executive Employment Agreement dated as of September 20, 2023 between LeddarTech and Christopher Stewart (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.22	Form of Indemnity Agreement (incorporated by reference to Exhibit 4.25 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*
10.23	Standby Equity Purchase Agreement dated as of April 8, 2024 between the Company and Yorkville (incorporated by reference to Exhibit 10.23 to the First Registration Statement (File No. 333-277045).*
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F (File No. 001-41893) filed with the SEC on January 31, 2024).*

Exhibit No.	Description
23.1	Consent of Ernst & Young LLP (LeddarTech Inc. and LeddarTech Holdings Inc.).
23.2	Consent of Richter LLP.
23.3	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

____________

*        Previously filed.

**      To be filed by amendment.

†        Indicates management contract or compensatory plan or arrangement.

††      Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20 — F at the start of any delayed offering or throughout a continuous offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Quebec, Canada, on the 29th day of May, 2024.

LEDDARTECH HOLDINGS INC.
By:	/s/ Frantz Saintellemy
Name:	Frantz Saintellemy
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Frantz Saintellemy, Christopher Stewart and David Torralbo, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Frantz Saintellemy	Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2024
Frantz Saintellemy
/s/ Christopher Stewart	Chief Financial Officer (Principal Financial and Accounting Officer)	May 29, 2024
Christopher Stewart
*	Chairman	May 29, 2024
Derek Kenneth Aberle
*	Director	May 29, 2024
Charles Boulanger
*	Director	May 29, 2024
Nick Stone
*	Director	May 29, 2024
Michelle Sterling
*	Director	May 29, 2024
Yann Delabrière
*	Director	May 29, 2024
Sylvie Veilleux
*	Director	May 29, 2024
Lizabeth Ardisana
* By: /s/ Frantz Saintellemy		May 29, 2024
Frantz Saintellemy Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of LeddarTech Holdings Inc., has signed this registration statement on May 29, 2024.

LEDDARTECH USA INC.
By:	/s/ Frantz Saintellemy
Name:	Frantz Saintellemy
Title:	Director